    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 1996



                                                      REGISTRATION NO. 333-12239

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 --------------

                           AMERUS LIFE HOLDINGS, INC.
    (Exact name of registrant as specified in its Articles of Incorporation)

           IOWA                         6719                42-1459712
      (State or other            (Primary Standard         (IRS Employer
      jurisdiction of        Industrial Classification    Identification
     incorporation or               Code Number)               No.)
       organization)

                                418 SIXTH AVENUE
                          DES MOINES, IOWA 50306-2499
                                 (515) 280-1331
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             JAMES A. SMALLENBERGER
                      SENIOR VICE PRESIDENT AND SECRETARY
                           AMERUS LIFE HOLDINGS, INC.
                                418 SIXTH AVENUE
                          DES MOINES, IOWA 50306-2499
                                 (515) 280-1331
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 --------------

                                   Copies to:

        RICHARD G. CLEMENS, ESQ.                 WILLIAM D. TORCHIANA, ESQ.
            SIDLEY & AUSTIN                         SULLIVAN & CROMWELL
        ONE FIRST NATIONAL PLAZA                      125 BROAD STREET
        CHICAGO, ILLINOIS 60603                   NEW YORK, NEW YORK 10004
             (312) 853-7642                            (212) 558-4000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                                 --------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 7, 1996



                                5,000,000 SHARES


                           AMERUS LIFE HOLDINGS, INC.

                              CLASS A COMMON STOCK
                                 (NO PAR VALUE)
                                 --------------


    Of the 5,000,000 shares of Class A Common Stock of AmerUs Life Holdings, Inc., an Iowa corporation, offered hereby (the "Shares"), 2,500,000 Shares are being offered by the Company and 2,500,000 Shares are being offered by the Company's parent corporation, AmerUs Group ("AmerUs Group" or the "Selling Shareholder"). See "Ownership of Common Stock." The Shares are being offered on a non-underwritten basis to eligible policyowners as of June 30, 1996 (the "Subscription Policyowners") pursuant to nontransferable subscription rights (the "Subscription Offering"). See "Ownership of Common Stock." The Company will not receive any of the proceeds from the sale of Shares being offered by the Selling Shareholder. The Company and the Selling Shareholder intend to offer all or a portion of the Shares not subscribed for in the Subscription Offering to the public in a subsequent underwritten public offering, the closing of which would occur contemporaneously with the closing of the Subscription Offering (the "Public Offering," and together with the Subscription Offering, the "Offerings"). See "The Subscription Offering" and "The Public Offering."



    The Company has two classes of authorized common stock, no par value (the "Common Stock"), consisting of (i) the Class A Common Stock, which has one vote per share, and (ii) the Class B Common Stock, the holder of which shall at all times have a majority of the voting power of the Common Stock. Under Iowa law, the Class B Common Stock must be held, directly or indirectly, by American Mutual Holding Company, an Iowa mutual insurance holding company ("AMHC"), and is automatically convertible into Class A Common Stock in the event of the demutualization of AMHC. Following the Offerings, AMHC will own, directly or indirectly, 71% of the Company's Class A Common Stock (assuming no exercise of the underwriters' over-allotment option in the Public Offering) and 100% of the Class B Common Stock, which together will represent 77% of the voting power of the Common Stock and 77% of the economic value of the Company. See "Risk Factors--Control by AMHC; Anti-Takeover Effects of Iowa Law and the Company's Articles of Incorporation and Bylaws" and "Description of the Capital Stock."



    The issuance of Shares in the Subscription Offering is contingent upon the sale by the Company and the Selling Shareholder of Shares in the Offerings in an aggregate amount of $50 million. Subscribers for Shares in the Subscription Offering may subscribe for a minimum of 100 Shares and a maximum of 5,000 Shares. There can be no assurance that subscribers for the Shares in the Subscription Offering will in fact be able to purchase such Shares, because the Company may in its sole discretion determine to cancel or rescind the Subscription Offering at any time prior to the closing of the Subscription Offering. See "The Subscription Offering."


    Upon consummation of the Offerings, the Company expects, subject to market conditions, to sell trust preferred securities to the public in an aggregate amount of up to $75 million pursuant to a separate prospectus (the "Preferred Offering"). See "The Preferred Offering."


    Prior to the Offerings, there has been no public market for the Class A Common Stock of the Company. The price of the Shares in the Subscription
Offering (the "Subscription Price") will be    per Share. The Subscription Price
was set by the Company and the Selling Shareholder after consultation with their financial advisors. If the Subscription Price is greater than the price per share to the public in the Public Offering (the "Public Offering Price") or the Revised Subscription Price (as defined herein) the Company and the Selling Shareholder will issue refunds to subscribing policyowners in the form of a check equal to the amount of such difference multiplied by the number of Shares subscribed for by each such policyowner. See "The Subscription Offering." If the Public Offering Price or the Revised Subscription Price is more than the Subscription Price, subscribers will not be required to pay any additional amounts for the Shares subscribed for, nor will there be any adjustment in the number of Shares issued to them. See "The Subscription Offering."


    Application has been made for quotation of the Class A Common Stock on the Nasdaq National Market under the symbol "AMRS".


    THE SUBSCRIPTION OFFERING EXPIRES AT 4:00 P.M., NEW YORK TIME, ON TUESDAY, DECEMBER 3, 1996 (THE "SUBSCRIPTION EXPIRATION DATE"). SUBSCRIPTION ORDER FORMS AND PAYMENT IN FULL FOR THE SHARES BEING SUBSCRIBED FOR MUST BE RECEIVED BY CHASEMELLON SHAREHOLDER SERVICES, L.L.C. (THE "TRANSFER AND ESCROW AGENT") NOT LATER THAN 4:00 P.M., NEW YORK TIME, ON THE SUBSCRIPTION EXPIRATION DATE. SUBSCRIPTIONS FOR SHARES ARE IRREVOCABLE BY THE SUBSCRIBER.


    Subscription funds will be held in an escrow account with the Transfer and Escrow Agent pending consummation of the Subscription Offering or the refund of such funds to subscribers. Please read this Prospectus for additional information on subscription procedures and on other aspects of this Subscription Offering.

    SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.
                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                               ------------------

                                                                   SUBSCRIPTION        PROCEEDS TO THE
                                                                     PRICE(1)            COMPANY(2)
                                                                 -----------------  ---------------------
Per Share......................................................      $                    $
Total................................................Minimum(4)      $       0            $       0
                                                  Maximum(5)         $                    $

                                                                       PROCEEDS TO THE
                                                                   SELLING SHAREHOLDER(3)
                                                                 ---------------------------
Per Share......................................................           $
Total................................................Minimum(4)           $       0
                                                  Maximum(5)              $


------------------

(1) If the Public Offering Price or the Revised Subscription Price (as defined herein) is less than the Subscription Price, the Company and the Selling Shareholder will issue refunds to subscribing policyowners in the form of a check equal to the amount of such difference multiplied by the number of Shares subscribed for by each such policyowner. See "The Subscription Offering."


(2) Before deducting expenses of the Subscription Offering payable by the Company, estimated to be $1,037,500.


(3) Before deducting expenses of the Subscription Offering payable by the Selling Shareholder, estimated to be $1,037,500.


(4) Assumes no Shares are sold in the Subscription Offering.


(5) Assumes all Shares are sold in the Subscription Offering.

                               ------------------

             The date of this Prospectus is                , 1996.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Class A Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Class A Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549; Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048; and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants who file electronically with the Commission.

    As a result of the Offerings, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the reports and other information required thereby to the Commission. The Company intends to furnish holders of the Class A Common Stock with annual reports containing, among other information, audited consolidated financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed consolidated financial information for the first three quarters of each fiscal year. The Company also intends to furnish such other reports as it may determine or as may be required by law.
                                 --------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE IOWA COMMISSIONER OF INSURANCE NOR HAS THE IOWA COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                                 --------------

    THIS PROSPECTUS RELATES SOLELY TO THE SUBSCRIPTION OFFERING AND DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, COMMON STOCK IN THE ANTICIPATED PUBLIC OFFERING. COMMON STOCK, IF ANY, TO BE OFFERED IN THE ANTICIPATED PUBLIC OFFERING WILL BE OFFERED ONLY BY MEANS OF A SEPARATE PROSPECTUS.
                                 --------------

    IN CONNECTION WITH THE PUBLIC OFFERING THAT MAY FOLLOW THIS SUBSCRIPTION OFFERING, THE UNDERWRITERS FOR SUCH PUBLIC OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                 --------------

    THE PLAN OF REORGANIZATION OF AMERICAN MUTUAL LIFE INSURANCE COMPANY AND IOWA LAW REQUIRE AMHC AT ALL TIMES TO OWN DIRECTLY, OR INDIRECTLY THROUGH ONE OR MORE INTERMEDIATE HOLDING COMPANY SUBSIDIARIES, SHARES OF CAPITAL STOCK WHICH CARRY THE RIGHT TO CAST A MAJORITY OF THE VOTES ENTITLED TO BE CAST BY ALL OF THE OUTSTANDING SHARES OF THE CAPITAL STOCK AT A SHAREHOLDERS' MEETING OF THE COMPANY. ANY ATTEMPT TO EFFECT ANY TRANSACTION PURSUANT TO WHICH AMHC WOULD NO LONGER HAVE SUCH VOTING MAJORITY WOULD BE NULL AND VOID AND INEFFECTUAL TO TRANSFER SUCH VOTING RIGHTS.
                                 --------------

    THE IOWA INSURANCE HOLDING COMPANY SYSTEMS STATUTE APPLICABLE TO THE COMPANY PROVIDES THAT NO PERSON MAY SEEK TO ACQUIRE CONTROL OF THE COMPANY, AND THUS INDIRECT CONTROL OF AMERUS LIFE, WITHOUT THE PRIOR APPROVAL OF THE IOWA COMMISSIONER OF INSURANCE. GENERALLY, ANY PERSON WHO DIRECTLY OR INDIRECTLY OWNS, CONTROLS, HOLDS WITH POWER TO VOTE OR HOLDS PROXIES REPRESENTING 10% OR MORE OF THE COMPANY'S VOTING SECURITIES (CONSISTING OF THE COMBINED OUTSTANDING SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK) WOULD BE PRESUMED TO HAVE ACQUIRED SUCH CONTROL, UNLESS SUCH PRESUMPTION IS REBUTTED BY A SHOWING THAT SUCH CONTROL DOES NOT EXIST IN FACT.
                                 --------------

    FOR NORTH CAROLINA INVESTORS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS SUCH COMMISSIONER RULED UPON THE ACCURACY OR THE ADEQUACY OF THE PROSPECTUS.
                                 --------------

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DETAILED INFORMATION, CONSOLIDATED FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. CERTAIN INSURANCE TERMS AND OTHER CAPITALIZED TERMS USED IN THIS PROSPECTUS ARE DEFINED IN THE "GLOSSARY OF CERTAIN INSURANCE AND OTHER DEFINED TERMS" HEREIN AND ARE PRINTED IN BOLD THE FIRST TIME THEY APPEAR IN TEXT BELOW. FOR PURPOSES OF THIS PROSPECTUS, THE TERM "COMPANY" REFERS TO AMERUS LIFE HOLDINGS, INC. AND ITS SUBSIDIARIES, COLLECTIVELY, UNLESS THE CONTEXT OTHERWISE REQUIRES. THE TERM "AMERUS LIFE" REFERS AT ALL TIMES TO AMERUS LIFE INSURANCE COMPANY AND ITS SUBSIDIARIES. THE TERM "AMERICAN MUTUAL LIFE" REFERS TO AMERICAN MUTUAL LIFE INSURANCE COMPANY PRIOR TO ITS CONVERSION INTO A STOCK LIFE COMPANY AND NAME CHANGE TO AMERUS LIFE INSURANCE COMPANY ON JUNE 30, 1996, EXCLUDING AMERUS PROPERTIES, INC. ("API"), AMERUS BANK, AND IOWA REALTY CO., INC., AND EACH OF THEIR RESPECTIVE SUBSIDIARIES (THE "NON-LIFE INSURANCE SUBSIDIARIES"). THE TERM "PLAN" REFERS TO THE PLAN OF REORGANIZATION OF AMERICAN MUTUAL LIFE DATED OCTOBER 27, 1995, THE EFFECTIVE DATE OF WHICH WAS JUNE 30, 1996.



    THE INFORMATION CONTAINED IN THIS PROSPECTUS, GIVES EFFECT TO (I) THE REORGANIZATION (AS DEFINED HEREIN) OF AMERICAN MUTUAL LIFE AND (II) THE DISTRIBUTION BY AMERUS LIFE OF ITS NON-LIFE INSURANCE SUBSIDIARIES (THE "DISTRIBUTION") TO AMERUS GROUP CO. ("AMERUS GROUP" OR THE "SELLING SHAREHOLDER"), THE COMPANY'S IMMEDIATE PARENT CORPORATION, AS IF BOTH HAD BEEN COMPLETED AT THE BEGINNING OF THE PERIODS IDENTIFIED HEREIN AND ASSUMES THAT, DURING THE PERIODS PRESENTED, THE COMPANY OWNED AND OPERATED THE ASSETS IT WILL OWN AS A RESULT OF SUCH REORGANIZATION AND DISTRIBUTION. THE INFORMATION CONTAINED HEREIN, UNLESS OTHERWISE INDICATED, DOES NOT GIVE EFFECT TO A CAPITAL CONTRIBUTION ( THE "CAPITAL CONTRIBUTION") BY AMERUS LIFE TO OR FOR THE BENEFIT OF CERTAIN OF THE NON-LIFE INSURANCE SUBSIDIARIES OF CASH AND OTHER PROPERTY HAVING AN APPROXIMATE NET CARRYING VALUE OF $79 MILLION. UNLESS OTHERWISE SPECIFIED, THE INFORMATION CONTAINED HEREIN ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION IN THE PUBLIC OFFERING.


    ALL FINANCIAL INFORMATION IN THIS PROSPECTUS IS PRESENTED IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES FOR LIFE INSURANCE COMPANIES ("GAAP") UNLESS OTHERWISE SPECIFIED. STATUTORY DATA INCLUDED HEREIN HAVE BEEN DERIVED FROM THE ANNUAL AND QUARTERLY STATEMENTS OF AMERICAN MUTUAL LIFE AS FILED WITH INSURANCE REGULATORY AUTHORITIES AND PREPARED IN ACCORDANCE WITH STATUTORY ACCOUNTING PRACTICES.

                                  THE COMPANY


    The Company is engaged in the business of marketing, UNDERWRITING and distributing a broad range of individual life insurance and ANNUITY products to individuals and businesses in 45 states and the District of Columbia. The Company's primary product offerings consist of WHOLE LIFE, UNIVERSAL LIFE and TERM LIFE INSURANCE policies and FIXED ANNUITIES. In addition, on April 1, 1996 the Company acquired a 34% interest in a variable life insurance and annuity company through a joint venture arrangement (the "Ameritas Joint Venture") with Ameritas Life Insurance Corp. ("Ameritas"). The Company's distribution systems now market fixed annuities issued by Ameritas Variable Life Insurance Company ("AVLIC") and have begun to sell AVLIC's variable life insurance and VARIABLE ANNUITY products. Based on published comparisons and rankings of life insurance and annuity products, the Company believes that its products have a long history of being competitive within the industry.



    The Company's subsidiary, AmerUs Life, was originally incorporated in 1896 as a mutual insurance company under the name Central Life Assurance Society of the United States. Its name was changed to American Mutual Life Insurance Company in 1994 following the merger of American Mutual Life Insurance Company ("Old AML") into Central Life Assurance Company ("Central Life"). On June 30, 1996, American Mutual Life was converted into a stock life insurance company pursuant to the Plan and its name was changed to AmerUs Life. As of September 30, 1996, AmerUs Life had approximately 418,000 life insurance POLICIES and annuity contracts outstanding and individual life insurance IN FORCE, net of

REINSURANCE, of approximately $26.1 billion. As of September 30, 1996, the Company had total assets of $4.3 billion and total shareholders' equity of $437 million (prior to the Offerings, after giving effect to the Capital Contribution).



    The Company's target markets are individuals in the middle and upper income brackets and small businesses. Its geographic focus is national in scope (except for Connecticut, Maine, New Hampshire, New York and Vermont, in which the Company is not licensed to do business), and it primarily serves suburban and rural areas. The Company distributes its products primarily through a combination of CAREER GENERAL AGENCY and PERSONAL PRODUCING GENERAL AGENCY ("PPGA") distribution systems, as well as a network of independent brokers. The career general agency system consists of a network of 33 career general agencies, with approximately 550 career agents. The PPGA system is comprised of approximately 425 PPGAs, with approximately 950 agents. Career agents and agents in the PPGA system do not contract exclusively with the Company. Variable life insurance products and the fixed and variable annuities offered by the Ameritas Joint Venture are marketed through the Company's distribution systems and the distribution systems of Ameritas and AVLIC, which consist of approximately 250 agents and 450 independent broker-dealers (with approximately 7,500 registered representatives), respectively.



    AmerUs Life's claims-paying ability is rated "AA-" (Very high) by DUFF & PHELPS and "A" (Good) by STANDARD & POOR'S. AmerUs Life is rated "A" (Excellent) by A.M. Best and "A2" (Good) by MOODY'S. See "Risk Factors--Importance of Ratings" and "Glossary of Certain Insurance and Other Defined Terms" under the captions Duff & Phelps, Standard & Poor's, A.M. Best and Moody's.


                               BUSINESS STRATEGY


    The Company's business strategy to achieve earnings growth and increase shareholder value is focused on managing certain operating fundamentals that historically have compared favorably to the industry. The Company intends to utilize these operating strengths to differentiate its products by maintaining its position and reputation as a low-cost producer that provides high-value products to its life insurance and annuity customers, while also providing superior service to both agents and customers. The Company believes it is well positioned to compete effectively based upon a number of strengths including its strong operating performance, customer-driven product offerings, productive and diversified distribution systems, sophisticated asset/liability management capabilities and a customer service orientation. In addition, the Company intends to continue to seek new business opportunities through mergers, acquisitions and strategic alliances.



    The Company believes that its operating performance is significantly impacted by four basic elements: (i) MORTALITY, (ii) PERSISTENCY, (iii) operating expenses, and (iv) investment yield. The Company believes that its results for each of these basic elements for the last several years have been strong. In addition to realizing efficiencies from reduced personnel and data processing costs from the merger of Old AML into Central Life in 1994, the Company has benefited from its efficient use of technology, its advanced customer service systems, its variable-cost based distribution system, and its sophisticated asset/liability management system.



    The Company has other strengths which enable it to compete effectively in the industry. Based on published comparisons and rankings of life insurance and annuity products, the Company believes that its products have a long history of being competitive within the industry. See "Business--Products." The Company also has a productive and diversified distribution system, with a non-exclusive distribution network comprised of a career general agency system, a PPGA system, distribution channels available to it through the Ameritas Joint Venture and a sales network of certain of the Company's affiliates. In response to competition among insurance companies for agents with demonstrated ability, the Company provides agents in both its career general agency and the PPGA systems with financial incentives based on their volume of sales of the Company's products. See "Risk Factors--Competitive Environment" for additional discussion of competitive factors in the insurance industry.

    Management believes that mergers, acquisitions and strategic alliances will be necessary to more fully utilize the Company's distribution and administrative capacity and to obtain improved economies of scale and a lower cost structure. The Company's access to the capital markets provides it with the financial flexibility to selectively pursue acquisitions. The Company has historically sought mergers, acquisitions and strategic alliances with the goal of improving its position in existing market segments or entering desirable new market segments. Based on the Company's success in identifying and effectively implementing mergers, acquisitions and strategic alliances, management intends to actively and selectively participate in such transactions in the future as a means to further enhance shareholder value. Notable recent activities include the combination by merger of Old AML into Central Life in 1994, and the Ameritas Joint Venture which was completed in April 1996.


                            CONTROLLING SHAREHOLDER


    Following the Offerings, AMHC will continue to be the indirect controlling shareholder of the Company through its ownership of AmerUs Group. After the Offerings, AmerUs Group will own all five million of the outstanding shares of Class B Common Stock and 12 million of the outstanding shares of Class A Common Stock, representing approximately 77% of the combined voting power of the Class A Common Stock and Class B Common Stock. AMHC acquired its ownership interest in the Company as a result of the Reorganization, pursuant to which American Mutual Life formed AMHC as a mutual insurance holding company and American Mutual Life was converted into a stock life insurance company as a wholly owned subsidiary of AMHC. See "The Reorganization and Distribution of the Non-Life Insurance Subsidiaries."

                            ORGANIZATIONAL STRUCTURE

    The following chart illustrates the general organization of AMHC and its subsidiaries, including the Company, after the Offerings:


                                    [GRAPH]

* Assuming no exercise of the underwriters' over-allotment option in the Public Offering.



** The Non-Life Insurance Subsidiaries consist of API, AmerUs Bank, and Iowa Realty Co., Inc., and each of their respective subsidiaries.



*** AmerUs Life participates in the Ameritas Joint Venture through its ownership interest in AMAL Corporation, a Nebraska corporation ("AMAL"). See "Business--Ameritas Joint Venture."

   THE REORGANIZATION AND DISTRIBUTION OF THE NON-LIFE INSURANCE SUBSIDIARIES

    On October 27, 1995, the Board of Directors of American Mutual Life adopted the Plan, which authorized American Mutual Life to reorganize into a mutual insurance holding company structure (the "Reorganization"). The Iowa Commissioner of Insurance (the "Iowa Commissioner") held a public hearing on the Reorganization on November 21, 1995. The Plan was approved by American Mutual Life's policyowners on November 28, 1995, and the Iowa Commissioner approved the Plan on December 13, 1995. The Reorganization became effective on June 30, 1996 (the "Effective Date"). American Mutual Life was the first company to obtain approval under the Iowa mutual insurance holding company statute to form a mutual insurance holding company.


    Pursuant to the Reorganization, American Mutual Life formed AMHC as a mutual insurance holding company and American Mutual Life was converted into a stock life insurance company and its name was changed to AmerUs Life Insurance Company. As part of the Reorganization, the policyowners' contract rights in their insurance policies and annuities remained with AmerUs Life and the policyowners automatically became MEMBERS of AMHC, and thereby became entitled to vote for directors of AMHC. Purchasers of insurance policies and annuities from AmerUs Life after the Reorganization automatically become members of AMHC (subject to certain exceptions and conditions set forth in the Plan). AMHC may, among other things, elect all of the directors of the Company and approve matters submitted for shareholder approval. Conflicts of interest between the Company and AMHC may arise. See "Risk Factors--Relationship with AMHC; Potential Conflicts of Interest" and "Certain Transactions and Relationships."


    As part of the Reorganization, all of the shares of capital stock of AmerUs Life were issued to AMHC. Subsequent to the Reorganization, on August 1, 1996, AMHC contributed all of its shares of capital stock of AmerUs Life to AmerUs Group. The Company was formed on August 1, 1996, as of which date all of its shares of capital stock were issued to AmerUs Group.


    Prior to the Distribution, AmerUs Life made the Capital Contribution to or for the benefit of certain of the Non-Life Insurance Subsidiaries. The net assets contributed in the Capital Contribution had an aggregate carrying value of approximately $79 million as of the date of contribution. Following the Capital Contribution, a series of transactions was undertaken by the Company and its AFFILIATES. AmerUs Life effected the Distribution, pursuant to which it distributed the Non-Life Insurance Subsidiaries to AmerUs Group. Immediately after the Distribution, AmerUs Group contributed all of its shares of common stock in AmerUs Life to the Company. Under this structure, the Company is an intermediate holding company, with AmerUs Group as its direct parent company and AmerUs Life as its wholly-owned subsidiary. Under Iowa law, AMHC is required to retain direct or indirect ownership and control of shares representing a majority of the vote of the outstanding capital stock of the Company. Immediately following the Distribution, the Company entered into a bank credit facility pursuant to which it borrowed $100 million in term debt and $75 million under a revolving line of credit (the "Bank Credit Facility"). The Company used the proceeds from such borrowings to make a $125 million capital contribution to AmerUs Life and to purchase a $50 million surplus note from AmerUs Life. The Company will use certain proceeds of the Offerings and the Preferred Offering (as defined below) to repay such borrowings.



    The Distribution effectively separated AMHC's non-life insurance businesses from the life insurance businesses owned by the Company, such that the companies engaged in non-life insurance businesses are no longer subsidiaries of the Company. See "The Reorganization and Distribution of the Non-Life Insurance Subsidiaries."

                           THE SUBSCRIPTION OFFERING


    The Shares are being offered by the Company and the Selling Shareholder in the Subscription Offering in accordance with the priority subscription rights provided under the Plan to eligible policyowners of AmerUs Life as of June 30, 1996 ("Subscription Policyowners"). Subscription Policyowners may purchase between 100 and 5,000 whole Shares in the Subscription Offering at a per share price of $
(the "Subscription Price"), subject to adjustment if (i) the Public Offering Price or the Revised Subscription Price (as defined below) is less than the Subscription Price or (ii) if the Subscription Offering is oversubscribed. While it is currently the intention of the Company and the Selling Shareholder to offer all or a portion of the Shares not subscribed for in the Subscription Offering to the public in the Public Offering and to close the Subscription Offering contemporaneously with the closing of the Public Offering, the Company and the Selling Shareholder may close the Subscription Offering without commencing or closing the Public Offering in the event the Company and the Selling Shareholder receive, in the aggregate, $50 million or more in gross proceeds in the Subscription Offering. In the event that the Company and the Selling Shareholder determine that the closing of the Subscription Offering shall occur without undertaking the Public Offering and provided that the Company and the Selling Shareholder elect to proceed with the Subscription Offering, then the Company and the Selling Shareholder will determine, after consultation with their financial advisors and a review of market conditions, the recent prices of stocks of comparable companies which are publicly traded and other factors customarily considered in determining an initial offering price, the price per share at which the Common Stock would trade in the public market on the closing of the Subscription Offering (the "Revised Subscription Price"). If the Public Offering Price or the Revised Subscription Price is more than the Subscription Price, subscribers will not be required to pay any additional amounts for the Shares subscribed for, nor will there be any adjustment in the number of Shares issued to them. See "The Subscription Offering-- Subscription Price and Payment for Shares."



Class A Common Stock Offered by the
 Company Pursuant to the Subscrip-
 tion Offering......................  2,500,000 shares
Class A Common Stock Offered by the
 Selling Shareholder pursuant to the
 Subscription Offering..............  2,500,000 shares
Class A Common Stock to be Out-
 standing Immediately After the
 Offerings..........................  17,000,000 shares. (Assumes that all Shares offered pursuant to the Subscription Offering are sold in the
                                      Subscription Offering and/or the Public Offering and
                                      that the underwriters for the Public Offering do not
                                      exercise their over-allotment option.)
Class B Common Stock to be Out-
 standing Immediately After the
 Offerings..........................  5,000,000 shares
Proposed Nasdaq Symbol..............  AMRS
Voting Rights.......................  The Class A Common Stock has one vote per share. The voting rights of the Class B Common Stock provide the
                                      holder of the Class B Common Stock with a majority of
                                      the voting power of the Class A Common Stock and the
                                      Class B Common Stock combined. Both classes generally
                                      vote together as a single class on all matters,
                                      except that the holders of Class A Common Stock and
                                      the holders of Class B Common Stock will vote
                                      separately as a class with respect to certain matters
                                      for which class voting is required under Iowa law.
                                      See "Description of the Capital Stock."

Use of Proceeds.....................  The amount of proceeds from the Offerings, if any, will vary according to, among other things, the total
                                      number of Shares subscribed for by Subscription
                                      Policyowners. Assuming that the Public Offering Price
                                      (or the Revised Subscription Price if the Public
                                      Offering is not consummated) is equal to $15.50 per
                                      Share, the net proceeds to the Company from the
                                      Offerings are expected to be approximately $35
                                      million after deducting the Company's share of the
                                      estimated expenses of the Offerings. All such
                                      estimated net proceeds will be used by the Company to
                                      repay debt outstanding under the Bank Credit
                                      Facility. The Company will not receive any proceeds
                                      from the sale of Class A Common Stock by the Selling
                                      Shareholder. See "Use of Proceeds," "The Subscription
                                      Offering" and "The Public Offering."
Dividend Policy.....................  Subject to the Company's financial results, applicable regulatory constraints and declaration by
                                      the Board of Directors of the Company, the Company
                                      currently intends to pay a quarterly dividend of
                                      $    per share of Common Stock commencing with the
                                      quarter ending on March 31, 1997. However, there can
                                      be no assurance that the Company will declare and pay
                                      any dividends. See "Risk Factors--Holding Company
                                      Structure; Limitation on Dividends" and "Dividend
                                      Policy."
Subscription Price..................  $   per share. If the Public Offering Price or the
                                      Revised Subscription Price is less than the
                                      Subscription Price, the Company will issue refunds to
                                      subscribing policyowners in the form of a check equal
                                      to the amount of such difference multiplied by the
                                      number of Shares subscribed for by each such
                                      policyowner. If the Subscription Price is less than
                                      the Public Offering Price or the Revised Subscription
                                      Price, subscribers will not be required to pay any
                                      additional amounts for the Shares subscribed for. See
                                      "The Subscription Offering."
Subscription Minimum and Maximum....  The minimum number of Shares a Subscription
                                      Policyowner is entitled to subscribe for is 100. The
                                      maximum number of Shares a Subscription Policyowner
                                      is entitled to subscribe for is 5,000. In the event
                                      that Subscription Policyowners in the aggregate
                                      subscribe for more than 5 million Shares (the amount
                                      of Shares being offered hereby), Subscription Poli-
                                      cyowners will be permitted to purchase, to the extent
                                      possible, 100 shares and thereafter will receive a
                                      pro-rated number of Shares in the same proportion
                                      that the subscription of each bears to the total
                                      subscriptions received by the Company in the
                                      Subscription Offering. The Company will issue refunds
                                      to each Subscription Policyowner for Shares sub-
                                      scribed for but not received. See "The Subscription
                                      Offering."
Subscription Procedures.............  Together with this Prospectus, the Company is delivering to each Subscription Policyowner a
                                      subscription order form pursuant to which such
                                      Subscription Policyowner shall have the right to
                                      subscribe for Shares.

                                      To exercise the right to subscribe for Shares, a
                                      Subscription Policyowner must complete and sign the
                                      subscription order form and such form must be
                                      received, together with payment in full for the
                                      Shares subscribed for, by the Transfer and Escrow
                                      Agent not later than 4:00 p.m., New York time, on the
                                      Subscription Expiration Date. Payment for the Shares
                                      shall be made by check or money order in United
                                      States dollars. SUBSCRIPTIONS FOR SHARES ARE
                                      IRREVOCABLE BY THE SUBSCRIBER.
                                      Subscription order forms received by the Transfer and
                                      Escrow Agent may not be modified, amended or
                                      rescinded without the consent of the Company. See
                                      "The Subscription Offering."
Subscription Expiration Date........  The Subscription Offering expires at 4:00 p.m., New
                                      York time, on Tuesday, December 3, 1996. Properly
                                      executed subscription order forms must be received,
                                      together with payment in full for the Shares
                                      subscribed for, by the Transfer and Escrow Agent by
                                      such time on such date. See "The Subscription
                                      Offering."
Cancellation of Subscription          The Company may in its sole discretion at any time
 Offering...........................  prior to the closing of the Subscription Offering determine to cancel or rescind the Subscription
                                      Offering. See "The Subscription Offering."
Escrow of Subscription Funds........  Subscription funds will be held in an escrow account with the Transfer and Escrow Agent pending
                                      consummation of the Subscription Offering or the
                                      refund of such funds to subscribers. If the Company
                                      cancels the Subscription Offering, payments made by
                                      subscribers will be promptly refunded with interest
                                      at a rate of 3.5% simple interest per annum (the
                                      "Subscription Interest Rate"). If the period from the
                                      Subscription Expiration Date to the closing of the
                                      Subscription Offering exceeds 60 days, interest will
                                      be paid to each subscriber on all subscription
                                      amounts at the Subscription Interest Rate from such
                                      sixtieth day until the closing of the Subscription
                                      Offering. Except as described above, interest will
                                      not be paid on subscription funds. See "The Subscrip-
                                      tion Offering."
Subscription Agent..................  The Chicago Corporation
Transfer and Escrow Agent...........  ChaseMellon Shareholder Services, L.L.C.

                              THE PUBLIC OFFERING


    If the Shares offered hereby are not fully subscribed for in the Subscription Offering, the Company and the Selling Shareholder intend to sell all or a portion of such Shares in an underwritten offering (the "Public Offering"). See "The Public Offering."


                             THE PREFERRED OFFERING


    Upon consummation of the Offerings, the Company expects, subject to market conditions, to sell through AmerUs Capital I (the "Trust"), a statutory business trust formed under the laws of the State of Delaware and a wholly-owned subsidiary of the Company, trust preferred securities to the public in an aggregate amount of approximately $75 million pursuant to a separate prospectus (the "Preferred Offering"). The Trust would invest the net proceeds of the Preferred Offering, which are expected to be $72.4 million after giving effect to the underwriting discount and estimated offering expenses, in deferrable interest subordinated debentures (the "Junior Subordinated Debt Securities") of the Company. It is expected that the Company would use the proceeds received in the Preferred Offering to repay amounts outstanding under the Bank Credit Facility. See "The Preferred Offering" and "Management's Discussion and Analysis of Results of Operation and Financial Condition--Liquidity and Capital Resources."


    The consummation of the Offerings is not conditioned upon completion of the Preferred Offering, and there can be no assurance that the Preferred Offering will be completed. See "The Preferred Offering."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA


    The summary consolidated financial data below for each of the three years ending December 31, 1995 are derived from the Consolidated Financial Statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent auditors. The summary consolidated financial data provided below for each of the nine-month periods ended September 30, 1996 and 1995 and for each of the two years ending December 31, 1992 are derived from the unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited financial data for the two years ended December 31, 1992 presents fairly the consolidated financial statements for such periods in conformity with generally accepted accounting principles.



    The foregoing give effect to the Reorganization and the Distribution as if both had been completed prior to the periods presented, but do not give effect to the Capital Contribution. In the opinion of management, the financial information presented for all interim periods reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine-month periods ended September 30, 1996 and 1995 are not necessarily indicative of results that may be expected for any other interim period or the year as a whole. This data should be read in conjunction with (i) "Management's Discussion and Analysis of Results of Operations and Financial Condition," (ii) the audited Consolidated Financial Statements of the Company as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, which financial statements have been audited by KPMG Peat Marwick LLP, independent auditors, together with the related notes and the report thereon, (iii) the unaudited consolidated financial statements of the Company as of September 30, 1996 and 1995 and for each of the nine-month periods ended September 30, 1996 and 1995 and (iv) other financial data included elsewhere in this Prospectus.

                                                    AS OF OR FOR THE
                                                   NINE MONTHS ENDED         AS OF OR FOR THE YEAR ENDED DECEMBER 31,(A)
                                                    SEPTEMBER 30,(A)
                                                  --------------------  -----------------------------------------------------
                                                    1996       1995       1995       1994       1993       1992       1991
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME STATEMENT DATA:
Revenues:
  Insurance premiums............................  $   133.7  $   183.9  $   244.1  $   237.9  $   226.4  $   192.9  $   186.9
  Product charges...............................       39.1       42.5       57.3       56.3       57.4       57.2       50.8
  Net investment income.........................      189.3      210.5      285.2      275.7      269.9      273.1      268.6
  Realized gains (losses) on investments........       62.5       41.6       51.4      (19.9)      15.5       10.1       15.7
  Other income..................................        2.3        2.3        5.4        2.4        2.4        0.9        3.6
  Contribution from the Closed Block............        2.7     --         --         --         --         --         --
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total revenues..................................      429.6      480.8      643.4      552.4      571.6      534.2      525.6
Benefits and expenses:
  Total policyowner benefits....................      222.9      279.7      374.6      369.9      364.3      334.8      327.8
  Total expenses................................       73.8       80.9      108.9      111.4      106.0      100.0       87.6
  Dividends to policyowners.....................       26.3       36.3       49.4       45.0       45.5       42.1       40.9
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total benefits and expenses.....................      323.0      396.9      532.9      526.3      515.8      476.9      456.3
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Income before income taxes......................      106.6       83.9      110.5       26.1       55.8       57.3       69.3
Income tax expense..............................       40.4       29.9       41.2       19.4       21.4       18.6       24.5
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before cumulative effect of a change in
 accounting principles..........................       66.2       54.0       69.3        6.7       34.4       38.7       44.8
Cumulative effect of a change in accounting
 principles, net of tax.........................        0.0        0.0        0.0        0.0       (3.2)       0.0        0.0
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (E)..................................  $    66.2  $    54.0  $    69.3  $     6.7  $    31.2  $    38.7  $    44.8
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings per share (G)..........................  $    3.39     --      $    3.54     --         --         --         --

CONSOLIDATED BALANCE SHEET DATA:
Total invested assets...........................  $ 3,835.5  $ 3,839.7  $ 3,965.0  $ 3,491.7  $ 3,639.3  $ 3,274.8  $ 3,155.8
Total assets....................................    4,291.8    4,248.8    4,371.9    4,036.9    4,030.7    3,707.6    3,572.5
Total liabilities...............................    3,776.2    3,760.5    3,832.0    3,618.6    3,524.8    3,286.4    3,195.6
Total shareholders' equity (B)(E)...............      515.6      488.3      539.9      418.3      505.9      421.2      376.9

OTHER OPERATING DATA:
Adjusted operating income (C)...................  $    31.3  $    29.0  $    38.0  $    34.4  $    24.2  $    32.1  $    36.3
Adjusted operating income per share (C).........  $    1.61     --      $    1.95     --         --         --         --
Adjusted return on average equity (C)...........       7.9%       8.5%       7.9%       7.4%       5.2%       8.0%      10.5%
Pro forma adjusted return on average equity
 (F)............................................       9.6%     --           9.8%     --         --         --         --

Individual life insurance in force, net of
 reinsurance....................................  $  26,082  $  25,865  $  25,984  $  25,282  $  24,698  $  23,947  $  23,181
Number of employees.............................        407        406        406        457        489        505        526

STATUTORY DATA:
Statutory premiums and deposits:
  Individual life...............................  $   236.0  $   233.0  $   307.1  $   296.4  $   286.3  $   270.2  $   261.7
  Annuities (D).................................       73.4      145.6      197.1      187.8       90.4       65.2      108.5


------------------

(A) The merger of Old AML into Central Life, which was consummated in 1994, has been accounted for as a pooling of interests transaction.


(B) Amounts reported prior to September 30, 1996 reflect policyowners' equity. From December 31, 1993, results reflect the impact of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." See Note 2 to Consolidated Financial Statements.



(C) Adjusted data reflects net income adjusted to eliminate certain items which management believes are not indicative of overall operating trends, including realized gains and losses, merger-related costs, reorganization costs, curtailment gain, and SFAS 106 transition obligation, all of which are net of tax, and mutual life insurance company EQUITY ADD-ON TAX. Adjusted return on average equity for interim periods is presented on an annualized basis. Adjusted operating income, adjusted operating income per share and adjusted return on average equity should not necessarily be considered better indicators of the Company's overall operating performance than net income or earnings per share, nor are they better indicators of the Company's liquidity than cash flows. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Adjusted Operating Income."

(D) Effective May 1996, substantially all new sales of individual deferred annuities are made through the Ameritas Joint Venture. See
    "Business--Ameritas Joint Venture."



(E) The Capital Contribution had the effect of reducing total shareholders' equity as of September 30, 1996 and the year ended December 31, 1995 by $79 million, and reducing net income for the nine months ended September 30, 1996 and the year ended December 31, 1995 by $0.1 million and $0.3 million, respectively.



(F) Pro forma adjusted return on average equity is based upon adjusted operating income further adjusted for the pro forma effects of the Offerings and Reorganization and investment income on the proceeds from the investment of the Capital Contribution to AmerUs Life.



(G) Retroactively reflects the issuance of 14.5 million shares of Class A Common Stock and 5.0 millon shares of Class B Common Stock at the beginning of the respective periods and gives retroactive effect to the Capital Contribution, which has the effect of reducing net income by $0.1 million and $0.3 million for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.

                                  RISK FACTORS

    POTENTIAL INVESTORS SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" AND OTHER INFORMATION IN THIS PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION REGARDING THE CLASS A COMMON STOCK.

HOLDING COMPANY STRUCTURE; LIMITATIONS ON DIVIDENDS


    The Company is an insurance holding company whose assets consist primarily of all of the outstanding shares of common stock of AmerUs Life. The Company's ongoing ability to pay dividends to its shareholders and meet its other obligations, including operating expenses and any debt, is primarily dependent upon the receipt of sufficient funds from AmerUs Life in the form of dividends or loans. The payment of dividends by AmerUs Life to the Company is regulated under Iowa law. Under Iowa law, AmerUs Life may pay dividends only from the earned surplus arising from its business and must receive the prior approval of the Iowa Commissioner to pay a dividend if such dividend would exceed certain statutory limitations. The current statutory limitation is the greater of (i) 10% of AmerUs Life's capital and statutory surplus as of the preceding year end or (ii) the net gain from operations for the previous calendar year. Iowa law gives the Iowa Commissioner broad discretion to disapprove requests for dividends in excess of these limits. Based on this limitation and 1995 statutory results, and absent the Distribution, AmerUs Life would have been able to pay approximately $40 million in dividends to the Company in 1996 without obtaining the Iowa Commissioner's approval. However, as a result of the Distribution, AmerUs Life will not be able to pay any additional dividends in the 12-month period following the Distribution without the prior approval of the Iowa Commissioner. AmerUs Life has the ability to loan funds to the Company subject to certain regulatory restrictions. At September 30, 1996, AmerUs Life could loan up to $120 million without prior regulatory approval. AmerUs Life's inability to pay dividends or advance loans to the Company in the future in an amount sufficient for the Company to pay dividends to its shareholders and meet its other obligations could have a material adverse effect on the Company and the market value of the Class A Common Stock. See "Dividend Policy," "Supervision and Regulation" and "Description of the Capital Stock--Common Stock."



    Under the Bank Credit Facility, the Company is prohibited from paying dividends on its Common Stock in excess of an amount equal to 4% of the Company's consolidated net worth as of the last day of the preceeding fiscal year.



    In connection with the Preferred Offering, the Company will agree not to declare or pay any dividends on the Company's capital stock (including the Class A Common Stock) during any period of time in which dividends on the preferred securities issued in connection with the Preferred Offering are suspended, except for stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid. Dividends on the Company's capital stock cannot be paid until all accrued dividends on the preferred securities have been paid. See "The Preferred Offering."


CONTROL BY AMHC; ANTI-TAKEOVER EFFECTS OF IOWA LAW AND THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS


    AMHC indirectly owns 100% of the Class B Common Stock of the Company and, following completion of the Offerings, will indirectly hold 77% of the combined voting power of the Class A Common Stock and Class B Common Stock (assuming that the underwriters in the Public Offering do not exercise their over-allotment option). Moreover, under Iowa law, AMHC is required to own, directly or indirectly through one or more intermediate holding companies, shares of capital stock of the Company which carry the right to cast a majority of the votes entitled to be cast by all of the outstanding shares of the capital stock at a shareholders' meeting of the Company. Consequently, AMHC may, without the approval of the other shareholders of the Company, prevent a potential takeover or merger proposal (even if advantageous to the other shareholders). In addition, AMHC may, without the approval of the other shareholders of the Company, elect all of the directors of the Company, approve matters submitted for shareholder approval and effect a possible transaction to go private. In the event that AMHC adopts a plan of conversion to stock company form and demutualizes pursuant to Iowa law, each share of Class B Common Stock would automatically be converted to become a share of Class A Common Stock. See "Description of the Capital Stock--Common Stock" and "Supervision and Regulation--Regulation of the Company and AMHC."

    In addition to the requirement under Iowa law that AMHC directly or indirectly own shares of capital stock of the Company giving it a majority of the votes entitled to be cast by all of the outstanding shares of capital stock, certain provisions included in the Company's Articles of Incorporation and its Bylaws (the "Bylaws") may also have anti-takeover effects and may delay, defer or prevent a takeover attempt that a shareholder might consider in his or her best interests. These provisions include provisions relating to the Class B Common Stock, so-called "blank check" preferred stock and a classified board of directors. Such provisions may adversely affect the prevailing market price of the Class A Common Stock. See "Certain Provisions of the Articles of Incorporation and Bylaws of the Company" for a description of these provisions.


RELATIONSHIP WITH AMHC; POTENTIAL CONFLICTS OF INTEREST


    AMHC is a mutual insurance holding company which is operated for the benefit of its members. The members of AMHC are policyowners of AmerUs Life. AMHC (through certain of its wholly-owned subsidiaries) has entered or will enter into agreements with the Company and/or AmerUs Life whereby the Company and/or AmerUs Life will provide to such subsidiaries certain management, data processing, legal and other services, or whereby such subsidiaries will provide services to the Company and/or AmerUs Life. Although management believes the terms of such agreements are fair and reasonable, none of these contracts were the result of arms' length negotiations between independent parties. These agreements may be modified in the future and additional agreements or transactions may be entered into between AMHC or subsidiaries of AMHC and the Company and its subsidiaries. See "Certain Transactions and Relationships."

    As a result of these arrangements, there may be a number of potential conflicts of interest between the Company and AMHC. In an effort to address such potential conflicts, and consistent with proposed regulations recently promulgated by the Iowa Commissioner, at least three of the Company's outside directors will not be directors of AMHC or any of AMHC's subsidiaries. Following the completion of the Offerings, it is the Company's intent that at least two of the Company's outside directors will have had no previous affiliation with the Company. Outside directors of the Company will review any intercompany transactions involving potential conflicting interests. However, there can be no assurance that decisions made by AMHC will not adversely affect the Company. See "Certain Transactions and Relationships" and "Management--Board of Directors of the Company."

COMPETITIVE ENVIRONMENT

    The Company competes with a large number of other insurers and non-insurance financial service companies, such as banks, broker-dealers and mutual funds, many of whom have greater financial resources, offer alternative products and, with respect to other insurers, have higher claims-paying ability and financial strength ratings than the Company. Competition exists for individual consumers and agents and other distributors of life insurance and annuity products. National banks, with their pre-existing customer bases for financial services products, may pose increasing competition in the future to insurers who sell life insurance and annuity products, including the Company. Recent United States Supreme Court decisions have expanded the authority of national banks to sell life insurance products and annuities.

    Several proposals to repeal or modify the Glass-Steagall Act of 1933, as amended, and the Bank Holding Company Act of 1956, as amended, have been made by members of Congress and the Clinton administration. Currently, the Bank Holding Company Act restricts banks from being affiliated with insurance companies. Certain of the proposals would repeal or modify these restrictions and permit banks to become affiliated with insurance companies. None of these proposals has yet been enacted, and it is not possible to predict whether any of these proposals will be enacted or, if enacted, their potential effect on the Company.

    The Company must attract and retain productive agents to sell its life insurance and annuity products. Strong competition exists among insurance companies for agents with demonstrated ability. Competition among insurance companies for such agents is based on, among other things, the services provided to, and relationships developed with, these agents in addition to compensation and product structure.

IMPORTANCE OF RATINGS


    Ratings with respect to claims-paying ability and financial strength have become an increasingly important factor in establishing the competitive position of insurance companies. Each of the rating agencies reviews its ratings periodically and there can be no assurance that current ratings will be maintained in the future. Claims-paying and financial strength ratings are based upon factors relevant to policyowners and are not directed toward protection of shareholders. AmerUs Life's claims-paying ability is currently rated "AA-" (Very high) by Duff & Phelps and "A" (Good) by Standard & Poor's. AmerUs Life is rated "A" (Excellent) by A.M. Best and "A2" (Good) by Moody's. A downgrade in such ratings could significantly affect sales of life insurance and annuity products and could have a material adverse effect on the results of operations of the Company. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."


INTEREST RATE FLUCTUATIONS; RISK OF IMPACT OF FORCED LIQUIDATION OF INVESTMENT PORTFOLIO

    Severe interest rate fluctuations could adversely affect AmerUs Life's ability to pay policyowner benefits with operating and investment cash flows, cash on hand and other cash sources. In the unanticipated event that such sources would prove inadequate, management believes the Company could meet shortfalls with funds available to the Company as a result of its membership in the Federal Home Loan Bank of Des Moines, as well as other borrowing sources. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."


    Interest rate fluctuations may also have an impact on policyowner behavior. To the extent that the Company does not maintain competitive interest rates with those credited in the marketplace, increased policyowner lapses may be experienced. While such lapses would generate surrender charges during the current period, they would reduce the Company's future income.



    The Company's actual cash flows from investments may differ from those anticipated at the time of investment. Some of the Company's corporate bonds have call features which could cause the Company to reinvest these proceeds at lower interest rates if such bonds were called prior to their stated maturities. As of September 30, 1996, approximately $319 million, or 16.0% of the bond portfolio (excluding mortgage and other asset-backed securities), was subject to call. The Company's collateralized mortgage obligations ("CMOs") and other asset-backed securities are purchased based on assumptions regarding rates of prepayments. To the extent that actual prepayments are earlier or later than anticipated at the time of purchase, the Company may not receive cash flows when expected or needed. These prepayment rates are influenced by interest rates available for new mortgages as well as general economic conditions.



FUTURE POLICY BENEFITS EXPOSURE


    The liability established by the Company for future life insurance and annuity policy benefits is based upon assumptions concerning a number of factors, including future interest rates, mortality, persistency and expenses. Actual experience will likely differ from assumed experience. Should the Company's provision for future policy benefits prove inadequate, future earnings will be adversely affected.


REGULATORY AND RELATED RISKS


    AmerUs Life is subject to regulation by state regulators under the insurance laws of states in which it conducts business. The Company, AmerUs Life and AMHC are also subject to regulation by the Insurance Division of the Iowa Department of Commerce. The purpose of such regulation is primarily to provide safeguards for policyowners rather than to protect the interests of shareholders. The insurance laws of the various states establish regulatory agencies with broad administrative powers including, among others, the authority to grant or revoke operating licenses and to regulate sales practices, investments, deposits of securities, the form and content of financial statements and insurance policies, accounting practices and the maintenance of specified RESERVES and capital. See "Supervision and Regulation."

    The insurance regulatory framework has been subject to increasing scrutiny by the National Association of Insurance Commissioners ("NAIC"), state legislatures, regulators and Congress. The NAIC and state regulators have from time to time re-examined laws and regulations, with an emphasis on insurance company investment and solvency issues. State legislatures have considered or enacted legislative proposals that alter, and in many cases increase, state regulation of insurance companies. In recent years, various legislative proposals have been introduced in Congress that called for the federal government to assume some role in the regulation of the insurance industry. To date, none of the Congressional proposals had been enacted and it cannot be predicted what form any such future proposals might take or what effect, if any, such proposals might have on AmerUs Life if enacted into law.



    Insurance regulators have also given greater emphasis in recent years to the investigation of allegations of improper sales practices by insurance agents, including churning and misleading sales presentations. The NAIC has adopted a model law and regulation which would standardize the form and content of any illustrations provided to prospective purchasers of individual life insurance products. The model law has been enacted, to be effective January 1, 1997, in at least two states, and is currently under consideration in a number of other states. Management expects that similar legislation will eventually be enacted in additional states in which AmerUs Life sells individual life insurance products. There can be no assurance as to whether this reform will have a material adverse impact on sales of such products by the industry as a whole or by AmerUs Life.



    State guaranty associations assess insurance companies to pay contractual benefits owed by impaired, insolvent or failed insurance companies. AmerUs Life was assessed, net of amounts estimated to be recoverable from future state PREMIUM taxes, approximately $0.4 million during the nine months ended September 30, 1996 and $0.4 million, $1.2 million and $3.3 million for the years ended December 31, 1995, 1994, and 1993, respectively. AmerUs Life cannot predict the amount of any future assessments. See "Supervision and Regulation."


    In addition, the Iowa Commissioner has proposed rules that would regulate the issuance of stock by the Company in the Offerings and in subsequent offerings. See "Supervision and Regulation--Regulation of the Company and AMHC."


RISKS OF CLASS ACTION LITIGATION



    In recent years, life insurance companies, including AmerUs Life, have been named defendants in class action lawsuits relating to life insurance pricing and sales practices. While the litigation is being vigorously defended and AmerUs Life denies the allegations, there can be no assurance that this or future litigation will not have a material adverse effect on the life insurance industry generally or on the Company. "See Business--Legal Proceedings."



POTENTIAL ADVERSE TAX LEGISLATION


    Congress has from time to time considered possible legislation that would reduce or eliminate the benefits to policyowners of the deferral of taxation on the accretion of value within certain annuities and life insurance products or otherwise affect the taxation of annuities and life insurance products and insurance companies. Other possible legislation, including a simplified "flat tax" income tax structure with an exemption from taxation for investment income, could also adversely affect purchases of annuities and life insurance products if such legislation were to be enacted. There can be no assurance as to what, if any, future legislation might be enacted or, if enacted, whether any such legislation would contain provisions with possible adverse effects on the Company's life insurance and annuity products.


RISKS RELATING TO THE CLOSED BLOCK


    Under the Plan, AmerUs Life established and will operate a CLOSED BLOCK for the benefit of the CLOSED BLOCK BUSINESS. The Closed Block is based on a concept included in demutualization plans of other mutual life insurance companies and is designed to give reasonable assurance to policyowners included therein that, after the Reorganization, assets will be available to maintain DIVIDEND SCALES and interest credits in effect prior to the Reorganization if the experience underlying such scales and credits continues. In accordance with the Plan, certain of AmerUs Life's invested assets, as well as cash and short-term investments, were allocated by AmerUs Life to the Closed Block as of June 30, 1996. Non-investment grade bonds, mortgage loans, preferred stock, real estate and certain other invested assets were not included in this allocation to the Closed Block. The amount of assets allocated to the Closed Block is expected to produce cash flows which, together with future revenues from the Closed Block

Business, are expected to be sufficient to support the Closed Block Business, including provisions for payment of claims, taxes and certain other expenses and for the continuation of policyowner dividend scales and interest credits in effect prior to the Reorganization, if the experience underlying such dividend scales continues. The assets, including the revenue therefrom, allocated to the Closed Block Business will accrue solely to the benefit of owners of the policies included in the Closed Block Business until such time as the Closed Block is no longer in effect; accordingly, such assets and the revenue therefrom will not be available for the benefit of AmerUs Life or the Company.


    To the extent that over time cash flows from the assets allocated to the Closed Block and other experience relating to the Closed Block are, in the aggregate, more or less favorable than assumed in establishing the Closed Block, total dividends paid to Closed Block policyowners in the future would be greater than or less than the total dividends that would have been paid to these policyowners if the dividend scales in effect prior to the Reorganization had been continued. Any excess of cumulative favorable deviations for Closed Block policies over unfavorable deviations will be available for distribution over time to Closed Block policyowners and will not be available to AmerUs Life or the Company. Unless the Iowa Commissioner consents to an earlier termination, the Closed Block will continue to be in effect until the date on which none of the policies in the Closed Block remains in force.

    The Company will continue to pay guaranteed benefits under all policies, including the policies included in the Closed Block in accordance with their terms. If the assets allocated to the Closed Block, the investment cash flows from those assets and the revenues from the policies included in the Closed Block including investment income thereon prove to be insufficient to pay the benefits guaranteed under the policies included in the Closed Block, the Company will be required to make such payments from its general funds. The Company bears the costs of operating and managing the Closed Block and, accordingly, such costs were not funded as part of the assets allocated to the Closed Block. Any increase in such costs in the future would be borne by the Company. See "The Reorganization and Distribution of the Non-life Insurance Subsidiaries--Establishment and Operation of the Closed Block."

EFFECT OF PARTIAL SUBSCRIPTION FOR SHARES; CANCELLATION OR RESCISSION OF THE SUBSCRIPTION OFFERING

    A partial subscription and the failure to effect the Public Offering might have an adverse effect on the market for the Class A Common Stock, the ability of the purchasers of Shares in the Subscription Offering to resell such Shares, and the ability of the Company to raise additional capital in the equity markets in the future. In addition, the Company may cancel or rescind the Subscription Offering in its sole discretion at any time prior to the closing of the Offerings; accordingly there can be no assurance that Subscription Policyowners who subscribe for Shares will be able to purchase such Shares. See "The Subscription Offering."

CLASS A COMMON STOCK ELIGIBLE FOR FUTURE SALE


    Sales of substantial amounts of Class A Common Stock (including shares of Class B Common Stock converted into Class A Common Stock), or the perception that such sales could occur, could have an adverse effect on the price of the Class A Common Stock. The Company believes that none of the shares of Class A Common Stock or Class B Common Stock which are held by AmerUs Group will be eligible for sale under Rule 144 promulgated under the Act for two years. Thereafter, such shares will be subject to the volume and timing requirements of Rule 144. However, the Company and AmerUs Group are parties to an agreement which provides AmerUs Group with certain registration rights with respect to such shares. See "Certain Transactions and Relationships--Intercompany Agreement" and "Shares Eligible for Future Sale."


NO PRIOR MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF COMMON STOCK PRICE


    Prior to the Offerings there has been no public market for shares of either class of the Company's Common Stock. Application has been made for quotation of the Class A Common Stock on the Nasdaq National Market. There can be no assurance, however, that an active trading market for the Class A Common Stock will develop, or, if developed, will continue. The Subscription Price has been established by the Company and the Selling Shareholder after consultation with their financial advisors and based upon a review of the recent prices of stocks of comparable publicly-traded companies. See "The

Subscription Offering." The Public Offering Price for the Class A Common Stock will be determined by negotiations between the Company, the Selling Shareholder and the representatives of the underwriters for the Public Offering. Among the factors to be considered in determining the Public Offering Price of the Class A Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of these factors in relation to market valuations of companies in related businesses. The price at which the Class A Common Stock is sold in the Offerings may not be indicative of the market price of the Class A Common Stock after completion of the Offerings. In addition, factors such as variations in the Company's financial results or other developments affecting the Company could cause the market price of the Class A Common Stock to fluctuate significantly after the Offerings.


                                  THE COMPANY

    AmerUs Life Holdings, Inc. is an Iowa business corporation which was formed in August of 1996 primarily for the purpose of owning all of the stock of AmerUs Life following the Reorganization. See "The Reorganization and Distribution of the Non-Life Insurance Subsidiaries." AmerUs Life, the Company's principal asset and wholly-owned subsidiary, is an Iowa stock life insurance company.

    AmerUs Life was originally incorporated in 1896 as a mutual insurance company under the name Central Life Assurance Society of the United States. In 1994, Old AML merged into Central Life and the resulting entity changed its name to American Mutual Life. On June 30, 1996, pursuant to the Plan, American Mutual Life formed AMHC as a mutual insurance holding company and American Mutual Life was converted into a stock life insurance company and its name was changed to AmerUs Life Insurance Company.


    The Company offers a broad line of individual life insurance and annuity products through a nationwide distribution system. It presently conducts business in 45 states and the District of Columbia. As of September 30, 1996, the Company had approximately 418,000 life insurance policies and annuity contracts outstanding and individual life insurance in force, net of reinsurance, of approximately $26.1 billion. As of September 30, 1996, the Company had total assets of $4.3 billion and total shareholders' equity of $437 million (prior to the Offerings, after giving effect to the Capital Contribution).


    The Company's executive offices are located at 418 Sixth Avenue, Des Moines, Iowa 50306-2499, and its telephone number is (515) 280-1331.

                   THE REORGANIZATION AND DISTRIBUTION OF THE
                        NON-LIFE INSURANCE SUBSIDIARIES

DESCRIPTION OF THE REORGANIZATION

    On October 27, 1995, the Board of Directors of American Mutual Life adopted the Plan, which authorized American Mutual Life to effect the Reorganization. Pursuant to the Reorganization, American Mutual Life formed AMHC as a mutual insurance holding company and American Mutual Life was converted into a stock life insurance company and its name was changed to AmerUs Life Insurance Company. The Iowa Commissioner held a public hearing on the Reorganization on November 21, 1995. The Plan was approved by American Mutual Life's policyowners on November 28, 1995. The Iowa Commissioner approved the Plan on December 13, 1995, and the Plan became effective on June 30, 1996 (the "Effective Date").


    As part of the Reorganization, all of the shares of capital stock of AmerUs Life were issued to AMHC. Subsequent to the Reorganization, on August 1, 1996, AMHC contributed all of its shares of capital stock of AmerUs Life to AmerUs Group. The Company was formed on August 1, 1996, as of which date all of its shares of capital stock were issued to AmerUs Group. Immediately after the Distribution, AmerUs Group contributed all of its shares of common stock in AmerUs Life to the Company. Under this structure, the Company is an intermediate holding company, with AmerUs Group as its direct parent company and

AmerUs Life as its wholly-owned subsidiary. Under Iowa law, AMHC is required to retain direct or indirect ownership and control of shares representing a majority of the vote of the outstanding capital stock of the Company.

    Immediately following the Reorganization, the policyowners' contract rights in their life insurance policies and annuities remained with AmerUs Life and the policyowners automatically became members of AMHC, and thereby became entitled to vote for directors of AMHC and on certain other matters as set forth in AMHC's articles of incorporation. Purchasers of life insurance policies and annuities from AmerUs Life after the Reorganization automatically become members of AMHC (subject to certain exceptions and conditions set forth in the Plan).


    American Mutual Life was the first company to obtain approval under the Iowa mutual holding company statute to form a mutual insurance holding company. The Company understands that at least six other states, including California, Minnesota, Missouri, Pennsylvania, Rhode Island and Vermont, and the District of Columbia, have recently adopted laws authorizing the formation of mutual insurance holding companies.


DISTRIBUTION OF THE NON-LIFE INSURANCE SUBSIDIARIES AND RELATED TRANSACTIONS


    Prior to the Distribution, AmerUs Life made the Capital Contribution to or for the benefit of certain of the Non-Life Insurance Subsidiaries. The net assets contributed in the Capital Contribution had an aggregate carrying value of approximately $79 million as of the date of contribution. Following the Capital Contribution, a series of transactions were undertaken by the Company and its affiliates. AmerUs Life effected the Distribution, pursuant to which it distributed the Non-Life Insurance Subsidiaries to AmerUs Group. Immediately following the Distribution, the Company borrowed $100 million in term debt and $75 million under a revolving line of credit pursuant to the Bank Credit Facility. The Company used the proceeds from such borrowings to make a $125 million capital contribution to AmerUs Life and to purchase a $50 million surplus note from AmerUs Life. The Consolidated Financial Statements and other financial information presented herein give effect to the Reorganization and the Distribution as if both had been completed prior to the periods presented (including giving effect to the establishment of the Closed Block from June 30, 1996 forward), but do not give effect to the Capital Contribution.



    The Distribution effectively separated AMHC's non-life insurance businesses from the life insurance businesses owned by the Company, such that the companies engaged in non-life insurance businesses are no longer subsidiaries of the Company.


BACKGROUND AND REASONS FOR THE REORGANIZATION AND DISTRIBUTION

    Recognizing the capital-raising difficulties faced by mutual insurers and the present competitive state of the insurance industry, the Iowa legislature in 1995 amended Iowa's insurance law to permit mutual insurance companies incorporated in Iowa to reorganize into a mutual insurance holding company structure.

    As a mutual life insurance company, American Mutual Life had no ability to issue shares of capital stock and consequently had no access to market sources of equity capital and limited ability to increase its surplus and fund future growth while maintaining the financial strength necessary to assure policyowners that their obligations will be met. The Reorganization will position the Company to obtain access to equity capital through the Offerings and will enable the Company to effect future equity offerings as necessary and appropriate to satisfy its capital requirements.


    The Reorganization is also intended to facilitate potential mergers, acquisitions and strategic alliances by creating a more flexible corporate structure. Among other things, the Reorganization will facilitate the issuance of stock by the Company to consummate acquisitions.


    The Iowa legislation would permit AMHC subsequently to demutualize, a process which would cause AMHC to convert from mutual to stock form and become publicly owned by shareholders. Pursuant to the Company's Articles of Incorporation, upon a demutualization all of the Company's shares of outstanding Class B Common Stock will automatically convert into shares of Class A Common Stock. See "Description of the Capital Stock." AMHC has no present plans to demutualize.

    The Capital Contribution and the Distribution were important preliminary transactions that were necessary to complete the Offerings and the Preferred Offering successfully.


REGULATION OF AMHC AFTER THE REORGANIZATION

    AMHC, as a mutual insurance holding company incorporated in Iowa, is subject to regulation at a level substantially equal to that of an Iowa domestic insurance company. The Iowa Commissioner retains jurisdiction at all times over a mutual insurance holding company and any intermediate insurance holding company to assure that policyowners' interests are protected. See "Supervision and Regulation."

    Under Iowa law, shares of capital stock of AmerUs Life which carry the right to cast a majority of the votes entitled to be cast by all of the outstanding shares of the capital stock (which are required at all times to be owned, directly or indirectly, by AMHC) may not be conveyed, transferred, assigned, pledged, subjected to a security interest or lien, encumbered, or otherwise hypothecated or alienated by AMHC or any intermediate holding company, including the Company. Any conveyance, transfer, assignment, pledge, security interest, lien, encumbrance, hypothecation or alienation by AMHC or any intermediate holding company, in or on such shares of AmerUs Life having a voting majority shall be deemed void in inverse chronological order from the date of such transaction to the extent necessary to give AMHC unencumbered direct or indirect ownership of such shares having a voting majority.

ESTABLISHMENT AND OPERATION OF THE CLOSED BLOCK

    In connection with the Reorganization, the Closed Block was established. Insurance policies which had a dividend scale in effect as of June 30, 1996 were included in the Closed Block. The Closed Block was designed to provide reasonable assurance to policyowners included therein that, after the Reorganization, assets will be available to maintain the dividend scales and interest credits in effect prior to the Reorganization if the experience underlying such scales and credits continues. The establishment of the Closed Block did not alter, diminish, reduce or in any other way adversely affect these policyowners' contractual rights.


    The Closed Block was established on June 30, 1996. Pursuant to the Plan, assets were allocated to the Closed Block at June 30, 1996 in an amount which the Company expects to produce cash flows which, together with anticipated revenues from the Closed Block Business, are expected to be sufficient to support the Closed Block Business, including provision for payment of claims, taxes and certain other expenses and for the continuation of dividend scales and interest credits in effect prior to the Reorganization if the experience underlying such scales and credits continues or for appropriate adjustments in such scales and credits if the experience changes. The assets, including the revenue therefrom, allocated to the Closed Block will accrue solely to the benefit of policyowners included in the Closed Block Business until such time as the Closed Block is no longer in effect. To the extent that over time cash flows from the assets allocated to the Closed Block and other experience relating to the Closed Block are, in the aggregate, more or less favorable than assumed in establishing the Closed Block, total dividends and interest credits paid to Closed Block policyowners in the future may be greater than or less than the total dividends and interest credits that would have been paid to these policyowners if the dividend scales and interest credits in effect prior to the Reorganization had been continued. Dividends and interest credits on policies included in the Closed Block, as in the past, will be declared at the discretion of AmerUs Life's Board of Directors and may vary from time to time (reflecting changes in investment, mortality, persistency and other experience factors). AmerUs Life will not be required to support the payment of dividends and interest credits on Closed Block policies from its general funds above certain guaranteed levels, although it could choose to provide such support if it were deemed to be in the best interests of AmerUs Life's shareholders.


    AmerUs Life will continue to pay guaranteed benefits under all policies, including the policies included in the Closed Block, in accordance with their terms. If the assets allocated to the Closed Block, the investment cash flows from those assets and the revenues from the policies included in the Closed Block including investment income thereon prove to be insufficient to pay the benefits guaranteed under the policies included in the Closed Block, AmerUs Life will be required to make such payments from its general funds. AmerUs Life bears the costs of operating and managing the Closed Block and, accordingly, such costs were not funded as part of the assets allocated to the Closed Block. Any increase in such costs in the future would be borne by AmerUs Life. Since the Closed Block has been funded to provide for payment of guaranteed benefits as well as future dividends, it should not be necessary to use other general funds to pay guaranteed benefits unless the Closed Block Business experiences substantial adverse deviations in investment, mortality, persistency or other experience factors. While AmerUs Life will use its best efforts to support the policies included in the Closed Block with the assets allocated to the Closed Block, these assets will be subject to the same liabilities (with the same priority in liquidation) as assets outside the Closed Block.

    The Closed Block Business will consist of the policies within the classes specified in the Plan, but only to the extent such policies were in force on June 30, 1996. A policy may be within a class for which there is a dividend scale currently in effect, even if it does not receive a current dividend, and, therefore, the policy would be included in the Closed Block.

    Premiums received and policy benefits paid by AmerUs Life on the policies included in the Closed Block and investment cash flows from the assets allocated to the Closed Block and from the investment of net cash flow will be added to or withdrawn from the Closed Block as provided in the Plan. The Closed Block will be allocated its share of state, local and federal taxes paid on the Closed Block Business in accordance with tax sharing procedures set forth in the Plan. However, commissions and other expenses (including investment management expenses) of operating and administering the Closed Block will not be charged to the Closed Block except to the limited extent provided in the Plan. If expenses of operating and administering the Closed Block were to increase after June 30, 1996, such increases would be paid by AmerUs Life. Future estimated cash outflows were considered in determining the amount of assets allocated to the Closed Block.

    Dividends and interest credits on the Closed Block policies will be set periodically by AmerUs Life's Board of Directors in accordance with applicable law and with the objective that all of the assets will be distributed to owners of Closed Block policies. Such dividends and interest credits will also be allocated among the policies included in the Closed Block so as to reflect the underlying experience of the Closed Block and the degree to which the various classes of Closed Block policies contributed to such experience. An income statement, balance sheet and schedule of investments for the Closed Block will be prepared and submitted to the Iowa Commissioner and AmerUs Life's Board of Directors annually. AmerUs Life will retain an independent consulting actuary to review the operation of the Closed Block and dividend and interest credit determinations and to report his or her findings to the Iowa Commissioner and AmerUs Life's Board of Directors at least every three years, with the first review to be made as of December 31, 1998.

    The Closed Block will continue in effect until either (i) the last policy in the Closed Block is no longer in force or (ii) the Closed Block is dissolved. The Plan provides that the Closed Block may not be dissolved without the approval of the Iowa Commissioner, which approval could only be obtained if dissolution were demonstrated not to be adverse to the interests of the policyowners whose policies make up the Closed Block. If the Closed Block is dissolved, the assets associated with the Closed Block will become part of AmerUs Life's general funds. If the Closed Block is not dissolved, the expected life of the Closed Block is in excess of 75 years.

CLOSED BLOCK ASSETS AND LIABILITIES

    In accordance with the Plan, certain of AmerUs Life's invested assets, as well as cash and short-term investments, were allocated to the Closed Block at June 30, 1996. Non-investment grade bonds, commercial mortgage loans, common and preferred stock and real estate owned were not included in this allocation to the Closed Block.

    The bonds allocated to the Closed Block include assets of similar asset type and maturity that were part of the investment segment for AmerUs Life's TRADITIONAL LIFE INSURANCE policies. In addition, AmerUs Life included in the Closed Block cash and short-term investments in order to meet the short-term liquidity requirements of the Closed Block. For GAAP purposes, Closed Block assets include deferred acquisition costs relating to policies in the Closed Block.

    The composition of assets in the Closed Block will change over time as a result of new investments, prepayments, calls, maturities and sales. New investments for the Closed Block acquired with Closed Block cash flows shall be allocated to the Closed Block upon acquisition and shall consist only of investments permitted by the investment policy for the Closed Block. In the event of liquidation, the assets allocated to the Closed Block will be subject to the same liabilities (with the same priority) as assets outside the Closed Block.


    The Company retained Tillinghast, a Towers Perrin Company ("Tillinghast"), an actuarial consulting firm, to advise it in connection with actuarial matters involved in the establishment and operation of the Closed Block. The opinion of Tillinghast, dated October 26, 1995, states (n reliance upon the matters and subject to the limitations described in such opinion) that the establishment and operation of the Closed Block as contemplated by the Plan make adequate provision for allocating to the Closed Block assets which will be reasonably sufficient to enable the Closed Block to provide for the guaranteed benefits, taxes and certain other expenses associated with Closed Block policies, and to provide for the continuation of the current dividend scales and interest credits in effect prior to the Reorganization if the experience underlying those scales and credits continues. The Closed Block was funded on a preliminary basis at June 30, 1996. At September 30, 1996, the Closed Block had assets of $1,237.1 million and liabilities of $1,501.3 million. Final funding adjustments of the Closed Block will be made, if necessary, prior to the completion of the Offerings.



    The excess of Closed Block Liabilities over Closed Block Assets represents the expected future after-tax contributions (before certain other expense charges, which were not funded in the Closed Block) from the Closed Block which may be recognized in income over the period the policies in the Closed Block remain in force.



    If the actual contribution from the Closed Block in any given period equals or exceeds the expected contribution for such period as determined at the establishment of the Closed Block, only the expected contribution would be recognized in income from continuing operations for that period. Any excess of the actual contribution over the expected contribution would also be recognized in income from continuing operations to the extent that the aggregate expected contribution for all prior periods exceeded the aggregate actual contribution. Any remaining excess of actual contribution over expected contributions would be accrued in the Closed Block as a liability for future policyowners' dividends. This accrual for future dividends effectively limits the actual Closed Block contribution recognized in income from continuing operations to the Closed Block contribution expected to emerge from operation of the Closed Block as determined as of the date of establishment of the Closed Block.



    If the actual contribution from the Closed Block in any given period is less than the expected contribution for that period, because changes in dividends scales are inadequate to offset the negative performance in relation to the expected performance, the contribution inuring to shareholders of AmerUs Life will be reduced. If a liability for policyowners' dividends had been previously established in the Closed Block because the actual contribution to the relevant date had exceeded the expected contribution to such date, such liability would be reduced (but not below zero) in any periods in which the actual contribution for that period is less than the expected contribution for such period.

                           THE SUBSCRIPTION OFFERING


    Pursuant to the Plan, five million Shares are being offered in the Subscription Offering to Subscription Policyowners as of June 30, 1996 (the effective date of the Reorganization). If the number of Shares subscribed for in the Subscription Offering exceeds five million, the Company and the Selling Shareholder will (i) pro-rate Shares among subscribers so as to permit each subscriber to purchase, to the extent possible, 100 shares and thereafter pro rata in the same proportion that the subscription of each bears to the total subscriptions received by the Company and the Selling Shareholder in the Subscription Offering and (ii) issue a refund to Subscription Policyowners in the form of a check for each Share subscribed for but not received. No policyowner will have a preemptive right to purchase any shares of Class A Common Stock not subscribed for in the Subscription Offering which are issued in connection with the Public Offering. The Company and the Selling Shareholder intend to close the Subscription Offering contemporaneously with the closing of the Public Offering. If the Public Offering is not completed, the Subscription Offering will close as soon as practicable after Tuesday, December 3, 1996 (the "Subscription Expiration Date"), but in no event more than 90 days after the Subscription Expiration Date, unless cancelled by the Company. See "--Cancellation of the Subscription Offering."



    The issuance of Shares in the Subscription Offering is contingent upon the sale by the Company and the Selling Shareholder of Shares in the Offerings in an aggregate amount of at least $50 million.



    The Company will not be required to offer Shares in the Subscription Offering to any Subscription Policyowner who resides in a foreign country. The Subscription Offering expires at 4:00 P.M., New York time, on the Subscription Expiration Date.


SUBSCRIPTION PRICE AND PAYMENT FOR SHARES


    The Subscription Price is $   per share. Each Subscription Policyowner shall
have the right to subscribe in the Subscription Offering for a minimum of 100 Shares and a maximum of 5,000 Shares. The Subscription Price was set by the Company and the Selling Shareholder after consultation with their financial advisors. If the Public Offering Price is less than the Subscription Price, then the Company and the Selling Shareholder will issue refunds to subscribing policyowners in the form of a check equal to the amount of such difference multiplied by the number of Shares subscribed for by each such policyowner. Such refunds will be mailed to subscribers within 60 days after the closing of the Public Offering. Offerees in the Subscription Offering who do not subscribe for shares or who subscribe for less than 5,000 shares will not have an opportunity to re-subscribe if the Public Offering Price is less than the Subscription Price. If the Public Offering Price is more than the Subscription Price, the Subscription Policyowners who purchase Shares in the Subscription Offering will not be required to pay any additional amounts for the Shares nor will there be any adjustment in the number of Shares issued to them. As a result, the Public Offering Price may be greater than the effective price per Share of Class A Common Stock issued in the Subscription Offering. The Public Offering Price will be determined by negotiations between the representatives of the underwriters for the Public Offering, the Company and the Selling Shareholder.



    While it is currently the intention of the Company and the Selling Shareholder to offer all or a portion of the Shares not subscribed for in the Subscription Offering to the public in the Public Offering, the Company and the Selling Shareholder may close the Subscription Offering without commencing or closing the Public Offering in the event the Company and the Selling Shareholder receive, in the aggregate, $50 million or more in gross proceeds in the Subscription Offering. In the event that the Company and the Selling Shareholder determine that the closing of the Subscription Offering shall occur prior to the closing of the Public Offering and provided that the Company and the Selling Shareholder elect to proceed with the Subscription Offering, then a bona fide determination will be made by the Company and the Selling Shareholder after consultation with their financial advisors and a review of market conditions, the recent prices of stocks of comparable companies which are publicly traded and other factors customarily considered in determining an initial public offering price. The price per share at which the Class A Common Stock would trade in the public market on the closing of the Subscription

Offering (the "Revised Subscription Price"). If the Revised Subscription Price is less than the Subscription Price, then the Company and the Selling Shareholder will issue refunds to subscribing policyowners in the form of a check equal to the amount of such difference multiplied by the number of Shares subscribed for by each such policyowner. Such refunds will be mailed to subscribers within 60 days after the closing of the Subscription Offering. If the Revised Subscription Price is more than the Subscription Price, the Subscription Policyowners who purchase Shares in the Subscription Offering will not be required to pay any additional amounts for such Shares nor will there be any adjustment in the number of Shares issued to them.


    There has not been any public market for the Class A Common Stock. Some of the major factors that may influence the determination of the Public Offering Price or the Revised Subscription Price are, in addition to prevailing market conditions, the historical performance of the Company, estimates of the business potential and earning prospects of the Company, an assessment of the Company's management, and the consideration of the above factors in relation to market valuations of other insurance companies.


    ChaseMellon Shareholder Services, L.L.C. has been appointed Transfer and Escrow Agent in connection with the Subscription Offering. The subscription order form and required payment for Shares subscribed for in the Subscription Offering may be sent to the Transfer and Escrow Agent as follows:



       BY HAND OR OVERNIGHT DELIVERY:                        BY REGULAR MAIL:
      ChaseMellon Shareholder Services                  AmerUs Life Holdings, Inc.
          120 Broadway, 13th Floor                 c/o ChaseMellon Shareholder Services
             New York, NY 10271                                P.O. Box 768
                                                              Midtown Station
                                                            New York, NY 10018


EXERCISE OF SUBSCRIPTION RIGHTS

    Each Subscription Policyowner shall have the right to subscribe in the Subscription Offering for a minimum of 100 Shares and a maximum of 5,000 Shares. Subscriptions may only be for whole shares. In order for Subscription Policyowners to exercise subscription rights to receive Shares, the subscription order form must be received by the Transfer and Escrow Agent by 4:00 P.M., New York time, on the Subscription Expiration Date. Any person electing to purchase Shares must submit the required payment for such Shares at that time. If a subscription order form is not received by the Transfer and Escrow Agent by such time, or is executed incorrectly or is received without full payment, the associated subscription right will expire (subject to the Company's discretionary right to waive any defect or permit correction). Once an executed subscription order form is received by the Transfer and Escrow Agent, it may not be modified, amended or rescinded without the consent of the Company. The Company has the right to waive or permit correction of incomplete or improperly executed forms, but does not represent that it will do so, and any Subscription Policyowner not submitting such a form shall have been deemed to have waived and released its right to subscribe for Shares.

    Payment for Shares by Subscription Policyowners shall be made by check or money order in United States dollars. If the period from the Subscription Expiration Date to the closing of the Subscription Offering exceeds 60 days, interest will be paid to each subscriber on all subscription amounts at the Subscription Interest Rate from such sixtieth day until the closing of the Subscription Offering.

    Subscription Policyowners who are associated with a broker or dealer are required to contact James A. Smallenberger, Esq., Senior Vice President and Secretary of the Company, at the address or telephone number indicated on the subscription order form, prior to participating in the Subscription Offering. Participation by such persons in the Subscription Offering is only permissible in accordance with, and subject to the limitations of, Rule 2110 of the Conduct Rules of the National Associations of Securities Dealers, Inc. ("NASD") and the "Free-Riding and Withholding Interpretation" promulgated thereunder. In general, "associated with a broker/dealer" includes (i) every officer, director, general partner, employee or agent of a broker/dealer that is a member of the NASD (a "member"), (ii) every sole proprietor, partner, officer, director, or branch manager of any member, or any natural person occupying a similar status or performing similar functions, or any natural person engaged in the investment banking or securities business who is directly or indirectly controlling or controlled by such member, whether or not any such person is registered or exempt from registration with the NASD and (iii) any immediate family member of any such person; and "immediate family" includes parents, mother-in-law or father-in-law, husband or wife, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law, and children and any other person who is supported, directly or indirectly, to a material extent by any person referred to in clause (i) or (ii).

DELIVERY OF SHARE CERTIFICATES AND REFUNDS


    Under the Plan, on the closing date of the Subscription Offering or as soon thereafter as reasonably practicable (but no more than 10 business days after the closing date), the Company and the Selling Shareholder will issue or deliver Shares sold pursuant to the Subscription Offering and issue refunds, as applicable, for (i) the excess of the Subscription Price over the Public Offering Price or Revised Subscription Price, if any, or (ii) Shares subscribed for but not purchased as a result of the Subscription Offering being oversubscribed. There may be a substantial delay between the Subscription Expiration Date and the delivery of share certificates and refunds after the closing of the Subscription Offering. Any certificates or refunds returned as undeliverable will be held by the Company until claimed by the persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates are delivered to Subscription Policyowners, such Subscription Policyowners may not be able to sell their shares of Class A Common Stock.


RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS

    Under the Plan, Subscription Policyowners may not transfer or assign their right to subscribe for Shares in the Subscription Offering. Persons found to be transferring rights to subscribe for Shares in the Subscription Offering will automatically forfeit such rights.

CANCELLATION OF THE SUBSCRIPTION OFFERING

    The Company may, in its sole discretion, at any time prior to the closing of the Subscription Offering, elect to cancel or rescind the Subscription Offering. In such event, subscriptions for Class A Common Stock will not be executed and all payments submitted by Subscription Policyowners in accordance with the Subscription Offering will be refunded, together with interest thereon computed at the Refund Interest Rate from the date of receipt of such payments until the date of mailing of the refunds.

SUBSCRIPTION AGENT

    The Chicago Corporation, a registered broker-dealer, has been engaged by the Company to assist it in effecting the Subscription Offering by serving as Subscription Agent. The Subscription Agent will forward copies of this Prospectus and subscription materials to Subscription Policyowners upon request. In addition, the Subscription Agent will be available to answer certain questions from potential subscribers during the Subscription Period.


    It is anticipated that The Chicago Corporation will be one of the underwriters in the Public Offering. John A. Wing is a Director of the Company and Chairman of The Chicago Corporation. See "The Public Offering" and "Plan of Distribution."


TRANSFER AND ESCROW AGENT


    Following receipt of subscription order forms from prospective subscribers, the Transfer and Escrow Agent will, among other things, verify that (i) the submitted checks and money orders are honored, (ii) the subscription order form has been fully and properly completed and signed, (iii) the subscriber has not previously submitted a subscription, and (iv) the subscriber is an eligible policyowner.


    All subscriptions which the Transfer and Escrow Agent is not able to so verify will be rejected and returned to the prospective subscriber after consultation with the Company.


    In addition, the Transfer and Escrow Agent will receive and hold in escrow all funds submitted by Subscription Policyowners, and will disburse funds from escrow in the event a refund or other return of funds is required.

                              THE PUBLIC OFFERING


    The Company and the Selling Shareholder intend to offer all or a portion of the shares not subscribed for in the Subscription Offering to the public in the Public Offering. The Public Offering may, at the discretion of the Board of Directors of the Company, close simultaneously with or at any time after the closing of the Subscription Offering.



    It is anticipated that Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Brothers Inc and The Chicago Corporation will act as the representatives of the underwriters in the Public Offering. An underwriting agreement between the Company, the Selling Shareholder and the underwriters with respect to the Public Offering will not be executed until after the Subscription Expiration Date. See "The Subscription Offering."



    In the event that there is a Public Offering, the underwriters will receive underwriting compensation for the shares sold in the Public Offering in an amount to be determined by the Company, the Selling Shareholder and the representatives of the underwriters. The Company and the Selling Shareholder will also agree to indemnify the underwriters against certain liabilities and expenses, including liabilities under the federal securities laws.


                             THE PREFERRED OFFERING


    The Company has formed AmerUs Capital I (the "Trust"), a statutory business trust organized under Delaware law, which is a wholly owned subsidiary of the Company. The Trust, together with the Company, filed a registration statement on October 8, 1996 under the Securities Act relating to the offering of approximately $75 million of trust preferred securities of the Trust (the "Preferred Securities") representing undivided beneficial interests in the assets of such Trust. Substantially all of the assets of the Trust will be invested in junior subordinated deferrable interest debentures (the "Junior Subordinated Debt Securities") of the Company. The Junior Subordinated Debt Securities will be direct, unsecured obligations of the Company that will rank junior and subordinate in right of payment to senior indebtedness of the Company. The Junior Subordinated Debt Securities will bear interest, payable quarterly in arrears, subject to certain circumstances described below. In addition, the Company will guarantee payments with respect to the Preferred Securities, to the extent the Trust has funds available to make such payments, including any accrued and unpaid distributions, redemption payments and liquidation distributions.



    The net proceeds of the Preferred Offering to the Company are currently expected to be $72.4 million after giving effect to the underwriting discount and estimated offering expenses. It is expected that the Company will use such proceeds to repay debt outstanding under the Bank Credit Facility. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."


    Holders of the Preferred Securities will be entitled to receive cumulative cash distributions thereon, payable quarterly in arrears. The distribution rate and the distribution payment date and other payment dates of the Preferred Securities will correspond to the interest rate and interest payment dates and other payment dates on the Junior Subordinated Debt Securities.


    The Company will have the right from time to time to defer payments of interest on the Junior Subordinated Debt Securities by extending the interest payment period on the Junior Subordinated Debt Securities at any time for up to 20 consecutive quarters (each, an "Extension Period"), PROVIDED, that no Extension Period may extend beyond the maturity of the Junior Subordinated Debt Securities. If interest payments are so deferred, distributions on the Preferred Securities will also be deferred. During such Extension Period, interest on the Junior Subordinated Debt Securities and distributions on the Preferred Securities will continue to accrue with interest thereon (to the extent permitted by applicable law) compounded quarterly. The Company will agree, among other things, not to declare or pay any dividends on the Company's capital stock (including the Class A Common Stock) during any Extension Period, except stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid.


    The Junior Subordinated Debt Securities will be redeemable by the Company, in whole or in part, from time to time, on or after dates specified in the Preferred Offering or at any time, in whole or in part, in certain circumstances upon the occurrence of certain tax events or investment company events. If the Company redeems Junior Subordinated Debt Securities, the Trust must redeem Preferred Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debt Securities so redeemed plus accrued and unpaid distributions thereon to the date fixed for redemption. In addition, upon the occurrence of certain events arising from a change in law or a change in legal interpretation regarding tax or investment company matters, unless the Junior Subordinated Debt Securities are redeemed under limited circumstances, the Trust will be dissolved, with the result that the Junior Subordinated Debt Securities will be distributed to the holders of the Preferred Securities of the Trust, on a PRO RATA basis, in lieu of any cash distribution.


    In the event of the involuntary or voluntary dissolution, winding up or termination of the Trust, the holders of Preferred Securities will be entitled to receive for each such Preferred Security, a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless, in connection with such dissolution, the Junior Subordinated Debt Securities are distributed to the holders of the Preferred Securities.


    The consummation of the Offerings is not conditioned upon completion of the Preferred Offering, and there can be no assurance that the Preferred Offering will be consummated.


                                USE OF PROCEEDS

    The proceeds to the Company from the Offerings, if any, may vary according to: (i) the total number of Shares subscribed for by Subscription Policyowners in the Subscription Offering and the Subscription Price (or Revised Subscription Price); and (ii) the total number of shares sold in the Public Offering and the Public Offering Price, if the Company completes the Public Offering.


    Assuming that the Public Offering Price (or the Revised Subscription Price if the Public Offering is not consummated) is equal to $15.50 per Share, the net proceeds to the Company from the Offerings are expected to be approximately $35 million after deducting the Company's share of the estimated expenses of the Offerings. All such estimated proceeds will be used by the Company to repay debt under the Bank Credit Facility. The Company will not receive any proceeds from the sale of Class A Common Stock by the Selling Shareholder.



    The Company currently estimates the net proceeds it would receive from the Preferred Offering, if completed, to be $72.4 million after giving effect to the underwriting discount and estimated offering expenses of the Company. It is expected that the Company would use such proceeds to repay debt under the Bank Credit Facility. See "The Preferred Offering" and "Management's Discussion and Analysis of Results of Operation and Financial Condition--Liquidity and Capital Resources."


                            MARKET FOR COMMON STOCK


    Prior to the Offerings, there has been no public market for shares of either class of the Company's Common Stock. Application has been made for quotation of the Class A Common Stock on the Nasdaq National Market under the symbol "AMRS". There can be no assurance, however, that an active market for the Class A Common Stock will develop or, if developed, will continue. See "Risk Factors--No Prior Market for Common Stock; Possible Volatility of Common Stock Price."

                                DIVIDEND POLICY

    The Company's Board of Directors currently intends to pay a quarterly
dividend of $      per share of Common Stock, commencing with the quarter ending on March 31, 1997. The declaration and payment of dividends in the future is subject to the discretion of the Company's Board of Directors and will be dependent upon the Company's financial condition, results of operations, cash requirements, future prospects, regulatory restrictions on the payment of dividends by AmerUs Life and other factors deemed relevant by the Company's Board of Directors. There is no requirement or assurance that the Company will declare and pay any dividends. For a discussion of the Company's cash sources and needs, see "Management's Discussion and Analysis of Results of Operations and Financial Condition-- Liquidity and Capital Resources--The Company."


    The Company is an insurance holding company whose principal asset will consist of all of the outstanding shares of the common stock of AmerUs Life. The Company's ongoing ability to pay dividends to its shareholders and meet its other obligations, including operating expenses and any debt service, primarily depends upon the receipt of sufficient funds from AmerUs Life in the form of dividends or loans. In connection with the Distribution, the Company has agreed with the Iowa Commissioner not to cause AmerUs Life to pay any additional shareholder dividends in 1996. In addition, as a result of the Distribution, AmerUs Life will not be able to pay dividends to the Company in the 12 month period following the Distribution without the prior approval of the Iowa Commissioner. However, AmerUs Life has the ability to loan funds to the Company subject to certain regulatory restrictions. At September 30, 1996, AmerUs Life could advance up to $120 million to the Company without prior approval by the Iowa Commissioner. See "Risk Factors--Holding Company Structure; Limitations on Dividends," "Supervision and Regulation" and "Description of the Capital Stock--Common Stock."



    Under the Bank Credit Facility, the Company is prohibited from paying dividends on its common stock in excess of an amount equal to 4% of the Company's consolidated net worth as of the last day of the preceding fiscal year.



    In connection with the Preferred Offering, the Company will agree not to declare or pay any dividends on the Company's capital stock (including the Class A Common Stock) during any Extension Period, except for stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid. Dividends on the Company's capital stock cannot be paid until all accrued dividends on the Preferred Securities have been paid. See "The Preferred Offering."

                                 CAPITALIZATION


    The following table sets forth the unaudited consolidated capitalization of the Company at September 30, 1996 on an actual basis and on a pro forma basis as adjusted to reflect (i) the Capital Contribution, (ii) the sale of 2.5 million shares of Class A Common Stock in the Offerings at a per share price of $15.50, as if such sales had occurred as of September 30, 1996 (after deducting the underwriting discount and estimated offering expenses payable by the Company),
(iii) the issuance of the Junior Subordinated Debt Securities in connection with the Preferred Offering and (iv) the establishment of the Bank Credit Facility, as if such Capital Contribution, sale, issuance and establishment had occurred as of September 30, 1996. See "Use of Proceeds," "The Subscription Offering," "The Public Offering" and "The Preferred Offering." This table should be read in conjunction with the Consolidated Financial Statements, including the related notes and report thereon and the Unaudited Pro Forma Condensed Consolidated Financial Statements of the Company appearing elsewhere in this Prospectus.


                                                                      AT SEPTEMBER 30, 1996
                                --------------------------------------------------------------------------------------------------
                                                                                                   PRO FORMA FOR
                                                 PRO FORMA                                          THE CAPITAL
                                              ADJUSTMENTS FOR    PRO FORMA FOR                    CONTRIBUTIONS,
                                                THE CAPITAL       THE CAPITAL       PRO FORMA     AS ADJUSTED FOR     PRO FORMA
                                             CONTRIBUTION, AND   CONTRIBUTION    ADJUSTMENTS FOR   THE OFFERINGS   ADJUSTMENTS FOR
                                              THE BANK CREDIT    AND THE BANK          THE         AND THE BANK     THE PREFERRED
                                HISTORICAL      FACILITY(A)     CREDIT FACILITY   OFFERINGS(B)    CREDIT FACILITY    OFFERING(C)
                                -----------  -----------------  ---------------  ---------------  ---------------  ---------------
                                                                          (IN MILLIONS)

Long Term Debt................   $    45.1       $   166.2         $   211.3        $   (35.0)       $   176.3        $   (72.4)
                                -----------        -------           -------           ------          -------           ------
Company-obligated
 mandatorily-redeemable
 Preferred Securities(C)......      --              --                --               --               --                 75.0
                                                                                                                         ------
Equity:(D)
  Preferred Stock, no par
   value, 25,000,000 shares
   authorized; no shares
   issued and outstanding.....      --              --                --               --               --               --
  Class A Common Stock, no par
   value, 75,000,000 shares
   authorized; 14,500,000
   shares issued and
   outstanding historical and
   17,000,000 shares
   pro forma..................        14.5          --                  14.5              2.5             17.0           --
  Class B Common Stock, no par
   value, 50,000,000 shares
   authorized; 5,000,000
   shares issued and
   outstanding................         5.0          --                   5.0           --                  5.0           --
  Additional paid-in
   capital....................      --              --                --                 32.5             32.5           --
  Retained earnings...........       473.4           (79.0)            394.4           --                394.4             (1.7)
  Unrealized appreciation of
   invested assets, net.......        22.7          --                  22.7           --                 22.7           --
                                -----------        -------           -------           ------          -------           ------
    Total equity..............       515.6           (79.0)            436.6             35.0            471.6             (1.7)
                                -----------        -------           -------           ------          -------           ------
Total capitalization..........   $   560.7       $    87.2         $   647.9           --            $   647.9        $      .9
                                -----------        -------           -------           ------          -------           ------
                                -----------        -------           -------           ------          -------           ------


                                 PRO FORMA FOR
                                  THE CAPITAL
                                CONTRIBUTIONS,
                                AS ADJUSTED FOR
                                THE OFFERINGS,
                                THE BANK CREDIT
                                 FACILITY AND
                                 THE PREFERRED
                                   OFFERING
                                ---------------

Long Term Debt................     $   103.9
                                     -------
Company-obligated
 mandatorily-redeemable
 Preferred Securities(C)......          75.0
                                     -------
Equity:(D)
  Preferred Stock, no par
   value, 25,000,000 shares
   authorized; no shares
   issued and outstanding.....        --
  Class A Common Stock, no par
   value, 75,000,000 shares
   authorized; 14,500,000
   shares issued and
   outstanding historical and
   17,000,000 shares
   pro forma..................          17.0
  Class B Common Stock, no par
   value, 50,000,000 shares
   authorized; 5,000,000
   shares issued and
   outstanding................           5.0
  Additional paid-in
   capital....................          32.5
  Retained earnings...........         392.7
  Unrealized appreciation of
   invested assets, net.......          22.7
                                     -------
    Total equity..............         469.9
                                     -------
Total capitalization..........     $   648.8
                                     -------
                                     -------


------------------

(A) Represents AmerUs Life's Capital Contribution to or for the benefit of the Non-Life Insurance Subsidiaries of certain net assets having an aggregate net carrying value of approximately $79 million. Also represents the establishment of the Bank Credit Facility, consisting of $100 million in term debt and a $75 million revolving credit facility.


(B) Represents the issuance of Class A Common Stock (net of related issuance costs).

(C) Represents the issuance of the Preferred Securities by the Trust (net of related issuance costs). One hundred percent of the assets of the Trust will consist of approximately $75 million in principal amount of the Junior Subordinated Debt Securities of the Company. The financial statements of the Trust will be reflected in the Company's consolidated financial statements with the Preferred Securities shown as Company-obligated mandatorily-redeemable Preferred Securities of the Trust.

(D) Retroactively restated to give effect to the issuance of Class A Common Stock and Class B Common Stock to AmerUs Group.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA


    The following table sets forth certain financial and operating data of the Company. The selected consolidated financial data below for each of the three years ending December 31, 1995 are derived from the Consolidated Financial Statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent auditors. The selected consolidated financial data provided below for each of the nine-month periods ending September 30, 1996 and 1995 and for each of the two years ending December 31, 1992 are derived from the unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited financial data for the two years ended December 31, 1992 presents fairly the consolidated financial statements for such periods in conformity with generally accepted accounting principles.



    The foregoing give effect to the Reorganization and the Distribution as if both had been completed prior to the periods presented, but do not give effect to the Capital Contribution. In the opinion of management, the financial information presented for all interim periods reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine-month periods ending September 30, 1996 and 1995 are not necessarily indicative of results that may be expected for any other interim period or the year as a whole. This data should be read in conjunction with (i) "Management's Discussion and Analysis of Results of Operations and Financial Condition," (ii) the audited Consolidated Financial Statements of the Company as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, which financial statements have been audited by KPMG Peat Marwick LLP, independent auditors, together with the related notes and the report thereon, (iii) the unaudited consolidated financial statements of the Company as of September 30, 1996 and 1995 and for each of the nine-month periods ended September 30, 1996 and 1995, and (iv) other financial data included elsewhere in this Prospectus.

                                                    AS OF OR FOR THE
                                                   NINE MONTHS ENDED         AS OF OR FOR THE YEAR ENDED DECEMBER 31,(A)
                                                    SEPTEMBER 30,(A)
                                                  --------------------  -----------------------------------------------------
                                                    1996       1995       1995       1994       1993       1992       1991
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME STATEMENT DATA:
Revenues:
  Insurance premiums............................  $   133.7  $   183.9  $   244.1  $   237.9  $   226.4  $   192.9  $   186.9
  Product charges...............................       39.1       42.5       57.3       56.3       57.4       57.2       50.8
  Net investment income.........................      189.3      210.5      285.2      275.7      269.9      273.1      268.6
  Realized gains (losses) on investments........       62.5       41.6       51.4      (19.9)      15.5       10.1       15.7
  Other income..................................        2.3        2.3        5.4        2.4        2.4        0.9        3.6
  Contribution from the Closed Block............        2.7     --         --         --         --         --         --
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total revenues..................................      429.6      480.8      643.4      552.4      571.6      534.2      525.6
Benefits and expenses:
  Total policyowner benefits....................      222.9      279.7      374.6      369.9      364.3      334.8      327.8
  Total expenses................................       73.8       80.9      108.9      111.4      106.0      100.0       87.6
  Dividends to policyowners.....................       26.3       36.3       49.4       45.0       45.5       42.1       40.9
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total benefits and expenses.....................      323.0      396.9      532.9      526.3      515.8      476.9      456.3
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Income before income taxes......................      106.6       83.9      110.5       26.1       55.8       57.3       69.3
Income tax expense..............................       40.4       29.9       41.2       19.4       21.4       18.6       24.5
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before cumulative effect of a change in
 accounting principles..........................       66.2       54.0       69.3        6.7       34.4       38.7       44.8
Cumulative effect of a change in accounting
 principles, net of tax.........................        0.0        0.0        0.0        0.0       (3.2)       0.0        0.0
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (E)..................................  $    66.2  $    54.0  $    69.3  $     6.7  $    31.2  $    38.7  $    44.8
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings per share (G)..........................  $    3.39     --      $    3.54     --         --         --         --

CONSOLIDATED BALANCE SHEET DATA:
Total invested assets...........................  $ 3,835.5  $ 3,839.7  $ 3,965.0  $ 3,491.7  $ 3,639.3  $ 3,274.8  $ 3,155.8
Total assets....................................    4,291.8    4,248.8    4,371.9    4,036.9    4,030.7    3,707.6    3,572.5
Total liabilities...............................    3,776.2    3,760.5    3,832.0    3,618.6    3,524.8    3,286.4    3,195.6
Total shareholders' equity (B)(E)...............      515.6      488.3      539.9      418.3      505.9      421.2      376.9

OTHER OPERATING DATA:
Adjusted operating income (C)...................  $    31.3  $    29.0  $    38.0  $    34.4  $    24.2  $    32.1  $    36.3
Adjusted operating income per share (C).........  $    1.61     --      $    1.95     --         --         --         --
Adjusted return on average equity (C)...........       7.9%       8.5%       7.9%       7.4%       5.2%       8.0%      10.5%
Pro forma adjusted return on average equity
 (F)............................................       9.6%     --           9.8%     --         --         --         --

Individual life insurance in force, net of
 reinsurance....................................  $  26,082  $  25,865  $  25,984  $  25,282  $  24,698  $  23,947  $  23,181
Number of employees.............................        407        406        406        457        489        505        526

STATUTORY DATA:
Statutory premiums and deposits:
  Individual life...............................  $   236.0  $   233.0  $   307.1  $   296.4  $   286.3  $   270.2  $   261.7
  Annuities (D).................................       73.4      145.6      197.1      187.8       90.4       65.2      108.5


------------------


(A) The merger of Old AML into Central Life, which was consummated in 1994, has been accounted for as a pooling of interests transaction.



(B) Amounts reported prior to September 30, 1996 reflect policyowners' equity. From December 31, 1993, results reflect the impact of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." See Note 2 to Consolidated Financial Statements.



(C) Adjusted data reflects net income adjusted to eliminate certain items which management believes are not indicative of overall operating trends, including realized gains and losses, merger-related costs, reorganization costs, curtailment gain, and SFAS 106 transition obligation, all of which are net of tax, and mutual life insurance company EQUITY ADD-ON TAX. Adjusted return on average equity for interim periods is presented on an annualized basis. Adjusted operating income, adjusted operating income per share and adjusted return on average equity should not necessarily be considered better indicators of the Company's overall operating performance than net income or earnings per share, nor are they better indicators of the Company's liquidity than cash flows. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Adjusted Operating Income."

(D) Effective May 1996, substantially all new sales of individual deferred annuities are made through the Ameritas Joint Venture. See
    "Business--Ameritas Joint Venture."



(E) The Capital Contribution had the effect of reducing total shareholders' equity as of September 30, 1996 and the year ended December 31, 1995 by $79 million, and reducing net income for the nine months ended September 30, 1996 and the year ended December 31, 1995 by $0.1 million and $0.3 million, respectively.



(F) Pro forma adjusted return on average equity is based upon adjusted operating income further adjusted for the pro forma effects of the Offerings and Reorganization and investment income on the proceeds from the investment of the Capital Contribution to AmerUs Life.



(G) Retroactively reflects the issuance of 14.5 million shares of Class A Common Stock and 5.0 millon shares of Class B Common Stock at the beginning of the respective periods and gives retroactive effect to the Capital Contribution, which has the effect of reducing net income by $0.1 million and $0.3 million for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS


    The following unaudited pro forma condensed Consolidated Financial Statements give effect to (i) the establishment of the Closed Block, (ii) the Capital Contribution, (iii) the sale of 2.5 million shares of Class A Common Stock in the Offerings at an estimated per share price of $15.50 (after deducting the underwriting discount and assuming no exercise of the underwriters' over-allotment option), (iv) the Preferred Offering, and (v) the establishment of the Bank Credit Facility, as if the establishment of the Closed Block, the Capital Contribution, the Offerings, the Preferred Offering and the Bank Credit Facility had occurred as of September 30, 1996, for the purposes of the unaudited pro forma condensed consolidated balance sheet and as of the beginning of the respective periods for the purposes of the consolidated pro forma condensed consolidated statements of income for the nine months ended September 30, 1996 and the year ended December 31, 1995.



    The unaudited pro forma information reflects estimated net proceeds from the Offerings of $35 million and estimated net proceeds from the Preferred Offering of $72.4 million (in each case after deducting the underwriting discount and estimated offering expenses payable by the Company). The $35 million estimated net proceeds from the Offerings will be used by the Company to retire debt under the Bank Credit Facility. The estimated net proceeds from the Preferred Offering will be used to repay debt under the Bank Credit Facility. At the time of the Distribution, $100 million will be borrowed by the Company as term debt and $75 million under the revolving loan component of the Bank Credit Facility. The Company intends to use the proceeds from such borrowings to make a $125 million capital contribution to AmerUs Life and to purchase a $50 million surplus note issued by AmerUs Life. See "Use of Proceeds," "The Subscription Offering" and "The Preferred Offering."


    The Unaudited Pro Forma Condensed Consolidated Financial Statements are based on available information and on assumptions management believes are reasonable and that reflect the effects of the transactions described above. Such Unaudited Pro Forma Condensed Consolidated Financial Statements are provided for informational purposes only and should not be construed to be indicative of the Company's consolidated financial position or results of operations had these transactions been consummated on the dates assumed and do not in any way represent a projection or forecast of the Company's consolidated financial position or results of operations for any future date or period. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the notes thereto, the audited Consolidated Financial Statements of the Company, together with the related notes and report thereon, the unaudited consolidated statements of the Company included elsewhere in this Prospectus and with the information set forth under "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business."

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET


                                                                       SEPTEMBER 30, 1996
                                         ------------------------------------------------------------------------------
                                                                                              PRO FORMA     PRO FORMA
                                                           OFFERINGS AND                      ASSUMING     ASSUMING NO
                                                           REORGANIZATION       PREFERRED     PREFERRED     PREFERRED
                                         HISTORICAL (A) RELATED ADJUSTMENTS   OFFERING (E)   OFFERING (F) OFFERING (G)
                                         -------------  --------------------  -------------  -----------  -------------
                                                                     (DOLLARS IN MILLIONS)
ASSETS:
Invested assets
  Fixed maturities.....................   $   2,297.6   $   171.5 (B)(D                       $ 2,469.1    $   2,469.1
  Equity securities....................          74.6        (0.7)(B)                              73.9           73.9
  Short-term investments...............          12.0                                              12.0           12.0
  Mortgage loans.......................         260.2        (9.7)(B)                             250.5          250.5
  Real estate..........................          40.0       (34.2)(B)                               5.8            5.8
  Policy loans.........................          64.0                                              64.0           64.0
  Other investments....................          61.8                                              61.8           61.8
  Closed Block investments.............       1,025.3                                           1,025.3        1,025.3
                                         -------------    -------                  ------    -----------  -------------
  Total investments....................       3,835.5       126.9                     0.0       3,962.4        3,962.4
Accrued investment income..............          42.1                                              42.1           42.1
Deferred policy acquisition costs......         123.5                                             123.5          123.5
Property and equipment, net............          13.3        (8.7)(B)                               4.6            4.6
Deferred income taxes..................           4.4                                               4.4            4.4
Other assets...........................          61.1                                              61.1           61.1
Closed Block other assets..............         211.9                                             211.9          211.9
                                         -------------    -------                  ------    -----------  -------------
    Total assets.......................   $   4,291.8   $   118.2               $     0.0     $ 4,410.0    $   4,410.0
                                         -------------    -------                  ------    -----------  -------------
                                         -------------    -------                  ------    -----------  -------------
LIABILITIES:
Policyowner reserves and policyowner
 funds.................................   $   2,113.2                                         $ 2,113.2    $   2,113.2
Other liabilities......................         116.6        31.0(B)                 (0.9)        146.7          146.7
Long-term debt.........................          45.1       131.2 (B)(C)(D          (72.4)        103.9          176.3
Closed Block liabilities...............       1,501.3                                           1,501.3        1,501.3
                                         -------------    -------                  ------    -----------  -------------
    Total liabilities..................       3,776.2       162.2                   (73.3)      3,865.1        3,938.4
Company-obligated mandatorily
 redeemable preferred securities.......       --                                     75.0          75.0            0.0
SHAREHOLDERS' EQUITY:
Preferred stock, no par value,
 20,000,000 shares authorized, no
 shares issued and outstanding.........       --
Common stock, Class A, no par value,
 75,000,000 shares authorized;
          shares issued and outstanding
 historical;          shares pro
 forma.................................          14.5         2.5(C)                               17.0           17.0
Common stock, Class B, no par value,
 50,000,000 shares authorized;
 5,000,000 shares issued and
 outstanding...........................           5.0                                               5.0            5.0
Additional paid in capital.............                      32.5(C)                               32.5           32.5
Retained earnings......................         473.4       (79.0)(B)                (1.7)        392.7          394.4
Unrealized appreciation of available
 for sale securities...................          22.7                                              22.7           22.7
                                         -------------    -------                  ------    -----------  -------------
    Total shareholders' equity.........         515.6       (44.0)                   (1.7)        469.9          471.6
                                         -------------    -------                  ------    -----------  -------------
    Total liabilities and shareholders'
     equity............................   $   4,291.8   $   118.2               $     0.0     $ 4,410.0    $   4,410.0
                                         -------------    -------                  ------    -----------  -------------
                                         -------------    -------                  ------    -----------  -------------


         (The Accompanying Notes are an integral part of this Unaudited
                Pro Forma Condensed Consolidated Balance Sheet)

                         UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED STATEMENT OF INCOME


                                                            NINE MONTHS ENDED SEPTEMBER 30, 1996
                                       ------------------------------------------------------------------------------
                                                                                            PRO FORMA     PRO FORMA
                                                          OFFERINGS AND                     ASSUMING     ASSUMING NO
                                                         REORGANIZATION       PREFERRED     PREFERRED     PREFERRED
                                       HISTORICAL (A)  RELATED ADJUSTMENTS   OFFERING (E)  OFFERING (F) OFFERING (G)
                                       -------------  ---------------------  ------------  -----------  -------------
                                                          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES:
  Insurance premiums.................    $   133.7    $   (95.8)(H)                         $    37.9     $    37.9
  Product charges....................         39.1         (9.1)(H)                              30.0          30.0
  Net investment income..............        189.3        (50.9)(B)(H)                          138.4         138.4
  Realized gains on investments......         62.5          1.4(H)                               63.9          63.9
  Other..............................          2.3          1.5(I)                                3.8           3.8
  Contribution from the Closed
   Block.............................          2.7         (2.6)(H)                               0.1           0.1
                                       -------------    -------              ------------  -----------  -------------
  Total revenues.....................        429.6       (155.5)                   0.0          274.1         274.1
                                       -------------    -------              ------------  -----------  -------------
BENEFITS AND EXPENSES:
  Total policyowner benefits.........        222.9       (110.7)(H)                             112.2         112.2
  Total expenses.....................         73.8        (13.4)(H)(M)(K)(N)       4.2(L)        64.6          60.4
  Dividends to policyowners..........         26.3        (26.3)(H)
                                       -------------    -------              ------------  -----------  -------------
  Total benefits and expenses........        323.0       (150.4)                   4.2          176.8         172.6
                                       -------------    -------              ------------  -----------  -------------
Income before income taxes...........        106.6         (5.1)                  (4.2)          97.3         101.5
Income tax expense...................         40.4         (6.3)(J)(O)            (1.5)(O)       32.6          34.1
                                       -------------    -------              ------------  -----------  -------------
Net income...........................    $    66.2    $     1.2              $    (2.7)     $    64.7     $    67.4
                                       -------------    -------              ------------  -----------  -------------
                                       -------------    -------              ------------  -----------  -------------
Net income per share.................    $    3.39                                          $    2.94     $    3.06
Shares used in the calculation of net
 income per share....................         19.5                                               22.0          22.0


              (The Accompanying Notes are an integral part of this Unaudited Pro Forma Condensed Consolidated Statement of Income)

                         UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED STATEMENT OF INCOME


                                                                YEAR ENDED DECEMBER 31, 1995
                                       ------------------------------------------------------------------------------
                                                                                            PRO FORMA     PRO FORMA
                                                          OFFERINGS AND                     ASSUMING     ASSUMING NO
                                                         REORGANIZATION       PREFERRED     PREFERRED     PREFERRED
                                       HISTORICAL (A)  RELATED ADJUSTMENTS   OFFERING (E)  OFFERING (F) OFFERING (G)
                                       -------------  ---------------------  ------------  -----------  -------------
                                                          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES:
  Insurance premiums.................    $   244.1    $  (182.2)(H)                         $    61.9     $    61.9
  Product charges....................         57.3        (16.9)(H)                              40.4          40.4
  Net investment income..............        285.2       (100.1)(B)(H)                          185.1         185.1
  Realized gains on investments......         51.4         (0.9)(H)                              50.5          50.5
  Other..............................          5.4          2.0(I)                                7.4           7.4
  Contribution from the Closed
   Block.............................                       7.6(H)                                7.6           7.6
                                       -------------    -------              ------------  -----------  -------------
  Total revenues.....................        643.4       (290.5)                   0.0          352.9         352.9
                                       -------------    -------              ------------  -----------  -------------
BENEFITS AND EXPENSES:
  Total policyowner benefits.........        374.6       (200.3)(H)                             174.3         174.3
  Total expenses.....................        108.9        (34.0)(H)(K)(M)(N)       4.8(L)        79.7          74.9
  Dividends to policyowners..........         49.4        (49.4)(H)
                                       -------------    -------              ------------  -----------  -------------
  Total benefits and expenses........        532.9       (283.7)                   4.8          254.0         249.2
                                       -------------    -------              ------------  -----------  -------------
Income before income taxes...........        110.5         (6.8)                  (4.8)          98.9         103.7
Income tax expense...................         41.2         (2.4)(O)               (1.7)(O)       37.1          38.8
                                       -------------    -------              ------------  -----------  -------------
Net income...........................    $    69.3    $    (4.4)             $    (3.1)    $     61.8   $       64.9
                                       -------------       -------           ------------  -----------  -------------
                                       -------------       -------           ------------  -----------  -------------
Net income per share.................  $       3.54                                        $     2.81   $       2.95
Shares used in the calculation of net
 income per share....................          19.5                                              22.0           22.0


              (The Accompanying Notes are an integral part of this Unaudited Pro Forma Condensed Consolidated Statement of Income)

                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


    (A) As a result of the Distribution which caused its Non-Life Insurance Subsidiaries to be distributed to AmerUs Group. Accordingly, the Consolidated Financial Statements include only the accounts and operations, after eliminations, of the Company and its wholly-owned life insurance subsidiaries, principally, AmerUs Life and American Vanguard Life Insurance Company.



    (B) The Capital Contribution consisted of a contribution of net assets as follows:



                                                                               BOOK VALUE
                                                                           SEPTEMBER 30, 1996
                                                                          ---------------------
                                                                              (IN MILLIONS)
Fixed maturity securities...............................................        $     3.5
Equity securities.......................................................              0.7
Mortgage loans..........................................................              9.7
Real estate.............................................................             34.2
Property and equipment, net.............................................              8.7
Cash....................................................................             31.0
Long-term debt assumed..................................................             (8.8)
                                                                                    -----
                                                                                $    79.0
                                                                                    -----
                                                                                    -----



    Net investment income has been reduced by $0.2 million and $0.4 million for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively, which represents the actual net investment income of the assets distributed for such periods.



    (C) Represents estimated net proceeds to the Company of $35 million from the issuance of 2,500,000 shares of Class A Common Stock and the use of the proceeds to retire long-term debt, assuming all shares are sold in the Public Offering at a price of $15.50 per share.



    (D) Represents $175 million of proceeds from the Bank Credit Facility and the investment of such proceeds in fixed maturity securities. No adjustment has been included to reflect the investment earnings that would have resulted from the investment of the proceeds. If such proceeds would have been invested at the average rate of return on the Company's investment portfolio for each respective period, $10.3 million and $13.7 million would have been earned in the nine months ended September 30, 1996 and the year ended December 31, 1996.


    (E) Represents estimated net proceeds of $72.4 million from the Preferred Offering and the use of such proceeds to repay long-term debt. See "The Preferred Offering."

    (F) Giving effect to the establishment of the Closed Block, management fee income, the Capital Contribution, the Offerings, the Bank Credit Facility, and the Preferred Offering.

    (G) Giving effect to the establishment of the Closed Block, management fee income, the Capital Contribution, the Offerings and the Bank Credit Facility, but not the Preferred Offering.

    (H) The unaudited pro forma condensed consolidated statements of income reflect an allocation of revenues and expenses to the Closed Block based on certain estimates and assumptions that management believes are reasonable. The contribution from the Closed Block reflected in the unaudited pro forma condensed consolidated statements of income is not necessarily indicative of the Closed Block's contribution had the Closed Block been established as of January 1, 1995 or of the expected contribution for any future period.

    The Closed Block will include only those revenues, benefits, expenses and dividends considered in funding the Closed Block. See "The Reorganization and Distribution of the Non-Life Insurance Subsidiaries--Establishment and Operation of the Closed Block." The pre-tax contribution from the Closed Block is reported as a single line item of total revenues from continuing operations. Many expenses related to the Closed Block operations are charged to operations outside the Closed Block, accordingly, the contribution from the Closed Block does not represent the actual profitability of the Closed Block operations. Operating costs and expenses outside of the Closed Block are, therefore, disproportionate to the business outside the Closed Block. Income tax expense applicable to the Closed Block, which will be funded in the Closed Block, is reflected as a component of income tax expense.


    The excess of Closed Block liabilities over Closed Block assets as of September 30, 1996 represents the total estimated future contribution from the Closed Block expected to emerge from operations in the Closed Block after income taxes. If the actual contribution from the Closed Block in any given period equals or exceeds the expected contribution for such period as determined at the establishment of the Closed Block, the expected contribution would be recognized in income from continuing operations for that period. Any excess of the actual contribution over the expected contribution would also be recognized in income from continuing operations to the extent that the aggregate expected contribution for all prior periods exceeded the aggregate actual contribution. Any remaining excess of actual contribution over expected contributions would be accrued in the Closed Block as a liability for future policyowners' dividends. This accrual for the future dividends effectively limits the actual Closed Block contribution recognized in income from continuing operations to the Closed Block contribution expected to emerge from operation of the Closed Block as determined as of the date of establishment of the Closed Block.



    The following is a summary of Closed Block pro forma income statement adjustments for the respective periods:



                                                                          NINE MONTHS ENDED        YEAR ENDED
                                                                          SEPTEMBER 30, 1996    DECEMBER 31, 1995
                                                                         --------------------  -------------------
                                                                                       (IN MILLIONS)
CLOSED BLOCK REVENUES
Insurance premiums.....................................................       $     95.8            $   182.2
Product charges........................................................              9.1                 16.9
Net investment income..................................................             50.7                 99.7
Realized gains (losses) on investments.................................             (1.4)                 0.9
                                                                                 -------              -------
                                                                              $    154.2            $   299.7
CLOSED BLOCK EXPENSES
Total policyowner benefits.............................................            110.7                200.3
Total Expenses.........................................................             19.8                 42.4
Dividends to policyowners..............................................             26.3                 49.4
                                                                                 -------              -------
                                                                              $    156.8            $   292.1
                                                                                 -------              -------
                                                                                 -------              -------
Contributions from the Closed Block....................................       $     (2.6)           $     7.6
                                                                                 -------              -------
                                                                                 -------              -------



    If over the period the policies and contracts in the Closed Block remain in force the actual contribution from the Closed Block is less than the expected contribution from the Closed Block, only such actual contribution would be recognized in income from continuing operations. If the actual contribution from the Closed Block in any given period is less than the expected contribution for that period and changes in dividend scales are inadequate to offset the negative performance in relation to the expected performance, the contribution inuring to shareholders of the Company will be reduced. If a liability for policyowners' dividends had been previously established in the Closed Block because the actual contribution to the relevant date had exceeded the expected contribution to such date, such liability would be reduced (but not below zero) in any periods in which the actual contribution for that period is less than the expected contribution for such period. See "The Reorganization and Distribution of the Non-Life Insurance Subsidiaries" and "Management's Discussion of Results of Operations and Financial Conditions."



    (I) Represents fixed fee for management services and assistance to be received under an Intercompany Agreement between AmerUs Group and the Company as compensation for services rendered by Company employees. See "Certain Transactions and Relationships--Intercompany Agreement--Management Services."

    (J) Represents the elimination of $4.5 million of the mutual company equity add-on tax for the six months ended June 30, 1996, which is applicable only to mutual life insurance companies. This adjustment can vary significantly from year to year, based on rates published by the IRS. The Company believes that this tax will not be applicable to the Company after the Reorganization due to AmerUs Life's conversion into a stock corporation.



    (K) Total expenses have been reduced by $0.9 million and $1.1 million for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively, as a result of the assignment of a certain employment contract to AmerUs Group.



    (L) Represents dividends of $5.1 million and $6.8 million for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively, on the shares issued in conjunction with the Preferred Offering which are assumed to be payable at 9% per annum and the offering expenses of $2.6 million which are classified as interest expense, net of the reduction in interest expense resulting from the retirement of long-term debt from the proceeds from the Preferred Offering of $3.5 million and $4.6 million for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.



    (M) Represents interest expense under the Bank Credit Facility based upon a rate of 6.25% per annum, and amortization of debt expense. The resulting adjustment was $8.9 million and $11.7 million for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.



    (N) Represents the reduction in interest expense under the Bank Credit Facility resulting from the application of the proceeds from the Offerings to retire long-term debt. The adjustment was $1.6 million and $2.2 million for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.


    (O)  Represents the income tax effect on the net pro forma adjustments.

ORGANIZATIONAL STRUCTURE

    The following chart illustrates the general organization of AMHC and its subsidiaries, including the Company, after the Offerings:


                                    [GRAPH]

*   Assuming no exercise of the underwriters' over-allotment option.



** The Non-Life Insurance Subsidiaries consist of API, AmerUs Bank, and Iowa Realty Co., Inc., and each of their respective subsidiaries.



*** AmerUs Life participates in the Ameritas Joint Venture through its ownership interest in AMAL Corporation, a Nebraska corporation ("AMAL"). See "Business--Ameritas Joint Venture."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

    THE FOLLOWING ANALYSIS OF THE CONSOLIDATED RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA AND CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

BACKGROUND

  THE REORGANIZATION, THE CAPITAL CONTRIBUTION AND THE DISTRIBUTION

    The Company is an insurance holding company formed on August 1, 1996, in connection with the Reorganization of American Mutual Life on June 30, 1996. As part of the Reorganization, all of the shares of capital stock of AmerUs Life were issued to AMHC. Subsequent to the Reorganization, on August 1, 1996, AMHC contributed all of its shares of capital stock of AmerUs Life to AmerUs Group. On August 1, 1996, all of the shares of the Company's capital stock were issued to AmerUs Group. See "The Reorganization and Distribution of the Non-Life Insurance Subsidiaries."


    Prior to the Distribution, AmerUs Life made the Capital Contribution to or for the benefit of the Non-Life Insurance Subsidiaries. The Capital Contribution consisted of cash and other property having a net carrying value of approximately $79 million. Following the Capital Contribution, a series of transactions were undertaken by the Company and its affiliates. AmerUs Life effected the Distribution pursuant to which it distributed the Non-Life Insurance Subsidiaries to AmerUs Group. Immediately after the Distribution, AmerUs Group contributed all of its shares of common stock in AmerUs Life to the Company. Under this structure, the Company is an intermediate holding company, with AmerUs Group as its direct parent company and AmerUs Life as its wholly-owned subsidiary. Under Iowa law, AMHC is required to retain direct or indirect ownership and control of shares representing a majority of the vote of the outstanding capital stock of the Company. Immediately following the Distribution, the Company entered into the Bank Credit Facility, pursuant to which it borrowed $100 million in term debt and $75 million through a revolving line of credit. The Company used the proceeds from such borrowings to make a $125 million capital contribution to AmerUs Life and to purchase a $50 million surplus note from AmerUs Life. The Company will use the proceeds of the Offerings and the Preferred Offering to repay such borrowings.



    The Distribution effectively separated AMHC's non-life insurance businesses from the life insurance businesses owned by the Company, such that the companies engaged in non-life insurance businesses will no longer be subsidiaries of the Company. See "The Reorganization and Distribution of the Non-Life Insurance Subsidiaries."



  ACCOUNTING TREATMENT


    The Selected Consolidated Financial and Operating Data, the Consolidated Financial Statements and other financial data of the Company presented herein give effect to the Reorganization and the Distribution as if both had been completed prior to the periods presented (including giving effect to the establishment of the Closed Block as of June 30, 1996), but do not give effect to the Capital Contribution.

AMERITAS JOINT VENTURE

    Under the Ameritas Joint Venture, the Company will no longer offer DEFERRED FIXED ANNUITIES for sale to new customers except through the Ameritas Joint Venture, although the Company will continue to issue renewal and replacement annuity contracts with respect to annuity contracts issued by it prior to the formation of the Ameritas Joint Venture. Consequently, future sales of fixed annuities by the Company will be substantially reduced, which will have an effect on future investment income and product charges of the Company. Management believes that any reductions in net income resulting from the curtailment of direct annuity sales by the Company will be more than offset by management fees and by the Company's increased equity interest in the net income of the Ameritas Joint Venture.

OVERVIEW

    The Company is engaged in the business of underwriting, marketing and distributing a broad range of individual life insurance and annuity products to individuals and businesses in 45 states and the District of Columbia. The Company's primary product offerings consist of whole life, universal life and term life insurance policies and fixed annuities. Since April 1, 1996 the Company has been a party to the Ameritas Joint Venture with Ameritas Life Insurance Corp., through which it now markets fixed annuities and has begun to sell variable annuities and variable life insurance products. See "Business--Products" and "Business--Ameritas Joint Venture."

    In accordance with GAAP, universal life insurance premiums and annuity deposits received are reflected as increases in liabilities for policyowner account balances and not as revenues. Revenues reported for universal life and annuity products consist of policy charges for the cost of insurance, administration charges and surrender charges assessed against policyowner account balances. Surrender benefits paid relating to universal life insurance policies and annuity products are reflected as decreases in liabilities for policyowner account balances and not as expenses. Amounts for interest credited to universal life and annuity policyowner account balances and benefit claims in excess of policyowner account balances are reported as expenses in the financial statements. The Company receives investment income earned from the funds deposited into account balances by universal life and annuity policyowners, the majority of which is passed through to such policyowners in the form of interest credited.

    Premium revenues reported for traditional life insurance products are recognized as revenues when due. Future policy benefits and policy acquisition costs are recognized as expenses over the life of the policy by means of a provision for future policy benefits and amortization of deferred policy acquisition costs.


    The costs related to acquiring new business, including certain costs of issuing policies and certain other variable selling expenses (principally commissions), defined as deferred policy acquisition costs, are capitalized and amortized as an expense in proportion to expected profits or margins from such policies. This amortization is adjusted when current or estimated future gross profits or margins on the underlying policies vary from previous estimates. For example, the amortization of deferred policy acquisition costs is accelerated when policy terminations are higher than originally estimated or when investments supporting the policies are sold at a gain prior to their anticipated maturity. Death and other policyowner benefits reflect exposure to mortality risk and fluctuate from period to period based on the level of claims incurred within insurance retention limits. The profitability of the Company is primarily affected by expense levels, interest spread results (i.e., the excess of investment earnings over the interest credited to policyowners) and fluctuations in mortality, persistency and other policyowner benefits. The Company has the ability to mitigate adverse experience through adjustments to credited interest rates, policyowner dividends or cost of insurance charges.



THE CLOSED BLOCK



    In connection with the Reorganization, the Closed Block was established. Insurance policies which had a dividend scale in effect as of June 30, 1996 were included in the Closed Block. The Closed Block is designed to provide reasonable assurance to owners of insurance policies included therein that, after the Reorganization, assets will be available to maintain the dividend scales and interest credits in effect for 1995 if the experience underlying such scales and credits continues. See "Risk Factors--The Closed Block" and "The Reorganization and Distribution of the Non-Life Insurance Subsidiaries--Establishment and Operation of the Closed Block." Although the Closed Block does not affect the net income of the Company, the financial presentation of the results of operations and financial position of the Company is affected.



    The contribution to the operating income of the Company from the Closed Block is reported as a single line item in the income statement. Accordingly, premiums, product charges, investment income, realized gains (losses) on investments, policyowner benefits and dividends attributable to the Closed Block, less certain minor expenses including amortization of deferred policy acquisition costs, are shown as a net number under the caption the "Contribution from the Closed Block." This results in material reductions in the respective line items in the income statement while having no effect on net income. Also, all investments allocated to the Closed Block are grouped together and shown as a single item entitled "Closed Block Investments," and all other assets allocated to the Closed Block are grouped together and shown as a separate item entitled "Closed Block Assets." Likewise, all liabilities attributable to the Closed Block are combined and disclosed as the "Closed Block Liabilities." See "Unaudited Pro Forma Condensed Consolidated Financial Statements."



COMBINED RESULTS OF OPERATIONS



    Since the operating results from the Closed Block for the three months ended September 30, 1996 are reported on one line of the income statement, "Contribution from the Closed Block," to facilitate comparability with 1995 the following table presents the results of operations for the nine months ended September 30, 1996 on a combined basis as if the Closed Block had not been formed. Management's discussion and analysis addresses the combined results of operations.



                                                                                       NINE MONTHS ENDED
                                                                                      SEPTEMBER 30, 1996
                                                                              -----------------------------------
                                                                                            CLOSED
                                                                              AS REPORTED    BLOCK     COMBINED
                                                                              -----------  ---------  -----------
                                                                                        (IN THOUSANDS)
Revenues:
  Insurance premiums........................................................  $   133,704  $  48,747  $   182,451
  Product charges...........................................................       39,135      4,657       43,792
  Net investment income.....................................................      189,293     26,826      216,119
  Realized gains (losses) on investments....................................       62,555         70       62,625
  Other income..............................................................        2,280          0        2,280
  Contribution from the Closed Block........................................        2,659     (2,659)           0
                                                                              -----------  ---------  -----------
  Total revenues............................................................      429,626     77,641      507,267
Benefits and expenses:
  Policyowner benefits......................................................      222,929     51,028      273,957
  Underwriting, acquisition and insurance expenses..........................       41,892      1,038       42,930
  Amortization of deferred policy acquisition costs.........................       31,865     11,244       43,109
  Dividends to policyowners.................................................       26,343     14,331       40,674
                                                                              -----------  ---------  -----------
                                                                                  323,029     77,641      400,670
Income before income taxes and cumulative effect of change in accounting
 principles.................................................................      106,597          0      106,597
Income tax expenses.........................................................       40,403          0       40,403
                                                                              -----------  ---------  -----------
Income before cumulative effect of change in accounting principles..........       66,194          0       66,194
Cumulative effect of change in accounting principle, net of tax.............            0          0            0
                                                                              -----------  ---------  -----------
Net income..................................................................  $    66,194  $       0  $    66,194
                                                                              -----------  ---------  -----------
                                                                              -----------  ---------  -----------

ADJUSTED OPERATING INCOME



    The following table reflects net income adjusted to eliminate certain items (net of applicable income taxes) which management believes are not necessarily indicative of overall operating trends, including net realized gains or losses on investments. Adjusted operating income does not constitute net income computed in accordance with generally accepted accounting principles.



                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                                    --------------------  -----------------------------------------------------
                                                      1996       1995       1995       1994       1993       1992       1991
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income........................................  $  66,194  $  54,008  $  69,348  $   6,667  $  31,209  $  38,753  $  44,847
Net realized (gains) losses on investments (A)....    (40,056)   (25,960)   (32,244)    11,223    (10,187)    (6,646)    (8,547)
Merger-related costs (B)..........................                   851      1,451      6,882
Equity add-on tax (C).............................      4,480                            9,585
Reorganization costs (D)..........................        726        115      1,426
Adoption of SFAS 106 (E)..........................                                                  3,214
Curtailment gain (F)..............................                           (2,015)
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Adjusted operating income.........................  $  31,344  $  29,014  $  37,966  $  34,357  $  24,236  $  32,107  $  36,300
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Adjusted operating income per share...............  $    1.61  $  --      $    1.95     --         --         --         --
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------


------------------
(A) Represents realized gains or losses on investments less that portion of the amortization of deferred policy acquisition costs adjusted for income taxes on such amounts.
(B) Effective December 31, 1994, Old AML merged into Central Life; these amounts are costs related to the merger and include early retirement and severance costs, legal, consulting, postage and printing costs and costs associated with the establishment of a charitable trust.


(C) Represents the mutual life insurance company equity add-on tax, which is applicable only to mutual life insurance companies and which the Company believes will not be applicable to the Company after June 30, 1996 due to AmerUs Life's conversion into a stock company.


(D) Represents costs directly related to the Reorganization consisting primarily of printing, postage, legal and consulting costs. All of the 1995 costs were incurred in the second half of 1995.

(E) As of January 1, 1993, the Company adopted SFAS 106, pursuant to which the cost of certain post-retirement benefits must be recognized on an accrual basis as employees perform services to earn such benefits. The Company's transition obligation as of January 1, 1993 amounted to approximately $3.2 million, net of income tax benefits, and was recorded as a cumulative effect adjustment to net income.


(F) Represents a curtailment gain resulting from the freezing of the Company's defined benefit pension plans as of December 31, 1995.

RESULTS OF OPERATIONS


  NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995


    A summary of the Company's revenues follows:


                                                                                   NINE MONTHS ENDED
                                                                                     SEPTEMBER 30,
                                                                                ------------------------
                                                                                   1996         1995
                                                                                -----------  -----------
                                                                                     (IN THOUSANDS)
Insurance premiums
  Traditional life insurance premiums.........................................  $   169,435  $   163,857
  Immediate annuity and supplementary contract premiums.......................       11,366       14,594
  Other premiums..............................................................        1,650        5,413
                                                                                -----------  -----------

    Total insurance premiums..................................................      182,451      183,864

  Universal life product charges..............................................       43,138       42,144
  Annuity product charges.....................................................          654          417
                                                                                -----------  -----------

    Total product charges.....................................................       43,792       42,561

  Net investment income.......................................................      216,119      210,491
  Realized gains (losses) on investments......................................       62,625       41,564
  Other revenues..............................................................        2,280        2,285
                                                                                -----------  -----------

    Total revenues............................................................  $   507,267  $   480,765
                                                                                -----------  -----------
                                                                                -----------  -----------



    Insurance premiums decreased $1.4 million to $182.5 million in the nine months ended September 30, 1996 compared to $183.9 million in the nine months ended September 30, 1995. Traditional life insurance premiums increased $5.6 million due to continued growth in renewal premiums. Immediate annuity deposits and SUPPLEMENTARY CONTRACT premiums were $3.2 million lower in the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995 due to decreased immediate annuity sales. Other premiums were $3.8 million lower in the nine months ended September 30, 1996 than in the nine months ended September 30, 1995 primarily due to the Company's exit from several group life and long-term disability reinsurance pools in the second half of 1995 and the sale of the Company's remaining group life operation in the third quarter of 1996, as part of management's continuing review of insurance products' profitability.



    Universal life product charges were $1.0 million higher in the nine months ended September 30, 1996 compared to the same period in 1995 primarily due to increased COST OF INSURANCE charges as a result of the normal aging of that block of business.



    Net investment income increased by $5.6 million, or 2.7%, to $216.1 million in the nine months ended September 30, 1996 as compared to $210.5 million in the nine months ended September 30, 1995. The increase was attributable to an increase in average invested assets. Average invested assets increased by $234.6 million to $3,900.3 million during the nine months ended September 30, 1996. The effective yield on average invested assets was 7.85% in the nine months ended September 30, 1996, compared to 7.87% in the same period of 1995. The decrease in effective yield is due to lower bond yields in the first nine months of 1996 compared to the same period in 1995.



    Realized gains on investments were $62.6 million in the nine months ended September 30, 1996, compared to gains of $41.6 million in the nine months ended September 30, 1995. The increase of $21.0 million resulted primarily from increased sales of common stock, reflecting the Company's decision to reduce its exposure to equity securities. Proceeds from these sales were invested primarily in fixed maturity securities.


A summary of the Company's policyowner benefits follows:


                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                      ------------------------
                                                                         1996         1995
                                                                      -----------  -----------
                                                                           (IN THOUSANDS)
Traditional life insurance
  Death benefits....................................................  $    25,656  $    24,356
  Change in liability for future policy benefits and other policy
   benefits.........................................................      117,849      112,935
                                                                      -----------  -----------

    Total traditional life insurance benefits.......................      143,505      137,291

Universal life insurance
  Death benefits in excess of cash value............................       13,324       12,668
  Interest credited to policyowner account balances.................       35,457       33,366
  Other policy benefits.............................................        3,883        4,493
                                                                      -----------  -----------

    Total universal life insurance benefits.........................       52,664       50,527

Annuities
  Interest credited to deferred annuity account balances............       52,142       59,123
  Other annuity benefits............................................       23,988       27,195
                                                                      -----------  -----------

    Total annuity benefits..........................................       76,130       86,318

Miscellaneous benefits..............................................        1,658        5,546
                                                                      -----------  -----------

    Total policyowner benefits......................................  $   273,957  $   279,682
                                                                      -----------  -----------
                                                                      -----------  -----------



    Total policyowner benefits decreased $5.7 million to $274.0 million in the nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995. Traditional life benefits increased $6.2 million primarily due to the growth in the amount of such business in force. Universal life benefits increased by $2.1 million primarily due to increased interest credited to policyowner account balances. While the weighted average crediting rate for the Company's universal life liabilities decreased 16 basis points from 6.47% in the nine months ended September 30, 1995 to 6.31% in the nine months ended September 30, 1996, the Company's average liabilities increased $40.8 million from the first nine months of 1995 to the first nine months of 1996, resulting in the increased credited amounts in the 1996 period.



    Annuity benefits decreased $10.2 million in the nine month period ended September 30, 1996 to $76.1 million compared to $86.3 million in the nine months ended September 30, 1995. Such benefits decreased due to reduced interest credited to policyowner account balances and decreased other annuity benefits. The weighted average crediting rate for the Company's individual deferred annuity liabilities decreased 88 basis points to 5.39% in the nine months ended September 30, 1996 compared to 6.27% in the nine months ended September 30, 1995. The Company's average deferred annuity liabilities decreased $60.6 million from the first nine months of 1995 compared to the same period in 1996, also contributing to the decrease in interest credited amounts in the 1996 period. The decrease in other annuity benefits was the result of reduced immediate annuity sales in 1996.

    The decrease in miscellaneous benefits of $3.9 million to $1.6 million in the nine months ended September 30, 1996 compared to $5.5 million in the nine months ended September 30, 1995 was primarily the result of the Company's exit from several group life and long-term disability reinsurance pools in the second half of 1995 and the sale of the Company's remaining group life operation in the third quarter of 1996.



    A summary of the Company's expenses follows:



                                                                                    NINE MONTHS ENDED
                                                                                      SEPTEMBER 30,
                                                                                   --------------------
                                                                                     1996       1995
                                                                                   ---------  ---------
                                                                                      (IN THOUSANDS)
Commission expense, net of deferrals.............................................  $   6,843  $   7,600
Other underwriting, acquisition and insurance expenses, net of deferrals.........     36,087     32,239
Amortization of deferred policy acquisition costs................................     43,109     41,096
                                                                                   ---------  ---------
    Total expenses...............................................................  $  86,039  $  80,935
                                                                                   ---------  ---------
                                                                                   ---------  ---------



    Commission expense, net of deferrals, decreased $0.8 million to $6.8 million in the first nine months of 1996 compared to $7.6 million in the same period of 1995, primarily due to a decrease in gross commission expense as a result of lower sales levels and the conversion of new annuity sales to the Ameritas Joint Venture in May 1996. Other underwriting, acquisition and insurance expenses, net of deferrals, increased by $3.9 million, or 11.9%, to $36.1 million in the nine months ended September 30, 1996. The increase in expenses during the 1996 period was primarily due to increased costs related to the Reorganization of $0.9 million, the Ameritas Joint Venture of $0.8 million, settlements and associated legal fees of $0.5 million, and higher premium taxes of $0.7 million due to a one-time adjustment to the amortization of the guaranty association asset.



    The amortization of deferred policy acquisition costs increased by $2.0 million to $43.1 million in the nine months ended September 30, 1996 compared to $41.1 million in the nine months ended September 30, 1995. The increase in amortization in the 1996 period was primarily due to higher gross margins and realized capital gains in the first nine months of 1996 compared to the same period in 1995.



    Dividends to policyowners increased by $4.4 million, or 12.1%, to $40.7 million in the first nine months of 1996 compared to $36.3 million in the first nine months of 1995. The growth in dividends was primarily the result of the growth and aging of the in-force policies. Traditional life reserves grew 7.9% from September 30, 1995 to $1.18 billion at September 30, 1996. The weighted average dividend rate credited to these policies was 7.16% for the nine months ended September 30, 1996 compared to 7.14% for the same period in 1995.



    Income before income taxes increased by $22.7 million in 1996, or 27.1%, to $106.6 million in the nine months ended September 30, 1996 compared to $83.9 million in the nine months ended September 30, 1995. The increase resulted primarily from the increase of $21.0 million in realized gains on investments.



    Income tax expense increased by $10.5 million in the nine months ended September 30, 1996 to $40.4 million compared to $29.9 million in the nine months ended September 30, 1995. The increased income taxes for the nine month period ended September 30, 1996 were the result of the higher pre-tax income due primarily to the increased realized gains on investments and a $4.5 million provision for the equity add-on tax in the first half of 1996 partially offset by $1.7 million of tax credits. The effective income tax rate for the first nine months of 1996 was 37.9% compared to 35.6% for the first nine months of 1995.



    Net income increased by $12.2 million in the nine months ended September 30, 1996 to $66.2 million from $54.0 million in the nine months ended September 30, 1995. The increased net income resulted from higher pre-tax income due primarily to the increased realized gains on investments.

  1995 COMPARED TO 1994

    A summary of the Company's revenues follows:

                                                                                YEAR ENDED DECEMBER 31,
                                                                                ------------------------
                                                                                   1995         1994
                                                                                -----------  -----------
                                                                                     (IN THOUSANDS)
Insurance premiums
  Traditional life insurance premiums.........................................  $   219,732  $   209,447
  Immediate annuity and supplementary contract premiums.......................       17,659       16,680
  Other premiums..............................................................        6,696       11,785
                                                                                -----------  -----------

    Total insurance premiums..................................................      244,087      237,912
  Universal life product charges..............................................       56,763       55,815
  Annuity product charges.....................................................          607          547
                                                                                -----------  -----------

    Total product charges.....................................................       57,370       56,362
  Net investment income.......................................................      285,244      275,691
  Realized gains (losses) on investments......................................       51,387      (19,930)
  Other revenues..............................................................        5,390        2,391
                                                                                -----------  -----------

    Total revenues............................................................  $   643,478  $   552,426
                                                                                -----------  -----------
                                                                                -----------  -----------

    Insurance premiums increased $6.2 million to $244.1 million in 1995 compared to $237.9 million in 1994. Traditional life insurance premiums increased $10.3 million as a result of continued growth in renewal premiums. Immediate annuity deposits and supplementary contract premiums were $1.0 million greater in 1995 than 1994 due to increased immediate annuity sales. Other premiums were $5.1 million lower in 1995 than in 1994 primarily due to the Company's exit from several group life and long-term disability reinsurance pools in 1995, as part of management's continuing review of insurance products' profitability.

    Universal life product charges were $0.9 million higher in 1995 compared to 1994 primarily due to increased cost of insurance charges as a result of the normal aging of that block of business.

    Net investment income increased by $9.5 million, or 3.5%, to $285.2 million in 1995 as compared to $275.7 million in 1994. The increase was attributable to an increase in average invested assets partially offset by a decline in the effective yield on average invested assets. Average invested assets increased by $162.9 million to $3,728.4 million during 1995. The effective yield on average invested assets decreased from 7.90% in 1994 to 7.84% in 1995 reflecting a reduction in interest income on both bonds and commercial mortgages as a result of lower market interest rates on new investments.


    Realized gains on investments were $51.4 million in 1995 compared to realized losses of $19.9 million in 1994. The increase of $71.3 million in 1995 resulted primarily from the combination of increased gains of $32.5 million over 1994 amounts from the sale of common stock and a gain of $9.4 million in 1995 compared to a loss of $25.5 million in 1994 from sales of fixed maturity securities. Of the losses incurred in 1994, $21.1 million were incurred in connection with sales of fixed maturity securities which resulted from a planned investment strategy that maximized the after-tax proceeds from the sale of selected fixed maturity securities. The sales of common stock in 1995 were a direct result of the Company's decision to reduce the level of equity securities as a percentage of its investment portfolio on a long-term basis.

    Other revenues increased in 1995 by $3.0 million from 1994 levels, primarily due to a gain of $3.1 million which resulted from the curtailment of the Company's defined benefit pension plans, effective December 31, 1995. See Note 7 to the Consolidated Financial Statements.

    A summary of the Company's policyowner benefits follows:

                                                                                YEAR ENDED DECEMBER 31,
                                                                                ------------------------
                                                                                   1995         1994
                                                                                -----------  -----------
                                                                                     (IN THOUSANDS)
Traditional life insurance
  Death benefits..............................................................  $    32,196  $    30,044
  Change in liability for future policy benefits and other policy benefits....      152,742      149,283
                                                                                -----------  -----------

    Total traditional life insurance benefits.................................      184,938      179,327

Universal life insurance
  Death benefits in excess of cash value......................................       17,098       15,165
  Interest credited to policyowner account balances...........................       45,240       42,095
  Other policy benefits.......................................................        5,214        7,237
                                                                                -----------  -----------

    Total universal life insurance benefits...................................       67,552       64,497

Annuities
  Interest credited to deferred annuity account balances......................       78,120       77,980
  Other annuity benefits......................................................       35,582       34,918
                                                                                -----------  -----------

    Total annuity benefits....................................................      113,702      112,898

Miscellaneous benefits........................................................        8,428       13,174
                                                                                -----------  -----------

    Total policyowner benefits................................................  $   374,620  $   369,896
                                                                                -----------  -----------
                                                                                -----------  -----------

    Total policyowner benefits increased $4.7 million from 1994 to $374.6 million in 1995. Traditional life benefits increased $5.6 million due primarily to increased mortality costs and increased liabilities for future policy benefits, in each case associated with the growth in the amount of such business in force. Universal life benefits increased $3.1 million primarily due to increased interest credited to policyowner account balances. The weighted average crediting rate for the Company's universal life liabilities increased 23 basis points from 6.44% in 1994 to 6.67% in 1995, and the Company's average liabilities increased $41.9 million, or 5.8%, from 1994 to 1995, resulting in the increased credited amounts in 1995.

    Annuity benefits increased $0.8 million in 1995 to $113.7 million compared to $112.9 million in 1994. Such benefits increased due to increased interest credited to policyowner account balances and increased other annuity benefits. While the weighted average crediting rate for the Company's individual deferred annuity liabilities decreased 25 basis points to 6.16% in 1995 compared to 6.41% in 1994, the Company's average liabilities increased $32.1 million, or 2.5%, from 1994 to 1995, resulting in the increased interest credited amounts in 1995. The increased other annuity benefits were the result of continued growth in the immediate annuity and supplementary contract business in force.

    The decrease in miscellaneous benefits of $4.8 million to $8.4 million in 1995 compared to $13.2 million in 1994 was primarily the result of the Company's exit from several group life and long-term disability reinsurance pools in 1995.

    A summary of the Company's expenses follows:

                                                                                YEAR ENDED DECEMBER 31,
                                                                                ------------------------
                                                                                   1995         1994
                                                                                -----------  -----------
                                                                                     (IN THOUSANDS)
Commission expense, net of deferrals..........................................  $    10,448  $     9,451
Other underwriting, acquisition and insurance expenses, net of deferrals......       48,207       59,153
Amortization of deferred policy acquisition costs.............................       50,239       42,756
                                                                                -----------  -----------
    Total expenses............................................................  $   108,894  $   111,360
                                                                                -----------  -----------
                                                                                -----------  -----------


    Commission expense, net of deferrals, increased $1.0 million, or 10.5%, in 1995 to $10.4 million, primarily as a result of the integration of the product lines of Central Life and Old AML and an increase in gross commissions of $3.0 million as a result of increased annuity sales in 1995. Other underwriting, acquisition and insurance expenses, net of deferrals, decreased in 1995 by $10.9 million, or 18.5%, to $48.2 million. 1995 was the first year of the consolidated operations of Central Life and Old AML. As a result of the combination, approximately $7.8 million of cost reductions were realized in 1995 from 1994 combined levels, excluding the merger-related expenses described below. These reductions in 1995 were partially offset by increased legal and settlement costs of $1.1 million, higher incentive compensation of $1.0 million and $2.2 million of expenses related to the investigation and review of alternative capital structures, including implementing the Reorganization. Included in 1994 expenses were approximately $10.0 million of expenses related to the merger of the two companies compared to $2.2 million of merger-related costs in 1995.


    The amortization of deferred policy acquisition costs increased by $7.4 million to $50.2 million in 1995 compared to $42.8 million in 1994. The increase in amortization in 1995 was primarily due to higher realized gains and gross profits in 1995 than in 1994.

    Dividends to policyowners increased by $4.4 million, or 9.7%, to $49.4 million in 1995 compared to $45.0 million in 1994. The growth in dividends was primarily the result of the growth and aging of the in-force policies. Traditional life reserves grew 8.4% from 1994 to $1.12 billion in 1995. The weighted average dividend rate credited to these policies was 7.14% for 1995 and 1994.


    Income before income taxes increased by $84.4 million, or 323%, to $110.5 million in 1995 compared to $26.1 million in 1994. The increase resulted primarily from the $9.5 million increase in net investment income, net realized gains on investments of $51.4 million in 1995 as compared to net realized losses on investments of $19.9 million in 1994, and reduced expenses, partially offset by higher dividends to policyowners.


    Income tax expense increased by $21.7 million to $41.2 million in 1995 as compared to $19.5 million in 1994. The increased 1995 income taxes were the result of the higher pre-tax income discussed above. The effective income tax rate for 1995 was 37.3% and for 1994 was 74.5%. In 1994, American Mutual Life was subject to the equity add-on tax which resulted in an additional $9.6 million of current income tax expense.

    Net income increased by $62.8 million in 1995 to $69.4 million from $6.6 million in 1994. This increase resulted from the increases in pre-tax income discussed above.

  1994 COMPARED TO 1993

    A summary of the Company's revenues follows:

                                                                                YEAR ENDED DECEMBER 31,
                                                                                ------------------------
                                                                                   1994         1993
                                                                                -----------  -----------
                                                                                     (IN THOUSANDS)
Insurance premiums
  Traditional life insurance premiums.........................................  $   209,447  $   198,079
  Immediate annuity and supplementary contract premiums.......................       16,680       16,737
  Other premiums..............................................................       11,785       11,544
                                                                                -----------  -----------

    Total insurance premiums..................................................      237,912      226,360

  Universal life product charges..............................................       55,815       56,928
  Annuity product charges.....................................................          547          545
                                                                                -----------  -----------

    Total product charges.....................................................       56,362       57,473

  Net investment income.......................................................      275,691      269,854
  Realized gains (losses) on investments......................................      (19,930)      15,460
  Other revenues..............................................................        2,391        2,498
                                                                                -----------  -----------

    Total revenues............................................................  $   552,426  $   571,645
                                                                                -----------  -----------
                                                                                -----------  -----------

    Insurance premiums increased $11.5 million to $237.9 million in 1994 compared to $226.4 million in 1993. Traditional life insurance premiums increased $11.4 million primarily as a result of continued growth in renewal premiums.

    Universal life product charges were $1.1 million lower in 1994 than in 1993 primarily due to a decrease in cost of insurance charges by the Company in its universal life product line in 1994.

    Net investment income increased by $5.8 million, or 2.2%, to $275.7 million in 1994 as compared to $269.9 million in 1993. The increase was attributable to an increase in average invested assets partially offset by a decline in the effective yield on average invested assets. Average invested assets increased by $108.5 million to $3,565.5 million during 1994. The effective yield on average invested assets decreased from 8.08% in 1993 to 7.90% in 1994, primarily reflecting lower reinvestment rates in late 1993 and throughout 1994.

    Realized losses on investments were $19.9 million in 1994 compared to gains of $15.5 million in 1993. The realized losses in 1994 resulted in part from a planned investment strategy to increase after-tax investment yields in future periods by disposing of selected fixed maturity securities that generated losses of $21.1 million in 1994.

    A summary of the Company's policyowner benefits follows:

                                                                                YEAR ENDED DECEMBER 31,
                                                                                ------------------------
                                                                                   1994         1993
                                                                                -----------  -----------
                                                                                     (IN THOUSANDS)
Traditional life insurance
  Death benefits..............................................................  $    30,044  $    28,516
  Change in liability for future policy benefits and other policy benefits....      149,283      143,659
                                                                                -----------  -----------

    Total traditional life insurance benefits.................................      179,327      172,175

Universal life insurance
  Death benefits in excess of cash value......................................       15,165       13,270
  Interest credited to policyowner account balances...........................       42,095       40,060
  Other policy benefits.......................................................        7,237        7,007
                                                                                -----------  -----------

    Total universal life insurance benefits...................................       64,497       60,337

Annuities
  Interest credited to deferred annuity account balances......................       77,980       82,314
  Other annuity benefits......................................................       34,918       38,001
                                                                                -----------  -----------

    Total annuity benefits....................................................      112,898      120,315

Miscellaneous benefits........................................................       13,174       11,446
                                                                                -----------  -----------

    Total policyowner benefits................................................  $   369,896  $   364,273
                                                                                -----------  -----------
                                                                                -----------  -----------


    Total policyowner benefits increased by $5.6 million from 1993 to $369.9 million in 1994. Traditional life benefits increased $7.2 million primarily due to increased mortality costs and increased liabilities for future policy benefits, in each case associated with the growth in the amount of such business in force. Universal life benefits increased $4.2 million due to increased mortality costs and increased interest credited to policyowner account balances resulting from the growth in the amount of such business in force. While the weighted average crediting rate for the Company's universal life liabilities decreased 15 basis points from 6.59% in 1993 to 6.44% in 1994, the Company's average liabilities increased $43.8 million, or 6.5%, from 1993 to 1994, resulting in the increased credited amounts in 1994.


    Annuity benefits decreased $7.4 million in 1994 to $112.9 million compared to $120.3 million in 1993. Such benefits decreased due to reduced interest credited to policyowner account balances and decreased other annuity benefits. While the Company's average annuity liabilities increased $88.2 million or 7.4% for these products from 1993 to 1994, this was more than offset by the reduction in the weighted average crediting rate on these products of 54 basis points from 6.95% in 1993 to 6.41% in 1994, resulting in the decreased interest credited amounts in 1994. The decrease in other annuity benefits was the result of a change in valuation basis on structured settlement contracts which increased reserves in 1993, partially offset by the growth of immediate annuity and supplementary contract business in force in 1994.

    The increase in miscellaneous benefits of $1.7 million was primarily due to a reduction of reserves in the Company's group accident and health business in 1993.

    A summary of the Company's expenses follows:

                                                                                YEAR ENDED DECEMBER 31,
                                                                                ------------------------
                                                                                   1994         1993
                                                                                -----------  -----------
                                                                                     (IN THOUSANDS)
Commission expense, net of deferrals..........................................  $     9,451  $     9,239
Other underwriting, acquisition and insurance expenses, net of deferrals......       59,153       49,398
Amortization of deferred policy acquisition costs.............................       42,756       47,441
                                                                                -----------  -----------
    Total expenses............................................................  $   111,360  $   106,078
                                                                                -----------  -----------
                                                                                -----------  -----------

    Commission expense, net of deferrals, increased $0.2 million to $9.4 million in 1994 as compared to $9.2 million in 1993. Other underwriting, acquisition and insurance expenses, net of deferrals, increased in 1994 by $9.8 million, or 19.7%, to $59.2 million, primarily due to approximately $10.0 million of merger-related expenses incurred in 1994 in connection with the merger of Central Life and Old AML.

    The amortization of deferred policy acquisition costs decreased by $4.6 million in 1994 to $42.8 million compared to $47.4 million in 1993. The change in amortization was primarily the result of the combination of decreased amortization due to realized losses in 1994 and higher amortization in 1993 due to changes in assumptions as to future profitability resulting from an expected decrease in cost of insurance charges in the universal life product line, net of an expected improvement in mortality experience.

    Dividends to policyowners decreased by $0.5 million, or 1.1% to $45.0 million in 1994 compared to $45.5 million in 1993. The decrease in dividends was primarily the result of a dividend scale reduction in 1994. The weighted average dividend rate credited to these policies was 7.14% in 1994 compared to 7.34% in 1993. Traditional life reserves grew 9.3% from 1993 to $1.03 billion in 1994.

    Income before income taxes and before the cumulative effect of a change in accounting principles decreased by $29.7 million, or 53.1%, to $26.1 million in 1994 compared to $55.8 million in 1993. The decrease resulted primarily from net realized losses on investments of $19.9 million in 1994 as compared to $15.5 million in net realized gains on investments in 1993 and an increase of $9.8 million in underwriting, acquisition and insurance expenses, net of deferrals, partially offset by higher net investment income, lower amortization of deferred policy acquisition costs and lower crediting rates on all product lines.

    Income tax expense decreased by $1.9 million from 1993 to 1994. The decreased 1994 income taxes were the result of the lower pre-tax income discussed above, partially offset by the equity add-on tax in 1994. The effective income tax rate for 1994, adjusted for the equity add-on tax, was identical to the 1993 rate of 38%. In 1994, American Mutual Life was subject to the equity add-on tax which resulted in an additional $9.6 million of current income tax expense. The 1993 equity add-on tax was zero.

    As of January 1, 1993, the Company adopted SFAS 106, pursuant to which the cost of certain post-retirement benefits must be recognized on an accrual basis as employees perform services to earn such benefits. The Company's transition obligation as of January 1, 1993 amounted to approximately $3.2 million, net of income tax benefits, and was recorded as a cumulative effect adjustment to net income.

    Net income decreased by $24.6 million in 1994 to $6.6 million compared to $31.2 million in 1993. The primary reasons for the decrease were investment losses, merger-related costs and the equity add-on tax in 1994.

LIQUIDITY AND CAPITAL RESOURCES

  THE COMPANY

    The Company's cash flow from operations will consist of dividends from subsidiaries, if declared and paid, interest income on loans and advances to its subsidiaries (including a surplus note issued to the Company by AmerUs Life), investment income on assets held by the Company and fees which the Company will charge AmerUs Group, AmerUs Life and certain other of its affiliates for management services, offset by the expenses incurred for debt service, salaries and other expenses.


    The Company intends to rely primarily on dividends and interest income from AmerUs Life to make any dividend payments to its shareholders. The payment of dividends by AmerUs Life to the Company is regulated under Iowa law. Under Iowa law, AmerUs Life may pay dividends only from the earned surplus arising from its business and must receive the prior approval of the Iowa Commissioner to pay a dividend, if such dividend would exceed certain statutory limitations. The current statutory limitation is the greater of (i) 10% of AmerUs Life's capital and surplus as of the preceding year end or (ii) the net gain from operations for the previous calendar year. Iowa law gives the Iowa Commissioner broad discretion to disapprove requests for dividends in excess of these limits. During 1996, the maximum amount that would have been legally available for distribution to the Company, absent the Distribution, without further regulatory approval would have been approximately $40 million. However, as a result of the Distribution, AmerUs Life will not be able to pay dividends to the Company in the 12-month period following the Distribution without the prior consent of the Iowa Commissioner. See "Supervision and Regulation." However, at September 30, 1996, the Company, also has the ability to borrow up to approximately $120 million from AmerUs Life without prior regulatory approval.



    On November 12, 1996, the Company established the Bank Credit Facility, which is comprised of $100 million in term debt and $75 million under a revolving line of credit. Immediately after establishing the Bank Credit Facility the Company borrowed $100 million under the term debt component of the facility and $75 million under the revolving line of credit. The Company contributed $125 million of the borrowings under the Bank Credit Facility to AmerUs Life and used $50 million to purchase a 9% surplus note, due December 1, 2006, from AmerUs Life. Proceeds of the Offerings and the Preferred Offering will be used to repay borrowings outstanding under the Bank Credit Facility. Following such repayment, the Company would have significant borrowing capacity under its revolving line of credit.



    The Company may from time to time review potential acquisition opportunities. The Company anticipates that funding for any such acquisition may be provided from available cash resources or from debt or equity financing. As of September 30, 1996 the Company had no material commitments for capital expenditures.


  AMERUS LIFE

    AmerUs Life's cash inflows consist primarily of premium income, deposits to policyowner account balances, income from investments, sales, maturities and calls of investments and repayments of investment principal. Cash outflows are primarily related to withdrawals of policyowner account balances, investment purchases, payment of policy acquisition costs, payment of policyowner benefits, income taxes and current operating expenses. Life insurance companies generally produce a positive cash flow from operations, as measured by the amount by which cash inflows are adequate to meet benefit obligations to policyowners and normal operating expenses as they are incurred. The remaining cash flow is generally used to increase the asset base to provide funds to meet the need for future policy benefit payments and for writing new business.

    Management anticipates that funds to meet its short-term and long-term capital expenditures, cash dividends to shareholders and operating cash needs will come from existing capital and internally generated funds. Management believes that the current level of cash and available-for-sale and short-term securities, combined with expected net cash inflows from operations, maturities of fixed maturity investments, principal payments on mortgage-backed securities and its insurance products, will be adequate to meet AmerUs Life's anticipated short-term cash obligations.


    AmerUs Life generated cash flows from operating activities of $83.0 million, $202.0 million, $172.4 million and $173.6 million, for the nine months ended September 30, 1996 and for the years ended December 31, 1995, 1994 and 1993, respectively. Excess operating cash flows were primarily used to increase AmerUs Life's fixed maturity investment portfolio consistent with the long-term investment objective of the Company to reduce the level of equity investments and mortgages as a percentage of its investment portfolio.



    In November 1994, the Company securitized and sold a pool of commercial mortgage loans with an approximate aggregate principal balance of $158 million. The Company converted the loans to cash and reinvested the proceeds in fixed maturity investments which afforded the Company more liquidity and higher overall credit quality, and reduced its exposure to mortgages in accordance with its long-term investment objectives.


    Matching the investment portfolio maturities to the cash flow demands of the type of insurance being provided is an important consideration for each type of life insurance product and annuity. AmerUs Life continuously monitors benefits and surrenders to provide projections of future cash requirements. As part of this monitoring process, AmerUs Life performs cash flow testing of its assets and liabilities under various scenarios to evaluate the adequacy of reserves. In developing its investment strategy, AmerUs Life establishes a level of cash and securities which, combined with expected net cash inflows from operations, maturities of fixed maturity investments and principal payments on mortgage-backed securities, are believed adequate to meet anticipated short-term and long-term benefit and expense payment obligations. There can be no assurance that future experience regarding benefits and surrenders will be similar to historic experience since withdrawal and surrender levels are influenced by such factors as the interest rate environment and AmerUs Life's claims-paying and financial strength ratings. See "Risk Factors--Exposure to Withdrawals and Surrenders."

    AmerUs Life takes into account asset-liability management considerations. Contract terms for AmerUs Life's INTEREST-SENSITIVE PRODUCTS include SURRENDER AND WITHDRAWAL provisions which mitigate the risk of losses due to early withdrawals. These provisions generally do one or more of the following: limit the amount of penalty-free withdrawals, limit the circumstances under which withdrawals are permitted, or assess a surrender charge or market value adjustment relating to the underlying assets. The following table summarizes statutory liabilities for interest-sensitive life products and annuities by their contractual withdrawal provisions at December 31, 1995 (dollars in millions):

Not subject to discretionary withdrawal.....................             $     231
Subject to discretionary withdrawal with adjustments:
  Specified surrender charges (A)...........................        867
  Market value adjustments..................................        413
                                                              ---------
    Subtotal................................................                 1,280
Subject to discretionary withdrawal without adjustments.....                   716
                                                                         ---------
    Total...................................................             $   2,227
                                                                         ---------
                                                                         ---------

--------------
(A) Includes $255 million of statutory liabilities with a contractual surrender charge of less than five percent of the account balance.


    Through its membership in the Federal Home Loan Bank of Des Moines, AmerUs Life is eligible to borrow on a line of credit available to provide it additional liquidity. The line of credit, the amount of which is re-set annually, is based on the amount of capital stock of the Federal Home Loan Bank of Des Moines owned by AmerUs Life, which supported a borrowing capacity of $70 million as of December 31, 1995. Interest is payable at a current rate at the time of any advance. As of September 30, 1996, AmerUs Life had a $25 million open secured line of credit against which $24.7 million had been borrowed.



    AmerUs Life may also obtain liquidity through sales of investments or borrowings collateralized by its investment portfolio. AmerUs Life's investment portfolio as of September 30, 1996 had a carrying value of $3.8 billion. As of September 30, 1996, fixed maturity securities were $3.1 billion, or 81.9%, of invested assets, with public and private fixed maturity securities constituting $2.8 billion, or 88.1%, and $373.8 million, or 11.9%, of total fixed maturity securities, respectively. See "Business--Investment Portfolio."



    The statutory surplus of AmerUs Life will be impacted by the Distribution, the Capital Contribution and the Company's simultaneous capital contribution to AmerUs Life and purchase of a surplus note issued by AmerUs Life. At September 30, 1996, the pro forma statutory surplus of AmerUs Life was approximately $258 million after giving effect to the above transactions compared to the actual statutory surplus of $289 at September 30, 1996. The Company believes that this level of statutory capital is more than adequate as the Company's risk-based capital is significantly in excess of required levels. See "Supervision and Regulation--Regulation of AmerUs Life." In contrast, the pro forma GAAP shareholders' equity of AmerUs Life at September 30, 1996 was approximately $437 million. The major difference between statutory and GAAP accounting relates to the accounting for policy acquisition costs. For statutory purposes, these costs are expensed when incurred, while for GAAP these costs are capitalized and amortized in the future to better match revenues and expenses. At September 30, 1996, deferred policy acquisition costs were $320 million which accounted for approximately $208 million of the after-tax difference between statutory and GAAP equity.



    In the future, in addition to cash flows from operations and AmerUs Life's borrowing capacity, AmerUs Life would anticipate obtaining its required capital from the Company as the Company will have access to the public markets.


EFFECTS OF INFLATION AND INTEREST RATE CHANGES

    The Company does not believe that inflation has had a material effect on its consolidated results of operations.

    Interest rate changes may have temporary effects on the sale and profitability of the annuities and life insurance products offered by the Company. For example, if interest rates rise, competing investments (such as annuities or life insurance products offered by the Company's competitors, certificates of deposit, mutual funds, and similar instruments) may become more attractive to potential purchasers of the Company's products until the Company increases the interest rate credited to owners of its annuities and life insurance products. In contrast, as interest rates fall, the Company attempts to adjust its credited rates to compensate for the corresponding decline in reinvestment rates. The Company monitors interest rates and sells annuities and life insurance policies that permit flexible responses to interest rate changes as part of the Company's management of interest spreads. However, the profitability of the Company's products is not based solely upon interest rate spreads but also on persistency, mortality and expenses.

    The Company manages its investment portfolio in part to reduce its exposure to interest rate fluctuations. In general, the market value of the Company's fixed maturity portfolio increases or decreases in an inverse relationship with fluctuations in interest rates, and the Company's net investment income increases or decreases in a direct relationship with interest rate changes.

    Although all of its assets support all of its liabilities, the Company has developed an asset/liability management approach with separate investment portfolios for major product lines such as traditional life, universal life and annuities. Investment policies and strategies have been established based on the specific characteristics of each product line. The portfolio investment policies and strategies establish asset duration, quality and other guidelines. The Company utilizes analytical systems to establish an optimal asset mix for each line of business. The Company seeks to manage the asset/liability mismatch and the associated interest rate risk through active management of the investment portfolio. Financial, actuarial, investment, product development and product marketing professionals work together throughout the product development, introduction and management phases to jointly develop and implement product features, initial and renewal crediting strategies, and investment strategies based on extensive modeling of a variety of factors under a number of interest rate scenarios.

    In force reserves and the assets allocated to each segment are modeled on a regular basis to analyze projected cash flows under a variety of economic scenarios. The result of this modeling is used to modify asset allocation, investment portfolio duration and CONVEXITY and renewal crediting strategies. The Company does invest in collateralized mortgage obligations as part of its basic portfolio strategy, but uses other types of derivatives only as a hedge against the effects of interest rate fluctuations or to synthetically alter the investment characteristics of specific assets. For a further discussion and disclosure of the nature and extent of the Company's use of derivatives, see
Note 13 to the Consolidated Financial Statements.

FEDERAL INCOME TAX MATTERS

    For periods prior to the Offerings, the Company and its subsidiaries filed as part of a consolidated United States federal income tax return with AMHC and its subsidiaries. For periods after the Offerings, the Company and its subsidiaries will not file as part of a consolidated United States federal income tax return with AMHC. Further, the Company and its subsidiary AmerUs Life will not be eligible to file a consolidated United States federal income tax return for five years.

EMERGING ACCOUNTING MATTERS

  SFAS NO. 121

    In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long Lived Assets and Long Lived Assets to be Disposed of." This standard establishes criteria for the identification and recognition of the impairment of certain assets to be held and used in an entity's business. The statement does not apply to financial instruments, deferred income tax assets or intangibles such as deferred policy acquisition costs and value of insurance IN FORCE acquired. It does, however, apply to assets such as property and equipment and related goodwill. SFAS No. 121 is effective for the Company's financial statements after December 31, 1995. While certain of the Company's assets are subject to the provisions of SFAS No. 121, management believes the standard will have no material effect on the Company's consolidated financial statements.

  SFAS NO. 125

    In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 provides consistent accounting standards for securitizations and other transfers of financial assets, determines when financial assets (liabilities) should be considered sold (settled) and removed from the balance sheet, and determines when related revenues and expenses should be recognized. FASB Statement No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. This statement will be applicable to the Company, however, management believes that it will have no material effect on the Company's consolidated financial statements.

  STATUTORY ACCOUNTING CODIFICATION

    The NAIC currently is in the process of codifying statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. Accordingly, that project, which is not expected to be completed before the end of 1997, will likely change certain statutory accounting practices. The codification may result in changes to the permitted or prescribed accounting practices that the Company's insurance subsidiaries use to prepare their statutory-basis financial statements.

                                    BUSINESS

GENERAL


    The Company is engaged in the business of marketing, underwriting and distributing a broad range of individual life insurance and annuity products to individuals and businesses in 45 states and the District of Columbia. The Company's primary product offerings consist of whole life, universal life and term life insurance policies and fixed annuities. In addition, on April 1, 1996 the Company acquired a 34% interest in a variable life insurance and annuity company through a joint venture arrangement (the "Ameritas Joint Venture") with Ameritas Life Insurance Corp. ("Ameritas"). The Company's distribution systems now market fixed annuities issued by AVLIC and have begun to sell AVLIC's variable life insurance and variable annuity products. Based on published comparisions and rankings of life insurance and annuity products, the Company believes that its products have a history of being competitive within the industry.



    The Company's subsidiary, AmerUs Life, was originally incorporated in 1896 as a mutual insurance company under the name Central Life Assurance Society of the United States. Its name was changed to American Mutual Life Insurance Company in 1994 following the merger of Old AML into Central Life. On June 30, 1996, American Mutual Life was converted into a stock life insurance company pursuant to the Plan and its name was changed to AmerUs Life. As of September 30, 1996, AmerUs Life had approximately 418,000 life insurance policies and annuity contracts outstanding and individual life insurance in force, net of reinsurance, of approximately $26.1 billion. As of September 30, 1996, the Company had total assets of $4.3 billion and total shareholders' equity of $437 million (prior to the Offerings, after giving effect to the Capital Contribution).



    The Company's target markets are individuals in the middle and upper income brackets and small businesses. Its geographic focus is national in scope (except for Connecticut, Maine, New Hampshire, New York and Vermont, in which the Company is not licensed to do business), and it primarily serves suburban and rural areas. The Company distributes its products primarily through a combination of career general agency and personal producing general agency ("PPGA") distribution systems, as well as a network of independent brokers. The career general agency system consists of a network of 33 career general agencies, with approximately 550 career agents. The PPGA system is comprised of approximately 425 PPGAs, with approximately 950 agents. Variable life insurance products and the fixed and variable annuities offered by the Ameritas Joint Venture are marketed through the Company's distribution systems and the distribution systems of Ameritas and AVLIC, which consist of approximately 250 agents and 450 independent broker-dealers (with approximately 7,500 registered representatives), respectively.



    The pricing of the Company's products is generally determined by reference to actuarial calculations and statistical assumptions principally relating to mortality, persistency, investment yield assumptions, estimates of expenses and management's judgment as to market and competitive conditions. The premiums and deposits received, together with assumed investment earnings, are designed to cover policy benefits, expenses and policyowner dividends plus return a profit to the Company. These profits arise from the margin between mortality charges and insurance benefits paid, the margin between actual investment results and the investment income credited to policies (either directly or through dividends to policyowners) and the margin between expense charges and actual expenses. The level of profits also depends on persistency because business acquisition costs, particularly agent commissions, are recovered over the life of the policy. Dividends and interest credited on policies (including policies included in the Closed Block) may vary from time to time reflecting changes in investment, mortality, persistency, expenses and other factors. Interest rate fluctuations have an effect on investment income and may have an impact on policyowner behavior. Increased lapses in policies may be experienced if the Company does not maintain interest rates and dividend scales that are competitive with other products in the marketplace.

    AmerUs Life's claims-paying ability is rated "AA-" (Very high) by Duff & Phelps and "A" (Good) by Standard & Poor's. AmerUs Life is rated "A" (Excellent) by A.M. Best and "A2" (Good) by Moody's. See "Risk Factors--Importance of Ratings."


BUSINESS STRATEGY


    The Company's business strategy to achieve earnings growth and increase shareholder value is focused on managing certain operating fundamentals where the Company's results have historically compared favorably to the industry. The Company intends to utilize these operating strengths to differentiate its products by maintaining its position and reputation as a low-cost producer that provides high-value products to its life insurance and annuity customers, while also providing superior service to both agents and customers. The Company believes it is well positioned to compete effectively based upon a number of strengths including its strong operating performance, customer-driven product offerings, productive and diversified distribution systems, sophisticated asset/liability management capabilities and a customer service orientation. In addition, the Company intends to continue to seek new business opportunities through mergers, acquisitions and strategic alliances.



  FACTORS AFFECTING OPERATING PERFORMANCE



    The Company believes that its operating performance is significantly impacted by four basic elements: (i) mortality, (ii) persistency, (iii) operating expenses, and (iv) investment yield. The Company believes that its results for each of these four basic elements for the last several years have been strong.



    The Company believes its conservative risk selection practices, its disciplined field underwriting and its focus on maintaining a suburban and rural customer base have resulted in the Company realizing favorable mortality experience for the last several years. See "--Insurance Underwriting." The Company fully underwrites each application and has no group underwriting or guaranteed issue business.



    The Company has consistently achieved favorable persistency on its life insurance products (i.e., lower lapse rates). See "--Products." This has resulted in a high level of renewal premiums and, as a result, a larger revenue base over which to amortize acquisition costs. This high persistency has been achieved by providing incentives to agents by, among other things, grading production bonuses by actual persistency, paying persistency bonuses, awarding recognition for both career agency and career agent persistency achievements, and monitoring agency persistency on a monthly basis. Also, the Company believes that its favorable career agent retention rate has contributed to the high persistency rates it has achieved.



    The Company has aggressively managed its cost structure, reducing general insurance expenses by $7.8 million, or 16.6%, in 1995 compared to 1994 (excluding certain non-recurring expenses). This reduction reflects, among other things, efficiencies realized from reduced personnel and data processing costs as a result of the merger of Old AML into Central Life at the beginning of 1995. Additional cost reductions are expected to be realized as product lines of the two companies are further integrated and the technology applications of Central Life are applied to all of the Old AML business. Other factors contributing to the Company's lower cost structure include: (i) a flat organizational structure which allows the Company to be responsive to changing business conditions; (ii) the location of the Company in a geographic area which provides lower cost operations than found in many other areas of the country; (iii) a well-trained, experienced workforce; and (iv) efficient use of technology.



    The Company's distribution systems are compensated almost entirely on a variable-cost basis, which provides flexibility in managing distribution costs and has allowed the Company to maintain acquisition costs which management believes are satisfactory. The Company also focuses on reducing acquisition costs. For example, the Company reduced life insurance acquisition costs in its career general agency system by approximately 9% from 1992 through 1995.



    The Company has maintained competitive portfolio yields, while at the same time substantially reducing exposure to higher risk assets such as mortgages and real estate over the last several years. As of September 30, 1996, mortgages were 6.8% of invested assets and real estate acquired in foreclosure was 0.5% At the same time, overall credit quality of invested assets has been substantially improved.

These results have been achieved in part by a more systematic and sophisticated investment strategy, recruitment and development of experienced investment professionals, enhanced systems technology and reduced investment expenses. Attractive risk-adjusted yields on its investments have enabled the Company to offer competitive pricing on its products and to attract and retain business, while maintaining the Company's profitability.

  COMPETITIVE PRODUCT OFFERINGS WHICH MEET DEMANDS OF CUSTOMERS


    The Company's business strategy emphasizes the development of products which meet the demands of its customers. Based on published comparisons and rankings of life insurance and annuity products, the Company believes that its products have a long history of being very competitive within the industry. The Company's participating whole life insurance products have consistently ranked among the top ten based on 10 and 20 year interest adjusted surrender cost indices, and its universal life insurance products have consistently ranked among the top quartile based on 5 and 10 year cash values. The Company's fixed annuity products are also highly competitive in the industry, having ranked among the top ten in surveys measuring account and cash values of single premium deferred annuity products. See "--Products."


    The Company continuously monitors the marketplace to identify and develop new products and improve existing products. For example, in 1989, the Company introduced a life insurance product which combined permanent whole life insurance, increasing paid-up additions and decreasing term life insurance. These flexible life insurance products can be tailored to meet the life insurance needs of the customer at a premium level which is attractive to the customer. These products were substantially enhanced with additional features in 1994, and generated over 20% of total new annualized life premiums in 1995.


    Recent product development activity has been done on an integrated basis, using a team approach involving the Company's distribution, investment and asset/liability management units. In 1993, the Company used this approach, which takes into account acceptable risk levels, to develop a new series of deferred annuities with more attractive features and pricing. These new products were substantially responsible for an increase in annuity sales from $57.2 million in 1992 to $191.5 million in 1995. In 1996, the Company's distribution systems began offering, through the Ameritas Joint Venture, variable life insurance and variable annuities issued by AVLIC. These products enable the policyowner to share in the investment experience of a SEPARATE ACCOUNT. These additional products expand the product portfolio available to producers in the career general agency and PPGA systems and provide the Company with immediate access to one of the fastest-growing business segments within the life insurance and annuity business.


    The Company also continuously reviews its product lines to eliminate low volume products and augment its existing products to increase sales of such products. In addition, the Company regularly reviews the pricing of its products. Where the Company has decided not to manufacture a line of products it has made arrangements in selected cases to sell products of other companies. This practice provides producers with a broader line of competitive products while enabling the Company to focus on its core lines of business.

  PRODUCTIVE AND DIVERSIFIED DISTRIBUTION SYSTEMS


    One of the Company's strategies for growth is to make its distribution systems more productive and diversified. Prior to the merger of Old AML into Central Life, the Company's distribution system consisted primarily of its career general agency system. With the merger, the Company added the PPGA distribution system of Old AML. The Company successfully rationalized the overlapping career general agency distribution system and the PPGA distribution system, leaving existing agencies and agents in place in their existing systems and dividing the country along geographic lines for new recruiting of career general agencies and PPGAs. The Ameritas Joint Venture provides access to a network of approximately 450 independent broker/dealers (with approximately 7,500 registered representatives) and the Ameritas agency distribution systems. Agents in the Company's distribution systems may sell competitors' products. However, agents in both the career general agency and the PPGA system are given financial incentives based on the volume of their sales of the Company's products.

    The Company has recently added two additional regional vice presidents to strengthen its distribution systems management and increase recruiting of new general agents and agents. The Company believes it will be able to recruit both inexperienced and experienced producers by providing a broad range of competitive products, including the newly added variable life insurance and variable annuity products, and by offering strong marketing and administrative support services and competitive compensation. The Company's variable cost-based compensation systems, which include bonus opportunities based on production and persistency, are designed to attract and reward producers who sell increasing amounts of persisting business.

  SOPHISTICATED ASSET/LIABILITY MANAGEMENT

    The Company has developed a sophisticated approach to asset/liability management. The investment unit and the asset/liability management unit work together closely to identify investments which provide maximum returns consistent with acceptable risk levels and liability durations. The asset portfolio is segmented by liability type, with tailored investment strategies for specific product lines. The Company has the ability to continuously model the actual results of its investment portfolio against expected results in order to identify changing market conditions early and, where appropriate, exit existing investments and shift to new investments which better meet the Company's investment objectives.

  CUSTOMER SERVICE ORIENTATION

    As part of a strategy to provide better service to agents and customers, the Company continues to invest in advanced customer service systems and technology to support these functions. In addition to improving the level of service, these investments have also reduced administration costs. The Company developed and installed an imaging system in its new business processing unit in 1991 and is currently developing and installing a second generation imaging system in both the new business and in force business units. During the past five years, numerous enhancements have been added to the original imaging system to facilitate more efficient and accurate processing of new business. The new imaging system will incorporate all of these and additional enhancements developed from the experience gained in using the original system. The immediate on-line availability to any service representative of policy-related correspondence and documents enables the Company to provide fast, comprehensive service to inquiries by policyowners and agents. Along with easy access to data, work flow and other management tools provided by the system have resulted in improved productivity.

  MERGERS, ACQUISITIONS AND STRATEGIC ALLIANCES

    Consistent with increased merger and acquisition activity in the life insurance industry, management believes that mergers, acquisitions and strategic alliances will be necessary to more fully utilize the Company's distribution and administrative capacity and to obtain improved economies of scale and a lower cost structure.


    The mutual holding company structure provides the Company with access to the capital markets, thereby enhancing the Company's ability to pursue acquisitions. Based on the Company's success in identifying and effectively implementing mergers, acquisitions and strategic alliances, management intends to actively and selectively participate in such transactions in the future as a means to further enhance shareholder value.


    The Company has historically pursued mergers, acquisitions and strategic alliances with the goals of improving its position in existing market segments or entering desirable new market segments. Notable recent activities include the combination by merger of Old AML into Central Life in 1994, and the Ameritas Joint Venture which was completed in April, 1996. As part of the merger of Old AML into Central Life in December, 1994, management was able to: (i) substantially integrate the administrative operations of the two companies within a four-month period in late 1994 and achieve a $7.8 million, or 16.6%, expense reduction (excluding certain non-recurring expenses) in 1995 with minimal disruption to policyowners and agents and without a reduction in the quality or quantity of services offered; (ii) successfully rationalize the different distribution systems existing after the merger with no loss of production; and

(iii) consolidate the product lines of Old AML and Central Life into one integrated line of products by selecting the best products from each portfolio and making them available through both the career general agency and PPGA systems.

    The Ameritas Joint Venture is an important part of the Company's overall strategic plan to continue to identify profitable insurance products and to achieve growth. The strategic alliance with Ameritas benefited the Company by providing it with immediate access to a line of existing variable life insurance and variable annuity products and a share in an already-established business, thereby avoiding the time and cost associated with developing a new product line.

AMERITAS JOINT VENTURE


    The Company's partner in the Ameritas Joint Venture is Ameritas Life Insurance Corp., a Nebraska mutual life insurance company which has been in existence for more than 100 years. Ameritas is licensed to conduct business in all states except New York and the District of Columbia, and had approximately 250 agents as of December 31, 1995. On a statutory basis, Ameritas had $1.8 billion in assets, $7.8 billion of insurance in force and $248.0 million in policyowners' surplus as of September 30, 1996. Ameritas currently is rated "AA" (Excellent) by Standard & Poor's and "A+" (Superior) by A.M. Best.



    The Company participates in the Ameritas Joint Venture through AmerUs Life's 34% ownership interest in AMAL Corporation, a Nebraska corporation ("AMAL"). AMAL's operations are conducted through AVLIC and Ameritas Investment Corp., a registered broker-dealer ("AIC"), its two wholly-owned subsidiaries, which have been in business since 1983. AVLIC is licensed to conduct business in 46 states and the District of Columbia and currently markets its products and those of AIC through approximately 450 independent broker-dealers (with approximately 7,500 registered representatives) and the Ameritas distribution system. AIC is a registered broker/dealer which is licensed to do business in 49 states. As of September 30, 1996, AMAL had total consolidated assets of $1,025.6 million and total consolidated shareholders' equity of $54.2 million on a GAAP basis. AVLIC had $2.9 billion of insurance in force and $40.2 million in surplus as of September 30, 1996, on a statutory basis.


    AmerUs Life contributed $20.4 million in cash and substantially all of its new fixed annuity production, as well as other consideration, for its interest in AMAL. Under the terms of the Joint Venture Agreement, AmerUs Life has an option to purchase an additional 5% to 15% of AMAL (the "Option") if certain premium growth targets are met. The Option is exercisable in three portions, each of which would permit AmerUs Life to acquire the number of newly-authorized shares that would increase its equity ownership by 5%. Each portion of the Option is exercisable at specified exercise prices set forth in the Joint Venture Agreement.

    Management of the Ameritas Joint Venture is shared between AmerUs Life and Ameritas. Each has equal membership on the board of directors of AMAL, AVLIC and AIC.


    The Joint Venture Agreement provides that certain conditions may trigger buy-sell provisions of the Joint Venture Agreement in the event of certain disputes between the parties. For example, if at any time during the continuation of the Ameritas Joint Venture a dispute arises between the parties, the Joint Venture Agreement sets forth a mechanism for the resolution of the dispute by informal means, including mediation. In certain specified circumstances, in the event a major dispute remains unresolved, certain buy-sell provisions of the Joint Venture Agreement can be triggered. Further, each party may make and/ or enter into acquisitions, divestitures, mergers, consolidations, reorganizations or other transactions affecting its corporate structure. However, if any such transaction involves or constitutes a "change of control" with respect to Ameritas or AmerUs Life, then the other party shall have the right to trigger the buy-sell provisions of the Joint Venture Agreement. A "change of control" is deemed to have occurred if a majority of the board of directors of an entity or an ultimate parent shall consist of individuals who were not directors of such entity prior to such transaction or who were not nominated for board membership by such directors.

    The Company and Ameritas each have guaranteed the obligations of AVLIC. The guarantee of each party is joint and several, and will remain in effect until certain financial conditions are met.

PRODUCTS

    The Company offers a diverse line of individual life insurance products which are tailored to its markets and distributed primarily through its career general agency and PPGA distribution systems. In addition, the Company is a party to the Ameritas Joint Venture, which offers fixed and variable annuity and variable life insurance products. As a result of superior operating fundamentals, including mortality, persistency, operating expenses and investment yield, the Company has had a long history of providing high-value, low-cost products to its customers, while operating profitably. Moreover, the Company continuously reviews and updates its product portfolio in order to continue offering a broad range of products at competitive performance levels.

  INDIVIDUAL LIFE INSURANCE AND FIXED ANNUITY PRODUCTS

    The Company offers a broad line of individual traditional life and universal life insurance products. Traditional life insurance has accounted for approximately 60% to 75% of the Company's total individual life insurance premiums for the last five years and universal life insurance has accounted for approximately 25% to 40% of its total individual life insurance premiums for the same time period. In addition, the Company has historically offered a broad line of fixed annuity products.

    The following table sets forth information regarding the Company's sales activity by product:


                           SALES ACTIVITY BY PRODUCT



                                               FOR THE
                                             NINE MONTHS
                                         ENDED SEPTEMBER 30,
                                                                          FOR THE YEAR ENDED DECEMBER 31,
                                         --------------------  -----------------------------------------------------
                                           1996       1995       1995       1994       1993       1992       1991
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                       (IN THOUSANDS)
Individual life insurance:
  Participating whole life.............  $  13,801  $  16,109  $  20,857  $  21,319  $  22,547  $  19,796  $  17,791
  Universal life.......................      6,362      6,301      8,072      5,698      6,037      8,629     13,418
  Term life............................      1,923      1,995      2,717      3,154      2,820      3,068      3,218
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total life insurance (A)...........  $  22,086  $  24,405  $  31,646  $  30,171  $  31,404  $  31,493  $  34,427
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Individual annuities (B)(C)............  $  63,098  $ 137,122  $ 191,474  $ 180,459  $  80,934  $  57,240  $ 101,496
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------


------------------
(A) Direct FIRST YEAR ANNUALIZED PREMIUMS.

(B) Direct first year and single collected premiums.

(C) Effective May 1996, substantially all new sales of individual deferred annuities are made through the Ameritas Joint Venture. See "--Ameritas Joint Venture."

     TRADITIONAL LIFE INSURANCE PRODUCTS. The Company's traditional life insurance products have a long history of being highly competitive within the industry. The Company is the only participant in the industry to have had its participating whole life insurance products ranked among the top ten in annual surveys prepared by A.M. Best for each of the years 1976 through 1995. (Source:
Best's Review, Rankings of 10- and 20-year Interest Adjusted Surrender Cost Index, 1976-1995). Management believes that such surveys provide a gauge for measuring product performance based upon operating fundamentals, including mortality, persistency, operating expenses and investment yield, and that the consistent high rankings of the Company's traditional life insurance products in such surveys reflect the Company's status within the industry as a provider of high-value products to its customers.

    The Company's traditional life insurance products include participating whole life and term life insurance products. PARTICIPATING WHOLE LIFE INSURANCE is designed to provide benefits for the life of the insured. This product generally provides for level premiums and a level death benefit and requires payments in excess of the mortality cost in earlier years to offset increasing mortality costs in later years.

The Company also offers a SECOND TO DIE WHOLE LIFE INSURANCE product which insures two lives and provides benefits upon the death of the second insured. The Company targets its second to die products primarily to potential customers seeking to achieve estate planning goals.


    The Company also offers a portfolio of term life insurance policies that provide life insurance protection for a specific time period (which generally can be renewed at an increased premium). Such policies are mortality-based and offer no cash accumulation feature.


    Since 1989, the Company has offered a flexible life insurance product, which is a combination of permanent participating whole life insurance, increasing paid-up additions and decreasing term insurance coverage. In 1994, the Company began offering an enhanced version of this product. These products give policyowners additional flexibility in designing an appropriate combination of permanent and term life insurance coverages to meet their specific needs at varying premium levels.

    For the year ended December 31, 1995, sales of participating whole life and term life insurance products represented 66% and 9% of first year ANNUALIZED PREMIUMS, respectively, for all individual life insurance products.


    UNIVERSAL LIFE INSURANCE PRODUCTS. The Company offers universal life insurance products, pursuant to which an insurance account is maintained for each insurance policy. Premiums, net of specified expenses, are credited to the account, as is interest, generally at a rate determined from time to time by the Company. Specific charges are made against the account for the cost of insurance protection and for the Company's expenses. The universal life form allows for flexibility as to the amount and timing of premium payments and for the level of death benefits provided.


    The Company has maintained consistently competitive universal life products. Based on annual surveys by A.M. Best measuring account and cash values of universal life products, the Company's products have consistently ranked in the top half of all companies included in the survey with respect to account values and has ranked in the top quarter of all companies included in the survey with respect to cash values. (Source: Best's Review, Rankings of 5-year Account and Cash Values, 1991-1995; Rankings of 10-year Account and Cash Values, 1993-1995, with 1993 the initial year of the survey of 10-year values).


    The Company's universal life insurance products provide benefits for the life of the insured. Within limits established by the Company and state regulations, policyowners may vary the premiums and the amount of the policy's death benefit as long as there are sufficient policy funds available to cover all policy charges for the coming period. Interest is credited to the policy at a rate determined from time to time by the Company. The weighted average crediting rate for the Company's universal life insurance liabilities was 6.67% for the year 1995 and 6.31% for the nine months ended September 30, 1996.


    For the year ended December 31, 1995, sales of universal life insurance products represented 25% of first year annualized premiums for all individual life insurance products.

    FIXED ANNUITY PRODUCTS. Historically, the Company has offered a broad portfolio of fixed annuity products. Annuities provide for the payment of periodic benefits for a specified time period. Benefits may commence immediately or may be deferred to a future date. Fixed annuities generally are backed by a general investment account and credited with a rate of return that is periodically reset.

    The Company's fixed annuity products are also highly competitive within the industry. The Company's single premium deferred annuity products were ranked among the industry leaders in annual surveys by A.M. Best for 1991 through 1995 measuring account and cash values of single premium deferred annuity products of participants in the industry. (Source: Best's Review, Rankings of 5- and 10-year Account Values and 5- and 10-year Cash Values, 1991-1995).

    From September 1993 until the commencement of the Ameritas Joint Venture, the majority of the Company's fixed annuity sales consisted of its Advantage Series of deferred annuities. The Advantage Series consists of three products comprised of two book value annuities, which are fixed annuities, and one market value adjusted annuity, which is a fixed annuity with a market adjustment feature. Both book value annuities have a first year interest rate guarantee. One of the book value annuities also provides a bonus interest rate for the first year. The market value adjusted annuity has a first year interest rate guarantee and also provides a bonus interest rate for the first year. In 1995, the Advantage Series accounted for over $163 million in premiums, which represented approximately 85% of the Company's total fixed annuity production for the year.

  AMERITAS JOINT VENTURE PRODUCTS

    On April 1, 1996, the Company commenced the Ameritas Joint Venture with Ameritas, through which the Company's distribution systems now offer AVLIC's fixed annuity products and have begun to offer AVLIC's variable life insurance and annuity products. The fixed annuities currently offered by the Ameritas Joint Venture are substantially similar to the Company's Advantage Series products. The Company's investment in the Ameritas Joint Venture affords the Company access to a line of existing variable life insurance and variable annuity products while providing a lower-cost entry into an established business, thereby eliminating significant start-up costs and allowing for immediate potential earnings. See "--Ameritas Joint Venture."

    The Ameritas Joint Venture offers, through AVLIC, flexible premium and single premium variable universal life insurance products and variable annuities. Variable products provide for allocation of funds to a GENERAL ACCOUNT or to one or more separate accounts under which the owner bears the investment risk. Through AVLIC's fund managers, which include Fidelity Management and Research Company, Fred Alger Management, Inc. and Massachusetts Financial Services Company, owners of variable annuities and life insurance policies are able to choose from a range of investment funds offered by each manager. In the future, AVLIC may also sell low load life insurance products, which have a lower commission rate, and may acquire other companies or business lines in appropriate circumstances.

    Under the terms of the Joint Venture Agreement governing the Ameritas Joint Venture, the Company and Ameritas will write a substantial portion of their new single and flexible premium deferred fixed annuities and variable annuities and variable life insurance through the Ameritas Joint Venture (provided that the Company has retained the right to continue to issue business to its fixed annuity customers in existence prior to the effective date of the Joint Venture Agreement). In connection with executing the Joint Venture Agreement, the parties also entered into a Management and Administrative Service Agreement which was effective as of April 1, 1996 (the "Service Agreement"), pursuant to which the parties agreed that all product development, administration and investment management services relating to the fixed annuity products offered by the Ameritas Joint Venture will be performed by the Company, and all such functions relating to the variable life insurance and variable annuity products offered by the Ameritas Joint Venture will be performed by Ameritas. Ameritas also provides certain other administrative services to the Ameritas Joint Venture under the Service Agreement.

    The variable life insurance products and the fixed and variable annuities offered by the Ameritas Joint Venture are distributed through the Company's career general agency and PPGA distribution systems, as well as through the distribution systems of Ameritas and AVLIC. See "--Ameritas Joint Venture" and "Certain Transactions and Relationships."


    In response to customer demand, the Company has developed an equity index annuity which it anticipates will be offered through the Ameritas Joint Venture beginning in the fourth quarter of 1996. An equity index annuity provides a baseline fixed rate of return in addition to the possibility of sharing in a portion of the appreciation realized from an investment in an indexed investment fund, such as the S&P 500 stock index.


  SPONSORED PRODUCTS

    The Company also derives fee income from the sale of various sponsored products through its career general agency and PPGA distribution systems under co-marketing arrangements with leading insurance providers for such products. Such sponsored products include individual long-term disability and group life, health and dental insurance products. In addition, the Company's career general agency and PPGA distribution systems sell certificates of deposit issued by AmerUs Bank, from which the Company obtains additional fee income.

    The following table sets forth the Company's collected premiums for the periods indicated:


                         COLLECTED PREMIUMS BY PRODUCT



                                                   FOR THE
                                                 NINE MONTHS
                                             ENDED SEPTEMBER 30,
                                                                              FOR THE YEAR ENDED DECEMBER 31,
                                             --------------------  -----------------------------------------------------
                                               1996       1995       1995       1994       1993       1992       1991
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (IN THOUSANDS)
Direct individual life premiums collected:
  Traditional life:
  First year & single......................  $  51,890  $  53,668  $  70,786  $  71,830  $  71,267  $  61,720  $  58,512
  Renewal..................................    120,625    114,751    153,299    143,048    130,223    119,108    108,698
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total................................  $ 172,515  $ 168,419  $ 224,085  $ 214,878  $ 201,490  $ 180,828  $ 167,210
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Universal Life:
  First year & single......................  $  10,972  $  10,773  $  15,451  $  10,224  $  10,939  $  17,235  $  26,369
  Renewal..................................     57,199     58,687     77,151     80,338     83,372     84,405     80,114
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total................................  $  68,171  $  69,460  $  92,602  $  90,562  $  94,311  $ 101,640  $ 106,483
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total direct life......................  $ 240,686  $ 237,879  $ 316,687  $ 305,440  $ 295,801  $ 282,468  $ 273,693
Reinsurance assumed........................      1,098      1,030      1,337      1,114      1,154        988      1,178
Reinsurance ceded..........................    (10,269)   (10,453)   (13,795)   (13,477)   (15,020)   (14,903)   (14,776)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total individual life, net of
 reinsurance...............................  $ 231,515  $ 228,456  $ 304,229  $ 293,077  $ 281,935  $ 268,553  $ 260,095
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Direct annuity premiums collected:
  Individual (A)...........................  $  70,191  $ 142,359  $ 197,959  $ 189,097  $  91,745  $  66,750  $ 110,080
  Group....................................         50       (724)      (665)     2,580      1,726        766        867
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total annuities........................     70,241    141,635    197,294    191,677     93,471     67,516    110,947
Reinsurance ceded..........................       (424)      (774)      (853)    (1,123)    (1,147)    (1,393)    (1,467)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total annuities, net of reinsurance........  $  69,817  $ 140,861  $ 196,441  $ 190,554  $  92,324  $  66,123  $ 109,480
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total group life, net of reinsurance (B)...  $   2,171  $   1,984  $   6,634  $  10,436  $   9,669  $   8,367  $   8,287
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total accident & health, net of reinsurance
 (C).......................................  $     151  $     184  $     264  $     387  $     459  $     607  $   4,410
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total collected premiums, net of
 reinsurance...............................  $ 303,654  $ 371,485  $ 507,568  $ 494,454  $ 384,387  $ 343,650  $ 382,272
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------


------------------
(A) Effective May 1996, substantially all new sales of individual deferred annuities are made through the Ameritas Joint Venture. See "--Ameritas Joint Venture."

(B) The Company sold substantially all of its group life business as of July 1, 1996 and is no longer actively marketing this line of business.

(C) The Company sold substantially all of its accident and health business in 1991 and is no longer actively marketing this line of business.

    The following table sets forth information regarding life insurance and annuities in force for each date presented:

                     LIFE INSURANCE AND ANNUITIES IN FORCE


                                        AS OF                             AS OF DECEMBER 31,
                                    SEPTEMBER 30,   ---------------------------------------------------------------
                                         1996          1995         1994         1993         1992         1991
                                    --------------  -----------  -----------  -----------  -----------  -----------
                                                                (DOLLARS IN THOUSANDS)
Individual life insurance:
  Traditional
    Number of policies............        248,627       253,656      259,229      262,243      264,683      274,090
    GAAP life reserves............   $  1,184,259   $ 1,120,799  $ 1,033,909  $   945,763  $   846,661  $   779,594
    Face amounts..................   $ 16,557,000   $16,600,000  $15,871,000  $15,201,000  $14,094,000  $13,813,000
  Universal life
    Number of policies............        119,615       121,619      124,225      127,658      131,196      129,429
    GAAP life reserves............   $    812,173   $   784,363  $   740,638  $   700,556  $   653,038  $   596,721
    Face amounts..................   $ 12,073,000   $12,211,000  $12,631,000  $12,744,000  $13,244,000  $12,607,000
  Total individual life
    Number of policies............        368,242       375,275      383,454      389,901      395,879      403,519
    GAAP life reserves............   $  1,996,432   $ 1,905,162  $ 1,774,547  $ 1,646,319  $ 1,499,699  $ 1,376,315
    Face amounts..................   $ 28,630,000   $28,811,000  $28,502,000  $27,945,000  $27,338,000  $26,420,000
Annuities (A):
    Number of policies............         49,128        56,054       52,616       50,322       44,177       42,372
    GAAP reserves.................   $  1,227,023   $ 1,327,176  $ 1,337,395  $ 1,260,775  $ 1,157,313  $ 1,105,157
Group life insurance (B):
    Number of lives...............         33,857        32,724       29,592       27,013       28,238       31,481
    Face amounts..................   $    894,000   $   829,000  $   741,000  $   834,000  $   846,000  $ 1,467,000


------------------
(A) Effective May 1996, substantially all new sales of individual deferred annuities are made through the Ameritas Joint Venture. See "--Ameritas Joint Venture."

(B) The Company sold substantially all of its group life business as of July 1, 1996 and is no longer actively marketing this line of business.


    The reductions in life insurance and annuities in force are attributable to policy surrenders, policy terminations or expirations, and consolidations of one or more outstanding policies into new policies. Many of the policies which have terminated were of a lower face amount than the average for all policies in force.



    The Company has experienced higher persistency for its life insurance products (i.e., lower lapse rates) than industry averages. Persistency is measured in terms of renewal premiums. While the Company has experienced a decrease in the number of policies outstanding, the size of policies outstanding has increased and the amount of premiums collected has increased. Such increased premium levels are in large part due to the Company's favorable persistency. The ability to achieve higher persistency also results in lower unit costs. The following table illustrates lapse rates on individual life insurance products for the Company and for stock and mutual life insurance companies for the years ended December 31, 1991 through 1995:


                     INDIVIDUAL LIFE INSURANCE LAPSE RATIOS

                                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                                        --------------------------------------------------
                                                                           1995         1994         1993         1992
                                                                        -----------  -----------  -----------  -----------
Mutual life companies (A).............................................        7.4%         7.4%         9.8%         8.5%
Stock life companies (A)..............................................        9.3          8.8          9.9          9.9
  Total life insurance industry (A)...................................        8.6          8.3          9.8          9.4
Company...............................................................        7.2          7.1          6.9          6.9


                                                                           1991
                                                                        -----------
Mutual life companies (A).............................................        8.8%
Stock life companies (A)..............................................       10.7
  Total life insurance industry (A)...................................       10.1
Company...............................................................        6.9

--------------

(A) Source: A.M. Best individual life lapse ratios (median values) as measured by face amount of life insurance.

DISTRIBUTION

    The Company markets its insurance products on a national basis primarily through a career general agency system, a PPGA system, independent insurance brokers and certain of the Company's affiliates. The Company employs ten Regional Vice Presidents who are responsible for supervising the career general agencies and/or PPGA agents within their assigned geographic regions.


    The following table illustrates sales activity of the Company's three principal distribution sources for the nine months ended September 30, 1996 and the year ended December 31, 1995:



                     SALES ACTIVITY BY DISTRIBUTION SOURCE



                                                                   FOR THE NINE MONTHS ENDED   FOR THE YEAR ENDED
                                                                      SEPTEMBER 30, 1996        DECEMBER 31, 1995
                                                                  ---------------------------  -------------------
                                                                                   (IN THOUSANDS)
Career General Agency System:
  Traditional life insurance (A)................................          $    10,454              $    14,754
  Universal life insurance......................................                4,955                    6,767
  Individual annuity (B)........................................               41,505                  152,190
                                                                             --------               ----------
    Subtotal....................................................          $    56,914              $   173,711
                                                                             --------               ----------
                                                                             --------               ----------
PPGA System:
  Traditional life insurance (A)................................                5,242                    8,761
  Universal life insurance......................................                1,343                    1,121
  Individual annuity (B)........................................               15,017                   26,615
                                                                             --------               ----------
    Subtotal....................................................          $    21,602              $    36,497
                                                                             --------               ----------
                                                                             --------               ----------
Sales through Affiliates:
  Traditional life insurance (A)................................                   28                       59
  Universal life insurance......................................                   64                      184
  Individual annuity (B)........................................                6,576                   12,669
                                                                             --------               ----------
    Subtotal....................................................          $     6,668              $    12,912
                                                                             --------               ----------
                                                                             --------               ----------
Total Sales:
  Traditional life insurance (A)................................               15,724                   23,574
  Universal life insurance......................................                6,362                    8,072
  Individual annuity (B)........................................               63,098                  191,474
                                                                             --------               ----------
    Total (A)(B)................................................          $    85,184              $   223,120
                                                                             --------               ----------
                                                                             --------               ----------


--------------
(A) Amounts for traditional and universal life insurance reflect direct first year annualized premiums. Amounts for annuities reflect direct first year and single collected premiums.

(B) Effective May 1996, substantially all new sales of individual deferred annuities are made through the Ameritas Joint Venture. See "--Ameritas Joint Venture."

  CAREER GENERAL AGENCY SYSTEM AND BROKERS


    Under the career general agency system, the Company enters into a contractual arrangement with the career general agent for the sale of insurance products by the career agents and brokers assigned to the career general agent's agency. The career general agents are primarily compensated by receiving a percentage of the first year commissions paid to career agents and brokers in the career general agent's agency and by renewal commissions on premiums subsequently collected on that business.



    The career general agents are independent contractors and are generally responsible for the expenses of operating their agencies, including office and overhead expenses and the recruiting, selection, contracting, training and development of career agents and brokers in their agency. Currently, the Company has 33 career general agencies in 20 states, through which approximately 550 career agents sell the Company's products. While career agents in the career general agency system are non-exclusive, the Company believes most agents use the Company's products for a majority of their new business of the type of products offered by the Company. No single career general agency accounts for more than 10% of the total first year commissions paid by the Company.

    Career agents are also independent contractors and are primarily compensated by commissions on first year and renewal premiums collected on business written by them. In addition, career agents can earn bonus commissions, graded by production and persistency on their business.

    The Company believes the quality of the agents in its career general agency system is competitive with that of other life insurance companies. The Company's retention of its career general agency sales force has historically been above the average retention rates of other companies in the industry. The Company attributes its success in attracting and retaining qualified agents to the high quality of its products, its marketing support and administrative services and its competitive compensation structure. The Company also provides career general agents with various screening tools which enable the general agents to screen career agent applicants to eliminate those who may not be qualified.


    The Company also sells its products through a network of approximately 1,700 insurance brokers in all jurisdictions in which the Company is licensed to sell insurance. Brokers are independent contractors who sell a variety of insurance products issued by various companies. Brokers operate through the career general agency system but are compensated under a commission structure which is separate from those used for career agents and in the PPGA system.


  PERSONAL PRODUCING GENERAL AGENCY SYSTEM

    Under the PPGA system, the Company contracts primarily with individuals who are experienced individual agents or head a small group of experienced individual agents. These individuals are independent contractors and are responsible for all of their own expenses. These individuals often sell products for other insurance companies, and may offer selected products of the Company rather than the Company's full line of insurance products.

    PPGAs are compensated by commissions on first year and renewal premiums collected on business written by themselves and the agents in their units. In addition to a base commission, PPGAs may earn bonus commissions on their business, graded by production and persistency.

  DISTRIBUTIONS THROUGH AFFILIATES

    The Company also sells its products through certain of its affiliated companies. The Company has arrangements with AmerUs Investments, Inc. ("AmerUs Investments"), a wholly-owned subsidiary of AmerUs Bank, to market products of the Company. The Company has entered into an agreement with AmerUs Investments pursuant to which the Company and AVLIC pay AmerUs Investments fees in the form of commissions in exchange for generating sales of such products. Persons selling the Company's products under this arrangement are employees of AmerUs Investments and are paid a regular salary in addition to being eligible for commissions under a commission structure (which is distinct from the structure used under the Company's career general agency and PPGA systems). See "Certain Transactions and Relationships--Sale of Insurance Policies."

    AVLIC has a separate arrangement with AmerUs Investments pursuant to which AmerUs Investments sells variable and fixed annuities and variable life insurance products.

  MARKETING SUPPORT SERVICES

    The Company also supports its distribution systems with a trained staff of marketing and other professionals who provide the career general agency and PPGA systems with a wide range of services in support of the sale of the Company's products. In addition to providing information about the products offered by the Company, these professionals are able to offer detailed advice on business insurance, financial and estate planning and other advanced underwriting services.

    The Company also provides its agents in both the career general agency and PPGA systems with insurance industry information support services and computer technology. For example, an advanced illustration and sales presentation computer software package is provided to agents to assist them in their selling efforts. In addition, the Company's agents use computer technology to individualize marketing and product use information at the point of sale to better service policyowners and potential policyowners. The Company supports these systems with in-house computer professionals to assist agents with software and systems questions relating to its computer-assisted marketing tools.

    The Company conducts an intensive annual educational conference as part of its continuing efforts to educate and train agents and to market the Company's products. The conference is generally well-attended by the Company's agents and other interested persons who are not affiliated with the Company.

INSURANCE UNDERWRITING

    The Company follows detailed, uniform underwriting practices and procedures in its insurance business which are designed to assess risks before issuing coverage to qualified applicants. The Company has professional underwriters who evaluate policy applications on the basis of information provided by applicants and others. As demonstrated by the following table, the Company's underwriting standards produced mortality results which are generally more favorable than the assumptions used in its product pricing, which are based upon industry guidelines:

                                                                                   FOR THE YEAR ENDED DECEMBER 31,
                                                                   ---------------------------------------------------------------
                                                                      1995         1994         1993         1992         1991
                                                                   -----------  -----------  -----------  -----------  -----------
Ratio of actual mortality to pricing mortality (A)(B)............       81.2%        90.5%        86.4%        88.8%        94.7%

--------------

(A) Results illustrated for 1991-1993 are for Central Life only. The 1991-1993 results for Old AML are unavailable.


(B) Pricing mortality is established at a level below the 1975-1980 Basic Table, an experience mortality table widely used in the industry as a basis of mortality.

    Management also believes that its actual mortality results compare favorably to those of others in the industry. The Company believes that its favorable mortality results are attributable to, among other things, the geographic location of its customer base in rural and suburban areas (as opposed to urban areas), the higher-income profile of its customer base and its consistent application of appropriate underwriting criteria to the processing of new customer applications.

RESERVES


    In accordance with applicable insurance regulations, the Company records as liabilities in its statutory financial statements actuarially determined reserves that are calculated to meet future obligations of the Company's in force life insurance and annuity contracts. The reserves are based on actuarially recognized methods using prescribed MORBIDITY and mortality tables and interest rates. Reserves include UNEARNED PREMIUMS, premium deposits, claims that have been reported but are not yet paid, claims that have been incurred but have not been reported, and claims in the process of settlement. The Company's reserves comply with state insurance department statutory requirements.



    The liability for future policy benefits reflected in the Consolidated Financial Statements for traditional life insurance is computed using a net level method, utilizing the guaranteed interest and mortality rates used in calculating cash surrender values as described in the contracts. Benefit reserves for traditional limited-payment life insurance policies include the deferred portion of the premiums received during the premium-paying period. Deferred premiums are recognized as income over the life of the policies. Policy benefit claims are charged to expense in the period that the claims are incurred. All insurance-related benefits, losses and expenses are reported net of reinsurance.


    Future policy benefit reserves for universal life insurance and investment products are computed under a retrospective deposit method and represent policy account balances before applicable surrender charges. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policy account balances.

REINSURANCE

    In accordance with industry practices, the Company reinsures portions of its life insurance and disability income exposure, generally with unaffiliated insurance companies under traditional indemnity reinsurance agreements. Reinsurance arrangements entered into with unaffiliated insurance companies are in accordance with standard reinsurance practices within the industry. As of December 31, 1995, the Company had reinsurance arrangements in place for life insurance having a face amount of approximately $2.9 billion with 20 unaffiliated reinsurers. All of the companies with which the Company had life reinsurance arrangements as of such date were rated "A-" or better by A.M. Best. The Company's largest life reinsurance relationship as of December 31, 1995 was with RGA Reinsurance Company with life reinsurance in the face amount of approximately $1 billion. As of December 31, 1995, the Company's top five reinsurers (by face amount reinsured) constituted approximately 80% of the total face amount reinsured by the Company as of such date. Of the top five reinsurers, four were rated "A+" and the other was rated "A" by A.M. Best as of December 31, 1995.

    The Company enters into indemnity reinsurance arrangements to assist in diversifying its risks and to limit the maximum loss on risks that exceed the Company's policy retention limits. The Company's present maximum retention limit for life insurance policies is $1,000,000 per life insured. Indemnity reinsurance does not fully discharge the Company's obligation to pay claims on the reinsured business. The Company as the CEDING insurer remains responsible for policy claims to the extent the reinsurer fails to pay such claims. The Company annually monitors the creditworthiness of its primary reinsurers, and has experienced no material reinsurance recoverability problems in recent years.

INVESTMENT PORTFOLIO

  GENERAL

    The Company maintains a diversified portfolio of investments which is supervised by an experienced in-house staff of investment professionals. The Company employs sophisticated asset management techniques in order to achieve competitive yields, while maintaining risk at acceptable levels. The asset portfolio is segmented by liability type, with tailored investment strategies for specific product lines. Investment policies and significant individual investments are subject to approval by the Investment Committee of the Board of Directors of AmerUs Life. Management regularly monitors individual assets and asset groups, in addition to monitoring the overall asset mix. In addition, the Investment Committee reviews investment guidelines and monitors internal controls.

  INVESTMENT STRATEGY

    The Company's investment philosophy is to employ an integrated asset/liability management approach with separate investment portfolios for specific product lines, such as traditional life, universal life and annuities, to generate attractive risk-adjusted returns on capital. Essential to this philosophy is coordinating investments in the investment portfolio with product strategies, focusing on risk-adjusted returns and identifying and evaluating associated business risks.

    The Company's asset/liability management approach utilizes separate investment portfolios for specific product lines, such as traditional life, universal life and annuities. Investment policies and strategies have been established based on the specific characteristics of each product line. The portfolio investment policies and strategies establish asset duration, quality and other guidelines. The Company utilizes analytical systems to establish an optimal asset mix for each line of business. The Company seeks to manage the asset/liability mismatch and the associated interest rate risk through active management of the investment portfolio. Financial, actuarial, investment, product development and product marketing professionals work together throughout the product development, introduction and management phases to jointly develop and implement product features, initial and renewal crediting strategies, and investment strategies based on extensive modeling of a variety of factors under a number of interest rate scenarios.

    In force reserves and the assets allocated to each segment are modeled to analyze projected cash flows under a variety of economic scenarios. The result of this modeling is used to modify asset allocation, investment portfolio duration and convexity and renewal crediting strategies. The Company invests in collateralized mortgage obligations ("CMOs") as part of its basic portfolio strategy, but uses other types of derivatives only as a hedge against the effects of interest rate fluctuations or to synthetically alter the investment characteristics of specific assets. Currently, the Company utilizes derivatives to support three specific targeted strategies. The first strategy involves the conversion of floating rate assets to synthetic fixed rate assets to achieve a greater risk-adjusted return. Secondly, the Company uses derivatives to help protect the Company against disintermediation risk in the event of a general rise in interest rates. Finally, the Company uses derivative products to assist in the management of duration mismatch of the Company's assets and liabilities.


    The Company seeks to manage the relationship between risk and expected return to maintain a prudent balance between the two. Like others in the industry, the Company is exposed to various potential sources of investment risk including: credit risk relating to the uncertainty attached to the timing and amount of principal and interest payments, interest rate risk relating to the economic effects of changing interest rates, real estate risk relating to changes in property value due to local economic and demographic conditions, and liquidity risk relating to holding assets for which there is no active secondary market. The Company manages credit risk principally by careful analysis of the creditworthiness of each issuer, diversification of its holdings and prudent asset allocation. It manages interest rate risk through sophisticated asset/liability management techniques, including the selective use of derivative instruments. It manages real estate risk principally by geographic and demographic diversification, careful periodic monitoring of local economic and other conditions and by limiting loan to value rates to acceptable levels. The Company manages liquidity risk principally by asset allocation and by maintaining various credit facilities and a portfolio of public, investment grade securities in an amount not less than 50% of the total invested assets.


    The objective of the Company's mortgage backed securities ("MBS") investments is to provide incremental return, while maintaining reasonable liquidity and cash flow stability. Each MBS is evaluated to determine its interest rate sensitivity and average life variability. In general, the Company seeks investments which provide improved cash flow stability through either implicit or explicit prepayment protection. Investments with implicit prepayment protection can take the form of pass-throughs or CMOs backed by seasoned pools of loans which have already had ample opportunity to refinance but have failed to do so. Explicit prepayment protection can take the form of prepayment lockouts, yield maintenance provisions or prepayment penalties, which are common features of multifamily MBS, commercial MBS and FHA-insured project loans. At September 30, 1996, the Company's MBS investment portfolio composition was approximately 14% fixed rate pass-throughs backed by seasoned loan pools, 19% floating rate pass-throughs and 67% CMOs with some form of explicit prepayment protection. The Company has established specific investment guidelines for the management of MBS. As a general policy, the Company does not invest in interest-only and principal-only or other similar leveraged derivative mortgage instruments.



    The Company has improved the quality of its investment portfolio in recent years in a number of respects. The Company has reduced real estate-related assets (defined as real estate loans and real estate equity investments) as a percentage of total invested assets from previous levels. Real estate related assets, which totaled 19.2% of invested assets as of December 31, 1993, were reduced to 14.5% of invested assets as of December 31, 1994, to 10.2% of total invested assets as of December 31, 1995 and to 7.8% (6.5% after giving effect to the Capital Contribution) of invested assets as of September 30, 1996. The Company's problem loan ratio (defined as aggregate delinquent, in process of foreclosure and restructured mortgage loans) also decreased from 21.3% as of December 31, 1994 to 9.4% as of December 31, 1995, and to 6.2% (4.3% after giving effect to the Capital Contribution) as of September 30, 1996.


    The Company in recent years has also reduced its exposure to higher risk fixed maturity securities and common stock. The Company's percentage of higher risk fixed maturity assets (defined as assets categorized in NAIC designations 3-6) was approximately 5.1% of total invested assets as of September 30, 1996, as compared to 5.3% as of December 31, 1995 and 6.9% as of December 31, 1994. In addition, the Company decreased its common stock holdings to 0.4% of total invested assets as of September 30, 1996, down from 2.1% as of December 31, 1995 and 3.7% as of December 31, 1994.


  INVESTMENT MONITORING AND VALUATION

    As part of the Company's investment management process, it regularly monitors its invested assets. Fixed maturity securities are reviewed upon receipt of the obligor's financial statements, generally on a quarterly basis, for financial performance and historical compliance with financial covenants. Generally, the Company reviews its commercial mortgage loan and equity real estate portfolios on a monthly basis and identifies all commercial mortgage loans and equity real estate which cause management to conclude that such loans or investments require increased management attention due to payment delinquencies. Detailed property analyses and property valuations are performed annually for each commercial mortgage loan. The Company generally requires borrowers to submit their financial statements for annual review.


    The Company has policies and procedures which management believes value invested assets fairly and consistently. As a result of the implementation of SFAS 115 as of December 31, 1993, certain fixed maturity securities are classified as available-for-sale, and therefore are carried at fair value in the Company's Consolidated Financial Statements. Public and private fixed maturity securities are carried principally at fair value, which is based on quoted market prices or dealer quotes. If a quoted market price is unavailable, fair value is estimated using values obtained from independent pricing services. In the case of private placements, if quotes are unavailable the price is estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments.


    Equity securities are carried principally at fair value, based on quoted market prices. To value performing fixed interest rate mortgage loans, the estimated net cash flows to maturity are discounted to derive an estimated market value. The discount rate used is based on the individual loan's remaining weighted average life and a basis point spread over the United States Treasury yield curve at the date of valuation. Performing variable rate commercial loans and residential loans are valued at par. Restructured, foreclosed or delinquent loans, as well as loans to affiliates, are valued primarily at the lower of the estimated net cash flows to maturity discounted at a market rate of interest, or the current outstanding principal balance. Equity real estate is carried at depreciated cost, or amortized cost for capital leases, less valuation allowances. Equity real estate acquired in satisfaction of debt is valued at the lower of cost or estimated fair value at the date of acquisition and is periodically revalued. Valuation allowances for other than temporary impairments in value are netted against the asset categories to which they apply, and additions to valuation allowances are included in total investment results.

  INVESTED ASSETS

    The Company maintains a diversified portfolio of investments, including public and private fixed maturity securities, commercial mortgage loans and equity real estate. The Company's objective is to maintain a high-quality, diversified fixed maturity securities portfolio that produces a yield and total return that supports the various product line liabilities and the Company's earnings goals.


    As a result of establishing the Closed Block on June 30, 1996, the Company allocated certain assets from its investment portfolio to the Closed Block. See "The Reorganization and Distribution of the Non-Life Insurance Subsidiaries--Establishment and Operation of the Closed Block." The following table summarizes consolidated invested assets by asset category as of September 30, 1996 and as of December 31, 1995, 1994 and 1993, and sets forth the allocation of such assets between the Closed Block and the general account. The remaining information in this Prospectus relating to the Company's investment portfolio presents information about the investment portfolio on a combined basis (including invested assets in both the Closed Block and the general account).

                          CONSOLIDATED INVESTED ASSETS

                                                                                             DECEMBER 31,
                                       SEPTEMBER 30, 1996                  ------------------------------------------------
                        -------------------------------------------------
                         CARRYING     CARRYING                                      1995                     1994
                           VALUE       VALUE--     COMBINED                -----------------------  -----------------------
                          CLOSED       GENERAL     CARRYING                 CARRYING                 CARRYING
                           BLOCK       ACCOUNT       VALUE     % OF TOTAL     VALUE     % OF TOTAL     VALUE     % OF TOTAL
                        -----------  -----------  -----------  ----------  -----------  ----------  -----------  ----------
                                                                            (DOLLARS IN MILLIONS)
Fixed maturity
 securities:
  Public..............   $   667.6    $ 2,100.0    $ 2,767.6        72.2%   $ 2,717.7        68.5%   $ 2,056.4        58.9%
  Private.............       176.2        197.6        373.8         9.7        424.4        10.7        510.3        14.6
                        -----------  -----------  -----------      -----   -----------      -----   -----------      -----
    Subtotal                 843.8      2,297.6      3,141.4        81.9      3,142.1        79.2      2,566.7        73.5
Equity securities.....        15.5         74.6         90.1         2.4        109.7         2.8        178.8         5.1
Mortgage loans........      --            260.2        260.2         6.8        353.6         8.9        447.7        12.8
Policy loans..........       165.3         64.0        229.3         6.0        220.0         5.6        209.5         6.0
Real estate:
  Investments.........      --             18.8         18.8         0.5         20.2         0.5         29.4         0.9
  Foreclosures........      --             21.2         21.2         0.5         31.9         0.8         28.8         0.8
                        -----------  -----------  -----------      -----   -----------      -----   -----------      -----
    Subtotal..........      --             40.0         40.0         1.0         52.1         1.3         58.2         1.7
Other invested
 assets...............      --             61.8         61.8         1.6         48.1         1.2         22.3         0.6
Short-term
 investments..........         0.7         12.0         12.7         0.3         39.4         1.0          8.5         0.3
                        -----------  -----------  -----------      -----   -----------      -----   -----------      -----
Total invested
 assets...............  $  1,025.3   $  2,810.2   $  3,835.5       100.0 % $  3,965.0       100.0 % $  3,491.7       100.0%
                        -----------  -----------  -----------      -----   -----------      -----   -----------      -----
                        -----------  -----------  -----------      -----   -----------      -----   -----------      -----


                                 1993
                        -----------------------
                         CARRYING
                           VALUE     % OF TOTAL
                        -----------  ----------

Fixed maturity
 securities:
  Public..............   $ 2,015.8        55.4%
  Private.............       516.6        14.2
                        -----------      -----
    Subtotal               2,532.4        69.6
Equity securities.....       174.4         4.8
Mortgage loans........       652.2        17.9
Policy loans..........       197.1         5.4
Real estate:
  Investments.........        14.2         0.4
  Foreclosures........        32.6         0.9
                        -----------      -----
    Subtotal..........        46.8         1.3
Other invested
 assets...............        14.8         0.4
Short-term
 investments..........        21.8         0.6
                        -----------      -----
Total invested
 assets...............  $  3,639.5       100.0 %
                        -----------      -----
                        -----------      -----



    FIXED MATURITY SECURITIES. The fixed maturity securities portfolio consists primarily of investment grade corporate fixed maturity securities, high-quality MBS and United States government and agency obligations. As of September 30, 1996, fixed maturity securities were $3,141.4 million, or 81.9% of the carrying value of invested assets with public and private fixed maturity securities constituting $2,767.6 million, or 88.1%, and $373.8 million, or 11.9%, of total fixed maturity securities, respectively.



    The following table summarizes the composition of the fixed maturity securities by category as of September 30, 1996 and December 31, 1995:


                    COMPOSITION OF FIXED MATURITY SECURITIES


                                                                     SEPTEMBER 30, 1996        DECEMBER 31, 1995
                                                                  ------------------------  ------------------------
                                                                   CARRYING                  CARRYING
                                                                    VALUE      % OF TOTAL     VALUE      % OF TOTAL
                                                                  ----------  ------------  ----------  ------------
                                                                                (DOLLARS IN MILLIONS)
U.S. government/agencies........................................  $     57.0         1.8%   $     67.2         2.1%
State and political subdivisions................................      --           --              1.7         0.1
Foreign governments.............................................        26.2         0.8          22.4         0.7
Corporate.......................................................     1,920.6        61.2       2,131.8        67.8
MBS:
    U.S. government/agencies....................................       673.4        21.4         686.8        21.9
    Non-government/agencies.....................................       464.2        14.8         232.2         7.4
                                                                  ----------       -----    ----------       -----
    Subtotal-MBS................................................     1,137.6        36.2         919.0        29.3
                                                                  ----------       -----    ----------       -----
Total...........................................................  $  3,141.4       100.0%   $  3,142.1       100.0%
                                                                  ----------       -----    ----------       -----
                                                                  ----------       -----    ----------       -----

    The following table summarizes corporate fixed maturity securities by industry of the issuers:

                            COMPOSITION OF CORPORATE
                     FIXED MATURITY SECURITIES BY INDUSTRY


                                                                                                    % OF CORPORATE
                                                                              SEPTEMBER 30, 1996    FIXED MATURITY
CLASSIFICATION                                                                  CARRYING VALUE        SECURITIES
---------------------------------------------------------------------------  --------------------  -----------------
                                                                                      (DOLLARS IN MILLIONS)
Utilities..................................................................      $      332.3              17.3%
Nondepository credit institutions..........................................             210.0              10.9
Depository institutions....................................................             194.7              10.1
Petroleum refining and related industries..................................             101.8               5.3
Chemicals and related products.............................................              94.2               4.9
Air transportation.........................................................              89.3               4.6
Electrical and other electrical equipment (excluding computers)............              76.2               4.0
Industrial, commercial machinery and computer equipment....................              64.5               3.4
Oil and gas................................................................              59.5               3.1
General merchandise stores.................................................              50.8               2.7
Other......................................................................             647.3              33.7
                                                                                     --------             -----
    Total..................................................................      $    1,920.6             100.0%
                                                                                     --------             -----
                                                                                     --------             -----



    The following table summarizes fixed maturity securities by remaining maturity as of September 30, 1996:


                REMAINING MATURITY OF FIXED MATURITY SECURITIES


                                                                       SEPTEMBER 30, 1996
                                                                    ------------------------
                                                                     CARRYING
                                                                      VALUE      % OF TOTAL
                                                                    ----------  ------------
                                                                     (DOLLARS IN MILLIONS)
Due:
  In one year or less (1996)......................................  $     11.3         0.4%
  One to five years (1997-2001)...................................       475.2        15.1
  Five to 10 years (2002-2006)....................................       961.9        30.6
  10 to 20 years (2007-2016)......................................       415.3        13.2
  Over 20 years (2017 and after)..................................       140.1         4.5
                                                                    ----------       -----
    Subtotal......................................................     2,003.8        63.8
  MBS.............................................................     1,137.6        36.2
                                                                    ----------       -----
      Total.......................................................  $  3,141.4       100.0%
                                                                    ----------       -----
                                                                    ----------       -----



    The Company's portfolio of investment grade fixed maturity securities is diversified by number and type of issuer. As of September 30, 1996, investment grade fixed maturity securities included the securities of over 658 issuers, with 1,039 different issues of securities. No issuer represents more than 1.8% of investment grade fixed maturity securities.



    Below-investment grade fixed maturity securities as of September 30, 1996 included the securities of 48 issuers representing 5.1% of total invested assets, with the largest being a $9.9 million investment.

    As of September 30, 1996, 76.8% of total invested assets were investment grade fixed maturity securities. The following table sets forth the credit quality, by NAIC designation and Standard & Poor's rating equivalents, of fixed maturity securities as of September 30, 1996:


                 FIXED MATURITY SECURITIES BY NAIC DESIGNATION


                                                                          SEPTEMBER 30, 1996
                                              --------------------------------------------------------------------------
                                                      PUBLIC                   PRIVATE                    TOTAL
                                              -----------------------  ------------------------  -----------------------
    NAIC            STANDARD & POOR'S          CARRYING                 CARRYING                  CARRYING
DESIGNATION       EQUIVALENT DESIGNATION        VALUE     % OF TOTAL      VALUE     % OF TOTAL     VALUE     % OF TOTAL
------------  ------------------------------  ----------  -----------  -----------  -----------  ----------  -----------
                                                                        (DOLLARS IN MILLIONS)
     1        A- or Higher..................  $  1,853.2       67.0%    $    84.8        22.7%   $  1,938.0       61.7%
     2        BBB- to BBB+..................       758.9       27.4         248.2        66.4       1,007.1       32.1
                                              ----------      -----    -----------      -----    ----------      -----
              Total investment grade........     2,612.1       94.4         333.0        89.1       2,945.1       93.8
                                              ----------      -----    -----------      -----    ----------      -----
     3        BB to BB+.....................       113.0        4.1          26.2         7.0         139.2        4.4
     4        B.............................        42.5        1.5          13.0         3.5          55.5        1.8
     5        CCC or lower..................      --          --              0.1       --              0.1      --
     6        In or near default............      --          --              1.5         0.4           1.5      --
                                              ----------      -----    -----------      -----    ----------      -----
                                                   155.5        5.6          40.8        10.9         196.3        6.2
                                              ----------      -----    -----------      -----    ----------      -----
                                              $  2,767.6      100.0%    $   373.8       100.0%   $  3,141.4      100.0%
                                              ----------      -----    -----------      -----    ----------      -----
                                              ----------      -----    -----------      -----    ----------      -----



    MBS comprise a core position within the Company's fixed maturity securities investments. MBS investments include residential, commercial MBS, home equity loans (including home equity loans purchased from one of the Company's affiliates, see "Certain Transactions and Relationships--Purchase of Loans and Securitization"), manufactured housing, FHA Title I and CMBS. Residential mortgage pass-throughs and CMOs total $888.9 million or 23.2% of total invested assets. As of September 30, 1996, MBS were $1,137.6 million or 29.7%, of total invested assets of which $673.4 million, or 59.2% of MBS were guaranteed by the United States government or an agency of the United States government. Other MBS were $464.2 million, or 40.8%, of MBS as of September 30, 1996. Management believes that the quality of assets in the MBS portfolio is generally high, with 87.1% of such assets representing agency backed or "AAA" rated securities.



    The Company uses interest rate swaps and caps to reduce its exposure to changes in interest rates and to manage duration mismatches. Although the Company is subject to the risk that counterparties will fail to perform, credit standings of counterparties are monitored regularly. The Company's policy is to contract only with counterparties that are rated "AA" or higher; accordingly, it is expected that counterparties will be able to satisfy their obligations under such contracts. The Company is also subject to the risk associated with changes in the value of contracts. However, such adverse changes in value generally are offset by changes in the value of the items being hedged. The notional principal amounts of the swaps and caps, which represent the extent of the Company's involvement in such contracts but not the risk of loss, at September 30, 1996 amounted to $980.0 million. The swaps had a carrying value and a fair value which amounted to a net receivable position of $6.0 million at September 30, 1996. The carrying value and fair value of interest rate caps and swaptions amounted to $9.9 million and $10.0 million, respectively, and are reflected as "other investments" on the Company's consolidated financial statements as of September 30, 1996. The net amount payable or receivable from interest rate swaps and caps is accrued as an adjustment to interest income.



    MORTGAGE LOANS. As of September 30, 1996, mortgage loans in the investment portfolio were $260.2 million, or 6.8% of the aggregate carrying value of invested assets ($250.5 million, or 6.4%, after giving effect to the Capital Contribution). Of the September 30, 1996 amount, commercial mortgage loans were 98.8%, and residential mortgage loans were 1.2%.


    In the last two years, the Company has significantly reduced its mortgage loan investments as a percentage of its invested assets through sales of certain mortgage loan assets; decreased originations of new loans and write-downs of delinquent loans. As of December 31, 1993, mortgage loans totaled $652.2 million, or 17.9% of invested assets. By December 31, 1995, such investments totaled $353.6 million, or 8.9% of invested assets and by September 30, 1996 such investments totaled $260.2 million, or 6.8% of invested assets. Commercial mortgage loans consist primarily of fixed-rate mortgage loans on complete properties. As of September 30, 1996, the Company held 156 individual commercial mortgage loans having an average interest rate, maturity and balance of 9.1%, 73 months and $1.7 million, respectively.



    The following table sets forth additions, reductions from payments and other charges, foreclosures and miscellaneous adjustments to the mortgage loan portfolio based on unpaid principal balances for the six-month periods ended September 30, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993:


                           MORTGAGE LOAN ASSET FLOWS


                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                                     ------------------------  -------------------------------------
                                                        1996         1995         1995         1994         1993
                                                     -----------  -----------  -----------  -----------  -----------
                                                                          (DOLLARS IN MILLIONS)
Commercial mortgage loans:
  Beginning balance................................  $   379.4    $   504.0    $   504.0    $   723.6    $   733.3
  Plus: Additions..................................       19.6         24.8         39.9         75.3         73.1
  Less: Payments and other credits.................       75.1         93.0        134.9        123.3         73.1
       Foreclosed properties.......................        6.2         24.8         18.0         14.0          9.7
       Sales.......................................       47.2        --            11.6        157.6        --
                                                     -----------  -----------  -----------  -----------  -----------
  Ending balance...................................      270.5        411.0        379.4        504.0        723.6
Residential mortgage loans.........................        3.3          5.0          4.3          9.2          8.8
                                                     -----------  -----------  -----------  -----------  -----------
                                                         273.8        416.0        383.7        513.2        732.4
Valuation allowance for mortgage loan losses.......       13.6         41.1         30.1         65.5         80.2
                                                     -----------  -----------  -----------  -----------  -----------
Total mortgage loans on real estate................  $   260.2    $   374.9    $   353.6    $   447.7    $   652.2
                                                     -----------  -----------  -----------  -----------  -----------
                                                     -----------  -----------  -----------  -----------  -----------
Valuation allowance as percentage of mortgage
 loans.............................................        5.0%         9.9%         7.8%        12.8%        11.0%
                                                     -----------  -----------  -----------  -----------  -----------
                                                     -----------  -----------  -----------  -----------  -----------


    Substantially all of the new commercial mortgage loans were originated by the Company through mortgage loan correspondents with whom the Company had an ongoing relationship at the time such mortgage loans were originated. The Company is not originating new commercial mortgage loans although it is renewing existing loans in its portfolio in selected cases. The Company annually estimates the current loan-to-value ratios of its commercial mortgage loans based on an analysis of the operating statements of each mortgaged property.

    The following table sets forth the maturity and principal repayment schedule for the commercial mortgage loan portfolio as of September 30, 1996:


                       COMMERCIAL MORTGAGE LOAN SCHEDULED
                              PRINCIPAL REPAYMENTS


                                                                   SEPTEMBER 30, 1996
                                             ---------------------------------------------------------------
                                              MATURITY PAYMENTS    ALL OTHER LOAN     ANNUAL
YEAR                                          ON BALLOON LOANS        PAYMENTS         TOTAL     % OF TOTAL
-------------------------------------------  -------------------  -----------------  ---------  ------------
                                                                  (DOLLARS IN MILLIONS)
1996.......................................       $    20.4           $     1.3      $    21.7         8.0%
1997.......................................            60.8                 7.7           68.5        25.3
1998.......................................             5.5                 7.3           12.8         4.7
1999.......................................            14.9                 7.1           22.0         8.2
2000-2015..................................           105.0                40.5          145.5        53.8
                                                    -------               -----      ---------       -----
Total......................................       $   206.6           $    63.9      $   270.5       100.0%
                                                    -------               -----      ---------       -----
                                                    -------               -----      ---------       -----



    As of September 30, 1996, only $5.2 million, or 1.9% ($2.4 million, or 0.9%, after giving effect to the Capital Contribution), of the Company's loan portfolio (as measured by principal balance) was classified as delinquent or in foreclosure. As of the same date, only $11.8 million, or 4.3% ($8.9 million, or 3.4%, after giving effect to the Capital Contribution), of the Company's loan portfolio (as measured by principal balance) was classified as restructured. For the first nine months of 1996, the Company's foreclosures were approximately $6.2 million (as measured by principal balance).



    In November 1994, in a transaction approved by the Iowa Commissioner, the Company securitized a pool of 89 fixed rate commercial/multifamily mortgage loans with a then outstanding aggregate principal balance of approximately $158 million. The Company sold these mortgage loans to a trust. Several classes of Commercial/Multifamily Mortgage Pass-Through Certificates, Series 1994-1 (the "Certificates") representing undivided beneficial ownership interests in the trust were then issued and sold in a private placement. The Company retained a residual interest in the trust which had a carrying value as of September 30, 1996 of $3.7 million. The primary purpose of this securitization was to convert the mortgage loans into cash, which could then be reinvested, and fixed maturity securities so as to enhance the Company's liquidity, overall investment quality and long-term economic value.



    EQUITY REAL ESTATE. In recent years the Company has significantly reduced its equity real estate portfolio. As of September 30, 1996, investment real estate consisted of 22 properties located in eight states. The carrying value of investment real estate as of September 30, 1996 was $18.8 million (there is no equity real estate in the portfolio after giving effect to the Capital Contribution). As of September 30, 1996, the Company's rental properties were 89% occupied by third parties or by the Company.



    OTHER. The Company held $229.3 million of policy loans on individual insurance products as of September 30, 1996. Of these policy loans, 69.6% were on traditional life policies and 30.4% were on universal life policies and annuities. Policy loans are permitted to the extent of a policy's contractual limits and are fully collateralized by policy cash values. Loan rates are fixed in the contracts and range from 5.2% to 8.0%.



    As of September 30, 1996, the Company held equity securities of $90.1 million (primarily preferred stock). The largest holding of equity securities had a carrying value of $12.2 million as of September 30, 1996.



    The Company held $74.5 million of other invested assets (including short-term investments) on September 30, 1996. Other invested assets included various joint venture investments, financial instruments and goodwill booked in connection with the Company's investment in the Ameritas Joint Venture. See Note 13 to "Consolidated Financial Statements."

COMPETITION

    The Company operates in a highly competitive industry. Numerous life insurance companies and other entities, including banks and other financial institutions, compete with the Company, many of which have greater financial and other resources as compared to the Company. The Company believes that the principal competitive factors in the sale of insurance products are product features, price, commission structure, perceived stability of the insurer, claims-paying ratings, value-added service and name recognition. Many other companies are capable of competing for sales in the Company's target markets (including companies that do not presently compete in such markets). The Company's ability to compete for sales is dependent upon its ability to address the competitive factors described above.

    In addition to competing for sales, the Company competes for qualified agents and brokers to distribute its products. Strong competition exists among insurance companies for agents and brokers with demonstrated ability. Management believes that the bases of competition for the services of such agents and brokers are commission structure, support services, prior relationships and the strength of an insurer's products. Although the Company believes that it has good relationships with its agents and brokers, its ability to compete will depend on its continued ability to attract and retain qualified persons.

FEDERAL INCOME TAX CONSIDERATIONS

    Certain of the life insurance products and annuities marketed and issued by AmerUs Life and the Ameritas Joint Venture enjoy income tax advantages as compared to other savings investments, such as certificates of deposit and taxable bonds. One important tax advantage is the deferral of income taxation on any increases in the contract values during the accumulation phase of the life insurance and annuities in contrast to the current taxation of all earnings on many other savings and investment products. In the event that the federal income tax laws are changed so that accumulated earnings on these life insurance policies and annuities do not enjoy the tax deferral described above, or so that additional savings and investment products achieve similar tax deferral status, or so that tax rates are significantly lower so that the policyowner's or annuitant's ability to defer income tax on policy or annuity earnings is no longer a significant factor for the policyowner, consumer demand for the affected products could decline materially. From time to time, Congress has considered proposals to revise or eliminate this tax deferral. There is no such proposal currently pending in Congress, nor has the current administration announced any consideration of any such proposal. If legislation were enacted to eliminate the tax advantages of life insurance policies and annuities, such a change could have an adverse effect on the ability of the Company to sell those products.

EMPLOYEES


    As of September 30, 1996, the Company had 407 full-time employees. None of the Company's employees are covered by a collective bargaining agreement and the Company believes that its relations with employees are satisfactory.


    Certain employees of the Company also provide services to other affiliated entities, including affiliates not directly owned by the Company. See "Certain Transactions and Relationships."

SUBSIDIARIES

    The Company was formed in August, 1996 in connection with the Reorganization. See "The Reorganization and Distribution of the Non-Life Insurance Subsidiaries." AmerUs Life has three wholly-owned subsidiaries: CLA Assurance Company, an Iowa life insurance company, Centralife Annuity Services, Inc., an Arizona corporation, and American Vanguard Life Insurance Company, an Iowa life insurance company. In addition, AmerUs Life currently owns a 34% interest in AMAL Corporation, through whose wholly-owned subsidiaries the Ameritas Joint Venture operates. See "--Ameritas Joint Venture."

LEGAL PROCEEDINGS


    AmerUs Life is a defendant in a class action lawsuit which was brought on August 31, 1995 in the District Court for Travis County, Texas. The complaint, which seeks unspecified damages, was filed by former policyowners on behalf of themselves and all similarly situated persons who purchased individual life insurance policies which were underwritten and sold by AmerUs Life within Texas and which were based upon uniform sales presentations and policy illustrations from and after 1980 using a "vanishing premium" concept. AmerUs Life has denied the allegations contained in such complaint, including the existence of a legitimate class. The litigation is in the discovery stage and a hearing on certification of the class is currently scheduled to occur in December 1996. The litigation is being vigorously defended by AmerUs Life. The parties are engaged in court-ordered mediation with respect to this action.



    A class action lawsuit was also filed in June 1996 in the United States District Court for the Northern District of California. The complaint alleges that AmerUs Life improperly passed an increase in its corporate income taxes (known as the deferred acquisition cost, or DAC, tax) through to policyowners in breach of the terms of certain of its life and annuity policies. The plaintiff, an insured under a universal life policy issued by Central Life, seeks unspecified damages and injunctive relief on behalf of himself and all policyowners of AmerUs Life with universal life, term and "blended" life insurance policies and annuities. AmerUs Life has denied the allegations contained in such complaint, including the existence of a legitimate class. The litigation is in the early discovery stage and a hearing on certification of the class has not yet been scheduled. The litigation is being vigorously defended by AmerUs Life.



    While the class action lawsuits are being vigorously defended, there can be no assurance that such lawsuits will not have a material adverse effect on the life insurance industry generally or on the Company. See "Risk Factors--Risks of Class Action Litigation."



    In the ordinary course of business, the Company and its subsidiaries are also engaged in certain other litigation, none of which management believes is material.


PROPERTIES

    The Company's principal business operations are conducted from two locations. The Company's executive offices consist of approximately 20,000 square feet located at 418 Sixth Avenue, Des Moines, Iowa. AmerUs Life's executive offices consist of approximately 125,000 square feet located at 611 Fifth Avenue, Des Moines, Iowa. The Company and AmerUs Life will both lease their executive offices from API after the Capital Contribution has been effected, as both properties will be part of the Capital Contribution. See "Certain Transactions and Relationships."

                           SUPERVISION AND REGULATION

REGULATION OF THE COMPANY AND AMHC

    A mutual insurance holding company is subject to regulation at a level substantially equal to that of an Iowa domestic insurance company, and is governed by statutory and regulatory requirements which are identical to, or which parallel, the regulatory requirements imposed upon Iowa domestic insurance companies. The Iowa Commissioner has jurisdiction over an intermediate holding company, such as the Company, as if it were a mutual insurance holding company.

    AMHC and the Company are each subject to the Iowa Insurer Supervision, Rehabilitation and Liquidation Act, Iowa Code Chapter 507C. In addition, AMHC and the Company are subject to the provisions of the Iowa Insurance Holding Company Systems Act in the same manner and to the same extent as domestic insurance companies. In addition, the assets of AMHC and the Company are available to satisfy claims of policyowners, in the same manner as a domestic insurance company in the event the Iowa Commissioner initiates a proceeding under Chapter 507C.

    AMHC and the Company may not merge with, be acquired by or acquire another entity without approval of the Iowa Commissioner. In addition, in the case of a merger or consolidation, separate approval by the Iowa Attorney General is required. The statutory provisions applicable to the demutualization of a domestic mutual life insurance company are applicable to the demutualization of a mutual insurance holding company. In addition, no person may acquire or make an offer to acquire voting stock in the Company if such acquisition would result in such person's obtaining control over the Company. Generally, any person who, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing 10% or more of the Company's voting securities (consisting of both Class A Common Stock and Class B Common Stock) is deemed to have control.

    Under rules adopted by the Iowa Commissioner, AMHC is required to provide to the Iowa Division of Insurance an annual report containing historical and prospective information, including financial statements, an investment plan covering all assets, any intention it has of borrowing money and information regarding any "closed block" formed as part of a reorganization.

    In addition to rules establishing the terms and conditions pursuant to which the Iowa Commissioner will approve the sale of stock of an intermediate insurance holding company or a subsidiary stock insurance company resulting from a reorganization pursuant to Iowa law, the Iowa Commissioner has adopted rules that also limit the activities and affiliations that are permissible for mutual insurance holding companies. Under such rules, among other things, (i) at least 50 percent of the GAAP net worth of the mutual insurance holding company must be invested in insurance company subsidiaries; (ii) a mutual insurance holding company may not pay any policy credit, dividend or other distribution to any policyowner member unless such payment has been approved by the Iowa Commissioner; and (iii) a mutual insurance holding company must obtain the approval of the Iowa Commissioner for any merger or acquisition (if at any time it acquires or plans to acquire more than 50 percent of a stock insurance company, a mutual insurance holding company must submit to the Iowa Commissioner a plan describing any membership interests of policyowners).

    The Iowa Commissioner also has proposed rules which would require prior approval by the Iowa Commissioner of the issuance of stock by the Company. Pursuant to such proposed rules, the Company intends to file an application with the Iowa Commissioner seeking approval for the Offerings, which approval must be obtained prior to consummation of the Offerings. Under the proposed rules, the Company would be required to give notice to the Iowa Commissioner prior to any subsequent public or private common stock offering.

    Shares of the capital stock of the Company which carry the right to cast a majority of the votes entitled to be cast by all of the outstanding shares of the Company are required by Iowa law to at all times be owned, directly or indirectly, by AMHC and may not be conveyed, transferred, assigned, pledged, subjected to a security interest or lien, encumbered, or otherwise hypothecated or alienated by AMHC or any intermediate holding company. Any conveyance, transfer, assignment, pledge, security interest, lien, encumbrance or hypothecation or alienation by AMHC, or any intermediate holding company, in or on such shares shall be deemed void in inverse chronological order of the date of such transaction to the extent necessary to give the mutual insurance holding company unencumbered direct or indirect ownership of shares representing a majority of the votes entitled to be cast by all of the outstanding shares of the Company.

REGULATION OF AMERUS LIFE

    The Company will rely primarily on dividends and interest income from AmerUs Life to make any dividend payments to its shareholders. The ability of AmerUs Life to pay dividends to the Company is limited by law to earned profits (statutory unassigned surplus) as of the date the dividend is paid, as determined in accordance with accounting practices prescribed or permitted by the insurance regulatory authorities of the State of Iowa. In addition, under the Iowa Insurance Holding Company Systems Act, AmerUs Life may not pay an "extraordinary" dividend without prior notice to and approval by the Iowa Commissioner. An "extraordinary" dividend is defined under the Iowa Holding Company Systems Act as any dividend or distribution of cash or other property whose fair market value, together with that of other dividends or distributions made within the preceding 12 months exceeds the greater of (i) 10% of policyowners' surplus (total statutory capital stock and STATUTORY SURPLUS) as of December 31 of the preceding year, or (ii) the statutory net gain from operations of the insurer for the 12 month period ending the December 31 of the preceding year. Iowa law gives the Iowa Commissioner broad discretion to disapprove requests for dividends in excess of these limits. Based on this limitation and 1995 statutory results, AmerUs Life would be able to pay approximately $40 million in dividends to the Company in 1996 without obtaining the Iowa Commissioner's approval. However, as a result of the Distribution, AmerUs Life will not be able to pay any additional dividends to the Company in the 12-month period following the Distribution without the prior consent of the Iowa Commissioner.

    AmerUs Life and its subsidiaries are subject to regulation and supervision by the states in which they transact business. State insurance laws generally establish supervisory agencies with broad administrative and supervisory powers related to granting and revoking licenses, transacting business, establishing guaranty fund associations, licensing agents, approving policy forms, regulating premium rates for some lines of business, establishing reserve requirements, prescribing the form and content of required financial statements and reports, determining the reasonableness and adequacy of statutory capital and surplus, and regulating the type and amount of investments permitted.


    Every state in which AmerUs Life is licensed administers a guaranty fund, which provides for assessments of licensed insurers for the protection of policyowners of insolvent insurance companies. There has been an increase in the number of insurance companies that are under supervision which has resulted in an increase in the amount of assessments to cover losses to policyowners of such companies. Assessments can be partially recovered through a reduction in future premium taxes in some states. In these situations, the assessments are generally capitalized and amortized against future reductions in premium taxes. Net assessment expenses for AmerUs Life amounted to $0.4 million for the first nine months of 1996, $0.4 million in 1995, $1.2 million in 1994 and $3.3 million in 1993. Management cannot reasonably predict the amount of future assessments, if any.


    Ethical sales practices and compliance with applicable laws and regulations relevant to the life insurance industry have been a continuing focus of the Company's support efforts. The Company has a continuing education program focusing on ethical practices which is being provided to all agents. A program is currently being implemented to further formalize the Company's current practices and standards in the compliance and market conduct areas.

    Recently, the insurance regulatory framework has been placed under increased scrutiny by various states, the federal government and the NAIC. Various states have considered or enacted legislation which changes, and in many cases increases, the state's authority to regulate insurance companies. Although legislation has been under consideration for several years in Congress which, if enacted, would result in the federal government assuming some role in the regulation of insurance companies, management does not expect the current Congress to enact federal insurance regulation. The NAIC, in conjunction with state regulators, has been reviewing existing insurance laws and regulations. The NAIC recently approved and recommended to the states for adoption and implementation several regulatory initiatives designed to reduce the risk of insurance company insolvencies. Through the NAIC accreditation program, these recommendations for state legislation have taken on an increased significance. Two such initiatives are risk-based capital standards ("RBC") which have been adopted by the NAIC, and a model investment law which is currently under consideration.

    The RBC standards for life insurance companies were adopted by the NAIC in 1992 and require insurance companies to calculate and report for statutory basis financial statements information under a risk-based capital formula. The formula is embodied in the NAIC Model Act, which has been adopted by many states, including Iowa. RBC requirements are intended to allow insurance regulators to identify at an early stage inadequately capitalized insurance companies based upon the types and mixtures of risks inherent in such companies' operations. The formula includes components for asset risk, liability risk, interest rate exposure and other factors.

    The RBC requirements are intended to be used by insurance regulators as an early warning tool to identify deteriorating or weakly capitalized companies for the purpose of initiating regulatory actions. They are not designed as a ranking mechanism for adequately capitalized companies. In addition, the formula defines a new minimum capital standard which supplements the low, fixed minimum capital and surplus requirements previously implemented on a state-by-state basis.


    The Iowa RBC requirements categorize insurance companies according to the extent to which they meet or exceed certain RBC thresholds. The law requires increasing degrees of regulatory oversight and intervention based on the level of an insurance company's authorized control level RBC as its RBC declines. These degrees of regulatory action are triggered by the RBC level of an insurance company as follows: (i) a "Company Action Level Event" (requiring the insurance company to inform and obtain approval from the Director of a comprehensive financial plan for increasing its RBC), which would occur if, among other things, an insurance company's RBC falls below 200% of its authorized control level RBC, or if an insurance company's RBC falls below 250% of its authorized control level RBC and has a negative trend; (ii) a "Regulatory Action Level Event" (resulting in, in addition to the requirement of a financial plan, regulatory actions including examination of an insurance company's assets, liabilities and operations followed by an order specifying such corrective actions as the Director determines to be appropriate), which would occur if, among other things, an insurance company's RBC falls below 150% of its authorized control level RBC; (iii) an "Authorized Control Level Event" (resulting in, in addition to the regulatory actions above, such actions as are necessary to cause an insurance company to be placed under regulatory control in a rehabilitation or liquidation proceeding if deemed to be in the best interests of policyowners, creditors and the public), which would occur if, among other things, an insurance company's RBC falls below 100% of its authorized control level RBC; and (iv) a "Mandatory Control Level Event" (resulting in, on a mandatory basis, such actions as are necessary to cause an insurance company to be placed under regulatory control in a rehabilitation or liquidation proceeding), which would occur if, among other things, an insurance company's RBC falls below 70% of its authorized control level RBC.



    As of September 30, 1996, AmerUs Life's RBC levels were significantly in excess of RBC thresholds. Management believes that the RBC levels will be significantly in excess of RBC thresholds as of the closing of the Offerings. As a result, the RBC requirements are not expected to have an impact upon AmerUs Life's operations, financial condition or operating results.


    Approximately once every three to five years, as part of their routine regulatory oversight process, state insurance departments conduct detailed examinations of the books, records and accounts of insurance companies domiciled in their states. Such examinations are generally conducted in cooperation with the departments of two or three other states, under guidelines promulgated by the NAIC. AmerUs Life was last examined by the Iowa Commissioner as of December 31, 1993. No material issues were raised by the Iowa Commissioner in such examination.

    A committee of the NAIC is developing model legislation to govern insurance company investments. Several discussion drafts have been released over the past two to three years. However, implementation of any investment model law is not anticipated in the foreseeable future. Management believes that if the current discussion draft were adopted without modification it would not have a material impact on the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information concerning the current directors and executive officers of the Company and AmerUs Life.


             NAME                   AGE                      POSITIONS WITH THE COMPANY AND AMERUS LIFE
------------------------------      ---      ---------------------------------------------------------------------------
John R. Albers                          65   Director
Roger K. Brooks                         59   Director, Chairman, President and Chief Executive Officer of the Company
                                             and Chairman of AmerUs Life
Malcolm Candlish                        61   Director
D T Doan                                64   Director and Vice Chairman of the Company and President of AmerUs Life
Thomas F. Gaffney                       51   Director
Sam C. Kalainov                         66   Director
John W. Norris, Jr.                     60   Director
Jack C. Pester                          61   Director
John A. Wing                            61   Director
Thomas C. Godlasky                      41   Executive Vice President and Chief Investment Officer of the Company and
                                             AmerUs Life
Michael E. Sproule                      49   Executive Vice President and Chief Financial Officer of the Company and
                                             AmerUs Life
Victor N. Daly                          53   Senior Vice President and Chief Human Resources Officer of the Company and
                                             AmerUs Life
Michael G. Fraizer                      46   Senior Vice President and Controller/Treasurer of the Company and AmerUs
                                             Life


    Set forth below with respect to each of the directors and executive officers of the Company and AmerUs Life is a description of such individual's business experience, principal occupation and employment during at least the last five years:


    John R. Albers served as a director of American Mutual Life from November 1983 to June 1996. Since April 1996 Mr. Albers has served as a director of AMAL. Mr. Albers is President and Chief Executive Officer of Fairfield Enterprises, Inc., Dallas, Texas. From August 1988 to April 1995, Mr. Albers was the Chairman, Chief Executive Officer & President of Dr. Pepper/Seven-Up Companies, Dallas, Texas. From July 1995 to the present, Mr. Albers has served as a director of First Alert, Inc., Aurora, Illinois. Mr. Albers also serves as a director of AMHC.



    Roger K. Brooks served as a director of American Mutual Life from February 1971 to June 1996. Mr. Brooks was the Chief Executive Officer of American Mutual Life from December 1994 to June 1996, and prior thereto was the Chairman and Chief Executive Officer of American Mutual Life. Since April 1996 Mr. Brooks has served as a director of AMAL. Mr. Brooks also serves as a director of AMHC.



    Malcolm Candlish served as a director of American Mutual Life from February 1987 to June 1996. Since December 1992 Mr. Candlish has been the Chairman and Chief Executive Officer and, since May 1996, the President of First Alert, Inc., Aurora, Illinois. From 1989 to 1992, Mr. Candlish was the

Chairman and Chief Executive Officer of Sealy, Inc., Cleveland, Ohio. Since 1991 Mr. Candlish has served as a director of Black & Decker Corporation, Towson, Maryland. Mr. Candlish also serves as a director of AMHC.



    D T Doan served as a director and Vice Chairman of American Mutual Life from December 1994 to June 1996. From October 1995 until June 1996, Mr. Doan was President--Insurance Operations of American Mutual Life. Mr. Doan held the same position from August 1992 to January 1995. From August 1987 to August 1992, Mr. Doan was Executive Vice President--Corporate of American Mutual Life. Since April 1996 Mr. Doan has served as a director of AMAL, AVLIC and AIC. Since April 1996, Mr. Doan has served as Executive Vice President of AMAL and AVLIC and Senior Vice President of AIC. Mr. Doan also serves as a director of AMHC.



    Thomas F. Gaffney served as a director of American Mutual Life from November 1983 to June 1996. Mr. Gaffney is a private investor who lives in Tierra Verde, Florida. From 1987 to 1990, Mr. Gaffney was the Chairman of Oxford Investment Group, Bloomfield Hills, Michigan. Mr. Gaffney also serves as a director of AMHC.



    Sam C. Kalainov served as a director of American Mutual Life from December 1994 to June 1996. Mr. Kalainov was the Chairman of American Mutual Life from December 1994 until June 1996 and Chairman of AmerUs Life from July 1996 until September 1996. From 1982 to December 1994, Mr. Kalainov was a director, Chairman and Chief Executive Officer of Old AML. Mr. Kalainov also serves as a director of AMHC.



    John W. Norris, Jr. served as a director of American Mutual Life from November 1974 to June 1996. Mr. Norris is Chairman and Chief Executive Officer of Lennox International, Inc., Dallas, Texas. Mr. Norris has also served as a director of Atmos Energy Corporation, Dallas, Texas since August 1987. Mr. Norris also serves as a director of AMHC.



    Jack C. Pester served as a director of American Mutual Life from December 1994 to June 1996. From May 1981 to December 1994, Mr. Pester was a director of Old AML. Mr. Pester is a Senior Vice President of The Coastal Corporation, Houston, Texas. Since August 1994 Mr. Pester has also served as a director of KFX, Inc., Denver, Colorado. Mr. Pester also serves as a director of AMHC.



    John A. Wing served as a director of American Mutual Life from May 1991 to June 1996. Mr. Wing is Chairman and Chief Executive Officer of The Chicago Corporation, Chicago, Illinois.


    Thomas C. Godlasky was Executive Vice President and Chief Investment Officer of American Mutual Life from January 1995 to June 1996. From February 1988 to January 1995, he was Manager of the Fixed Income and Derivatives Department of Providian Corporation, Louisville, Kentucky. Since April 1996, Mr. Godlasky has served as a director of AVLIC and AIC.

    Michael E. Sproule was Executive Vice President and Chief Financial Officer of American Mutual from August 1992 to June 1996. From January 1991 through July 1992, he was Executive Vice President and Chief Financial Officer of ICH Corporation, Louisville, Kentucky and from January 1988 to December 1990, he was a Consultant with Tillinghast, New York, New York. Since April 1996, Mr. Sproule has served as a director of AVLIC and AIC.


    Victor N. Daly was Senior Vice President and Chief Human Resources Officer of American Mutual Life from September 1995 to June 1996. From April 1989 to September 1995 Mr. Daley was Senior Vice President and Chief Administrative Officer of Royal Insurance, Charlotte, North Carolina.


    Michael G. Fraizer was Senior Vice President and Controller/Treasurer of American Mutual Life from January 1993 to June 1996. From April 1991 to January 1993, Mr. Fraizer was Senior Vice President and Chief Financial Officer of Iowa Realty Co., Inc. and from April 1977 to April 1991, he was a Partner with McGladrey & Pullen, Des Moines, Iowa.

BOARD OF DIRECTORS OF THE COMPANY

    The business of the Company is managed under the direction of the Company's Board of Directors. The Board of Directors is presently composed of nine directors and the Company intends to add two additional outside directors after completion of the Offerings. The Board is divided into three classes. Messrs. Candlish, Kalainov and Norris are in Class I, which class will stand for election at the annual meeting of shareholders to be held in 1997. Messrs. Albers, Doan and Gaffney are in Class II, which class will stand for election at the annual meeting of shareholders to be held in 1998. Messrs. Brooks, Pester and Wing are in Class III, which class will stand for election at the annual meeting of shareholders to be held in 1999.


    Consistent with proposed regulations recently promulgated by the Iowa Commissioner, at least three of the Company's outside directors (including Mr.
Wing) will not be directors of AMHC or any of AMHC's subsidiaries. In addition, at least two of the Company's outside directors, who have not yet been selected, will have had no previous affiliation with the Company. The Company's independent directors will review any intercompany transactions involving potential conflicts of interest between the Company and AMHC and its subsidiaries. At present, all of the members of the Company's Board of Directors are outside directors except Messrs. Brooks, Doan and Kalainov.


    The Company's Board of Directors has also established an Executive Committee which will consist of between three and five members of the Board and will be chaired by Mr. Brooks. The Executive Committee exercises the power and authority of the Directors in all matters that do not require action by the entire Board of Directors. The members of the Executive Committee will be appointed prior to the Offerings.


    The Company's Board of Directors has also established an Audit Committee and a Human Resources Committee. The Audit Committee recommends the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's year-end operating results and considers the adequacy of the Company's internal accounting procedures. The Audit Committee consists of Messrs. Wing, Gaffney and Pester. The Human Resources Committee reviews and recommends the compensation arrangements for all executive officers, approves such arrangements for other senior level employees, and takes such actions as may be required in connection with certain compensation and incentive plans of the Company. The Human Resources Committee consists of Messrs. Albers, Candlish and Norris, each of whom qualifies as a Non-Employee Director, as such term is used in Rule 16b-3 promulgated under the Securities Exchange Act of 1934.


BOARD OF DIRECTORS OF AMERUS LIFE

    The Board of Directors of AmerUs Life is presently composed of the same nine directors as the Company.

COMPENSATION OF DIRECTORS


    It is currently contemplated that all non-employee directors will receive an annual retainer of $15,000 plus a $2,000 fee for special meetings of the Board of Directors or a committee thereof. Directors who are officers or employees of the Company or any affiliate of the Company receive no compensation for serving as directors. All directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at any meeting of the Board of Directors or committee of the Board of Directors of the Company or AmerUs Life.


    Directors are also eligible to participate in the Company's Non-Employee Director Stock Plan, which the Company's Board of Directors approved on September 15, 1996. See "Management Compensation--Compensation Pursuant to Stock Plans of the Company."

                            MANAGEMENT COMPENSATION

EXECUTIVE OFFICER COMPENSATION

    Since the formation of the Company, none of the executive officers has received any compensation from the Company. All compensation received, earned or accrued by such executive officers has been from AmerUs Life.

    The following summary compensation table sets forth certain information concerning compensation for services rendered in all capacities awarded or paid by the Company (including compensation paid by AmerUs Life) to its Chief Executive Officer and the other named executive officers (the "Named Executive Officers") during the year ended December 31, 1995:

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL COMPENSATION
                                                                ----------------------     LTIP          ALL OTHER
                                                                 SALARY     BONUS(A)    PAYOUTS(B)    COMPENSATION(C)
           NAME AND PRINCIPAL POSITION             FISCAL YEAR      $           $            $               $
-------------------------------------------------  -----------  ---------  -----------  -----------  ------------------
Roger K. Brooks
 Chairman, President and Chief Executive Officer
 of the Company and Chairman of AmerUs Life              1995     440,000     300,000      352,000
D T Doan
 Vice Chairman of the Company and President of
 AmerUs Life                                             1995     275,000     132,500      137,600
Thomas C. Godlasky
 Executive Vice President and Chief Investment
 Officer of the Company and AmerUs Life                  1995     239,600                  125,000        204,000(D)
Michael E. Sproule
 Executive Vice President and Chief Financial
 Officer of the Company and AmerUs Life                  1995     250,000     200,000      125,000
Sam C. Kalainov
 Former Chairman (E)                                     1995     440,000     300,000      352,000

------------------
(A) Pursuant to the Management Incentive Plan.

(B) Long term incentive compensation pursuant to the Performance Share Plan (the "LTIP"). LTIP payouts indicated were earned in 1995 and are payable in 1996.

(C) De minimus benefits and perquisites are not included as they are in the aggregate not significant.

(D) The amount shown reflects payment of a $204,000 sign-on bonus of which a pro-rata portion is repayable in the event of termination during the initial 36 months of employment.

(E) Mr. Kalainov served as Chairman of AmerUs Life until September 1996. In August 1996, Mr. Kalainov became Chairman of AMHC and AmerUs Group. Mr. Kalainov is no longer an officer of the Company.

COMPENSATION PURSUANT TO STOCK PLANS OF THE COMPANY

  STOCK INCENTIVE PLAN

    On September 15, 1996, the Company's Board of Directors adopted the AmerUs Life Holdings, Inc. Stock Incentive Plan (the "Stock Plan" or the "Plan"). The purpose of the Stock Plan is to enable the Company to attract and retain employees who will contribute to the Company's long-term success by enabling such employees to participate in the long-term success and growth of the Company through an equity interest in the Company.

    The Stock Plan provides for the grant of options (including incentive stock options and non-qualified stock options), stock appreciation rights and restricted stock awards. To date, no options or other awards have been granted under the Stock Plan. In addition, consistent with proposed rules recently promulgated by the Iowa Commissioner, no options or awards will be granted by the Company during the six-month period following the closing of the Offerings.

    The summary of the Stock Plan which appears below is qualified in its entirety by reference to the full text of such Plan.

    TYPES OF AWARDS. The Stock Plan provides for the grant of any or all of the following types of awards: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; and (3) restricted stock. Awards may be granted in combination as determined by the Human Resources Committees of the Board of Directors (the "Committee"). The initial grant will be in the form of Non-Qualified Stock Options.

    TERM. The Company anticipates that the Stock Plan will be approved by the Company's sole shareholder and become effective prior to the closing of the Offerings. The Stock Plan will terminate ten years after its effective date (the "Termination Date"). No awards shall be granted pursuant to the Plan after the Termination Date, but awards granted prior thereto may extend beyond such time. The Board of Directors may terminate the Plan prior to the Termination Date, however, termination of the Plan will not affect awards made prior to termination.

    ELIGIBILITY. Officers and other key and high potential employees of the Company, its affiliates and its subsidiaries (but excluding members of the Committee and any person who serves only as a director) who are responsible for or contribute to the management, growth and/or profitability of the business of the Company are eligible to be granted stock options, stock appreciation rights, or restricted stock awards. The options and participants under the Plan will be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of shares covered by each award or grant.

    SHARES SUBJECT TO THE STOCK PLAN. The total number of shares of Class A Common Stock reserved and available for distribution under the Stock Plan shall be 1.4 million. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any shares of Class A Common Stock that have been optioned cease to be subject to option, or if any shares subject to Restricted Stock Award granted hereunder are forfeited or such awards otherwise terminate, such shares shall again be available for distribution in connection with future awards under the Plan. The maximum total number of shares subject to awards which may be granted under the Plan in any one year will be 700,000, and the maximum number of shares subject to awards which may be granted under the Plan to any individual in any one year is 230,000 (in both cases, subject to appropriate adjustments to reflect changes in capitalization of the Company).

    STOCK OPTIONS. The Committee is authorized to determine the terms and conditions of all option grants, subject to the limitations that the option price per share may not be less than the fair market value of a share of the Company's common stock on the date of grant and the term of an option may not be longer than ten (10) years. Payment of the option price may be made in any manner specified by the Committee (which may include cash or common stock of the Company, or by "cashless exercise").

    STOCK APPRECIATION RIGHTS ("SARS"). The Committee is authorized to grant SARs in tandem with options under the Stock Plan. An SAR can be exercised only to the extent the options with respect to which it is granted is not exercised, and is subject to the same terms and conditions as the option to which it relates. Upon exercise of an SAR, the holder will be entitled to receive, for each share with respect to which the SAR is exercised, an amount (the "appreciation") equal to the difference between the option price of the related option and the fair market value of a share of common stock of the Company on the date of exercise of the SAR. The appreciation will be payable in cash or Class A Common Stock, at the discretion of the Committee.


    RESTRICTED STOCK. The Committee is authorized to award restricted stock under the Stock Plan subject to the terms and conditions as the Committee may determine. The Committee has the authority to determine the number of shares of restricted stock to be awarded, the price, if any, to be paid by the recipient of the restricted stock, and the date or dates on which the restricted stock will vest. The vesting of restricted stock may be conditioned upon the completion of a specific period of service with the Company, upon the attainment of specified performance goals, or upon such other criteria as the Committee may determine. The Stock Plan gives the Committee discretion to make loans to the recipients for the purchase price of restricted stock and to accelerate the vesting of restricted stock on a case by case basis at any time.

    FEDERAL INCOME TAX ASPECTS. The following is a brief summary of the Federal income tax consequences of awards made under the Stock Plan. This summary does not describe state, local or foreign tax consequences. The information contained in this section is based on present law and regulations, which are subject to be changed prospectively or retroactively.

    The optionee will recognize no taxable income upon the grant or exercise of an incentive stock option (as defined under the Plan), and the Company will not be entitled to any deduction. Upon a disposition of the shares after the later of two years from the date of grant and one year from the date of exercise, the participant will recognize long-term capital gain or loss equal to the difference, if any, between the amount realized and the exercise price. The excess, if any, of the fair market value of the shares of Class A Common Stock on the date of exercise of the Incentive Stock Option over the exercise price may be subject to alternative minimum tax. In such circumstances, no deduction will be allowed to the Company for Federal income tax purposes.

    If Class A Common Stock acquired upon the exercise of an Incentive Stock Option is disposed of prior to the expiration of the holding periods described above, (i) the optionee will recognize ordinary compensation income in the taxable year of disposition in an amount equal to the excess, if any, of the lesser of the fair market value of the shares on the date of exercise and the amount realized on the disposition of the shares, over the exercise price paid for such shares; and (ii) the Company will be entitled to a corresponding deduction.

    With respect to Non-Qualified Options (as defined under the Plan) (i) upon grant of the option, the optionee will recognize no income; and (ii) upon exercise of the option, the optionee will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and the Company will be entitled to a corresponding deduction. On the disposition of the shares, the optionee will recognize gain or loss equal to the amount realized and the sum of the exercise price and the ordinary compensation income realized. Such gain or loss will be treated as either short-term or long-term capital gain or loss, depending upon the length of time that the optionee has held the shares.

    An optionee recognizes no taxable income upon the grant of a SAR, and the Company is not entitled to a deduction. An optionee will recognize ordinary income, and the Company will be entitled to a deduction at the time of exercise equal to the cash or fair market value of common stock payable upon such exercise.

    The grant of Restricted Stock (as defined under the Plan) under the Stock Plan will not result in income for the grantee or in a deduction for the Company, assuming the shares transferred are subject to a "substantial risk of forfeiture" as intended by the Company. If there are no such restrictions, the grantee would recognize ordinary income upon receipt of shares. Dividends paid to the grantee while the stock remains subject to restriction will be treated as compensation for Federal income tax purposes. At the time the restrictions lapse, the grantee will recognize ordinary income, and the Company will be entitled to a deduction measured by the fair market value of the shares at the time of lapse. However, an optionee may elect to recognize income measured by the fair market value of the shares at the time of grant and the Company will be entitled to a corresponding deduction.

    Awards paid to certain executive officers may be subject to the limitations under Section 162(m) of the Internal Revenue Code that prohibit the deduction of certain compensation paid in excess of $1,000,000 in any taxable year. The application of such section to awards made under plans adopted and approved prior to the time at which a company's stock becomes publicly traded is not clear. The Company believes that compensation payable pursuant to options granted under the Stock Plan should not be limited as to deductibility by reason of Section 162(m) and that compensation payable in respect of other awards may fail to be deductible for Federal income tax purposes unless such awards qualify for certain exemptive relief that may be available for grants made prior to the first meeting of shareholders of the Company at which directors are elected in 1999.

  NON-EMPLOYEE DIRECTOR STOCK PLAN

    On September 15, 1996, the Company's Board of Directors adopted the AmerUs Life Non-Employee Director Stock Plan (the "Director Plan"). The Company anticipates the Director Plan will be approved by the Company's sole shareholder and become effective prior to the closing of the Offerings. The purpose of the Director Plan is to provide stock-based compensation to eligible Directors of the Company in order to encourage a high level of Director performance and to provide Directors with a proprietary interest in the Company's success.

    The Director Plan provides for grants of restricted shares of the Company's Class A Common Stock ("Restricted Shares") and for the grant of options. To date, no Restricted Shares or options have been granted. In addition, consistent with proposed rules recently promulgated by the Iowa Commissioner, no Restricted Shares or options will be granted under the Director Plan during the six-month period following the closing of the Offerings.

    The Director Plan is administered by the Committee. The total number of shares of Class A Common Stock reserved and available for distribution under the Director Plan shall be 150,000. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

    Each Non-Employee Director of the Company is eligible to participate in the Director Plan. A "Non-Employee Director" for this purpose means Directors who are not officers for purposes of Section 16 of the Exchange Act or otherwise employed, or a consultant to, the Company or any of its affiliates, and who is an outside director under Section 1.162-27(e)(3) of the regulations promulgated under the Code.

    STOCK OPTIONS. Beginning January 1, 1998, options covering 2,500 shares of Class A Common Stock of the Company shall be granted to each Non-Employee Director automatically on the first day of each calendar year in which the Class A Common Stock is publicly traded on the NASDAQ National Market. Options granted under the Director Plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve. The option price per share of Class A Common Stock purchasable under an option shall be 100% of the fair market value of the Class A Common Stock on the date of the grant of the option. Each option shall be exercisable for a term of ten (10) years from the date such option is granted. Options will not become exercisable until the expiration of twelve (12) months from the date of the grant of the option.

    RESTRICTED STOCK AWARDS. Each Non-Employee Director may elect, pursuant to a written irrevocable election, to receive Restricted Stock in lieu of part or all of such Non-Employee Director's director fees. The number of shares of Restricted Stock granted to a Non-Employee Director pursuant to such election shall be equal to the dollar amount of director fees which the Non-Employee Director has elected not to receive, divided by seventy-five percent (75%) of the fair market value of the Class A Common Stock as of the date of payment.

    Generally, a Non-Employee will not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Director Plan for a period of two (2) years following the effective date of the Restricted Stock Agreement pursuant to which such shares of Restricted Stock are awarded.

    FEDERAL INCOME TAX ASPECTS. Federal income tax consequences of options and Restricted Stock granted under the Director Plan are the same as those described with respect to Non-Qualified Options and Restricted Stock under the Stock Incentive Plan.

COMPENSATION PURSUANT TO AMERUS LIFE PLANS

  MANAGEMENT INCENTIVE PLAN

    AmerUs Life sponsors a Management Incentive Plan ("MIP") for officers and key management employees of the Company and its subsidiaries. On an annual basis, AmerUs Life establishes various and distinct goals for its executives and key managers. Goals generally relate to objectives such as increased revenue, expense levels and earnings. Attainment of individual and AmerUs Life goals can generate payment of cash bonuses ranging from 15% to 70% of an executive's base salary. Payment of these annual incentives is approved by the Board of Directors and made in a separate lump-sum on or before the end of February of the ensuing year.

  LONG-TERM INCENTIVE COMPENSATION PLAN

    AmerUs Life established a long-term incentive compensation Performance Share Plan effective January 1, 1995 (the "LTIP"). Under the LTIP, the Human Resources Committee of the Company's Board of Directors has the authority to grant Performance Shares to eligible employees on such dates as the Human Resources Committee shall determine. The LTIP will be integrated with the Stock Plan such that long term compensation earned in connection with services provided to the Company will be paid through the Stock Plan.

    The Human Resources Committee determines the terms and conditions of the Performance Share awards consistent with the LTIP. Each Performance Share has a notional value of $100 and a maximum value of $200 at the end of the three-year performance cycle to which the Performance Share relates (the "Performance Cycle"). Performance goals are measured by the cumulative growth in AmerUs Life's consolidated adjusted GAAP net worth ("Adjusted GAAP Value"), as determined annually by the Human Resources Committee, and are set at a range of levels for a given Performance Cycle. Goals are set to establish the level of increase in Adjusted GAAP Value in the Performance Cycle that is required in order for the value of the Performance Shares to reach its maximum level of $200 at the end of such Performance Cycle. Threshold levels are also set to establish the level of increase in Adjusted GAAP Value in the Performance Cycle that is required in order for the Performance Shares to maintain a value of $50 at the end of such cycle. If threshold levels are not met, the Performance Shares will have no value at the end of the Performance Cycle. Performance goals for a given Performance Cycle under the LTIP are established at the time Performance Shares are granted.

    The first Performance Shares were awarded under the LTIP on January 1, 1995. On such date, Performance Shares relating to three Performance Cycles were awarded, one relating to the first full three-year Performance Cycle ending on December 31, 1997, and the other two relating to two transitional one- and two-year Performance Cycles ending on December 31, 1995 and December 31, 1996, respectively. Performance Shares were also awarded on January 1, 1996 for the three-year Performance Cycle ending on December 31, 1998.

    The various performance goals set for the Performance Shares awarded on January 1, 1995 and January 1, 1996 ranged from a minimum of 8% Adjusted GAAP Value to 16% Adjusted GAAP Value. The increases in Adjusted GAAP Value necessary for the Performance Shares to reach their maximum value for the Performance Cycles ending December 31, 1996, 1997 and 1998 are 15%, 16% and 16%, respectively.

                       LONG-TERM INCENTIVE PLANS - AWARDS
                              IN LAST FISCAL YEAR

                                                             ESTIMATED FUTURE PAYOUTS UNDER
                            NUMBER OF                                   NON-STOCK
                             SHARES,      PERFORMANCE OR            PRICE-BASED PLANS
                            UNITS OR       OTHER PERIOD    -----------------------------------
                          OTHER RIGHTS   UNTIL MATURATION   THRESHOLD    TARGET      MAXIMUM
                               (#)          OR PAYOUT          ($)         ($)         ($)
                          -------------  ----------------  -----------  ---------  -----------
Roger K. Brooks                 1,760       1/95 - 12/95       88,000     176,000     352,000
                                2,640       1/95 - 12/96      132,000     264,000     528,000
                                3,520       1/95 - 12/97      176,000     352,000     704,000
D T Doan                          688       1/95 - 12/95       34,400      68,800     137,600
                                1,031       1/95 - 12/96       51,550     103,100     206,200
                                1,375       1/95 - 12/97       68,750     137,500     275,000
Thomas C. Godlasky                625       1/95 - 12/95       31,250      62,500     125,000
                                  938       1/95 - 12/96       46,900      93,800     187,600
                                1,250       1/95 - 12/97       62,500     125,000     250,000
Michael E. Sproule                625       1/95 - 12/95       31,250      62,500     125,000
                                  938       1/95 - 12/96       46,900      93,800     187,600
                                1,250       1/95 - 12/97       62,500     125,000     250,000
Sam C. Kalainov                 1,760       1/95 - 12/95       88,000     176,000     352,000
                                2,640       1/95 - 12/96      132,000     264,000     528,000
                                3,520       1/95 - 12/97      176,000     352,000     704,000

SAVINGS AND PROFIT SHARING PLANS

    Each of the Named Executive Officers participates in the All*AmerUs Savings & Retirement Plan for Employees of American Mutual Life (the "Savings & Retirement Plan"), a profit sharing plan containing a qualified cash or deferred arrangement and the All*AmerUs Supplemental Executive Retirement Plan (the "Supplemental Plan"). Each of the Named Executive Officers also has a frozen benefit under either the American Mutual Life Insurance Company Employees' Pension Plan (the "AML Employees' Frozen Pension Plan") or the American Mutual Life Insurance (formerly Central Life Assurance) Company Pension Plan (the "AML (formerly Central Life) Frozen Pension Plan") (the AML Employees' Frozen Pension Plan and the AML (formerly Central Life) Frozen Pension Plan are hereinafter sometimes collectively referred to as the "Frozen Pension Plans"). Certain of the Named Executive Officers additionally have a frozen benefit under the American Mutual Life Insurance Company Supplemental Executive Retirement Plan (the "AML Frozen SERP").

  SAVINGS & RETIREMENT PLAN

    Prior to December 31, 1995, the Company maintained three separate defined contribution plans for eligible employees (collectively the "AmerUs Life Former Savings Plans"). Contributions under the AmerUs Life Former Savings Plans ceased as of December 31, 1995 and effective January 1, 1996, the AmerUs Life Former Savings Plans were merged into the Savings & Retirement Plan. The Company's and API's aggregate contributions to the AmerUs Life Former Savings Plans were approximately $568,943 in 1995.

    The Savings & Retirement Plan is intended to be qualified under Sections 401(a) and 501(a) of the Internal Revenue Code (the "Code") and is administered by the AmerUs Life Benefit and Pension Committee (the "Committee"), whose members are appointed by the Board of Directors of AmerUs Life. The Committee is responsible for interpreting the Savings & Retirement Plan, making certain amendments thereto and adopting rules and regulations reasonably necessary or advisable to implement and administer the plan. The Savings & Retirement Plan allows for elective employee before-tax contributions, a set level of basic and matching contributions to be made by AmerUs Life and API, a discretionary level of profit-sharing contributions and an individually-determined supplemental contribution, if applicable.

    Employee contributions are governed by Code Section 401(k). Participants may elect to make before-tax contributions to the Savings & Retirement Plan that are at least 1% and not more than 15% of the participant's compensation. The Committee may reduce, suspend or refund the contribution of a "highly compensated member" (as defined in the Savings & Retirement Plan) in order to ensure compliance with the nondiscrimination tests set forth in the Savings & Retirement Plan.

    AmerUs Life will contribute 4% of each eligible participating employee's compensation as of the end of a plan year in accordance with the provisions of the Savings & Retirement Plan ("Basic Contributions"). In addition, AmerUs Life will make a matching contribution of 125% of an employee's before-tax contribution, up to a maximum of 4% of an employee's compensation ("Matching Contributions").

    AmerUs Life may also contribute, on behalf of each participating employee who was, as of December 31, 1995, an active participant in either Frozen Pension Plan, a certain percentage of such employee's compensation ("Interim Benefit Supplement"), in order to make up any shortfall between the amount to which such employee would have been entitled under either of the Frozen Pension Plans as compared to such employee's projected benefits under the Savings & Retirement Plan. The amount of the Interim Benefit Supplement made on behalf of any eligible employee is reduced by any profit sharing contribution allocated to such employee under the Savings & Retirement Plan.

    The Savings & Retirement Plan is generally available to all full-time employees of AmerUs Life. An employee's compensation, for purposes of contributions based thereon, consists of an employee's W-2 compensation with certain adjustments. All contributions made by AmerUs Life are made to the participants' individual accounts and the Basic Contributions, Matching Contributions, Profit-Sharing Contributions and the Interim Benefit Supplement are subject to forfeiture until fully vested under the Savings & Retirement Plan's vesting schedule. The amount of before-tax contributions made by a participant and contributions made by AmerUs Life are limited by the Code. In the event the Committee determines that such limits are exceeded, it shall cause any such excess contributions to be distributed, forfeited or placed in the non-qualified Supplemental Plan in accordance with the terms of the Savings & Retirement Plan and the Supplemental Plan. A distribution from the vested portion of an employee's account is generally payable upon retirement at or after normal retirement age (age 65) or upon other termination of employment. AmerUs Life may terminate or amend the Savings & Retirement Plan, the Supplemental Plan, or completely discontinue contributions, at any time it may deem advisable.

  SUPPLEMENTAL PLAN

    AmerUs Life has adopted, effective January 1, 1996, the Supplemental Plan. Certain employees whose benefits under the Savings & Retirement Plan are limited by the provisions of Section 401(a)(17) of the Code and for whom compensation is deferred, are eligible to participate in such plan. The Supplemental Plan is not intended to meet the qualification requirements of Section 401 of the Code, and no cash or funds shall be set aside or otherwise segregated for the payment of benefits under such plan until such time as benefits are actually paid.

  FROZEN PENSION PLANS


    Prior to January 1, 1996, American Mutual Life maintained the Frozen Pension Plans, which were qualified under Section 401(a) of the Code. The benefits under both such plans were curtailed as of December 31, 1995 and the Frozen Pension Plans were merged into the surviving American Mutual Life Insurance Company Pension Plan (the "Surviving AML Pension Plan"). Retirement benefits under the predecessor AML Employees' Frozen Pension Plan were based primarily on an employee's years of service and compensation during the highest five consecutive plan years of employment or the last 60 months, if greater, as of December 31, 1995; retirement benefits under the predecessor AML (formerly Central Life) Frozen Pension Plan were based primarily on an employee's years of service and career compensation as of December 31, 1995. All employees' frozen accrued benefits as of December 31, 1995 are fully vested.

    Prior to January 1, 1996, American Mutual Life also maintained the AML Frozen SERP and the Central Life Frozen SERP, which were similar in operation to the Supplemental Plan currently in effect. The benefits under these plans were also curtailed as of December 31, 1995.


    The following table sets forth the frozen accrued monthly benefits payable as a straight life annuity to each of the Named Executive Officers under the Surviving AML Pension Plan, including the AML Frozen SERP, assuming retirement at age 65 (current normal retirement age):

                                        PENSION TABLE
                              FROZEN ACCRUED BENEFITS UNDER THE
                     SURVIVING AML PENSION PLAN INCLUDING THE FROZEN SERP
----------------------------------------------------------------------------------------------
NAME                                                                         MONTHLY BENEFITS
---------------------------------------------------------------------------  -----------------
Roger K. Brooks............................................................    $   27,550
D T Doan...................................................................        15,640
Thomas C. Godlasky.........................................................           321
Michael E. Sproule.........................................................         1,360
Sam C. Kalainov............................................................        34,261(1)

--------------
(1) Included in this amount is $9,148 in monthly benefits due under the terms of an Employment Agreement, dated February 1, 1995, between American Mutual Life and Sam C. Kalainov. See
    "--Employment Agreement."

EMPLOYMENT AGREEMENT

    AmerUs Life entered into an employment agreement (the "Employment Agreement") with Mr. Kalainov, dated February 1, 1995, under which he serves as the Chairman of the Board of Directors of AmerUs Life and Chairman of AmerUs Life's Charitable Foundation (the "Foundation"). The term of the Employment Agreement continues until May 15, 2000, but may expire earlier if Mr. Brooks ceases to perform the duties of Chief Executive Officer ("CEO") of AmerUs Life. If Mr. Kalainov's service as Chairman terminates prior to May 15, 2000, AmerUs Life is required to execute a consulting contract with him pursuant to which, among other things, AmerUs Life is obligated to pay the difference between the benefits Mr. Kalainov receives under AmerUs Life's pension plans and the sum of his base salary plus incentive compensation for the preceding 12 months. The Employment Agreement provides that Mr. Kalainov will serve as Chairman of the Foundation until May 15, 2000.


    Pursuant to the Employment Agreement, Mr. Kalainov receives the annual salary and incentive compensation described in the Summary Compensation Table. Mr. Kalainov participates in AmerUs Life's employee benefit plan (the "Benefit Plan") and is also entitled to certain perquisites and other incidental expenses. Mr. Kalainov is also entitled to certain retirement benefits and health insurance coverage upon his retirement. Prior to the consummation of the Offerings, Mr. Kalainov's employment agreement was assigned by the Company to AmerUs Group, which assumed all obligations thereunder.


LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Articles of Incorporation provide that the Company shall indemnify its directors to the fullest extent possible under the IBCA. The Company's Bylaws extend the same indemnity to its officers. The Articles of Incorporation provide that no director shall be liable to the Company or its shareholders for monetary damages for breach of the individual's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction in which the director derived an improper personal benefit, or (iv) under the IBCA provisions relating to improper distributions. The Company has also entered into indemnification agreements with its directors and executive officers with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

    THE FOLLOWING SUMMARIES OF THE INTERCOMPANY AGREEMENT AND OTHER AGREEMENTS IDENTIFIED DO NOT PURPORT TO BE COMPLETE AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO SUCH AGREEMENTS. A COPY OF THE INTERCOMPANY AGREEMENT AND THE OTHER AGREEMENTS IDENTIFIED BELOW HAVE BEEN FILED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. AS USED HEREIN, "AMERUS AFFILIATED GROUP" MEANS AMHC AND ITS DIRECT AND INDIRECT SUBSIDIARIES NOW OR HEREAFTER EXISTING, OTHER THAN THE COMPANY AND ITS SUBSIDIARIES. CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN HAVE THE MEANINGS GIVEN TO THEM IN SUCH AGREEMENTS.

    AmerUs Life is a wholly-owned direct subsidiary of the Company. The Company is a direct subsidiary of AmerUs Group, which in turn is a wholly-owned direct subsidiary of AMHC. As a result of such ownership, AMHC, AmerUs Group, the other subsidiaries of AmerUs Group and the Company and its subsidiaries, including AmerUs Life, have a variety of relationships, certain of which are summarized below. Management believes that the terms of the agreements described herein are on a basis no less favorable than could be obtained from unaffiliated third parties.

OWNERSHIP OF VOTING INTERESTS OF THE COMPANY

    As a result of the Reorganization of the Company and its affiliates into a mutual insurance holding company structure, AMHC is required by Iowa law to own, directly or indirectly through one or more intermediate holding companies, shares of capital stock of the Company which carry the right to cast a majority of the votes entitled to be cast by all of the outstanding shares of the capital stock at a shareholders' meeting of the Company. See "Supervision and Regulation--Regulation of the Company and AMHC." In compliance with this requirement, all of the issued and outstanding shares of the Company's Class B Common Stock are owned by AmerUs Group, a wholly-owned subsidiary of AMHC and the Company's immediate parent. Such ownership will continue after the closing of this Offering. Additionally, the Company's Articles of Incorporation provide that no shares of its Class B Common Stock may be owned by any person other than AMHC, a subsidiary of AMHC or another mutual insurance holding company or intermediate holding company as expressly authorized by Iowa law or by the Iowa Commissioner. See "Ownership of Common Stock--Ownership of Class B Common Stock." Any proposed amendments to such provisions of the Company's Articles of Incorporation are subject to approval by the Iowa Commissioner and the Iowa Attorney General.

AMHC'S POLICY WITH RESPECT TO CORPORATE OPPORTUNITIES

    The Company has been advised that AMHC has adopted a general policy with respect to certain corporate opportunities presented to AMHC. The implementation of such policy in any situation is expressly subject to any applicable regulatory, tax, contractual or legal restrictions as well as issues as to feasibility. Pursuant to such policy, so long as AMHC directly or indirectly owns at least 50.1% of the voting power of the outstanding common stock of the Company (the "Voting Control Period"), AMHC intends to first offer to the Company any corporate opportunity relating to the acquisition of any stock life insurance company or any company (other than a mutual insurance holding company) primarily engaged in owning a stock life insurance company. During the Voting Control Period, AMHC also intends to first offer to the Company any corporate opportunity primarily relating to a joint venture, partnership, or similar affiliation in the life insurance or annuity industry. During the Voting Control Period, in the event that AMHC merges with a mutual insurance holding company owning a stock life insurance company or a mutual insurance company is reorganized pursuant to Chapter 521A of the Iowa Code into a stock life insurance company subsidiary of AMHC, AMHC intends, if the other party to the transaction agrees, to offer the Company the corporate opportunity to combine such acquired company with the Company or a subsidiary thereof in exchange for appropriate consideration.

    Any combination would be on terms which are approved by a majority of the independent directors of AMHC and the Company and set forth in a written agreement between the parties. However, neither AMHC nor the Company is obligated to take any action which is not consistent with their respective fiduciary duties or applicable contractual, regulatory, tax or legal requirements. Moreover, the results of negotiations with parties interested in a potential transaction or other factors, such as feasibility or a desire to maintain the separate identities and assets of two insurers, may result in AMHC not presenting a potential transaction to the Company or a company acquired by AMHC not being combined with the Company or a subsidiary thereof.

    Under AMHC's policy, a corporate opportunity is considered to be a business opportunity in the life insurance and annuity business known to AMHC which the Company is legally and financially able to undertake, is of practical advantage to the Company and is one in which the Company has an interest or a reasonable expectancy. If the Company does not choose to pursue a corporate opportunity within a reasonable period after such opportunity is first presented to it, AMHC would not intend to afford the Company any further opportunity with respect to such potential transaction.

INTERCOMPANY AGREEMENT

    AMHC, AmerUs Group and the Company have entered into an Intercompany Agreement dated as of September 15, 1996 (the "Intercompany Agreement"), certain provisions of which are summarized below.

  LICENSE TO USE THE AMERUS NAME AND CERTAIN TRADEMARKS

    Pursuant to the Intercompany Agreement, AmerUs Group and certain members of the AmerUs Affiliated Group have granted to the Company and certain of its subsidiaries, a non-exclusive, revocable license to use the AmerUs name and certain trademarks (collectively, the "Trademarks") solely in connection with the Company's life insurance business and activities related to such life insurance business. The Intercompany Agreement provides, among other things, that subject to AmerUs Group's ability to revoke the license in the circumstances described below and subject to regulatory approval, within a specified time from the date on which the AmerUs Affiliated Group ceases to control more than 50% of the combined voting power of the outstanding Common Stock (the "License Trigger Date"), if the Company's name or any of its subsidiaries' names at such time includes the "AmerUs" name, the Company and such subsidiaries will be required to change their names and will be required to discontinue the use of certain related marks. Following the License Trigger Date, the Company and its subsidiaries will continue to have the right to use the AmerUs name in connection with the identification of insurance products for an initial five-year period with an option to renew for an additional five years, for which the Company will pay a nominal annual fee to AmerUs Group until such time as the Company and its subsidiaries completely discontinue use of the "AmerUs" name. In addition, the Intercompany Agreement provides that the Company and its subsidiaries will not, without the prior written consent of AmerUs Group, take any action with respect to (i) any litigation or proceeding involving the Trademarks, (ii) any change in the Company names, logos and other identifications that might reasonably be expected to affect the Trademarks or
(iii) any advertising campaigns or strategies that use the Trademarks or that refer to any member of the AmerUs Affiliated Group. AmerUs Group has the right to revoke the license under certain circumstances relating to advertising, promotion or use of the Trademarks in a manner contrary to AmerUs Group guidelines. In addition, AmerUs Group can revoke any of the Company's subsidiaries' use of the license if there is a change of control of any such subsidiary of the Company that is licensed to use the Trademarks. A revocation by AmerUs Group of the license to use the Trademarks could have a material adverse effect on the Company's ability to conduct its business.

  INDEMNIFICATION

    The Intercompany Agreement provides that the Company will indemnify each member of the AmerUs Affiliated Group and each of their respective officers, directors, employees and agents (collectively, the "Indemnitees") against losses based on, arising out of or resulting from (i) the use of the Trademarks by the Company or its subsidiaries, (ii) the ownership or the operation of the assets or properties, and the operation or conduct of the business, of the Company or its subsidiaries, (iii) any other activities of the Company or its subsidiaries,
(iv) any other acts or omissions by the Company or its subsidiaries arising out of performance of the Intercompany Agreement and certain other agreements, (v) any guaranty, keep well, net worth or financial condition maintenance agreement of or by any member of the AmerUs Affiliated Group provided to any parties with respect to any actual or contingent obligation of the Company or its subsidiaries, (vi) any breach by the Company of the Intercompany

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Agreement, and (vii) certain other matters. In addition, the Company has agreed to indemnify the Indemnitees against certain civil liabilities, including liabilities under the Securities Act, relating to misstatements in or omissions from the Registration Statement of which this Prospectus forms a part and any other registration statement that the Company files under the Securities Act (other than misstatements or omissions made in reliance on information relating to and furnished by any member of the AmerUs Affiliated Group for use in the preparation thereof, against which AMHC has agreed to indemnify the Company). AMHC has also agreed to indemnify the Company and its subsidiaries and each of their respective officers, directors, employees and agents against losses based on, arising out of or resulting from (i) any breach by the AmerUs Affiliated Group of the Intercompany Agreement, (ii) the ownership or the operation of the assets or properties, and the operation or conduct of the business of any member of the AmerUs Affiliated Group, (iii) certain third party claims relating to the Trademarks and (iv) certain other specifically identified matters.

  AMHC CONSENT TO CERTAIN EVENTS

    The Intercompany Agreement provides that until the date on which the members of the AmerUs Affiliated Group cease to control at least 50.1% of the combined voting power of the outstanding Common Stock of the Company (the "Trigger Date"), the prior written consent of AMHC will be required for: (i) any consolidation or merger of the Company or any of its subsidiaries with any person (other than certain transactions involving wholly owned subsidiaries);
(ii) any sale, lease, exchange or other disposition or any acquisition by the Company or any of its subsidiaries (other than transactions to which the Company and its wholly owned subsidiaries are the only parties), or any series of related dispositions or acquisitions, involving consideration in excess of $20 million; (iii) any change in the authorized capital stock of the Company or the creation of any class or series of capital stock of the Company, (iv) any issuance by the Company or any subsidiary of the Company of any equity securities or equity derivative securities, except (a) up to three million shares of Common Stock pursuant to employee and director stock option, profit sharing and other benefit plans of the Company and its subsidiaries, (b) the issuance of Preferred Stock which is not convertible or exchangeable into Common Stock and which only has voting rights required by law, (c) the issuance of shares of capital stock of a wholly owned subsidiary of the Company and (d) pursuant to the Transactions (defined as the Offerings and any corporate reorganization or transaction undertaken in connection with the Offerings to which the Company or any of its subsidiaries is a party); (v) the dissolution of the Company; (vi) transactions or a series of related transactions with affiliates of the Company (other than members of the AmerUs Affiliated Group) involving consideration in excess of $10 million, other than (a) the Transactions, (b) transactions on terms substantially the same as or more favorable to the Company than those that would be available from an unaffiliated third party and (c) transactions between or among any of the Company and its wholly owned subsidiaries; and (vii) any corporate action by the Company which would cause the Company or AmerUs Life to violate the requirements of Section 521A.14 of the Iowa Insurance Code (relating to mutual insurance holding companies).

  REGISTRATION RIGHTS

    The Company has granted to the AmerUs Affiliated Group certain demand and "piggyback" registration rights with respect to shares of Common Stock owned by it. The AmerUs Affiliated Group has the right to request up to two demand registrations in each calendar year. The AmerUs Affiliated Group also has the right, which it may exercise at any time and from time to time, to include the shares of Common Stock held by it in certain other registrations of common equity securities of the Company initiated by the Company on its own behalf or on behalf of any shareholder of the Company. Such registration rights are transferable by the AmerUs Affiliated Group provided that such transferee is (i) a member of the AmerUs Affiliated Group or (ii) an institutional accredited investor (as defined under Rule 501(a) promulgated under the Securities Act) permitted to acquire such registrable shares under applicable law. The Company has agreed to pay all costs and expenses in connection with each such registration, except underwriting discounts, commissions and legal fees of the AmerUs Affiliated Group applicable to the shares of Common Stock sold by the AmerUs Affiliated Group. The Intercompany

Agreement contains customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification granted by parties thereunder in connection with the registration of Common Stock on behalf of the AmerUs Affiliated Group.

  REIMBURSEMENT AGREEMENTS

    The Company has agreed to pay all costs and expenses incurred in connection with the Company's formation, the Transactions and all related transactions, except as otherwise described in this Prospectus.

  EQUITY PURCHASE RIGHTS

    The Company has agreed that, to the extent permitted by Nasdaq National Market, Inc. so long as the Company is listed on the Nasdaq National Market, and so long as the AmerUs Affiliated Group controls at least 50.1% of the combined voting power of the outstanding Common Stock of the Company, the AmerUs Affiliated Group may purchase its pro rata share (based on its then current percentage equity interest in the Company) of any voting equity security issued by the Company (excluding any such securities offered in connection with employee and director stock option or other benefit plans, dividend reinvestment plans and other offerings other than for cash).

  CERTAIN BUSINESS RELATIONSHIPS

    The Company has agreed that all distribution arrangements in effect as of September 15, 1996 pursuant to which members of the AmerUs Affiliated Group distribute insurance products of the Company or its subsidiaries shall continue until such time as the members of the AmerUs Affiliated Group cease to control at least 50.1% of the combined voting power of the outstanding Common Stock.

  MANAGEMENT SERVICES

    Until the Trigger Date, the Company has agreed to provide to the AmerUs Affiliated Group certain management and administrative services, including: (i) general management services and (ii) assistance in matters relating to operations, strategy and business planning. In connection with such services the Company will be subject to the exclusive authority of the Board of Directors of AMHC or the AmerUs Affiliated Group member for which such services are performed. AmerUs Group will pay the Company $2.0 million per year in consideration for such services, commencing after the Distribution.

TAX ALLOCATION AGREEMENT

    The Company and AMHC have entered into an agreement relating to the allocation of Federal and state income tax liabilities attributable to periods before and after the Offerings (the "Tax Allocation Agreement"). Under the Tax Allocation Agreement, the Company will be responsible for all income tax liabilities that are attributable to the net income of the Company and its subsidiaries under applicable Federal and state tax laws. The Company will have no responsibility for income tax liabilities attributable to AMHC and its wholly-owned subsidiaries under such laws, including any liabilities that may have arisen while such subsidiaries were wholly-owned subsidiaries of AmerUs Life. If and to the extent that losses of AMHC and its wholly-owned subsidiaries are applied to reduce the Federal or state income taxes attributable to the net income of the Company, the Company will be required to make a payment to AMHC equal to such tax reduction. Conversely, if and to the extent that losses of the Company are applied to reduce the Federal or state income tax liability attributable to the net income of AMHC and its wholly-owned subsidiaries for any year, AMHC will be required to make a payment to the Company equal to such tax reduction. It is not anticipated that the Federal or state income tax liability of the Company or its subsidiaries will be determined on a consolidated or combined basis with that of AMHC or any of its wholly-owned subsidiaries for any period after the Offerings.

AGREEMENTS INVOLVING REAL ESTATE


    AmerUs Life has entered into asset and property management contracts with API. Pursuant to such agreements, API provides asset and property management services to AmerUs Life with respect to certain real estate owned by AmerUs Life. The total expenses incurred by AmerUs Life pursuant to such agreements equaled approximately $1,422,000 and $839,000 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

    AmerUs Life, as lessor, has entered into leases of business property with various members of the AmerUs Affiliated Group. These leases have varying terms which call for combined monthly rentals of $36,000. These leases will be assigned to API at the time the Capital Contribution is made, as the properties to which they relate are to be included in the properties which will be distributed as part of the Capital Contribution.


    Total rental income earned by the Company under all agreements with members of the AmerUs Affiliated Group was approximately $32,000 and $349,000 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.



    The Company will enter into lease agreements with API at the time of the Capital Contribution because the facilities occupied by the Company as its executive and home offices will be transferred to API as part of the Capital Contribution. The lease agreements will require monthly payments of $143,000 on a net basis for a period of 5 years. API has acquired real estate which is intended to be the combined executive and home office locations of the Company. It is the Company's intention to relocate to such facilities in the near future and enter into lease agreements with API with respect to such facilities which will replace the Company's then-existing leases with API.



    During 1995, AmerUs Life paid rentals to AmerUs Bank of $48,000 and $24,000 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, under the terms of a lease agreement which expired in 1996.



    AmerUs Life has entered into various limited partnership and joint venture agreements in which API or an affiliate serves as general partner. AmerUs Life contributed portions of its joint venture interests to API and sold several of these partnership interests to newly formed partnerships in which API has an interest. Total proceeds from these sales were $10,956,600 and $1,638,000 in the year ended December 31, 1995 and in the nine months ended September 30, 1996, respectively. After such sales, AmerUs Life purchased a 9.75% limited partnership interest in one of the newly formed partnerships for $2,160,000, of which $1,026,000 had been contributed as of September 30, 1996. In addition, AmerUs Life agreed to make loans to the newly formed partnerships in the aggregate amount of up to $20,000,000, of which $19,600,000 was outstanding as of September 30, 1996.


    AmerUs Life has also entered into agreements with various partnerships in which API has an interest pursuant to which AmerUs Life is obligated to make future capital contribution to such partnerships in an amount not to exceed $5,830,000.


    As of September 30, 1996, AmerUs Life had a total investment of $16,420,000 in various partnerships and joint ventures in which API had an interest.


    AmerUs Life sold certain limited partnership interests to API at their carrying value of $1,697,000 in 1995.

LOAN SERVICING AGREEMENTS


    AmerUs Life has entered into various loan servicing agreements with various members of the AmerUs Affiliated Group. The total expenses incurred by AmerUs Life for such services was approximately $1,533,000 and $1,189,000 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.



    AmerUs Life has also entered into various loan servicing agreements with AmerUs Bank. Pursuant to such agreements, AmerUs Life services certain nonresidential mortgage loans on behalf of AmerUs Bank. The total revenues earned by AmerUs Life for such services were approximately $30,000 and $21,000 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

OTHER SERVICE AGREEMENTS


    AmerUs Life has entered into various miscellaneous services agreements with members of the AmerUs Affiliated Group. Pursuant to such agreements, AmerUs Life provides certain communications, tax, law department, accounting department, internal audit, administrative and data processing services to such other parties to the agreements, as requested. The aggregate revenues earned for services performed by AmerUs Life in accordance with such agreements were approximately $6,604,000 and $4,385,000 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.


PURCHASE OF LOANS AND SECURITIZATION

    AmerUs Life has entered into a purchase agreement with AmerUs Bank, dated as of June 28, 1996, pursuant to which AmerUs Life acquired an HEL Asset-Backed Class A Note (the "Note") and Class R Certificate Series 1996-1 (the "Certificate"). The Note had a face amount of $43,715,845 and pays interest at the rate of 8.35% per annum. The Certificate has a face amount of $3,039,069 and pays interest at the rate of 16.81% per annum. The Note and Certificate are backed by the assets of the AB Home Equity Loan Trust (the "AB Trust"), which consist of approximately $47 million of second mortgage loans. Pursuant to a Pooling and Servicing Agreement, dated as of June 28, 1996 (the "Pooling and Servicing Agreement"), between AmerUs Bank and Boatmen's Trust Company ("Boatmen's"), and a Transfer Agreement, dated as of June 28, 1996, between AmerUs Bank and Boatmen's, as trustee of the AB Trust, the AB Trust acquired such loans from AmerUs Bank, and paid a purchase price of $46,754,914, the par value of the loans. Under the Pooling and Servicing Agreement AmerUs Bank acts as the servicer of the loans and receives a servicing fee equivalent to the amount of all interest collected on the loans in excess of 8.9%.

SALE OF INSURANCE POLICIES


    AmerUs Life has entered into an agreement, dated January 1, 1995, with AmerUs Investments, Inc. ("AmerUs Investments"), a wholly-owned subsidiary of AmerUs Bank, to market products of AmerUs Life. Pursuant to this agreement, AmerUs Life pays AmerUs Bank fees in the form of commissions in exchange for generating sales of such products. Total commissions paid to AmerUs Investments were $1,259,000 and $321,000 for the year ended December 31, 1995 and nine months ended September 30, 1996, respectively.


    The Company has also entered into certain Affiliated Agent Contracts with employees of AmerUs Investments (the "Affiliated Agents") to solicit, sell and service AmerUs Life insurance products and has also entered into a Servicing Agreement, dated March 1, 1992, with AmerUs Investments pursuant to which AmerUs Investments agreed to service the business sold by any Affiliated Agent and otherwise supervise its employees who are Affiliated Agents.

CAPITAL CONTRIBUTION


    Prior to the Distribution, AmerUs Life will make the Capital Contribution to its Non-Life Insurance Subsidiaries. It is anticipated that the Capital Contribution will consist of cash, commercial mortgages, real estate and fixed maturity securities having a net carrying value of approximately $79 million. Following the Capital Contribution and prior to the Offerings, AmerUs Life will cause its Non-Life Insurance Subsidiaries to be distributed to AmerUs Group pursuant to the Distribution. The Distribution will effectively separate AMHC's non-life insurance businesses from the life insurance businesses owned by the Company, such that the companies engaged in non-life insurance businesses will no longer be subsidiaries of the Company. See "The Reorganization and Distribution of the Non-Life Insurance Subsidiaries."



    From time to time AmerUs Life has made capital contributions to Lartnec Investment Co. ("Lartnec"). Lartnec had previously been a subsidiary of AmerUs Life and AFS had been a subsidiary of Lartnec. Prior to the Distribution, AFS was merged into Lartnec and Lartnec was then merged upstream into AmerUs Life, and pursuant to the Distribution the Non-Life Insurance Subsidiaries were distributed to AmerUs Group, thereby becoming sister corporations to the Company. In 1995, AmerUs Life made capital contributions to Lartnec in the approximate aggregate amount of $41,156,000. In 1996, prior to the Distribution, AmerUs Life made additional capital contributions to Lartnec in the approximate total amount of $4,563,000.

LOANS AND CREDIT SUPPORT TO THE AMERUS AFFILIATED GROUP


    AmerUs Life has provided financing to members of the AmerUs Affiliated Group or their affiliates for various purposes. The outstanding balance of all such financings was $63.9 million and $75.3 million as of December 31, 1995 and September 30, 1996, respectively. AmerUs Life recorded interest income of $6.0 million and $4.7 million for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively. After giving effect to the Capital Contribution, the amounts for such periods would have been $48.9 million and $70.1 million, respectively.



    AmerUs Life has also pledged investment securities as collateral for indebtedness of the AmerUs Affiliated Group. AmerUs Life will be released from this collateral agreement under the terms of the new Bank Credit Facility. The value of the collateral pledged was $112.4 million and $141.7 million as of December 31, 1995 and September 30, 1996, respectively. The pledges will be released upon the effectiveness of the Bank Credit Facility.



    In addition, AmerUs Life guaranteed various borrowings of members of the AmerUs Affiliated Group with outstanding balances of approximately $7.3 million and $7.2 million at December 31, 1995 and September 30, 1996, respectively.



    AmerUs Life has outstanding loan commitments to various partnerships in which API has an interest. At September 30, 1996, the outstanding loan commitments were approximately $16,000,000.


                           OWNERSHIP OF COMMON STOCK

OWNERSHIP OF CLASS A COMMON STOCK


    Immediately prior to the Offerings there will be 14.5 million issued and outstanding shares of Class A Common Stock, all of which will be beneficially owned by AmerUs Group. Other than such shares, as of the date of this Prospectus no shares of Class A Common Stock were beneficially owned by any person, including any director or officer of the Company or AmerUs Life.


OWNERSHIP OF CLASS B COMMON STOCK

    Immediately prior to the Offerings, there will be five million issued and outstanding shares of Class B Common Stock, all of which will be owned by AmerUs Group. Pursuant to the Company's Articles of Incorporation, no shares of Class B Common Stock may be owned by any person other than AMHC, a subsidiary of AMHC or another mutual insurance holding company or intermediate holding company as authorized by applicable law.

CLASS A COMMON STOCK SUBSCRIPTIONS BY MANAGEMENT

    Directors and officers of the Company may subscribe for Shares in the Subscription Offering if they are Subscription Policyowners. The terms pursuant to which directors and officers of the Company may obtain Shares in the Subscription Offering are identical to the terms for other Subscription Policyowners. In addition, directors and officers as a group would be limited under rules recently proposed by the Iowa Commissioner to purchasing no more than five percent of the shares offered in any offering of Common Stock made by the Company.

                        DESCRIPTION OF THE CAPITAL STOCK

    The following description does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL


    The Company is authorized to issue 75 million shares of Class A Common Stock, no par value, and 50 million shares of Class B Common Stock, no par value. As of the date hereof, there were 14.5 million shares of Class A Common Stock outstanding and five million shares of Class B Common Stock outstanding, all of which were held by the Selling Shareholder. In addition, 1.4 million and 150,000 shares of Class A Common Stock are reserved for issuance under options granted or available for grant under the Stock Option Plan and Director Plan, respectively, subject to the completion of the Offerings, and five million shares of Class A Common Stock are reserved for issuance upon conversion of Class B Common Stock. The Company is also authorized to issue shares of preferred stock on such terms as determined by the Company Board of Directors (the "Preferred Stock"). See "--Preferred Stock."



    The Class B Common Stock (or any interest therein) may only be owned by AMHC, a subsidiary of AMHC or a mutual insurance holding company or intermediate holding company which is expressly authorized by applicable law to own or have a beneficial interest in the Class B Common Stock (a "Permitted Class B Holder"). Under current Iowa law, a Permitted Class B Holder must at all times possess the right to cast at least a majority of the votes of the outstanding shares of the capital stock of the Company.


    The Articles of Incorporation provide that the number of outstanding shares of Class A Common Stock (excluding shares of Class A Common Stock owned by AMHC or another Permitted Class B Holder) shall not at any time exceed the number of outstanding shares of Class B Common Stock plus the shares of Class A Common Stock owned by AMHC or another Permitted Class B Holder by a ratio of more than three to one.


    Following the closing of the Offerings, assuming that the underwriters in the Public Offering do not exercise their over-allotment option, there will be 17 million shares of Class A Common Stock outstanding. At such time, AmerUs Group will own 12 million shares of the Class A Common Stock (71% of the outstanding shares of Class A Common Stock) and five million shares of Class B Common Stock (100% of the outstanding shares of Class B Common Stock). AmerUs Group's ownership of Class A Common Stock and Class B Common Stock will provide it with 77% of the voting power of the Common Stock and 77% of the economic value of the Company (assuming that the underwriters in the Public Offering do not exercise their over-allotment option).


COMMON STOCK


    Each share of Class A Common Stock will entitle its holder to one vote per share on all matters upon which shareholders are entitled to vote (including election of directors, mergers, sales of assets, dissolution and amendments to the Articles of Incorporation). Each share of Class B Common Stock will entitle its holder to one vote per share on all such matters except that, if on the record date for determining shares eligible to vote, the number of outstanding shares of Class A Common Stock (excluding shares of Class A Common Stock owned by a Permitted Class B Holder) and any outstanding shares of Preferred Stock having voting rights, if any (excluding shares of Preferred Stock owned by a Permitted Class B Holder), equals or exceeds the number of outstanding shares of Class B Common Stock plus the outstanding shares of Class A Common Stock owned by a Permitted Class B Holder, the voting rights for each share of Class B Common Stock shall be equal to the number of shares of Class A Common Stock (excluding shares of Class A Common Stock owned by a Permitted Class B Holder) and Preferred Stock having voting rights, if any, then outstanding (excluding shares of Preferred Stock owned by a Permitted Class B Holder) plus one divided by the number of outstanding shares of Class B Common Stock. Accordingly, even if the number of outstanding shares of Class A Common Stock

(excluding shares of Class A Common Stock owned by a Permitted Class B Holder) exceeds the number of outstanding shares of Class B Stock, the Permitted Class B Holder will always have a majority of the votes.

    Both classes of Common Stock will generally vote together as a single class on all matters; however, the holders of Class A Common Stock and the holders of Class B Common Stock will vote separately as a class with respect to certain matters for which class voting is required under Iowa law, including (i) approval of proposed amendments to the Company's Articles of Incorporation that, among other things, would alter the designation, rights, preferences or limitations of all or part of the shares of their respective class, increase or decrease the aggregate number of authorized shares of such class, effect an exchange or reclassification or create a right of exchange of all or part of the shares of one class into shares of another class, create a new class of shares or increase the rights, preferences, or number of authorized shares of any existing class so that it would have rights or preferences with respect to distribution or to dissolution that are prior, superior, or substantially equal to, the shares of such class, provided that the Class A Common Stock and Class B Common Stock are not affected by such amendment in the same or a substantially similar way; (ii) approval of a proposed plan of merger or consolidation if such plan contains any provisions which, if contained in a proposed amendment to the Articles of Incorporation, would entitle such class of shares to vote as a class (with certain limited exceptions for shareholders of the surviving corporation); and (iii) approval of a plan of share exchange (to be voted upon by each class included in the exchange).

    There is no provision in the Company's Articles of Incorporation permitting cumulative voting in the election of directors.

    No cash dividends may be declared in any fiscal year on the Class B Common Stock until and unless a cash dividend has been declared on the Class A Common Stock. Any cash dividends will be declared and paid equally on both classes of Common Stock.


    The classes of Common Stock will rank equally and have equal rights with respect to distributions and all other rights, including distributions upon liquidation of the Company. However, in the case of dividends or other distributions payable on the Common Stock in shares of such stock, including distributions pursuant to stock splits or stock dividends, only Class A Common Stock will be distributed with respect to Class A Common Stock and only Class B Common Stock will be distributed with respect to Class B Common Stock. In no event will either class of Common Stock be split, divided or combined unless the other is split, divided or combined equally.


    So long as the number of outstanding shares of Class A Common Stock (excluding shares of Class A Common Stock owned by a Permitted Class B Holder) does not exceed the number of outstanding shares of Class B Common Stock plus the shares of Class A Common Stock owned by AMHC or another Permitted Class B Holder by a ratio of more than three to one, the Class B Common Stock will be convertible at all times into Class A Common Stock on a share-for-share basis by surrender of certificates to the transfer agent for the Company. Such conversion will be without cost to the shareholder, except for any transfer taxes which may be payable if certificates for Class A Common Stock are issued in a name other than the one in which the surrendered certificate is registered. Therefore, shareholders who subsequently desire to sell some or all of their shares of Class B Common Stock may convert those shares into an equal number of shares of Class A Common Stock and sell the shares of Class A Common Stock in the public market. The Company will be required to reserve shares of Class A Common Stock sufficient for issuance upon conversion of Class B Common Stock. All shares of Class B Common Stock surrendered upon conversion will have the status of authorized but unissued shares of Class B Common Stock.

    The Articles of Incorporation provide that a Permitted Class B Holder has the preemptive right to purchase Common Stock to the extent necessary to maintain the ratio of Class A Common Stock to Class B Common Stock set forth in the preceding paragraph. The Intercompany Agreement also affords the AmerUs Affiliated Group certain equity purchase rights. See "Certain Transactions and Relationships--Intercompany Agreement."

    In the event that AMHC (or any successor mutual insurance holding company) is demutualized and is converted into a stock company pursuant to Iowa law, then immediately upon such conversion each share of the Class B Common Stock shall automatically be converted into one share of Class A Common Stock. AMHC has no present plans to demutualize.

    A Permitted Class B Holder may pledge, subject to a security interest or lien, encumber, or otherwise hypothecate shares of Class B Common Stock in excess of the number of shares of Class B Common Stock which carry the right to cast at least a majority of the votes of the outstanding shares of capital stock of the Company having voting rights. However, except for a transfer to a Permitted Class B Holder, a conversion of Class B Common Stock into Class A Common Stock and except as described in the preceding sentence, no shares of Class B Common Stock may be conveyed, pledged or otherwise transferred. Any conveyance, transfer, assignment, pledge, security interest, lien, encumbrance or hypothecation or alienation by AMHC or any intermediate holding company, in or on the majority of the voting shares of AmerUs Life shall be deemed void in inverse chronological order from the date of such transaction to the extent necessary to give AMHC unencumbered direct or indirect ownership of a majority of such voting shares.

PREFERRED STOCK

    The Board of Directors of the Company is authorized, subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 20 million shares of Preferred Stock in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issue of such Preferred Stock; provided, however, that no Preferred Stock may have more than one vote per share. Thus, any series may, if so determined by the Board of Directors, have full voting rights with the Class A Common Stock or superior or limited voting rights, be convertible into Class A Common Stock or another security of the Company, and have such other relative rights, preferences and limitations as the Company's Board of Directors shall determine; provided, however, that no Preferred Stock may have more than one vote per share. As a result, any class or series of Preferred Stock could have rights which would adversely affect the rights of the holders of the Class A Common Stock. The shares of any class or series of Preferred Stock need not be identical. The issuance of a new series of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.


PREFERRED SECURITIES OF AMERUS CAPITAL I



    AmerUs Capital I, a Delaware business trust and a wholly-owned subsidiary of the Company, currently intends to issue approximately $75 million of trust preferred securities (the "Preferred Securities") as part of the Company's financing plan. The assets of the Trust will be invested in Junior Subordinated Debt Securities of the Company, which debt securities are currently expected to have a stated maturity of thirty years. If the Company redeems all or a portion of the Junior Subordinated Debt Securities, the Trust must redeem a corresponding amount of the Preferred Securities. The dividend rate on the Preferred Securities will be determined at the time the Preferred Securities are publicly sold. See the "Preferred Offering."


INDEMNIFICATION AND LIMITATION OF LIABILITY

    The Company's Articles of Incorporation provide that no director of the Company shall be liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the Iowa Business Corporation Act (the "IBCA"). This provision does not prevent shareholders from obtaining injunctive or other equitable relief against directors nor does it shield directors from liability under Federal or state securities laws. In addition, the Articles of Incorporation provide that the Company shall, to the maximum extent permitted by law, indemnify any person who incurs any loss by reason of the fact that he is or was or has agreed to be a director or officer of the Company or while a director or officer of the Company is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, subject to such person having met the standards of conduct required for such indemnification under Iowa law.

TRANSFER AGENT AND REGISTRAR


    The Transfer Agent and Registrar for the Class A Common Stock is ChaseMellon Shareholder Services, L.L.C.


              CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION
                           AND BYLAWS OF THE COMPANY

    The following discussion is a summary of certain provisions of the Articles of Incorporation (the "Articles of Incorporation") and Bylaws of the Company relating to shareholder voting rights, advance notice requirements and other provisions which may be deemed to have an "anti-takeover" effect. In addition to these provisions, regulatory restrictions on dispositions of Common Stock by the Company's parent corporation as well as the inability of the holders of the Class A Common Stock to elect a majority of the Company's Board of Directors may also deter attempts to effect, or prevent the consummation of, a change in control of the Company. See "Description of the Capital Stock." These and other provisions affect shareholder rights and should be given careful attention. The following description of certain of these provisions is necessarily general and is qualified in its entirety by reference to the Articles of Incorporation and Bylaws, copies of which are included as exhibits to the Registration Statement of which this Prospectus is a part.

ISSUANCE OF CLASS A COMMON STOCK, PREFERRED STOCK AND OTHER RIGHTS


    The Company believes that its ability to issue, by action of a majority of the Company's entire Board of Directors, and without shareholder consent, the authorized but unissued shares of Class A Common Stock, shares of Preferred Stock and other rights will provide the Company with the flexibility necessary to meet its future needs without experiencing the time delay of having to seek shareholder approval. Unissued shares of Class A Common Stock and Preferred Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisition and public or private sales for cash as a means of raising capital. It is possible that the Company's Board of Directors might use its authority (subject to the restrictions referred to above) to issue Class A Common Stock, Preferred Stock or other rights in a way that could deter or impede the completion of a tender offer or other attempt to gain control of the Company of which the Company's Board of Directors does not approve. The Company does not have any predetermined plans or commitments to use its authority to effect any such issuance, but reserves the right to take any action in the future which the Company's Board of Directors deems to be in the best interests of the shareholders and the Company under the circumstances.


    It is not possible to state the actual effect of any issuance of Preferred Stock upon the rights of holders of Class A Common Stock because the Company's Board of Directors has not determined any issuance price or prices, terms or rights relating to Preferred Stock. However, such effects might include (i) restrictions on Class A Common Stock dividends if Preferred Stock dividends have not been paid; (ii) dilution of the voting power and equity interest of existing holders of Class A Common Stock to the extent that any Preferred Stock series has voting rights or would acquire voting rights upon the occurrence of certain events (such as the failure to pay dividends for a specified period) or that any Preferred Stock series is convertible into Class A Common Stock; and (iii) current holders of Class A Common Stock not being entitled to share in the Company's assets upon liquidation, dissolution or winding-up until satisfaction of any liquidation preferences granted to any series of Preferred Stock.

BOARD OF DIRECTORS

    The Articles of Incorporation provide that the number of Company directors will be determined pursuant to the Bylaws, but will not be less than seven or more than 21 directors (subject to the rights of the holders of any series of Preferred Stock). The Bylaws provide that the exact number of directors will be determined from time to time by the affirmative vote of a majority of the Company's entire Board of Directors. At any meeting of the Company's Board of Directors, a majority of the Company's entire Board of Directors will constitute a quorum for the transaction of business, and subject to certain exceptions, at any meeting at which a quorum is present the affirmative vote of a majority of the directors present will constitute the act of the Company's Board of Directors. The Company's Board of Directors will be divided into three classes, designated Classes I, II and III, which will be as nearly equal in number as possible. Directors of Class I will hold office for a term expiring at the annual meeting of shareholders to be held in 1997, directors of Class II will hold office for a term expiring at the annual meeting of shareholders to be held in 1998 and directors of Class III will be elected to hold office for a term expiring at the annual meeting of shareholders to be held in 1999. At each annual meeting of shareholders following such initial classification and election, the respective successors of each class shall be elected for three-year terms, and each director will hold office until such annual meeting and until his or her successor is elected and qualified, unless the director dies, resigns, is disqualified or is removed from office. Thus, approximately two-thirds of the members of the Board of Directors at any time will have had prior board experience. With such a staggered Board of Directors, at least two annual meetings will normally be required to effect a change in the composition of a majority of the Board of Directors.

    Under the IBCA and the Company's Articles of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, a majority of the Board of Directors though less than a quorum, or the sole remaining director, may fill vacancies on the Board of Directors or newly created directorships resulting from any increase in the authorized number of directors. The Articles of Incorporation provide that the election of directors need not be by written ballot unless the Bylaws so provide. The Bylaws do not require the use of such a written ballot. The Bylaws provide that the holders of a majority of shares then entitled to vote if an election of directors were held may remove any director or the entire Board of Directors, with or without cause.

LIMITATIONS ON CALLING SPECIAL MEETINGS OF SHAREHOLDERS


    Under Iowa law, special meetings of shareholders may be called by the Board of Directors or by such other persons as may be authorized by the articles of incorporation or the bylaws. In the case of the Company, the Bylaws provide that special meetings may be called by the Chairman, the President, the Company's Board of Directors pursuant to a resolution adopted by not less than a majority of the total number of directors or at the request of the holders of not less than 25% of the combined voting power of the then outstanding stock of the Company entitled to vote generally in the election of directors. The notice for a special meeting must set forth the purpose or purposes of the meeting and, except as otherwise required by law or the Articles of Incorporation, no business will be transacted at any special meeting of shareholders other than the items of business stated in the notice.


ADVANCE NOTICE REQUIREMENTS

    The Bylaws establish advance notice procedures with regard to (i) the nomination, other than by or at the direction of the Company's Board of Directors, of candidates for election to the Company's Board of Directors (the "Nomination Provision") and (ii) certain business to be brought before an annual meeting of shareholders of the Company (the "Business Provision").

    The Nomination Provision, by requiring advance notice of nominations by shareholders, affords the Company's Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Company's Board of Directors, to inform shareholders about such qualifications.

    The Business Provision, by requiring advance notice of business proposed to be brought before an annual meeting, provides a more orderly procedure for conducting annual meetings of shareholders and provides the Company's Board of Directors with a meaningful opportunity prior to the meeting to inform shareholders, to the extent deemed necessary or desirable by the Company's Board of Directors, of any business proposed to be conducted at such meeting, together with any recommendation of the Company's Board of Directors. The Business Provision does not affect the right of shareholders to make shareholder proposals for inclusion in proxy statements for the Company's annual meetings of shareholders pursuant to the rules of the Commission. In addition, neither the Nomination Provision nor the Business Provision will prevent any shareholder or shareholders holding at least 25% of the shares entitled to vote on a particular matter from requesting a special meeting with respect to such matter as described above in "--Limitations on Calling Special Meetings of Shareholders."

    Although these Bylaw provisions do not give the Company's Board of Directors any power to approve or disapprove of shareholder nominations for the election of directors or of any other business desired by shareholders to be conducted at an annual meeting, they may make it difficult for a third party to conduct a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of the Company, even if such a solicitation or attempt might be beneficial to the Company and its shareholders.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

    Except to the extent the Articles of Incorporation or Bylaws otherwise provide, the Company's Board of Directors may, upon the affirmative vote of a majority of the entire Board, amend or repeal any Bylaw. The Articles of Incorporation may be amended with the affirmative vote of the holders of a majority of the outstanding voting securities of the Company having the right to vote generally in the election of directors; PROVIDED, that any proposed amendment to the Articles of Incorporation which would alter the required ratio of outstanding shares of Class A Common Stock to outstanding shares of Class B Common Stock would require the approval of a majority of the outstanding shares of Class A Common Stock (excluding shares owned by the Permitted Class B Holders). Under Iowa law, certain proposed amendments to the Articles of Incorporation which adversely affect the rights of a particular class of stock must be approved by a majority of such class.

STATE STATUTORY PROVISIONS


    Any merger or acquisition of the Company by another entity or the acquisition or attempted acquisition of more than 10% of the stock of the Company is subject to regulatory approval by the Iowa Commissioner. See "Supervision and Regulation--Regulation of the Company and AMHC."


    Section 490.1108 of the IBCA provides that in considering acquisition proposals, directors may consider, in addition to the consideration of the effects of any action on shareholders, the effects on the company's employees, suppliers, creditors, customers and the communities in which it operates, as well as the long-term and short-term interests of the company. Consideration of any or all community interest factors is not a violation of the business judgment rule, even if the directors reasonably determine that effects on a community or other factors outweigh the financial or other benefits to the company or a shareholder or group of shareholders. Section 490.624A of the IBCA also includes authorization of "poison pills" which include, without limitation, terms and conditions of stock rights or options issued by a corporation that preclude or limit the exercise, transfer or receipt of stock rights by persons owning or offering to acquire a specified number or percentage of a corporation's outstanding shares. Unlike most states, Iowa does not presently have a "business combination" law prohibiting business combinations with a shareholder who holds over a specified percentage of stock for less than a specified period after crossing the threshold.

    The foregoing provisions of state law could have the effect of delaying, deferring or preventing a change in control of the Company if the Board of Directors determines that a change of control is not in the best interests of the Company, its shareholders and other constituencies. In addition, the regulatory restrictions on the acquisition of securities of the Company may also deter attempts to effect, or prevent the consummation of, a change in control of the Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of the Offerings, the Company will have 17 million shares of Class A Common Stock outstanding (assuming that the underwriters in the Public Offering do not exercise their over-allotment option). All shares sold in the Offerings will be freely tradeable without restriction or further registration under the Securities Act. However, the shares of Class A Common Stock and Class B Common Stock owned by AmerUs Group will constitute "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act. Such shares will not be eligible for sale under Rule 144 until two years after the date of their issuance. Thereafter, such shares will be subject to the volume and timing requirements of Rule 144.

    All officers and directors of the Company and its affiliates who purchase shares of Class A Common Stock pursuant to the Subscription Offering would be required, pursuant to proposed rules of the Iowa Commissioner, to refrain from offering, selling, contracting to sell or otherwise disposing of such shares for a period of 180 days following the date of purchase. In addition, AmerUs Group, the Company and their officers and directors have agreed with the underwriters not to sell any Common Stock for 180 days from the date of the Public Offering prospectus without the prior written consent of Goldman, Sachs & Co.


    Pursuant to the Intercompany Agreement, the Company has granted AmerUs Group the right to require the Company to register shares of the Company's common stock owned by it under the Securities Act. See "Certain Transactions and Relationships--Intercompany Agreement."


                              PLAN OF DISTRIBUTION


    The Company and the Selling Shareholder are offering up to an aggregate of five million shares of Class A Common Stock in the Subscription Offering. The Chicago Corporation, a registered broker-dealer, is acting as Subscription Agent for the Company and the Selling Shareholder in connection with the solicitation of subscriptions in the Subscription Offering and with offers and sales of the Shares. The Company reserves the right to terminate the Subscription Offering at any time in its sole discretion and to reject any subscription that is improperly completed, unsigned, or not accompanied by a check or money order for the purchase price. Subscriptions that are received after the Subscription Expiration Date will be rejected. See "The Subscription Offering."



    The minimum and maximum number of Shares which may be subscribed for are 100 and 5,000 Shares, respectively. Any subscription funds received will be held in escrow by ChaseMellon Shareholder Services, L.L.C., as Transfer and Escrow Agent pending the closing of the Subscription Offering. The Subscription Offering is not contingent on receipt of a minimum number of subscriptions, nor is it contingent on the consummation of the Public Offering. The period during which subscriptions will be accepted will end on the Subscription Expiration Date.



    The Public Offering Price per share of Class A Common Stock in the Public Offering will be negotiated among the Company, the Selling Shareholder, Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Brothers Inc and The Chicago Corporation, as representatives of the underwriters in the Public Offering. Among the factors expected to be considered in determining the Public Offering Price, in addition to prevailing market conditions, will be the Company's historical performance, an estimate of the business potential and the earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses. The representatives are also expected to consider, among other factors, the market valuations and certain financial ratios of selected comparable life insurance companies.



    In consideration for the provision of certain advisory services and for acting as Subscription Agent for the Company and the Selling Shareholder, the Company and the Selling Shareholder have agreed to pay The Chicago Corporation a sliding fee equal to between 1.0% and 0.5% of the aggregate proceeds of the Subscription Offering, subject to a minimum fee of $25,000. The Company and the Selling Shareholder have also agreed to reimburse The Chicago Corporation for its reasonable costs and expenses and to indemnify it against certain liabilities, including liabilities under the Securities Act and the Exchange Act. John A. Wing, a Director of the Company, is Chairman of The Chicago Corporation.

    Goldman, Sachs & Co. and The Chicago Corporation have each from time to time performed investment banking services for the Company and have received fees in connection with such services. It is anticipated that Goldman, Sachs & Co. will be one of the representatives of the underwriters for the Preferred Offering.


                                 LEGAL MATTERS

    The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by James A. Smallenberger, Esq., Senior Vice President and Secretary of the Company, and Sidley & Austin, Chicago, Illinois. Sidley & Austin will rely as to matters governed by the laws of the State of Iowa upon the opinion of James A. Smallenberger, Esq.

                                    EXPERTS

    The Consolidated Financial Statements and Schedules of the Company as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


    The Company retained Tillinghast, an actuarial consulting firm, to advise it in connection with actuarial matters involved in the establishment and operation of the Closed Block. The opinion of Tillinghast, dated October 26, 1995, states (in reliance upon the matters and subject to the limitations described in such opinion) that the establishment and operation of the Closed Block as contemplated by the Plan make adequate provision for allocating to the Closed Block assets which will be reasonably sufficient to enable the Closed Block to provide for the guaranteed benefits, certain expenses and taxes associated with the Closed Block policies, and to provide for the continuation of the current dividend scales and interest credits in effect prior to the Reorganization if the experience underlying those scales and credits continues.

                       GLOSSARY OF CERTAIN INSURANCE AND
                              OTHER DEFINED TERMS

    THE FOLLOWING GLOSSARY INCLUDES DEFINITIONS OF CERTAIN INSURANCE AND OTHER DEFINED TERMS.

ACQUISITION COSTS............................  Costs including commissions, policy issue and underwriting costs, and other costs incurred
                                               to acquire or renew traditional life
                                               insurance, universal life insurance and
                                               annuity products.
AFFILIATE....................................  With respect to any person, any other Person which directly or indirectly controls, is
                                               controlled by or is under common control with
                                               such Person.
A.M. BEST....................................  A.M. Best Company, Inc. A.M. Best financial condition ratings are opinions of an
                                               insurance company's financial strength,
                                               operating performance and ability to meet its
                                               obligations to policyowners. Such ratings are
                                               based upon a comprehensive review of a
                                               company's financial performance, which is
                                               supplemented by certain data, including
                                               responses to A.M. Best's questionnaires,
                                               quarterly NAIC filings, state insurance
                                               department examination reports, loss reserve
                                               reports, annual reports and reports filed
                                               with state insurance departments. A.M. Best
                                               undertakes a quantitative evaluation based on
                                               profitability, leverage and liquidity and a
                                               qualitative evaluation based upon the
                                               composition of a company's book of business
                                               or spread of risk, the amount,
                                               appropriateness and soundness of reinsurance,
                                               the quality, diversification and estimated
                                               market value of its assets, the adequacy of
                                               its loss reserves and policyowners' surplus
                                               and the experience and competence of its
                                               management. A.M. Best Company, Inc. uses the
                                               following rating scale:

                                                A++ and A+         Superior
                                                A and A-           Excellent
                                                B++ and B+         Very Good
                                                B and B-           Adequate
                                                C++ and C+         Fair
                                                C and C-           Marginal
                                                D                  Very Vulnerable
                                                E                  Under State Supervision
                                                F                  In Liquidation

ANNUALIZED PREMIUM...........................  The expected premium payment for a 12-month period for each policy, excluding single
                                               premium policies. Actual premium payments may
                                               be higher or lower than annualized premiums.
ANNUITY......................................  A contract that pays a periodic income benefit for the life of a person (the
                                               annuitant), the lives of two or more persons
                                               or a specific period of time.

ASSET VALUATION RESERVE OR AVR...............  The asset valuation reserve adopted by the
                                               NAIC in December 1991 to replace the MSVR.
                                               AVR appears as a liability on a life
                                               insurer's statutory financial statements
                                               beginning with the insurer's statutory
                                               financial statements for 1992. AVR
                                               establishes STATUTORY RESERVES for debt
                                               securities, preferred stocks, common stock,
                                               mortgage loans, equity real estate and joint
                                               ventures and other invested assets. AVR
                                               generally captures all realized and
                                               unrealized gains and losses on such assets,
                                               other than those resulting from changes in
                                               interest rates. AVR has no effect on
                                               financial statements prepared in conformity
                                               with GAAP.
CAREER GENERAL AGENTS........................  Individuals who are in charge of an insurance agency. They are independent contractors, who
                                               are responsible for recruiting, training and
                                               developing new agents in addition to
                                               supervising experienced agents in their
                                               agency; however, they may personally sell new
                                               business. Career General Agents are paid
                                               based on the business produced by their
                                               agency and are also paid allowances to cover
                                               their agency expenses and additional amounts
                                               to compensate them for recruiting, training
                                               and developing new agents.
CAREER GENERAL AGENCY SYSTEM.................  The network of career general agencies through which the Company distributes its
                                               insurance and annuity products.
CEDING.......................................  The reinsuring of all or a portion of an insurer's risk with another insurer.
CLOSED BLOCK.................................  The closed block of participating business to be established, as of the Effective Date, by
                                               AmerUs Life for the exclusive benefit of the
                                               policies included therein.
CLOSED BLOCK BUSINESS........................  The policies within the classes specified in the Plan (which policy classes constitute all
                                               of the classes of individual traditional life
                                               insurance policies and all universal life
                                               insurance policies for which AmerUs Life had
                                               a dividend scale in effect prior to the
                                               Reorganization), but only to the extent such
                                               policies are in force on the Effective Date.
CONVEXITY....................................  A measure of the shape of the price/yield curve. Convexity explains the difference
                                               between the prices estimated by standard
                                               duration and the actual market prices of a
                                               security resulting from a change in
                                               market-required yield.
COST OF INSURANCE............................  The mortality charges assessed against universal life insurance policies.

CREDITING RATES..............................  Interest rates applied to life insurance policies and annuity contracts, whether
                                               contractually guaranteed or currently
                                               declared for a specified period.
DEFERRED FIXED ANNUITY.......................  A fixed annuity that has a deferred or accumulation period from the time of premium
                                               payment(s) to the payout of a periodic income
                                               benefit.
DIFFERENTIAL EARNINGS AMOUNT.................  The amount of additional income which is imputed to a mutual life insurance company
                                               under Section 809 of the Internal Revenue
                                               Code based on a comparison of the current
                                               one-year average of mutual life insurance
                                               company earnings rates with an adjusted
                                               average of stock life insurance company
                                               earnings rates for the previous three years.
                                               The tax resulting from this additional income
                                               is referred to as the "equity add-on tax."
DIVIDEND SCALE...............................  The actuarial formula used by life insurance companies to determine amounts payable as
                                               dividends on participating policies based on
                                               experience factors relating to, among other
                                               things, investment results, mortality, lapse
                                               rates, expenses and policy loan interest and
                                               utilization rates.
DUFF & PHELPS................................  Duff & Phelps Credit Rating Co. Duff &
                                               Phelp's claims-paying ability ratings are
                                               opinions of an operating insurance company's
                                               future ability to pay its policy and contract
                                               obligations in a timely fashion. Duff &
                                               Phelps claims-paying ability ratings are
                                               based on certain qualitative and quantitative
                                               factors including, among other factors, the
                                               economic fundamentals of the company's
                                               principal lines of business, the company's
                                               competitive position and asset and liability
                                               management practices. Duff & Phelps Credit
                                               Rating Co. uses the following rating scale:

                                                AAA                Highest claims-paying
                                                                   ability
                                                AA+, AA and AA-    Very high claims-paying
                                                                   ability
                                                A+, A and A-       High claims-paying
                                                                   ability
                                                BBB+, BBB          Adequate claims-paying
                                                and BBB-           ability
                                                BB+, BB and BB-    Uncertain claims-paying
                                                                   ability
                                                B+, B and B-       Possessing risk that
                                                                   policyowners and
                                                                   contractholders will
                                                                   not be paid when due

                                                CCC+, CCC and      Substantial risk that
                                                CCC-               policyowners and
                                                                   contractholders will
                                                                   not be paid when due
                                                DD                 Company is under order
                                                                   of liquidation

EQUITY ADD-ON TAX (OR DIFFERENTIAL EARNINGS
 TAX)........................................  The tax resulting from the differential earnings amount, which is the amount of
                                               additional income imputed to a mutual life
                                               insurance company under Section 809 of the
                                               Internal Revenue Code based on a comparison
                                               of the current one-year average of mutual
                                               life insurance company earnings rates with an
                                               adjusted average of stock life insurance
                                               company earnings rates from the previous
                                               three years.
FIRST YEAR ANNUALIZED PREMIUMS...............  The expected premium payment for the first policy year for each policy, excluding single
                                               premium policies. Actual premium payments may
                                               be higher or lower than first year annualized
                                               premiums. This is a common insurance industry
                                               measurement of sales achievement.
FIXED ANNUITY................................  Contract that guarantees that a specific sum of money will be paid in the future, usually
                                               as monthly income, to an annuitant. The
                                               dollar amount paid to the annuitant will not
                                               fluctuate regardless of adverse changes in
                                               the insurance company's mortality experience,
                                               investment return and expenses.
GAAP.........................................  United States generally accepted accounting principles for life insurance companies.
GENERAL ACCOUNT..............................  All investment accounts maintained by an insurer, other than the separate accounts.
IMR..........................................  The interest maintenance reserve adopted by the NAIC in December 1991. IMR appears as a
                                               liability on a life insurer's statutory
                                               financial statements beginning with the
                                               insurer's statutory financial statements for
                                               1992 and applies to all types of fixed income
                                               investments (bonds, preferred stock,
                                               mortgage-backed securities and mortgage
                                               loans). IMR captures the net gains or losses
                                               arising from changes in the overall level of
                                               interest rates which are realized upon the
                                               sale of such investments, and IMR amortizes
                                               these net realized gains into income over the
                                               remaining life of each investment sold. IMR
                                               has no effect on financial statements
                                               prepared in conformity with GAAP.
IN FORCE.....................................  A life insurance policy or annuity contract that has not expired.

INTEREST-SENSITIVE PRODUCTS..................  Insurance and annuity products for which interest in excess of guaranteed levels is
                                               credited to the policy.
MEMBER.......................................  A person having rights or interests arising under AMHC's articles of incorporation or
                                               otherwise by law in respect of each insurance
                                               policy or annuity contract of AmerUs Life,
                                               including, but not limited to, any right to
                                               vote.
MOODY'S......................................  Moody's Investors Service, Inc. Moody's
                                               financial strength ratings are opinions of an
                                               operating insurance company's ability to
                                               discharge senior policyowner claims and
                                               obligations pursuant to its insurance
                                               policies. Moody's financial strength ratings
                                               are based on information provided by the
                                               company and federal and state regulators.
                                               Moody's Investors Service, Inc. uses the
                                               following rating scale:

                                                Aaa                Exceptional
                                                Aa1, Aa2 and Aa3   Excellent
                                                A1, A2 and A3      Good
                                                Baa1, Baa2 and     Adequate
                                                Baa3
                                                Ba1, Ba2 and Ba3   Questionable
                                                B1, B2 and B3      Poor
                                                Caa                Very poor
                                                Ca                 Extremely poor
                                                C                  Lowest

MORBIDITY....................................  The relative incidence of disability or sickness due to disease or physical
                                               impairment.
MORTALITY....................................  The relative incidence of death of life insureds or annuitants.
MSVR.........................................  Mandatory securities valuation reserve required prior to 1992 statutory financial
                                               statements by state insurance regulatory
                                               authorities. MSVR was established as a
                                               liability on a life insurer's statutory
                                               financial statements and was intended to
                                               absorb realized and unrealized gains and
                                               losses sustained from time to time on a
                                               portion of an insurer's general account debt
                                               securities and preferred stock portfolios.
                                               MSVR had no effect on financial statements
                                               prepared in conformity with GAAP. The MSVR
                                               was replaced by the AVR and IMR effective
                                               with respect to an insurer's statutory
                                               financial statements for 1992.

NAIC.........................................  The National Association of Insurance
                                               Commissioners, an association of the chief
                                               insurance supervisory officials of each
                                               state, territory and insular possession of
                                               the United States.

NET LEVEL METHOD.............................  Reserve method used for traditional life insurance. Such method defines the reserve as
                                               the excess of the present value of future
                                               guaranteed benefits over the present value of
                                               future net premiums.
PARTICIPATING WHOLE LIFE POLICIES OR
 PARTICIPATING WHOLE LIFE INSURANCE..........  Whole life policies or insurance under which the owner thereof is eligible to share in the
                                               earnings of the insurer through dividends.
PERSISTENCY..................................  The percentage of life insurance policies or annuity contracts remaining in force from
                                               period to period.
PERSONAL PRODUCING GENERAL AGENTS OR PPGAS...  Independent agents who sell products directly to the consumer and write business directly
                                               with insurance companies and who are
                                               compensated primarily for personal
                                               production.
PPGA SYSTEM..................................  The network of PPGAs through which the
                                               Company distributes its insurance and annuity
                                               products.
PLAN.........................................  The Plan of Reorganization of American Mutual
                                               Life, including all schedules and exhibits
                                               thereto, pursuant to which American Mutual
                                               Life reorganized into a mutual insurance
                                               holding company structure, as such Plan may
                                               be amended from time to time.
POLICY.......................................  Generally, a life insurance policy
                                               (including, without limitation, a pure
                                               endowment contract) or annuity contract
                                               issued by the Company.
PREMIUM......................................  Payments and considerations received on insurance policies and annuity contracts
                                               issued or reinsured by an insurance company.
                                               Under GAAP, premiums on universal life and
                                               deferred annuity contracts are not accounted
                                               for as revenues.
REINSURANCE..................................  The practice whereby one party, called the reinsurer or assuming company, in
                                               consideration of a premium paid to such
                                               party, agrees to indemnify another party,
                                               called the ceding company or primary insurer,
                                               for risks underwritten by the ceding company.
                                               Reinsurance provides a primary insurer with
                                               three major benefits: it reduces net
                                               liability on individual risks; it helps to
                                               protect against catastrophic losses; and it
                                               helps to maintain acceptable surplus and
                                               reserve ratios. Reinsurance provides a
                                               primary insurer with additional underwriting
                                               capacity in that the primary insurer can
                                               accept larger risks and can expand the volume
                                               of business it writes without increasing its
                                               capital base. The ceding company remains
                                               liable on its obligations under the policies
                                               reinsured if the reinsurer fails to pay
                                               claims on a reinsured policy.

RESERVES.....................................  Liabilities established by insurers to reflect the estimated discounted present
                                               value of costs of claims, payments or
                                               contract liabilities and the related expenses
                                               that the insurer will ultimately be required
                                               to pay in respect of insurance or annuities
                                               it has written.
RISK-BASED CAPITAL REQUIREMENTS OR RBC.......  Regulatory and rating agency targeted surplus based on the relationship of statutory
                                               surplus, with certain adjustments, to the sum
                                               of stated percentages of each element of a
                                               specified list of company risk exposures.
SFAS.........................................  Statement of Financial Accounting Standards.
SECOND TO DIE WHOLE LIFE INSURANCE...........  A whole life policy in which two persons are named as insureds. The death benefit is paid
                                               upon the death of the second to die of the
                                               two insureds.
SEPARATE ACCOUNTS............................  Investment accounts maintained by an insurer to which funds have been allocated for
                                               certain policies under provisions of relevant
                                               state law. The investments in each separate
                                               account are maintained separately from those
                                               in other separate accounts and the general
                                               account. The investment results of the
                                               separate account assets are passed through
                                               directly to the separate account
                                               policyowners, so that an insurer derives
                                               management and other fees from, but bears no
                                               investment risk on, these assets, except the
                                               risk on a small number of products that
                                               returns on separate assets will not meet the
                                               relatively low minimum rate guaranteed on
                                               these products.
SINGLE-PREMIUM LIFE INSURANCE................  A life insurance policy which requires a single payment of the premium.
SINGLE-PREMIUM VARIABLE ANNUITIES............  A variable annuity contract which requires a single payment of the premium.
STANDARD & POOR'S............................  Standard & Poor's Ratings Group. Standard &
                                               Poor's claims-paying ability ratings are
                                               opinions of an operating insurance company's
                                               financial ability to meet its obligations
                                               under its insurance policies. Standard &
                                               Poor's claims-paying ability ratings are
                                               based on current information provided by the
                                               subject insurance company and other reliable
                                               sources. Standard & Poor's Rating Group uses
                                               the following rating scale:

                                                AAA                Superior
                                                AA+, AA and AA-    Excellent financial
                                                                   security
                                                A+, A and A-       Good financial security
                                                BBB+, BBB          Adequate
                                                and BBB-
                                                BB+, Bb and BB-    Financial security may
                                                                   be adequate

                                                B+, B and B-       Vulnerable
                                                CCC                Extremely vulnerable
                                                R                  Regulatory actions
                                                BBBq, Bbq and Bq   Qualified solvency
                                                                   ratings

STATUTORY ACCOUNTING PRACTICES...............  Accounting practices prescribed or permitted by the Iowa Department of Insurance.
STATUTORY RESERVES...........................  Monetary amounts established by state insurance law that an insurer must have
                                               available to provide for future obligations
                                               with respect to all policies. Statutory
                                               reserves are liabilities on the balance sheet
                                               of financial statements prepared in
                                               conformity with Statutory Accounting
                                               Practices.
STATUTORY SURPLUS............................  The excess of statutory admitted assets over statutory liabilities as shown on an
                                               insurer's statutory financial statements.
SURRENDERS AND WITHDRAWALS...................  Relinquishment of life insurance policies and annuity contracts for their entire net cash
                                               surrender values and withdrawals of a portion
                                               of such values.
SUPPLEMENTARY CONTRACT.......................  An agreement by an insurer to retain the lump sum payable under an insurance policy and to
                                               make payments in accordance with the
                                               settlement option chosen.
TERM LIFE INSURANCE..........................  Insurance protection during a certain number of years but expiring without policy cash
                                               value if the insured survives the stated
                                               period.
TRADITIONAL LIFE INSURANCE...................  Consists of whole life insurance and term life insurance.
UNDERWRITING.................................  The insurer's process of examining, accepting or rejecting insurance risks, and classifying
                                               those accepted, in order to charge the
                                               appropriate premium for each accepted risk.
UNEARNED PREMIUM.............................  The portion of an insurance premium paid other than that which has paid for the
                                               insurance protection already provided on a
                                               policy.
UNIVERSAL LIFE INSURANCE.....................  A form of life insurance where an insurance account is maintained for each insurance
                                               policy. Premiums, net of specified expenses,
                                               are credited to the account, as is interest,
                                               generally at a rate determined from time to
                                               time by the insurer. Specific charges are
                                               made against the account for the cost of
                                               insurance protection and for the insurer's
                                               expenses. The universal life form allows
                                               considerable flexibility as to the amount and
                                               timing of premium payments and for the level
                                               of death benefits provided.
VARIABLE ANNUITY.............................  Annuity in which premium payments are used to purchase accumulation units. The value of a
                                               unit

                                               fluctuates in accordance with the investment
                                               experience of a separate account; variable
                                               annuity contracts typically include a general
                                               account guaranteed interest investment
                                               option. At the time of the payment of
                                               benefits to the annuitant, the annuitant can
                                               generally elect from a number of payment
                                               options which provide either fixed or
                                               variable benefit payments.
WHOLE LIFE INSURANCE OR WHOLE LIFE             Insurance that may be kept in force for a
 POLICIES....................................  person's entire life by paying one or more premiums. It is paid for in one of three
                                               different ways: (i) ordinary life insurance
                                               (premiums are payable as long as the insured
                                               lives), (ii) limited payment life insurance
                                               (premiums are payable over a specified number
                                               of years), and (iii) single premium life
                                               insurance (a lump sum amount paid at the
                                               inception of the policy). The insurance
                                               policy pays a benefit (contractual amount
                                               adjusted for items such as policy loans and
                                               dividends, if any) at the death of the
                                               insured. Whole life insurance also builds up
                                               cash values.

                           AMERUS LIFE HOLDINGS, INC.
                         INDEX TO FINANCIAL STATEMENTS


                                                                                                                PAGE
                                                                                                                -----
Independent Auditors' Report...............................................................................         F-2
Consolidated Balance Sheets as of September 30, 1996 (unaudited) and December 31, 1995 and 1994............         F-3
Consolidated Income Statements for the nine months ended September 30, 1996 and 1995 (unaudited) and the
 years ended December 31, 1995, 1994 and 1993..............................................................         F-4
Consolidated Statements of Policyowners' Equity for the nine months ended September 30, 1996 (unaudited)
 and the years ended December 31, 1995, 1994 and 1993......................................................         F-5
Consolidated Statements of Cash Flows for the nine months ended September 30, 1996 and 1995 (unaudited) and
 the years ended December 31, 1995, 1994 and 1993..........................................................         F-6
Notes to Consolidated Financial Statements.................................................................         F-7

WHEN THE TRANSACTION REFERRED TO IN NOTE 1 OF NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS HAS BEEN CONSUMMATED, WE WILL BE ABLE TO RENDER THE FOLLOWING REPORT.

                                          KPMG PEAT MARWICK LLP

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
AmerUs Life Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of AmerUs Life Holdings, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, policyowners' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AmerUs Life Holdings, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, the Company implemented the provisions of the Statement of Financial Accounting Standards
(SFAS) No. 120, "Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts," and in 1993 the Company implemented the provisions of SFAS 106, "Employers Accounting for Postretirement Benefits Other Than Pensions," and SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities. Also, as discussed in note 1 to the consolidated financial statements, the Company has restated its consolidated financial statements to reflect the spin-off of a wholly owned subsidiary, which resulted in a change in the subsidiaries comprising the consolidated financial statements.


Des Moines, Iowa
July 1, 1996, except as to note 1,
   which is as of November   , 1996

                           AMERUS LIFE HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                                                  DECEMBER 31,
                                                                                             ----------------------
                                                                                                1995        1994
                                                             SEPTEMBER 30,   SEPTEMBER 30,   ----------  ----------
                                                                  1996            1996
                                                               PRO FORMA     --------------
                                                              AS ADJUSTED
                                                                FOR THE       (UNAUDITED)
                                                                CAPITAL
                                                              CONTRIBUTION
                                                               (NOTE 15)
                                                             --------------
                                                              (UNAUDITED)
                                                      ASSETS
Investments (notes 2 and 5):
  Securities available-for-sale at fair value:
    Fixed maturity securities (amortized cost
     1995--$2,951,249 and
     1994--$2,663,985).....................................    $2,294,031      $2,297,571    $3,142,096  $2,566,768
    Equity securities (cost 1995--$52,869 and
     1994--$112,992).......................................        73,897          74,575       109,675     178,770
    Short-term investments.................................        12,002          12,002        39,353       8,529
  Mortgage loans on real estate (notes 3 and 5)............       250,484         260,233       353,597     447,663
  Real estate..............................................         5,875          40,012        52,199      58,164
  Policy loans.............................................        63,986          63,986       220,044     209,512
  Other investments........................................        61,831          61,831        48,064      22,256
  Closed block investments.................................     1,025,278       1,025,278        --          --
                                                             --------------  --------------  ----------  ----------
      Total investments....................................     3,787,384       3,835,488     3,965,028   3,491,662
Cash.......................................................        --              --             4,620      23,382
Accrued investment income..................................        42,125          42,125        49,226      50,711
Premiums and fees receivable...............................         7,011           7,011         6,908       6,220
Reinsurance receivables....................................            95              95         1,392       1,169
Deferred policy acquisition costs (note 4).................       123,546         123,546       267,711     404,361
Deferred income taxes......................................         4,369           4,369        --          --
Property and equipment (less accumulated depreciation
 1995-- $19,229 and 1994--$20,133).........................         4,600          13,324        13,502      13,979
Other assets...............................................        53,994          53,994        63,559      45,467
Closed block other assets..................................       211,861         211,861        --          --
                                                             --------------  --------------  ----------  ----------
      Total assets.........................................    $4,234,985      $4,291,813    $4,371,946  $4,036,951
                                                             --------------  --------------  ----------  ----------
                                                             --------------  --------------  ----------  ----------
                                       LIABILITIES AND POLICYOWNERS' EQUITY
Liabilities:
  Policy reserves and policyowner funds:
    Future life and annuity policy benefits................    $2,077,923      $2,077,923    $3,435,505  $3,309,529
    Policyowner funds......................................        35,240          35,240        56,474      51,464
                                                             --------------  --------------  ----------  ----------
                                                                2,113,163       2,113,163     3,491,979   3,360,993
  Checks drawn in excess of bank balances..................        39,283           8,311        --          --
  Accrued expenses.........................................        11,802          11,802        11,100      15,677
  Dividends payable to policyowners........................           760             760       129,558     126,041
  Policy and contract claims...............................         4,887           4,887        16,617       9,803
  Income taxes payable.....................................        35,827          35,827        18,760      15,462
  Deferred income taxes (note 6)...........................        --              --            48,623       1,482
  Other liabilities........................................        55,095          55,095        78,939      51,213
  Long-term debt (note 5)..................................        36,255          45,055        36,461      37,957
  Closed block liabilities.................................     1,501,269       1,501,269        --          --
                                                             --------------  --------------  ----------  ----------
      Total liabilities....................................     3,798,341       3,776,169     3,832,037   3,618,628
                                                             --------------  --------------  ----------  ----------
Policyowners' equity (note 11):
  Unrealized appreciation of available-for-sale securities
   (note 2)................................................        22,718          22,718       108,714      15,320
  Policyowners' surplus....................................       413,926         492,926       431,195     403,003
                                                             --------------  --------------  ----------  ----------
      Total policyowners' equity...........................       436,644         515,644       539,909     418,323
                                                             --------------  --------------  ----------  ----------
Commitments and contingencies (note 10)
      Total liabilities and policyowners' equity...........    $4,234,985      $4,291,813    $4,371,946  $4,036,951
                                                             --------------  --------------  ----------  ----------
                                                             --------------  --------------  ----------  ----------


          See accompanying notes to consolidated financial statements.

                           AMERUS LIFE HOLDINGS, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)



                                                                                   YEARS ENDED DECEMBER 31,
                                                                            ---------------------------------------
                                                                                1995          1994         1993
                                               NINE MONTHS ENDED SEPTEMBER  -------------  -----------  -----------
                                                           30,
                                               ---------------------------
                                                   1996           1995
                                               -------------  ------------
                                                (UNAUDITED)   (UNAUDITED)
Revenues:
  Insurance premiums.........................  $     133,704   $  183,864   $     244,087  $   237,912  $   226,360
  Universal life and annuity product
   charges...................................         39,135       42,561          57,370       56,362       57,473
  Net investment income (note 2).............        189,293      210,491         285,244      275,691      269,854
  Realized gains (losses) on investments
   (note 2)..................................         62,555       41,564          51,387      (19,930)      15,460
  Other......................................          2,280        2,285           5,390        2,391        2,498
  Contribution from the Closed Block.........          2,659           --              --           --           --
                                               -------------  ------------  -------------  -----------  -----------
                                                     429,626      480,765         643,478      552,426      571,645
                                               -------------  ------------  -------------  -----------  -----------
Benefits and expenses:
  Policyowner benefits.......................        222,929      279,682         374,620      369,896      364,273
  Underwriting, acquisition, and insurance
   expenses..................................         41,892       39,839          58,655       68,604       58,637
  Amortization of deferred policy acquisition
   costs (note 4)............................         31,865       41,096          50,239       42,756       47,441
  Dividends to policyowners..................         26,343       36,274          49,414       45,039       45,519
                                               -------------  ------------  -------------  -----------  -----------
                                                     323,029      396,891         532,928      526,295      515,870
                                               -------------  ------------  -------------  -----------  -----------
      Income before income taxes and
       cumulative effect of change in
       accounting principles.................        106,597       83,874         110,550       26,131       55,775
  Income tax expense (note 6)................         40,403       29,866          41,202       19,464       21,352
                                               -------------  ------------  -------------  -----------  -----------
  Income before cumulative effect of change
   in accounting principle...................         66,194       54,008          69,348        6,667       34,423
  Cumulative effect of change in accounting
   principle, net of tax (note 7)............       --             --            --            --            (3,214)
                                               -------------  ------------  -------------  -----------  -----------
      Net income.............................  $      66,194   $   54,008   $      69,348  $     6,667  $    31,209
                                               -------------  ------------  -------------  -----------  -----------
                                               -------------  ------------  -------------  -----------  -----------
    Pro forma net income per common share
     (note 15)...............................  $        3.39                $        3.54
                                               -------------                -------------
                                               -------------                -------------
    Weighted average Common Shares
     outstanding                                  19,500,000                   19,500,000
                                               -------------                -------------
                                               -------------                -------------


          See accompanying notes to consolidated financial statements.

                           AMERUS LIFE HOLDINGS, INC.
                CONSOLIDATED STATEMENTS OF POLICYOWNERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993
              AND NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)
                                 (IN THOUSANDS)



                                                                          UNREALIZED
                                                                         APPRECIATION
                                                                        (DEPRECIATION)
                                                                        OF AVAILABLE-
                                                                           FOR-SALE                         TOTAL
                                                                          SECURITIES    POLICYOWNERS'   POLICYOWNERS'
                                                                           (NOTE 2)        SURPLUS          EQUITY
                                                                        --------------  --------------  --------------
Balance at January 1, 1993............................................   $     50,768    $    370,399    $    421,167
Net income............................................................        --               31,209          31,209
Net unrealized appreciation...........................................          8,058         --                8,058
Dividend to American Mutual Holding Company (note 11).................        --                 (310)           (310)
Cumulative effect of change in accounting for investments (note 2)....         45,755         --               45,755
                                                                        --------------  --------------  --------------
Balance at December 31, 1993..........................................        104,581         401,298         505,879
Net income............................................................        --                6,667           6,667
Net unrealized depreciation...........................................        (89,261)        --              (89,261)
Dividend to American Mutual Holding Company (note 11).................        --               (4,962)         (4,962)
                                                                        --------------  --------------  --------------
Balance at December 31, 1994..........................................         15,320         403,003         418,323
Net income............................................................        --               69,348          69,348
Net unrealized appreciation...........................................         93,394         --               93,394
Dividend to American Mutual Holding Company (note 11).................        --              (41,156)        (41,156)
                                                                        --------------  --------------  --------------
Balance at December 31, 1995..........................................        108,714         431,195         539,909
Net income............................................................        --               66,194          66,194
Net unrealized depreciation...........................................        (85,996)        --              (85,996)
Dividend to American Mutual Holding Company (note 11).................        --               (4,463)         (4,463)
                                                                        --------------  --------------  --------------
Balance at September 30, 1996 ........................................   $     22,718    $    492,926    $    515,644
                                                                        --------------  --------------  --------------
                                                                        --------------  --------------  --------------


          See accompanying notes to consolidated financial statements.

                           AMERUS LIFE HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                             YEAR ENDED DECEMBER 31,
                                                                                         -------------------------------
                                                                                           1995       1994       1993
                                                                 NINE MONTHS ENDED       ---------  ---------  ---------
                                                                   SEPTEMBER 30,
                                                             --------------------------
                                                                 1996          1995
                                                             ------------  ------------
                                                             (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net income...............................................   $   66,194    $   54,008   $  69,348  $   6,667  $  31,209
  Adjustments to reconcile net income to net cash provided
   by operating activities:
    Policyowner assessments on universal life and annuity
     products..............................................      (43,792)      (42,561)    (57,370)   (56,362)   (57,473)
    Interest credited to policyowner account balances......       87,599        92,489     123,360    120,075    122,375
    Realized investment (gains) losses.....................      (64,705)      (41,565)    (51,387)    19,930    (15,460)
    Change in:
      Accrued investment income............................       (1,256)       (1,104)      1,485     (1,250)     1,004
      Reinsurance ceded receivables........................        1,297           934        (223)       666     (1,473)
      Deferred policy acquisition costs....................        5,686        (3,564)     (7,491)   (11,682)    (1,259)
      Liabilities for future policy benefits...............       49,924        56,321      94,856     94,862    111,619
      Policy and contract claims and other policyowner
       funds...............................................       (6,679)        5,099       6,814     (2,828)     4,390
      Income taxes:
        Current............................................       17,067        14,130       3,298      6,727    (14,619)
        Deferred...........................................       (6,747)      (14,856)     (3,105)     2,602    (10,034)
    Other, net.............................................      (21,411)        9,107      22,437     (7,057)     3,366
                                                             ------------  ------------  ---------  ---------  ---------
    Net cash provided by operating activities..............       82,977       128,438     202,022    172,350    173,645
                                                             ------------  ------------  ---------  ---------  ---------
Cash flows from investing activities:
  Purchase of fixed maturities available for sale..........   (1,114,052)   (1,212,474)   (887,971)  (886,236)  (817,520)
  Maturities, calls, and principal reductions of fixed
   maturities available for sale...........................    1,012,272     1,005,946     582,980    591,965    650,108
  Purchase of equity securities............................     (102,814)      (77,402)   (117,345)   (69,813)  (846,038)
  Proceeds from sale of equity securities..................      122,147       105,853     178,115     48,117    825,223
  Proceeds from repayment and sale of mortgage loans.......       71,575        77,973     112,484    234,722     61,131
  Purchase of mortgage loans...............................       --           (24,622)    (37,328)   (78,830)   (73,704)
  Purchase of real estate and other invested assets........      (10,601)       (7,126)    (28,490)   (31,515)    (3,825)
  Proceeds from sale of real estate and other invested
   assets..................................................       13,087         9,174      31,484     18,806      2,822
  Change in policy loans, net..............................       (9,205)       (8,283)    (10,532)   (12,364)    (7,498)
  Tax on capital gains.....................................            7          (155)    (16,524)     5,136     (8,817)
  Other assets, net........................................       25,780        36,133      44,855     45,150     25,974
                                                             ------------  ------------  ---------  ---------  ---------
    Net cash provided by (used in) investing activities....        8,196       (94,983)   (148,272)  (134,862)  (192,144)
                                                             ------------  ------------  ---------  ---------  ---------
Cash flows from financing activities:
  Change in checks drawn in excess of bank balances........        8,311        --          --         --         --
  Deposits to policyowner account balances.................      126,688       196,846     272,431    260,172    169,118
  Withdrawals from policyowner account balances............     (234,923)     (207,670)   (302,291)  (208,313)  (175,246)
  Change in borrowed money, net............................        8,594        (4,659)     (1,496)   (71,708)    20,974
  Dividends to American Mutual Holding Company.............       (4,463)      (40,977)    (41,156)    (4,962)      (310)
                                                             ------------  ------------  ---------  ---------  ---------
    Net cash (used in) provided by financing activities....      (95,793)      (56,460)    (72,512)   (24,811)    14,536
                                                             ------------  ------------  ---------  ---------  ---------
    Net (decrease) increase in cash........................       (4,620)      (23,005)    (18,762)    12,677     (3,963)
Cash at beginning of year..................................        4,620        23,382      23,382     10,705     14,668
                                                             ------------  ------------  ---------  ---------  ---------
Cash at end of year........................................   $   --        $      377   $   4,620  $  23,382  $  10,705
                                                             ------------  ------------  ---------  ---------  ---------
                                                             ------------  ------------  ---------  ---------  ---------
Supplemental disclosure of cash activities:
  Interest paid............................................   $    1,154    $    1,576   $   2,356  $   5,394  $   6,991
                                                             ------------  ------------  ---------  ---------  ---------
                                                             ------------  ------------  ---------  ---------  ---------
  Income taxes paid........................................   $   42,000    $   37,800   $  51,900  $  14,630  $  45,172
                                                             ------------  ------------  ---------  ---------  ---------
                                                             ------------  ------------  ---------  ---------  ---------


          See accompanying notes to consolidated financial statements.

                           AMERUS LIFE HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF OPERATIONS

    AmerUs Life Holdings, Inc.'s (the Company) operations consist primarily of marketing, underwriting, and distributing life insurance, annuities, and related products to individuals throughout the United States. The Company's products are sold through a career general agency system and a personal producing general agency system. The life insurance and annuity operations are the Company's only business segment.

  ORGANIZATION AND PRINCIPLES OF CONSOLIDATION


    The Company was formed on August 1, 1996 in conjunction with a plan of reorganization (the Reorganization) of the former American Mutual Life Insurance Company (American Mutual Life). Pursuant to the Reorganization which became effective on June 30, 1996 (the Effective Date), American Mutual Life was converted to a mutual insurance holding company structure whereby American Mutual Holding Company (AMHC), a mutual insurance holding company, was formed. Additionally, American Mutual Life was converted to a stock life insurance company and renamed AmerUs Life Insurance Company (AmerUs Life). All of the initial shares of capital stock of AmerUs Life were issued to AMHC.



    On August 1, 1996, AMHC contributed all of its shares of capital stock of AmerUs Life to AmerUs Group Co. (AmerUs Group). On the same date, the Company was formed, and all of its shares of capital stock were issued to AmerUs Group.


    American Mutual Life was previously known as Central Life Assurance Company. American Mutual Life Insurance Company merged with and into Central Life Assurance Company on December 31, 1994, with Central Life Assurance Company as the surviving company existing under the name American Mutual Life Insurance Company. The accompanying consolidated financial statements present the pooling of interests of both companies.


    Prior to the distribution (Distribution) by AmerUs Life of its Non-Life Insurance Subsidiaries (as defined below), AmerUs Life made a capital contribution of cash and other property (Capital Contribution) to or for the benefit of AmerUs Properties, Inc., AmerUs Bank and Iowa Realty Co., Inc., and each of their respective subsidiaries (Non-Life Insurance Subsidiaries). The net assets contributed in the Capital Contribution had an aggregate carrying value of approximately $79 million as of the date of contribution. Following the Capital Contribution, a series of transactions was undertaken by the Company and its affiliates. AmerUs Life effected the Distribution, pursuant to which it distributed the Non-Life Insurance Subsidiaries to AmerUs Group. Immediately after the Distribution, AmerUs Group contributed all of its shares of common stock in AmerUs Life to the Company. Under this structure, the Company is an intermediate holding company, with AmerUs Group as its direct parent company and AmerUs Life as its wholly-owned subsidiary. Under Iowa law, AMHC is required to retain direct or indirect ownership and control of shares representing a majority of the vote of the outstanding capital stock of the Company. Immediately following the Distribution, the Company entered into a bank credit facility pursuant to which it borrowed $100 million in term debt and $75 million under a revolving line of credit (Bank Credit Facility). The Company used the proceeds from such borrowings to make a $125 million capital contribution to AmerUs Life and to purchase a $50 million surplus note from AmerUs Life.



    The effect of the Distribution was to decrease (increase) net income by the net income (loss) of $10,539,000, ($101,000), and $6,055,000 in 1995, 1994, and
1993, respectively, of Lartnec Investment Co., a former subsidiary of AmerUs Life, and its subsidiaries (collectively, Lartnec).



    As a result of the Reorganization, AMHC will own 14,500,000 shares of Class A Common Stock and 5,000,000 shares of Class B Common Stock of the Company. The Class B Common Stock must be held,

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

directly or indirectly, by AMHC, which must have a majority of the outstanding Common Stock of both classes. The Class B Common Stock is generally convertible on a share-for-share basis for Class A Common Stock.


    The accompanying consolidated financial statements include only the accounts and operations, after intercompany eliminations, of AmerUs Life Holdings, Inc. and its wholly owned subsidiaries, principally, AmerUs Life Insurance Company and American Vanguard Life Insurance Company (American Vanguard Life).

    The Reorganization contained an arrangement, known as a closed block, to provide for dividends on policies that were in force on the Effective Date and were within the classes of individual policies for which the Company had a dividend scale in effect at the time of the Reorganization. The closed block was designed to give reasonable assurance to owners of affected policies that assets will be available to support such policies, including maintaining dividend scales in effect at the time of the Reorganization, if the experience underlying such scales continues. The assets, including revenue therefrom, allocated to the closed block will accrue solely to the benefit of the owners of policies included in the block until the block is no longer in effect. The Company will not be required to support the payment of dividends on closed block policies from its general funds.

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  BASIS OF PRESENTATION

    The accompanying consolidated financial statements of the Company and its wholly owned subsidiaries have been prepared in conformity with GAAP which, as to the insurance company subsidiaries, differ from statutory accounting practices prescribed or permitted by regulatory authorities.

    The insurance company subsidiaries have adopted SFAS 120, "Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts." SFAS 120 permits stock life insurance companies to apply the provisions of the American Institute of Certified Public Accountant's Statement of Position 95-1, "Accounting for Certain Insurance Activities of Mutual Life Insurance Enterprises," to participating life insurance contracts that meet the conditions in SFAS 120. The accompanying consolidated financial statements have been restated for the effects of implementing SFAS 120.

  INTERIM FINANCIAL INFORMATION


    The consolidated financial statements as of September 30, 1996, and for the nine-month periods ended September 30, 1996 and 1995, and related disclosures in these notes have not been audited. The interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals unless noted otherwise herein) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 1996, are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Summarized financial information of the Closed Block as of September 30, 1996, is as follows (in thousands):



                                                                                  (UNAUDITED)
                                                                                 -------------
Assets:
  Fixed maturities, at fair value..............................................  $     843,809
  Equity securities............................................................         15,488
  Short-term investments.......................................................            718
  Policy loans.................................................................        165,263
  Accrued investment income....................................................          8,357
  Other assets.................................................................          7,358
  Deferred acquisition costs...................................................        196,146
                                                                                 -------------
    Total assets...............................................................  $   1,237,139
                                                                                 -------------
                                                                                 -------------
Liabilities:
  Future life and annuity policy benefits......................................  $   1,339,695
  Policyowner funds............................................................         24,617
  Dividends payable to policyowners............................................        131,906
  Policy and contract claims...................................................          5,051
                                                                                 -------------
    Total liabilities..........................................................  $   1,501,269
                                                                                 -------------
                                                                                 -------------


  INVESTMENTS

    Investments in fixed maturity and equity securities that are to be held for indefinite periods of time are reported as securities available for sale. Securities available for sale are reported in the accompanying consolidated financial statements at fair value. Any valuation changes resulting from changes in the fair value of these securities are reflected as a component of policyowners' equity. These unrealized gains or losses in policyowners' equity are reported net of taxes and adjustments to deferred policy acquisition costs.

    Premiums and discounts on fixed maturity securities are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Realized gains and losses are included in earnings and are determined using the specific identification method. The carrying value of investments is reduced to its estimated realizable value if a decline in fair value is considered other than temporary with such reduction charged to earnings.

    Mortgage loans on real estate and other long-term investments are stated at cost less amortized discounts and allowances for possible losses. Policy loans are stated at their aggregate unpaid balances. Real estate acquired by foreclosure is stated at the lower of cost or fair value less estimated costs to sell.


    Investments in real estate and mortgage loans on real estate are considered impaired when the Company determines that collection of all amounts due under the contractual terms is doubtful or carrying values exceed fair values. The Company adjusts real estate and mortgage loans on real estate to their estimated net realizable value at the point at which it determines an impairment is other than temporary. Interest income on impaired mortgage loans is recognized when cash is received. In addition, the Company has established a valuation allowance for mortgage loans on real estate and other invested assets. Valuation allowances for other than temporary impairments in value are netted against the asset categories to which they apply, and additions to valuation allowances are included in total investment results.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  INTEREST RATE SWAPS AND CAPS

    The Company uses interest rate swaps and caps as part of its overall interest rate risk management strategy for certain life insurance and annuity products. Gains and losses on those instruments are included in the carrying value of the underlying hedged investments, or anticipated investment transactions, and are amortized over the remaining lives of the hedged investments as adjustments to investment income. Any unamortized gains or losses are recognized when the underlying investments are sold.

    Interest rate swap contracts are used to convert the interest rate characteristics (fixed or variable) of certain investments to match those of the related insurance liabilities that the investments are supporting. The net interest effect of such swap transactions is reported as an adjustment of interest income as incurred.

    Interest rate caps are used to limit the effects of changing interest rates on yields of variable rate or short-term assets or liabilities. The initial cost of any such agreement is amortized to other expense over the life of the agreement. Periodic payments that are receivable as a result of the agreements are accrued as an adjustment of interest income or benefits from the hedged item.

  POLICY ACQUISITION COSTS

    Certain commissions, policy issue and underwriting costs, and other variable costs incurred to acquire or renew traditional life insurance, universal life insurance, and annuity products have been deferred. The amortization method of deferred policy acquisition costs for traditional life insurance products is different, dependent upon whether the contract is participating or non-participating. Participating contracts are those which are expected to pay dividends to policyowners in proportion to their relative contribution to the Company's surplus. Deferred policy acquisition costs for participating traditional life insurance are being amortized over the life of the policies generally in proportion to the present value of estimated gross margins. Non-participating traditional life insurance deferred policy acquisition costs are being amortized over the premium-paying period of the related policies in proportion to the ratio of annual premium revenues to total anticipated premium revenues using assumptions consistent with those used in computing policy benefit reserves. For universal life insurance and annuity products, deferred policy acquisition costs are being amortized generally in proportion to the present value of estimated gross margins from surrender charges and investment, mortality, and expense margins. The amortization for participating traditional life, universal life, and annuity products is adjusted retrospectively when current or estimated future gross profits or margins on the underlying policies vary from previous estimates. Deferred policy acquisition costs are adjusted for the impact on estimated gross profits of net unrealized gains and losses on securities.

  RECOGNITION OF REVENUES


    Premiums for traditional life insurance products (including those products with fixed and guaranteed premiums and benefits and which consist principally of whole life insurance policies and certain annuities with life contingencies) are recognized as revenues when due. For limited payment life insurance policies, premiums are recorded as income when due with any excess profit deferred and recognized over the useful life of the contracts. Amounts received as payments for universal life insurance policies and for annuity products (including deferred annuities and annuities without life contingencies) are not recorded as premium revenue. Revenues for such contracts consist of policy charges for the cost of insurance, policy administration charges, and surrender charges assessed against policyowner account balances during the period. All insurance-related revenue is reported net of reinsurance ceded.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  FUTURE POLICY BENEFITS


    The liability for future policy benefits for traditional life insurance is computed using a net level method, utilizing the guaranteed interest and mortality rates used in calculating cash surrender values as described in the contracts. Reserve interest assumptions range from 2.00 percent to 7.25 percent. The weighted average assumed interest rate for all traditional life policy reserves was 4.20 percent in 1995, 4.10 percent in 1994, and 4.00 percent in 1993. Policy benefit claims are charged to expense in the period that the claims are incurred. All insurance-related benefits, losses, and expenses are reported net of reinsurance ceded.


    Future policy benefit reserves for universal life insurance and annuity products are computed under a retrospective deposit method and represent policy account balances before applicable surrender charges. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policy account balances. The weighted average interest crediting rate for universal life products was 6.67 percent in 1995, 6.44 percent in 1994, and 6.59 percent in 1993. The weighted average interest crediting rate for annuity products was 6.16 percent in 1995, 6.41 percent in 1994, and 6.95 percent in 1993.

  PARTICIPATING POLICIES

    Participating policies entitle the policyowners to receive dividends based on actual interest, mortality, morbidity, and expense experience for the related policies. These dividends are distributed to the policyowners through an annual dividend using current dividend scales which are approved by the board of directors. Nearly 100 percent of traditional life policies are currently paying dividends and traditional life policies represent 68 percent of the Company's individual life policies in force.

  PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost and is depreciated principally under the straight-line method.

  GUARANTY FUND ASSESSMENTS

    The Company is subject to insurance guaranty laws in the states in which it writes business. These laws provide for assessments against insurance companies for the benefit of policyowners and claimants in the event of insolvency of other life insurance companies. As of December 31, 1995, the Company has accrued for the gross amount of guaranty fund assessments for known insolvencies net of estimated recoveries of premium tax offsets.

  BENEFIT PLAN COSTS

    The Company recognizes pension costs for its defined benefit plans in accordance with SFAS 87, "Employers' Accounting for Pensions." Pension costs are funded according to regulations provided under the Internal Revenue Code.

  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    Under SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," the cost of postretirement benefits must be recognized on an accrual basis as employees perform services to earn the benefits. The Company adopted SFAS 106 as of January 1, 1993. Prior to 1993, the cost of retiree health care and life insurance benefits was recognized as an expense when paid.

  INCOME TAXES


    The Company and its subsidiaries, with the exception of American Vanguard Life, file a consolidated federal income tax return with the Non-Life Insurance Subsidiaries. The separate return method is used

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) to compute the Company's provision for federal income taxes. Deferred income tax assets and liabilities are determined based on differences among the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws.

  PENDING ACCOUNTING STANDARDS

    In March 1995, the Financial Accounting Standards Board issued SFAS 121 "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of." This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and an impairment loss must be recognized.

    SFAS 121 is effective for the Company commencing January 1, 1996. The Company believes that the adoption of this statement in 1996 will have an immaterial impact on its results of operations, financial condition, and liquidity.

  BUSINESS RISKS

    The Company operates in a business environment which is subject to various risks and uncertainties. Such risks and uncertainties include interest rate risk, legal and regulatory changes, and default risk.

    Interest rate risk is the potential for interest rates to change, which can cause fluctuations in the value of investments. To the extent that fluctuations in interest rates cause the duration of assets and liabilities to differ, the Company may have to sell assets prior to their maturity and realize losses. Interest rate exposure for the investment portfolio is managed through asset/liability management techniques which attempt to match the duration of the assets with the estimated duration of the liabilities. The Company also utilizes derivative investment contracts to manage interest rate risk.


    The potential also exists for changes in the legal or regulatory environment in which the Company operates, which can create additional costs and expenses not anticipated by the Company in pricing its products. In other words, regulatory initiatives or new legal theories may create costs for the Company beyond those recorded in the financial statements. The Company mitigates this risk by operating in a geographically diverse area, which reduces its exposure to any single jurisdiction, closely monitoring the regulatory environment to anticipate changes, and by using underwriting practices which identify and minimize the potential adverse impact of this risk.


    Default risk is the risk that issuers of securities owned by the Company may default or that other parties, including reinsurers, may not be able to pay amounts due the Company. The Company minimizes this risk by adhering to a conservative investment strategy, maintaining sound reinsurance and credit and collection policies, and providing allowances or reserves for any amounts deemed uncollectible.

(2)  INVESTMENTS
    On December 31, 1993, the Company adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," which expands the use of fair value accounting for those securities that a company does not have positive intent and ability to hold to maturity. Implementation of SFAS 115 increased policyowners' equity by $45.8 million, which reflected the unrealized appreciation of fixed maturity securities available for sale, net of related deferred policy acquisition costs and deferred taxes.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(2)  INVESTMENTS (CONTINUED)
    The Company's investments are classified as available-for-sale securities and are summarized as follows:

                                                         GROSS        GROSS
                                         AMORTIZED    UNREALIZED   UNREALIZED
                                           COST          GAINS       LOSSES      FAIR VALUE
                                       -------------  -----------  -----------  -------------
                                                           (IN THOUSANDS)
Available-for-sale securities at
 December 31, 1995:
  Fixed maturity securities:
    Corporate bonds..................  $   1,977,567  $   160,486  $     6,208  $   2,131,845
    U.S. government bonds............         65,513        1,652      --              67,165
    Foreign government bonds.........         20,149        2,267      --              22,416
    Mortgage-backed bonds............        886,470       33,837        1,323        918,984
    State and municipal bonds........          1,550          136      --               1,686
                                       -------------  -----------  -----------  -------------
                                       $   2,951,249  $   198,378  $     7,531  $   3,142,096
                                       -------------  -----------  -----------  -------------
                                       -------------  -----------  -----------  -------------
  Equity securities..................  $      52,869  $    57,380  $       574  $     109,675
                                       -------------  -----------  -----------  -------------
                                       -------------  -----------  -----------  -------------
  Short-term investments.............  $      39,276  $        77  $   --       $      39,353
                                       -------------  -----------  -----------  -------------
                                       -------------  -----------  -----------  -------------


                                                         GROSS        GROSS
                                         AMORTIZED    UNREALIZED   UNREALIZED
                                           COST          GAINS       LOSSES      FAIR VALUE
                                       -------------  -----------  -----------  -------------
                                                           (IN THOUSANDS)
Available-for-sale securities at
 December 31, 1994:
  Fixed maturity securities:
    Corporate bonds..................  $   1,754,413  $    19,003  $    73,277  $   1,700,139
    U.S. government bonds............         47,682           44          390         47,336
    Foreign government bonds.........         12,147           80          226         12,001
    Mortgage-backed bonds............        847,390        4,945       47,272        805,063
    State and municipal bonds........          2,353           10          134          2,229
                                       -------------  -----------  -----------  -------------
                                       $   2,663,985  $    24,082  $   121,299  $   2,566,768
                                       -------------  -----------  -----------  -------------
                                       -------------  -----------  -----------  -------------
  Equity securities..................  $     112,992  $    70,578  $     4,800  $     178,770
                                       -------------  -----------  -----------  -------------
                                       -------------  -----------  -----------  -------------
  Short-term investments.............  $       8,529  $   --       $   --       $       8,529
                                       -------------  -----------  -----------  -------------
                                       -------------  -----------  -----------  -------------

    The amortized cost and estimated fair value of investments in fixed maturity securities at December 31, 1995, are summarized by stated maturity as follows:

                                                                       AVAILABLE-FOR-SALE
                                                                  ----------------------------
                                                                    AMORTIZED
                                                                      COST        FAIR VALUE
                                                                  -------------  -------------
                                                                         (IN THOUSANDS)
Maturity:
  Due in 1996...................................................  $      36,689  $      36,955
  Due in 1997 - 2001............................................        408,834        432,572
  Due in 2002 - 2006............................................      1,149,125      1,235,078
  Due after 2006................................................        470,131        518,507
Mortgage-backed securities......................................        886,470        918,984
                                                                  -------------  -------------
                                                                  $   2,951,249  $   3,142,096
                                                                  -------------  -------------
                                                                  -------------  -------------

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(2)  INVESTMENTS (CONTINUED)
    The foregoing data is based on the stated maturities of the securities. Actual maturities will differ for some securities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


    The ratings of the Company's fixed maturity securities at December 31, 1995, using Standard & Poor's rating service, are summarized as follows (in thousands):


Treasuries and AAA.............................................  $  983,804
AA.............................................................      51,439
A..............................................................     597,502
BBB............................................................   1,313,014
BB.............................................................     167,366
Less than BB...................................................      28,971
                                                                 ----------
                                                                 $3,142,096
                                                                 ----------
                                                                 ----------

    The Company's investment in non-income producing fixed maturity securities and real estate was $9.7 million as of December 31, 1995.

    Major categories of investment income are summarized as follows:

                                                            1995         1994         1993
                                                         -----------  -----------  -----------
                                                                    (IN THOUSANDS)
Fixed maturity securities..............................  $   231,208  $   206,346  $   201,203
Equity securities......................................        6,311        7,821        5,834
Mortgage loans on real estate..........................       33,738       55,181       57,031
Real estate............................................        9,729        9,907        6,708
Policy loans...........................................       14,043       12,745       12,572
Other..................................................        5,211        2,329          722
                                                         -----------  -----------  -----------
    Gross investment income............................      300,240      294,329      284,070
Investment expenses....................................       14,996       18,638       14,216
                                                         -----------  -----------  -----------
    Net investment income..............................  $   285,244  $   275,691  $   269,854
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

    Investment expenses include depreciation on real estate of $2.9 million, $2.0 million and $2.0 million in 1995, 1994, and 1993, respectively.

    Realized gains and losses on investments and provisions for losses are summarized as follows:

                                                              1995        1994       1993
                                                            ---------  ----------  ---------
                                                                     (IN THOUSANDS)
Securities available-for-sale:
  Fixed maturity securities:
    Gross realized gains..................................  $  18,652  $   10,879  $  18,679
    Gross realized losses.................................     (9,240)    (36,423)    (6,809)
  Equity securities:
    Gross realized gains..................................     45,419      14,746     10,095
    Gross realized losses.................................     (3,634)     (5,181)    (2,887)
Other investments.........................................        812      (2,744)      (642)
Net provision for losses--mortgage loans on real estate...       (622)     (1,207)    (2,976)
                                                            ---------  ----------  ---------
                                                            $  51,387  $  (19,930) $  15,460
                                                            ---------  ----------  ---------
                                                            ---------  ----------  ---------

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(2)  INVESTMENTS (CONTINUED)
    The unrealized appreciation (depreciation) on invested assets available for sale is reported as a separate component of policyowners' equity, reduced by adjustments to deferred acquisition costs and a provision for deferred income taxes.

    A summary of the components of the net unrealized appreciation (depreciation) on invested assets carried at fair value (in thousands) is as follows:

                                                                     DECEMBER 31,
                                                         ------------------------------------
                                                            1995         1994        1993
                                                         -----------  ----------  -----------
Unrealized appreciation (depreciation):
  Fixed maturity securities............................  $   190,847  $  (97,217) $   153,744
  Equity securities....................................       56,806      65,778       87,247
  Short-term investments...............................           77      --          --
Other investments......................................        6,335      (2,277)         211
Deferred policy acquisition costs......................      (88,039)     56,102      (81,492)
Deferred income taxes..................................      (57,312)     (7,066)     (55,129)
                                                         -----------  ----------  -----------
                                                         $   108,714  $   15,320  $   104,581
                                                         -----------  ----------  -----------
                                                         -----------  ----------  -----------

    The change in unrealized appreciation (depreciation) on fixed maturity securities was $288 million, ($251) million, and $154 million in 1995, 1994 and 1993, respectively; the corresponding amounts for equity securities were ($9) million, ($21) million, and $11 million.

    At December 31, 1995 and 1994, investments in fixed maturity securities with a carrying amount of $2.4 million and $2.3 million, respectively, were on deposit with state insurance departments to satisfy regulatory requirements.

    No investment in any person or its affiliates exceeded 10 percent of policyowners' equity at December 31, 1995.

(3)  MORTGAGE LOANS ON REAL ESTATE
    Mortgage loans on real estate consist almost entirely of commercial mortgage loan investments, substantially all of which are made on a full recourse basis and consist primarily of fixed-rate first mortgages on completed properties. The following table sets forth additions, reductions from payments, and other charges and foreclosures related to the mortgage loan portfolio (in thousands):

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1995          1994
                                                                    ------------  ------------
Commercial loans:
Beginning balance.................................................  $    504,034  $    723,602
Additions.........................................................        39,933        75,275
Payments and miscellaneous charges................................      (146,496)     (280,871)
Foreclosed properties.............................................       (18,057)      (13,972)
                                                                    ------------  ------------
Ending balance....................................................       379,414       504,034
Residential and other mortgage loans..............................         4,250         9,178
Valuation allowance...............................................       (30,067)      (65,549)
                                                                    ------------  ------------
    Total mortgage loans..........................................  $    353,597  $    447,663
                                                                    ------------  ------------
                                                                    ------------  ------------

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(3)  MORTGAGE LOANS ON REAL ESTATE (CONTINUED)
    The Company manages its credit risk associated with these loans by diversifying its mortgage portfolio by property type and geographic location and by seeking favorable loan to value ratios on secured properties. The portfolio credit risk for mortgage loans was concentrated in the following geographic regions (dollar amounts in thousands):

                                                                    DECEMBER 31,
                                                 --------------------------------------------------
                                                           1995                      1994
                                                 ------------------------  ------------------------
                                                   NUMBER       AMOUNT       NUMBER       AMOUNT
                                                 -----------  -----------  -----------  -----------
Commercial:
  California...................................          31   $    69,946          42   $    90,482
  Florida......................................           6        21,964           9        28,677
  Iowa.........................................          56        95,837          66       108,944
  Kansas.......................................          14        29,249          16        39,643
  Texas........................................           9        28,053          14        59,233
  Washington...................................           8        15,172          10        28,949
  Other........................................          88       119,193         109       148,106
Residential....................................          95         4,250         196         9,178
Valuation allowance............................      --           (30,067)     --           (65,549)
                                                        ---   -----------         ---   -----------
                                                        307   $   353,597         462   $   447,663
                                                        ---   -----------         ---   -----------
                                                        ---   -----------         ---   -----------

    At December 31, 1995, the Company's investment in mortgage loans included $77.4 million in loans that are considered to be impaired, for which the related allowance for credit losses is $16.9 million. The average recorded investment in impaired loans during the year ended December 31, 1995, was $86.9 million. For the year ended December 31, 1995, the Company recorded $6.9 million in interest income on those impaired loans.

    No mortgage loan on any one individual property exceeds $14 million at December 31, 1995.

    Provisions for losses are summarized as follows :

                                                               YEARS ENDED DECEMBER 31,
                                                           ---------------------------------
                                                              1995        1994       1993
                                                           ----------  ----------  ---------
                                                                    (IN THOUSANDS)
Balance at beginning of year.............................  $   65,549  $   80,220  $  81,040
                                                           ----------  ----------  ---------
Provisions for losses - mortgage loans...................         622       1,207      2,976
Provision on mortgages sold/transferred to real estate...     (36,104)    (15,878)    (3,796)
                                                           ----------  ----------  ---------
  Net decrease for year..................................     (35,482)    (14,671)      (820)
                                                           ----------  ----------  ---------
Balance at end of year...................................  $   30,067  $   65,549  $  80,220
                                                           ----------  ----------  ---------
                                                           ----------  ----------  ---------

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(4)  DEFERRED POLICY ACQUISITION COSTS
    A summary of the policy acquisition costs deferred and amortized are as follows (in thousands):

                                                               YEARS ENDED DECEMBER 31,
                                                        --------------------------------------
                                                            1995         1994         1993
                                                        ------------  -----------  -----------
Balance at beginning of year..........................  $    404,361  $   255,085  $   335,318
Policy acquisition costs deferred.....................        57,730       54,438       48,700
Policy acquisition costs amortized....................       (50,239)     (42,756)     (47,441)
Change in unrealized (gain) loss on available-for-sale
 securities...........................................      (144,141)     137,594      (81,492)
                                                        ------------  -----------  -----------
Balance at end of year................................  $    267,711  $   404,361  $   255,085
                                                        ------------  -----------  -----------
                                                        ------------  -----------  -----------

    The components of the deferred policy acquisition costs are as follows (in thousands):

                                                               YEARS ENDED DECEMBER 31,
                                                         -------------------------------------
                                                            1995         1994         1993
                                                         -----------  -----------  -----------
Universal life insurance and annuity products..........  $   144,262  $   224,078  $   151,038
Participating traditional life insurance...............      103,250      160,780       86,132
Non-participating traditional life insurance...........       20,199       19,503       17,915
                                                         -----------  -----------  -----------
                                                         $   267,711  $   404,361  $   255,085
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

    Commissions represent over 85 percent of policy acquisition costs deferred.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(5)  DEBT
    Debt at December 31, 1995 and 1994, consists of the following (in thousands):


                                                                                     1995       1994
                                                                                   ---------  ---------
Short-term:
  Line of credit with Federal Home Loan Bank - interest is paid at a rate of
   5.70% at December 31,1995.The agreement provides for maximum borrowings of
   $50,000,000. The Company has assigned all Federal Home Loan Bank stock and has
   assigned other securities as collateral on the line of credit.................  $  --      $   3,665
Long-term:
  The Iowa Housing Finance Authority variable rate (5.35% at December 31,1995)
   demand Multi-Family Housing Bond Series 1985-A................................      8,813      8,948
  Federal Home Loan Bank community investment long-term advances with a weighted average interest rate of 6.54% at December 31, 1995 maturing at various dates
   through July 2010.............................................................     11,765     --
  The Housing and Redevelopment Authority of the City of St. Paul, Minnesota,
   demand rental housing development revenue bonds Series 1985-A were repaid in
   1995..........................................................................     --          3,884
  Class A certificate holders of 1988-1 REMIC with a weighted average interest
   rate of 9.00% at December 31, 1995............................................     15,883     21,268
Other............................................................................     --            192
                                                                                   ---------  ---------
                                                                                   $  36,461  $  37,957
                                                                                   ---------  ---------
                                                                                   ---------  ---------


    Maturities of long-term debt are as follows for each of the five years ending December 31:

                                                                                (IN THOUSANDS)
Year ending December 31:
1996..........................................................................    $   16,136
1997..........................................................................         8,911
1998..........................................................................           202
1999..........................................................................           216
2000..........................................................................           232
Thereafter....................................................................        10,764
                                                                                --------------
                                                                                  $   36,461
                                                                                --------------
                                                                                --------------

    At December 31, 1995, the carrying value of the securities assigned to the Federal Home Loan Bank as collateral on the line of credit and long-term advances totaled $27 million. The bonds are collateralized by certain mortgage loans held by the Company with a carrying value of $12 million at December 31, 1995.


    Interest paid totaled $0.6 million, $1.7 million and $0.3 million in 1995, 1994, and 1993, respectively.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(6)  FEDERAL INCOME TAXES
    Comprehensive federal income tax expense is summarized as follows:

                                                                         1995       1994       1993
                                                                       ---------  ---------  ---------
                                                                               (IN THOUSANDS)
Income tax expense on:
  Operations.........................................................  $  41,202  $  19,464  $  21,352
  Unrealized holding gains (losses) on available-for-sale
   securities........................................................     50,246     48,063    (28,975)
  Accounting change for postretirement benefits......................     --         --         (1,731)
                                                                       ---------  ---------  ---------
                                                                       $  91,448  $  67,527  $  (9,354)
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

    The effective income tax rate on pre-tax income before cumulative effect of changes in accounting principles is higher than the prevailing corporate federal income tax rate and is summarized as follows:

                                                                            1995         1994         1993
                                                                         -----------  -----------  -----------
Corporate federal income tax rate......................................      35.00%       35.00%       35.00%
Differential earnings amount...........................................      --           36.68        --
Tax-exempt investment income...........................................       (.24)       (1.66)        (.59)
Cumulative effect of tax rate change...................................      --           --            1.57
Merger expenses........................................................        .48         2.29        --
Other items, net.......................................................       2.03         2.18         2.30
                                                                             -----        -----        -----
    Effective tax rate.................................................      37.27%       74.49%       38.28%
                                                                             -----        -----        -----
                                                                             -----        -----        -----

    The differential earnings amount is an equity add-on tax which mutual life insurance companies are required to pay. The amount is determined annually and is calculated by comparing the earnings rate of mutual life insurance companies and certain stock life insurance companies. In certain years, such as 1993 and 1995, the calculations have resulted in negative adjustments with no additional tax amount to be paid.

    The Company's federal income tax expense (benefit) is summarized as follows:

                                                                        1995       1994        1993
                                                                      ---------  ---------  ----------
                                                                               (IN THOUSANDS)
Current.............................................................  $  44,307  $  16,862  $   31,386
Deferred............................................................     (3,105)     2,602     (10,034)
                                                                      ---------  ---------  ----------
    Total federal income tax expense................................  $  41,202  $  19,464  $   21,352
                                                                      ---------  ---------  ----------
                                                                      ---------  ---------  ----------

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(6)  FEDERAL INCOME TAXES (CONTINUED)
    The significant components of net deferred income tax assets and liabilities are summarized as follows:

                                                                                  1995          1994
                                                                              ------------  ------------
                                                                                    (IN THOUSANDS)
Deferred income tax assets:
  Policy reserves and policyholder funds....................................  $    106,813  $    101,509
  Policy acquisition costs capitalized for tax..............................        26,588        21,208
  Net unrealized depreciation on available-for-sale securities..............       --             11,801
  Deferred policy acquisition costs related to unrealized appreciation......        30,813       --
  Deferred compensation.....................................................        10,134         7,109
  Other.....................................................................        23,344        31,422
                                                                              ------------  ------------
    Total gross deferred income tax assets..................................       197,692       173,049
Deferred income tax liabilities:
  Deferred policy acquisition costs.........................................      (124,513)     (121,891)
  Net unrealized appreciation on available-for-sale securities..............       (88,922)      --
  Deferred policy acquisition costs related to unrealized depreciation......       --            (19,636)
  Reinsurance receivable....................................................       (23,403)      (22,838)
  Other.....................................................................        (9,477)      (10,166)
                                                                              ------------  ------------
    Total gross deferred tax liability......................................      (246,315)     (174,531)
                                                                              ------------  ------------
    Net deferred income tax liability.......................................  $    (48,623) $     (1,482)
                                                                              ------------  ------------
                                                                              ------------  ------------

    The Company is required to establish a "valuation allowance" for any portion of the deferred tax asset that management believes will not be realized. In the opinion of management, it is more likely than not that it will realize the benefit of the net deferred tax asset, and, therefore, no such valuation allowance has been established.

    Federal income tax returns for the Company for years through 1987 are closed to further assessment of taxes. Examinations of federal income tax returns for 1988 and 1989 have been made by the Internal Revenue Service. The Internal Revenue Service is examining federal income tax returns of the Company for 1990 through 1992. Management believes adequate provisions have been made for any additional taxes which may become due with respect to open years.

    Income taxes paid by the Company totaled $51.9 million, $14.6 million, and $45.2 million in 1995, 1994, and 1993, respectively.

(7)  DEFINED BENEFIT PENSION PLANS

    The Company has defined benefit pension plans which cover substantially all of the Company's employees, as well as employees of certain companies directly or indirectly owned by the Company.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(7)  DEFINED BENEFIT PENSION PLANS (CONTINUED)
The plans provide for benefits based upon years of service and the employee's compensation. Information for the Company's portion of the plans' funded status is not available. The following information presents the plans' funded status and pension cost, based upon measurement dates of December 31, 1995 and 1994 (prior to revaluation for curtailment of the plans):

                                                                          1995        1994
                                                                       ----------  ----------
                                                                           (IN THOUSANDS)
Actuarial present value of accumulated benefit obligation, including vested benefits of $45,505 and $37,331 in 1995 and 1994,
 respectively........................................................  $  (45,505) $  (38,750)
                                                                       ----------  ----------
                                                                       ----------  ----------
Projected benefit obligation for service rendered to date-- includes effect of increase in compensation levels...........................  $  (45,505) $  (45,697)
Plans' assets at fair value, primarily consisting of mutual funds and
 certificates of deposit.............................................      52,592      47,017
                                                                       ----------  ----------
Plans' assets in excess of projected benefit obligations.............       7,087       1,320
Unrecognized (gain) loss from actual experience difference from
 assumed and effects of changes in assumptions.......................      (2,745)        376
Unrecognized prior service cost......................................      --          (1,473)
Net unrecognized obligation at January 1, 1988 and 1987, being
 amortized over 15 years.............................................      --              54
                                                                       ----------  ----------
Prepaid pension cost.................................................  $    4,342  $      277
                                                                       ----------  ----------
                                                                       ----------  ----------

                                                                1995       1994       1993
                                                              ---------  ---------  ---------
                                                                      (IN THOUSANDS)
Service cost--benefits earned during year...................  $   1,768  $   2,325  $   2,058
Interest cost on projected benefit obligation...............      3,609      3,282      3,155
Actual return on plan assets................................     (3,729)    (3,632)    (3,769)
Net amortization and deferral...............................       (114)       (37)       391
Special termination benefits due to early retirement........     --          1,597        993
                                                              ---------  ---------  ---------
    Defined benefit pension cost............................  $   1,534  $   3,535  $   2,828
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------
Company's portion of net pension cost.......................  $     696  $   2,578  $   1,267
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------

    The weighted average discount rate was 7.25 percent, 8.00 percent, and 7.45 percent in 1995, 1994, and 1993, respectively. The rate of increase in future compensation levels was 5.50 percent, 5.00 percent, and 6.9 percent in 1995, 1994, and 1993, respectively. The expected long-term rate of return on assets was 8.00 percent, 7.50 percent, and 7.60 percent in 1995, 1994, and 1993, respectively.

    During 1993, the Company offered an early retirement plan to qualifying employees based on age and years of service. The Company's portion of the loss recognized for the years ending December 31, 1994 and 1993, from the curtailment and special termination benefits for the plan was approximately $1.6 million and $.4 million, respectively.

    The Company has frozen the defined benefit pension plans effective December 31, 1995, and has recognized their portion of a curtailment gain amounting to $6.2 million, or $3.1 million after federal excise taxes, as other revenues. Effective January 1, 1996, the defined benefit pension plans have been replaced by a defined contribution savings and retirement plan which also replaces the Company's defined contribution pension plans.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(7)  DEFINED BENEFIT PENSION PLANS (CONTINUED)
  DEFINED CONTRIBUTION PENSION PLANS

    The Company has three defined contribution 401(k) plans which cover substantially all employees. The Company's total contribution under the plans amounted to $.4 million, $.6 million, and $.7 million for the years ended December 31, 1995, 1994, and 1993, respectively. Effective January 1, 1996, the defined contribution 401(k) plans together with the defined benefit pension plans have been replaced by a single defined contribution savings and retirement plan.

  NONQUALIFIED PENSION PLAN

    The Company also has a nonqualified pension plan covering substantially all of its career and general agents. Accumulated benefits of the plan are unfunded and have been included in other liabilities at December 31, 1995 and 1994, amounting to $13.6 million and $10.9 million, respectively.

  POSTRETIREMENT PLANS


    The Company has postretirement benefit plans to provide certain eligible participants and dependents with certain medical, dental, and life insurance benefits. As discussed in note 1, the Company adopted SFAS 106 as of January 1, 1993, based on a separate actuarial valuation report. The Company's transition obligation as of January 1, 1993, amounted to $3.2 million, net of income tax benefits of $1.7 million, and was recorded as a cumulative effect adjustment to income. The Company's plan for medical and life insurance benefits is combined with that of the subsidiaries of AMHC. Information for the Company's individual funded status for 1995 and 1994 is not available. The following information is presented on a combined plan basis accompanied by the Company's portion of the net periodic postretirement benefit expense and sets forth the combined postretirement benefit plans' funded status at December 31, 1995 and 1994:


                                                                             1995       1994
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Accumulated postretirement benefit obligation:
  Fully eligible active plan participants................................  $     491  $     425
  Other active plan participants.........................................      1,716      1,724
  Retirees...............................................................      6,121      5,481
                                                                           ---------  ---------
Accumulated postretirement benefit obligation............................      8,328      7,630
Unrecognized prior service cost..........................................        (27)    --
Unrecognized (loss) gain.................................................       (167)       124
                                                                           ---------  ---------
Accrued postretirement benefit cost......................................  $   8,134  $   7,754
                                                                           ---------  ---------
                                                                           ---------  ---------

    Net periodic postretirement benefit expense for 1995, 1994, and 1993 included the following components:

                                                                       1995       1994       1993
                                                                     ---------  ---------  ---------
                                                                             (IN THOUSANDS)
Service cost.......................................................  $     248  $     268  $     153
Interest cost......................................................        586        521        373
Net amortization and deferral......................................          5         19     --
Curtailment and special termination benefits.......................     --         --            613
                                                                     ---------  ---------  ---------
    Net periodic postretirement benefit expense....................  $     839  $     808  $   1,139
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------
Company's portion of net periodic postretirement benefit expense...  $     639  $     426  $     727
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(7)  DEFINED BENEFIT PENSION PLANS (CONTINUED)
    The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) for the medical and dental plan is approximately 9.00 percent, 9.50 percent, and 10.00 percent for 1995, 1994, and 1993, respectively, and is assumed to decrease gradually to 5.50 percent over nine years and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for the medical plan as of December 31, 1995 and 1994, by 7.70 percent and 4.50 percent, respectively, and the aggregate of the service and interest cost components of net periodic postretirement benefit expense for 1995, 1994, and 1993 by $.06 million, $.02 million, and $.03 million, respectively, on a combined basis. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.25 percent,
8.00 percent, and 7.57 percent as of December 31, 1995, 1994, and 1993, respectively.

(8)  RELATED PARTY TRANSACTIONS

    The Company has financed approximately $7.4 million at December 31, 1995, of indebtedness of a subsidiary of Lartnec, receiving interest in the amount of $.8 million in both 1995 and 1994. The Company pledged bonds and securities with a carrying value of $107 million at December 31, 1995, as collateral for affiliates' indebtedness, including the collateral pledged for the credit arrangements discussed in note 5.



    The following summarizes transactions of the Company with Lartnec and its subsidiaries in 1995, 1994, and 1993:



                                                               1995       1994       1993
                                                             ---------  ---------  ---------
                                                                     (IN THOUSANDS)
Capital contributions......................................  $  41,157  $   4,959  $     310
Management, administrative, data processing, and other
 services fees charged to certain subsidiaries of
 Lartnec...................................................      9,164      8,162      7,500
Investments in bonds and accrued interest in Lartnec and
 subsidiaries as of December 31............................     12,868     17,242     20,813
Investments in mortgage loans from joint ventures in which
 a subsidiary of Lartnec has a partnership interest at
 December 31...............................................     16,275     30,775     40,500
Payable to a subsidiary of Lartnec for purchase of
 commercial mortgage loans at December 31..................      6,520     --         --
Transfer of partnership interests in certain joint ventures
 to a subsidiary of Lartnec................................      1,697     --         --
Real estate management fees charged by a subsidiary of
 Lartnec...................................................      2,555      1,301      1,811


 (9) REINSURANCE

    At December 31, 1995, the Company's maximum retention limit for acceptance of risk on life insurance was $1 million. The retention limit for certain policies issued prior to July 1, 1985, was $125,000 and for certain policies issued after June 30, 1985, and before December 1, 1994, was $250,000. There are reinsurance agreements with various companies whereby insurance in excess of these retention limits are reinsured. Insurance in-force ceded to nonaffiliated companies under risk sharing arrangements at December 31, 1995, 1994, and 1993, totaled approximately $2,916 million, $3,265 million, and $3,247 million, respectively.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

 (9) REINSURANCE (CONTINUED)
    Total life premiums ceded amounted to $14.2 million, $13.7 million, and $15.3 million in 1995, 1994, and 1993, respectively. Total life premiums assumed amounted to $4.9 million, $7.9 million, and $8.5 million, respectively.

    To the extent that reinsuring companies are unable to meet obligations under these agreements, the Company remains liable. To limit the possibility of such losses, the Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk.

(10) COMMITMENTS AND CONTINGENCIES

    Lartnec had various credit lines and arrangements totaling $94 million at December 31, 1995. Approximately $92 million was outstanding under these agreements at December 31, 1995, which are collateralized by Company investments of approximately $107 million.



    The Company guarantees the payment of 60 percent of a pool of mortgage loans and the related interest, previously sold to an unrelated party. The outstanding balance of such mortgage loans subject to this repayment guarantee at December 31, 1995, was approximately $13 million.


    The Company is party to financial instruments in the normal course of business to meet the financing needs of its customers having risk exposure not reflected in the balance sheet. These financial instruments include commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to customers. Commitments generally have fixed expiration dates and may require payment of a fee. Since many commitments expire without being drawn upon, the total amount of commitments does not necessarily represent future cash requirements. At December 31, 1995, outstanding commitments to extend credit totaled approximately $6 million.


    AmerUs Life is a defendant in a class action lawsuit which was brought on August 31, 1995 in the District Court for Travis County, Texas. The complaint, which seeks unspecified damages, was filed by former policyowners on behalf of themselves and all similarly situated persons who purchased individual life insurance policies which were underwritten and sold by AmerUs Life within Texas and which were based upon uniform sales presentations and policy illustrations from and after 1980 using a "vanishing premium" concept. AmerUs Life has denied the allegations contained in such complaint, including the existence of a legitimate class. The litigation is in the discovery stage and a hearing on certification of the class currently is scheduled to occur in December, 1996. The litigation is being vigorously defended by AmerUs Life. The parties are engaged in court-ordered mediation with respect to this action.



    A class action lawsuit also was filed in June 1996 in the United States District Court for the Northern District of California. The complaint alleges that AmerUs Life improperly passed an increase in its corporate income taxes (known as the deferred acquisition cost, or DAC, tax) through to policyowners in breach of the terms of its life (other than traditional whole life) and annuity policies. The plaintiff, an insured under a universal life policy issued by Central Life, seeks unspecified damages and injunctive relief on behalf of himself and all policyowners of AmerUs Life with universal life, term and "blended" life insurance policies and annuities. AmerUs Life has denied the allegations contained in such complaint, including the existence of a legitimate class. The litigation is in the early discovery stage and a hearing on certification of the class has not yet been scheduled. The litigation is being vigorously defended by AmerUs Life.


    In the ordinary course of business, the Company and subsidiaries are also engaged in certain other litigation, none of which management believes is material.

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(11) POLICYOWNERS' EQUITY

    Generally, the policyowners' surplus of the Company's insurance subsidiaries available for distribution to the Company are limited to the amounts that the insurance subsidiaries' net assets, as determined in accordance with statutory accounting practices, exceed minimum statutory capital requirements; however, payments of such amounts as dividends may be subject to approval by regulatory authorities. In 1996, the Company's insurance subsidiaries could distribute approximately $40 million in the form of dividends to the Company without prior approval of such regulatory authorities. However, as a result of the spin off, the Company will not be able to pay additional dividends in the 12-month period following the Distribution of the Non-Life Insurance Subisidiaries without the prior approval of the Iowa Commissioner.



    The Company made additional contributions to the Non-Life Insurance Subisidiaries amounting to $41.0 million, $5.0 million, and $0.3 million in 1995, 1994, and 1993, respectively, which have been considered dividends to AMHC as a result of the Distribution.


(12) STATUTORY ACCOUNTING PRACTICES
    The Company's statutory net income was $49.3 million, $20.8 million and $28.2 million for 1995, 1994, and 1993, respectively.

    The Company's statutory surplus and capital was $155.1 million and $183.6 million at December 31, 1995 and 1994, respectively.


    The pro forma unaudited statutory surplus and capital as of September 30, 1996, after the Reorganization and assuming the consummation of the Distribution and the Capital Contribution, is as follows (in millions):



                                                                                   (UNAUDITED)
                                                                                  -------------
Statutory surplus and capital at September 30, 1996.............................    $     289
Distribution....................................................................          (79)
Capital Contribution............................................................         (127)
Capital contribution to AmerUs Life.............................................          175
                                                                                        -----
Pro forma statutory surplus and capital at September 30, 1996...................    $     258
                                                                                        -----
                                                                                        -----


    The Company's insurance subsidiaries are domiciled in Iowa and prepare their statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the Iowa Department of Commerce (Iowa Department). Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. The NAIC currently is in the process of codifying statutory accounting practices, the result of which is expected to constitute the only source of prescribed statutory accounting practices. Accordingly, that project, which is expected to be completed in 1997, will likely change, to some extent, prescribed statutory accounting practices and may result in changes to the accounting practices that insurance enterprises use to prepare their statutory financial statements.

    The Company does not utilize any permitted practices in the preparation of its statutory-basis financial statements which would have a material impact on statutory surplus.


    The Iowa Department imposes minimum risk-based capital requirements on insurance enterprises that were developed by the National Association of Insurance Commissioners (NAIC). The formulas for determining the amount of risk-based capital (RBC) specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(12) STATUTORY ACCOUNTING PRACTICES (CONTINUED) compliance is determined by a ratio (the Ratio) of the enterprise's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level, RBC, as defined by the NAIC. Enterprises below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action.

    Each of the Company's insurance subsidiaries has a Ratio that is at least 400 percent of the minimum RBC requirements; accordingly, the Company's subsidiaries meet the RBC requirements.

(13) FINANCIAL INSTRUMENTS
    The Company utilizes a variety of off-balance-sheet financial instruments as part of its efforts to hedge and manage fluctuations in the market value of its portfolio of available-for-sale securities, attributable to changes in general interest rate levels, and to manage duration mismatch of assets and liabilities. Those instruments include interest rate exchange agreements (swaps and caps) and involve elements of credit and market risks in excess of the amounts recognized in the accompanying financial statements at a given point in time. The contract or notional amounts of those instruments reflect the extent of involvement in the various types of financial instruments.

    The Company's exposure to credit risk is the risk of loss from a counterparty failing to perform according to the terms of the contract. That exposure includes settlement risk (i.e., the risk that the counterparty defaults after the Company has delivered funds or securities under terms of the contract) that would result in an accounting loss and replacement cost risk (i.e., the cost to replace the contract at current market rates should the counterparty default prior to settlement date). To limit exposure associated with counterparty nonperformance on interest rate exchange agreements, the Company enters into master netting agreements with its counterparties.

    The credit risk on all financial instruments, whether on or off the balance sheet, is controlled through an on-going credit review, approval, and monitoring process. The Company determines, on an individual counterparty basis, the need for collateral or other security to support financial instruments with credit risk and establishes individual and aggregate counterparty exposure limits.

    At December 31, 1995, the Company's outstanding derivative positions shown in notional or contract amounts, along with their carrying value and estimated fair values, are summarized as follows:

                                                                      NOTIONAL    CARRYING     FAIR
                                                                       AMOUNT       VALUE      VALUE
                                                                     -----------  ---------  ---------
                                                                              (IN THOUSANDS)
Interest rate caps.................................................  $   450,000  $   4,112  $   4,110
Received fixed.....................................................      150,000     11,887     11,887
Pay fixed..........................................................      150,000     (3,392)    (3,392)
                                                                     -----------  ---------  ---------
                                                                     $   750,000  $  12,607  $  12,605
                                                                     -----------  ---------  ---------
                                                                     -----------  ---------  ---------

    There were no material derivative positions at December 31, 1994.

  INTEREST RATE EXCHANGE AGREEMENTS

    The Company enters into interest rate exchange agreements to reduce and manage interest rate risk associated with individual assets and liabilities and its overall aggregate portfolio. The interest rate swap agreements, which expire in 1999, generally involve the exchange of fixed and floating rate interest payments, without an exchange of the underlying principal. The interest rate cap agreements, which expire between 1996 and 2000, involve the payment of a maximum fixed interest rate when an indexed rate exceeds that fixed rate. The amounts to be received or paid pursuant to those agreements are accrued and recognized in the accompanying consolidated statements of income through an adjustment to investment income over the life of the agreements. The net effect on income from amortization

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(13) FINANCIAL INSTRUMENTS (CONTINUED)
and interest paid or received was an increase of $1.5 million for 1995. There were no material effects in 1994 and 1993. Gains or losses realized on closed or terminated agreements accounted for as hedges are deferred and amortized to investment income on a constant yield basis over the shorter of the life of the agreements or the expected remaining life of the underlying assets or liabilities. There were no net deferred gains on interest rate exchange agreements as of December 31, 1995, 1994, and 1993.

    The following table shows unrealized gains and losses on derivative positions.

                                                                    DECEMBER 31, 1995
                                                  -----------------------------------------------------
                                                     TOTAL                                    NET
                                                   NOTIONAL    UNREALIZED   UNREALIZED     UNREALIZED
                                                     VALUE        GAINS       LOSSES     GAINS (LOSSES)
                                                  -----------  -----------  -----------  --------------
                                                                     (IN THOUSANDS)
Received fixed..................................  $   150,000   $  11,887    $  --         $   11,887
Pay fixed.......................................      150,000      --            3,392         (3,392)
Interest rate caps..............................      450,000         183        2,518         (2,335)
                                                  -----------  -----------  -----------  --------------
                                                  $   750,000   $  12,070    $   5,910     $    6,160
                                                  -----------  -----------  -----------  --------------
                                                  -----------  -----------  -----------  --------------

    The Company is exposed to credit loss in the event of nonperformance by counterparties on interest rate cap and interest rate swap agreements. The Company does not anticipate nonperformance by any of these counterparties. The credit risk associated with such agreements is minimized by purchasing such agreements from financial institutions with long-standing, superior performance records. The amount of such exposure is essentially their replacement cost, which is approximated by the unrealized gains in such contracts.

    The Company has no current exposure to the counterparty when a contract contains an unrealized loss.

    MATURITY SCHEDULE BY YEAR FOR DERIVATIVE PRODUCTS


                                              1996       1997       1998        1999         2000
                                            ---------  ---------  ---------  -----------  -----------
Receive fixed swaps:
  Notional amount (in thousands)..........                                   $   150,000
Weighted average:
  Receive rate............................       7.86%      7.86%      7.86%        7.86%
  Pay rate (A)............................       5.45%      5.06%      5.59%        5.89%
Pay fixed swaps:
  Notional amount (in thousands)..........                                   $   150,000
Weighted average:
  Receive rate (A)........................       5.51%      5.06%      5.61%        5.89%
  Pay rate................................       6.23%      6.23%      6.23%        6.23%
Total weighted average rates on swaps:
  Receive rate............................       6.68%      6.46%      6.73%        6.87%
  Pay rate................................       5.84%      5.64%      5.91%        6.06%
Interest rate caps
  Notional amount (in thousands)..........  $  25,000  $  25,000  $  25,000  $   150,000  $   300,000
Total notional value of swaps and caps (in
 thousands)...............................  $  25,000  $  25,000  $  25,000  $   450,000  $   300,000

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(13) FINANCIAL INSTRUMENTS (CONTINUED)
--------------

(A) The weighted average floating rates were derived from the forward rates implied in the forward United States Treasury yield curve. The actual variable rates in the agreements are based on the three month LIBOR.


(14) FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS 107, "Disclosures about Fair Values of Financial Instruments," requires disclosure of fair value information about financial instruments, whether recognized or not recognized in a company's balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of the amount and timing of future cash flows. SFAS 107 excludes certain insurance liabilities and other non-financial instruments from its disclosure requirements. The fair value amounts presented herein do not include an amount for the value associated with customer or agent relationships, the expected interest margin (interest earnings over interest credited) to be earned in the future on investment-type products, or other intangible items. Accordingly, the aggregate fair value amounts presented herein do not necessarily represent the underlying value of the Company; likewise, care should be exercised in deriving conclusions about the Company's business or financial condition based on the fair value information presented herein.


    The Company closely monitors the level of its insurance liabilities, the level of interest rates credited to its interest sensitive products, and the assumed interest margin provided for within the pricing structure of its other products. Those amounts are taken into consideration in the Company's overall management of interest rate risk that attempts to minimize exposure to changing interest rates through the matching of investment maturities with amounts expected to be due under insurance contracts. As such, the Company believes that it has reduced the volatility inherent in its fair value adjusted policyowners' equity, although such volatility will not be reduced completely. The Company has used discount rates in the determination of fair values for its liabilities that are consistent with market yields for related assets. The use of the asset market yield is consistent with management's opinion that the risks inherent in the Company's asset and liability portfolios are similar, and the fact that fair values for both assets and liabilities generally will react in much the same manner during periods of interest rate changes. However, that assumption might not result in fair values that are consistent with values obtained through an actuarial appraisal of the Company's business or values that might arise in a negotiated transaction.

    The presentation on the following page reflects fair values for those instruments specifically covered by SFAS 107, along with fair value amounts for those traditional insurance liabilities for which disclosure is permitted but not required; the fair values for all other assets and liabilities have been reported at their carrying amounts.

VALUATION METHODS AND ASSUMPTIONS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

    Cash, short-term investments, policy loans, accrued investment income: the carrying amounts for these instruments approximate their fair values.

    Fixed maturities and equity securities: fair values for bonds are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using values obtained from independent pricing services or, in the case of private placements, are

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(14) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments. The fair values for preferred and common stocks are based on quoted market prices.


    Mortgage loans on real estate: for all performing fixed interest rate loans, the estimated net cash flows to maturity were discounted to derive an estimated market value. The discount rate used was based on the individual loan's remaining weighted average life and a basis point spread based on the market conditions for the type of loan and credit quality. These spreads were over the December 31, 1995, United States treasury yield curve. Performing variable rate commercial loans and residential loans were valued at the current outstanding balance. Loans which have been restructured, are in foreclosure, are significantly delinquent, or are to affiliates were valued primarily at the lower of the estimated net cash flows to maturity discounted at a market rate of interest or the current outstanding principal balance.


    Hedging instruments: fair values for derivative securities are based on pricing models or formulas using current assumptions and are classified as other assets or other liabilities.

    Policy reserves: fair values of the Company's liabilities under contracts not involving significant mortality or morbidity risks (principally, annuities) are stated at the cost the Company would incur to extinguish the liability; i.e., the cash surrender value.

    Long-term debt: fair values for long-term debt are estimated using discounted cash flow analysis based on the Company's current incremental borrowing rate for similar types of borrowing arrangements.

    The carrying amounts of other financial assets, dividends payable to policyowners, and policy reserves including significant mortality or morbidity risks approximate their fair values.

    The estimated fair values of the Company's significant financial instruments at December 31, 1995 and 1994, are as follows:

                                                         1995                          1994
                                             ----------------------------  ----------------------------
                                               CARRYING       ESTIMATED      CARRYING       ESTIMATED
                                                AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                                             -------------  -------------  -------------  -------------
                                                                   (IN THOUSANDS)
Financial assets:
  Securities available-for-sale:
    Fixed maturity.........................  $   3,142,096  $   3,142,096  $   2,566,768  $   2,566,768
                                             -------------  -------------  -------------  -------------
                                             -------------  -------------  -------------  -------------
    Equity securities......................  $     109,675  $     109,675  $     178,770  $     178,770
                                             -------------  -------------  -------------  -------------
                                             -------------  -------------  -------------  -------------
    Short-term investments.................  $      39,353  $      39,353  $       8,529  $       8,529
                                             -------------  -------------  -------------  -------------
                                             -------------  -------------  -------------  -------------
  Mortgage loans on real estate............  $     353,597  $     369,706  $     447,663  $     431,812
                                             -------------  -------------  -------------  -------------
                                             -------------  -------------  -------------  -------------
  Interest rate caps.......................  $       6,445  $       4,110  $       3,648  $       3,626
                                             -------------  -------------  -------------  -------------
                                             -------------  -------------  -------------  -------------
Financial liabilities--policy reserves for
 annuities.................................  $   1,524,801  $   1,493,847  $   1,575,131  $   1,543,129
                                             -------------  -------------  -------------  -------------
                                             -------------  -------------  -------------  -------------
Long-term debt.............................  $      36,461  $      36,461  $      34,292  $      34,292
                                             -------------  -------------  -------------  -------------
                                             -------------  -------------  -------------  -------------
Unrecognized financial instruments--
 interest rate swaps:
    Net receivable position................  $    --        $      11,887  $    --        $    --
                                             -------------  -------------  -------------  -------------
                                             -------------  -------------  -------------  -------------
    Net payable position...................  $    --        $      (3,392) $    --        $      (1,819)
                                             -------------  -------------  -------------  -------------
                                             -------------  -------------  -------------  -------------

                           AMERUS LIFE HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(15) UNAUDITED PRO FORMA ADJUSTMENT FOR THE CAPITAL CONTRIBUTION

    The Company plans to make the Capital Contribution of certain assets and liabilities having a net book value of $79.0 million prior to the Subscription Offering as follows (dollars in thousands):



                                                                   PRO FORMA       PRO FORMA      SEPTEMBER 30,
                                                                  AS ADJUSTED    ADJUSTMENT FOR        1996
                                                                    FOR THE       THE CAPITAL    ----------------
                                                                    CAPITAL       CONTRIBUTION
                                                                  CONTRIBUTION   --------------    (UNAUDITED)
                                                                 --------------   (UNAUDITED)
                                                                  (UNAUDITED)
Fixed maturity securities......................................   $  2,294,031    $     (3,540)   $    2,297,571
                                                                 --------------  --------------  ----------------
                                                                 --------------  --------------  ----------------
Equity securities..............................................   $     73,897    $       (678)   $       74,575
                                                                 --------------  --------------  ----------------
                                                                 --------------  --------------  ----------------
Mortgage loans on real estate..................................   $    250,484    $     (9,749)   $      260,233
                                                                 --------------  --------------  ----------------
                                                                 --------------  --------------  ----------------
Real estate....................................................   $      5,875    $    (34,137)   $       40,012
                                                                 --------------  --------------  ----------------
                                                                 --------------  --------------  ----------------
Property, Plant and Equipment..................................   $      4,600    $     (8,724)   $       13,324
                                                                 --------------  --------------  ----------------
                                                                 --------------  --------------  ----------------
Checks drawn in excess of bank balances........................   $     39,283    $    (30,972)   $        8,311
                                                                 --------------  --------------  ----------------
                                                                 --------------  --------------  ----------------
Long-term debt.................................................   $     36,255    $      8,800    $       45,055
                                                                 --------------  --------------  ----------------
                                                                 --------------  --------------  ----------------
Policyowners' surplus..........................................   $    413,926    $     79,000    $      492,926
                                                                 --------------  --------------  ----------------
                                                                 --------------  --------------  ----------------



    Earnings per share have been computed on a pro forma basis by giving retroactive effect to the issuance of 14.5 million shares of Class A common stock and 5 million shares of Class B common stock as if all such shares had been issued at the beginning of the respective periods and by giving retroactive effect to the Capital Contribution, which has the effect of reducing net income by $0.1 million and $0.3 million for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO ITS DATE.
                                ----------------

                               TABLE OF CONTENTS


                                                        PAGE
                                                        -----
Available Information..............................           2
Prospectus Summary.................................           4
Risk Factors.......................................          15
The Company........................................          20
The Reorganization and Distribution of the Non-Life
 Insurance Subsidiaries............................          20
The Subscription Offering..........................          25
The Public Offering................................          28
The Preferred Offering.............................          28
Use of Proceeds....................................          29
Market for Common Stock............................          29
Dividend Policy....................................          30
Capitalization.....................................          31
Selected Consolidated Financial and Operating
 Data..............................................          32
Unaudited Pro Forma Condensed Consolidated
 Financial Statements..............................          35
Management's Discussion and Analysis of Results of
 Operations and Financial Condition................          43
Business...........................................          60
Supervision and Regulation.........................          83
Management.........................................          86
Management Compensation............................          89
Certain Transactions and Relationships.............          97
Ownership of Common Stock..........................         103
Description of the Capital Stock...................         104
Certain Provisions of the Articles of Incorporation
 and Bylaws of the Company.........................         107
Shares Eligible for Future Sale....................         109
Plan of Distribution...............................         110
Legal Matters......................................         111
Experts............................................         111
Glossary of Certain Insurance and Other Defined
 Terms.............................................         112
Index to Financial Statements......................         F-1


                                 --------------

    THROUGH AND INCLUDING              , 1996 (THE 25TH DAY AFTER THE DATE OF
THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                5,000,000 SHARES


                           AMERUS LIFE HOLDINGS, INC.

                              CLASS A COMMON STOCK
                                 (NO PAR VALUE)

                             ---------------------

                                   PROSPECTUS

                             ---------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


    The expenses payable by the Company in connection with the sale of the Class A Common Stock offered hereby are set forth below. All such amounts (other than the SEC registration fee, the NASD filing fee and Nasdaq National Market fee) are estimated. Amounts shown reflect one-half of the total offering expenses of $2,075,000. The Selling Shareholder has agreed to pay for one-half of the total offering expenses.



                                                                                    AMOUNT
                                                                                 -------------
SEC registration fee...........................................................  $      19,828
NASD filing fee................................................................          6,000
Nasdaq National Market entry fee...............................................         25,000
Printing and engraving expenses................................................        187,500
Legal fees and expenses........................................................        212,500
Accounting fees and expenses...................................................        125,000
Blue Sky fees and expenses (including legal fees and expenses).................          7,500
Iowa Insurance Commissioner Financial Advisor..................................        425,000
Subscription Agent fees and expenses...........................................         12,500
Miscellaneous..................................................................         16,672
                                                                                 -------------
  Total........................................................................  $   1,037,500
                                                                                 -------------
                                                                                 -------------



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    Sections 851 and 856 of the Iowa Business Corporation Act ("IBCA") provide that a corporation has the power to indemnify its directors and officers against liabilities and expenses incurred by reason of such person serving in the capacity of director or officer, if such person has acted in good faith and in a manner reasonably believed by the individual to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe the individual's conduct was unlawful. The foregoing indemnity provisions notwithstanding, in the case of actions brought by or in the right of the corporation, no indemnification shall be made to such director or officer with respect to any matter as to which such individual has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines that indemnification is proper under the circumstances.

    The Company's Articles of Incorporation provide that the Company shall indemnify its directors to the fullest extent possible under the IBCA. The Company's Bylaws extend the same indemnity to its officers. The Articles of Incorporation provide that no director shall be liable to the Company or its shareholders for monetary damages for breach of the individual's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction in which the director derived an improper personal benefit, or (iv) under the IBCA provisions relating to improper distributions.

    The Company maintains a directors' and officers' liability insurance policy to insure against losses arising from claims made against its directors and officers, subject to the limitations and conditions as set forth in the policies. In adition, the Company has entered into indemnification agreements with its directors and certain of its executive officers providing for the indemnification of such persons as permitted by the Company's Articles of Incorporation and Iowa law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.


    On August 1, 1996, the Company issued 10,000 shares of Class A Common Stock
to AmerUs Group. Subsequently, on November    , 1996, the Company issued
        shares of Class A

Common Stock and 5,000,000 shares of Class B Common Stock to AmerUs Group. See "The Reorganization and Distribution of the Non-Life Insurance Subsidiaries." The issuance of the foregoing was made in reliance upon exemptions from the registration provisions of the Securities Act set forth in Section 3(a)(11) and
Section 4(2) thereof (including the rules and regulations promulgated thereunder) relative to, respectively, intrastate sales by an issuer and sales not involving a public offering. No underwriters were involved in the initial issuance of shares described in this paragraph.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS:


EXHIBIT NO.   DESCRIPTION
------------  -----------------------------------------------------------------------------------------------------
      1.1     Form of Subscription Agency Agreement
      1.2     Subscription Agency Agreement, dated November, 1996, among the Company, AmerUs Group Co. and The
               Chicago Corporation
      2.1     Plan of Reorganization dated October 27, 1995
      3.1     Articles of Incorporation of the Company
      3.2     Bylaws of the Company
      3.3     Proposed Amended and Restated Articles of Incorporation of the Company
      3.4     Amended and Restated Articles of Incorporation of the Company (as adopted November 1, 1996)
      4.1     Form of Certificate for shares of Class A Common Stock
      5.1     Opinion of James A. Smallenberger, Esq.
     10.1     Form of Intercompany Agreement dated as of November 1, 1996, among American Mutual Holding Company,
               AmerUs Group Co. and the Company
     10.2     Joint Venture Agreement, dated as of March 8, 1996, between American Mutual Insurance Company and
               Ameritas Life Insurance Corp., and First Amendment thereto dated as of April 1, 1996 between
               American Mutual Insurance Company and Ameritas Life Insurance Corp.
     10.3     Management and Administrative Service Agreement, dated as of April 1, 1996, among American Mutual
               Life Insurance Company, Ameritas Variable Life Insurance Company and Ameritas Life Insurance Corp.
     10.4     Agreement and Plan of Merger, dated as of August 24, 1994, among Central Life Assurance Company and
               American Mutual Life Insurance Company
     10.5     Line of Credit Application and Approval, dated February 28, 1996 and April 22, 1996, respectively, between American Mutual Life Insurance Company and Federal Home Loan Bank of Des Moines
     10.6     All*AmerUs Supplemental Executive Retirement Plan, effective January 1, 1996
     10.7     American Mutual Life Insurance Company Supplemental Pension Plan (which was curtailed as of December
               31, 1995)
     10.8 P   Central Life Assurance Company Supplemental Pension Plan (which was curtailed as of December 31,
               1995)
     10.9 P   Management Incentive Plan
     10.10P   AmerUs Life Insurance Company Performance Share Plan
     10.11    AmerUs Life Stock Incentive Plan
     10.12    Employment Agreement, dated February 1, 1995, between American Mutual Life Insurance Company and Sam
               C. Kalainov
     10.13    AmerUs Life Non-Employee Director Stock Plan

EXHIBIT NO.   DESCRIPTION
------------  -----------------------------------------------------------------------------------------------------
     10.14    Modification of Real Estate Contract, dated as of July 1, 1996, between AmerUs Life Insurance Company and AmerUs Properties, Inc.
     10.15    Asset Management and Disposition Agreement, dated January 3, 1995, between American Mutual Life
               Insurance Company and Central Properties, Inc. (now AmerUs Properties, Inc.)
     10.16    Management Contract, dated January 1, 1993, between Central Life Assurance Company and Central
               Properties, Inc. (now AmerUs Properties, Inc.)
     10.17    Management Contract, dated November 1, 1994, between American Mutual Life Insurance Company and CPI
               Resource Group (now AmerUs Group Co.)
     10.18    Management Contract, dated January 1, 1993, between Central Life Assurance Company and Central
               Properties, Inc. (now AmerUs Properties, Inc. )
     10.19    Management Contract, dated January 1, 1995, between American Mutual Life Insurance Company and
               Central Properties, Inc. (now AmerUs Properties, Inc.)
     10.20    Management Contract, dated July 1, 1994, between Central Life Assurance Company and CPI Resource
               Group (now AmerUs Group Co.)
     10.21P   Management Contract, dated February 1, 1994, between Central Life Assurance Company and Central
               Properties, Inc. (now AmerUs Properties, Inc.)
     10.22    Management Contract, dated May 1, 1994, between Central Life Assurance Company and Central
               Properties, Inc. (now AmerUs Properties, Inc. )
     10.23    Management Contract, dated February 1, 1994, between Central Life Assurance Company and Central
               Properties, Inc. (now AmerUs Properties, Inc. )
     10.24    Management Contract, dated January 4, 1994, between Central Life Assurance Company and CPI Resource
               Group (now AmerUs Group Co.)
     10.25    Management Contract, dated November 1, 1994, between American Mutual Life Insurance Company and CPI
               Resource Group (now AmerUs Group Co.)
     10.26    Lease - Business Property, dated December 1, 1995, between American Mutual Life Insurance Company and
               AmerUs Leasing
     10.27    Lease - Business Property, dated January 1, 1996, between American Mutual Life Insurance Company and
               AmerUs Bank
     10.28    Lease - Business Property, dated January 1, 1996, between American Mutual Life Insurance Company and
               AmerUs Bank
     10.29    Lease - Business Property, dated January 1, 1996, between American Mutual Life Insurance Company and
               AmerUs Bank
     10.30    Lease - Business Property, dated January 1, 1996, between American Mutual Life Insurance Company and
               AmerUs Group
     10.31    Lease - Business Property, dated January 1, 1996, between American Mutual Life Insurance Company and
               AmerUs Group
     10.32P   Assumption and Amendment of Lease Agreement, dated as of November 27, 1993 among Central Life
               Assurance Company, Midland Savings Bank FSB (now AmerUs Bank) and Midland Financial Mortgages, Inc.
               (now AmerUs Mortgage, Inc.)
     10.33    Form of Indemnification Agreement executed with directors and certain officers
     10.34P   Amended and Restated Agreement and Certificate of Limited Partnership of CPI Housing Partners I,
               L.P., dated as of September 1, 1995, among AmerUs Properties, Inc., American Mutual Life Insurance
               Company and American Mutual Affordable Housing Partners, L.P.

EXHIBIT NO.   DESCRIPTION
------------  -----------------------------------------------------------------------------------------------------
     10.35    Amended and Restated Agreement of Limited Partnership of American Mutual Affordable Housing Partners,
               L.P., dated as of September 1, 1995, among GrA Partners Joint Venture, AmerUs Properties, Inc.,
               American Mutual Life Insurance Company, NCC Polar Company and NCC Orion Company
     10.36P   Amended and Restated Agreement and Certificate of Limited Partnership of 65th & Vista, L.P., dated as of September 1, 1995, among AmerUs Properties, Inc., American Mutual Life Insurance Company and
               American Mutual Affordable Housing Partners, L.P.
     10.37P   Amended and Restated Agreement and Certificate of Limited Partnership of 60th & Vista, L.P., dated as of September 1, 1995, among I.R.F.B. Joint Venture, American Mutual Life Insurance Company and
               American Mutual Affordable Housing Partners, L.P.
     10.38P   Certificate of Limited Partnership and Limited Partnership Agreement of CPI Housing Partners II,
               L.P., dated March 27, 1995, between Central Properties, Inc. (now AmerUs Properties, Inc.) and
               American Mutual Life Insurance Company
     10.39P   Amended and Restated Agreement and Certificate of Limited Partnership of API Housing Partners III,
               L.P., dated as of March 1, 1996, among AmerUs Properties, Inc., American Mutual Life Insurance
               Company, American Mutual Affordable Housing Partners II, L.P. and AmerUs Management, Inc.
     10.40P   Certificate of Limited Partnership and Limited Partnership Agreement of API Housing Partners IV,
               L.P., dated as of June 1995, between AmerUs Properties, Inc. and American Mutual Life Insurance
               Company
     10.41P   Amended and Restated Agreement and Certificate of Limited Partnership of API Housing Partners V,
               L.P., dated as of March 1, 1996, among AmerUs Properties, Inc., American Mutual Life Insurance
               Company, American Mutual Affordable Housing Partners II, L.P. and AmerUs Management, Inc.
     10.42P   Amended and Restated Agreement and Certificate of Limited Partnership of API-Chimney Ridge Partners,
               L.P., dated as of March 1, 1996, among AmerUs Properties, Inc., American Mutual Life Insurance
               Company, American Mutual Affordable Housing Partners II, L.P. and AmerUs Management, Inc.
     10.43    Certificate of Limited Partnership and Limited Partnership Agreement of API Housing Partners VI,
               L.P., dated as of October 10, 1995, between AmerUs Properties, Inc. and American Mutual Life
               Insurance Company
     10.44P   Certificate of Limited Partnership and Limited Partnership Agreement of 86th & Meredith Associates,
               L.P., dated as of February 14, 1995, between Central Properties, Inc. (now AmerUs Properties, Inc.)
               and American Mutual Life Insurance Company
     10.45    Certificate of Limited Partnership and Limited Partnership Agreement of Altoona Meadows Investors,
               L.P., dated as of February 22, 1995, between KPI Investments, Inc. and Dennis Galeazzi
     10.46    First Amendment to the Certificate of Limited Partnership and Limited Partnership Agreement of
               Altoona Meadows Investors, L.P., dated as of September 28, 1995, between KPI Investments, Inc. and
               American Mutual Life Insurance Company
     10.47    Loan Servicing Agreement, dated August 1, 1990, between Central Life Assurance Company and Midland
               Financial Mortgages, Inc. (now AmerUs Mortgage), filed as Exhibit 10.30 to Central Resource Group,
               Inc.'s Registration Statement on Form S-1, Registration No. 33-48359, filed on June 4, 1992
     10.48    Construction Loan Servicing Agreement, dated November 20, 1995, between American Mutual Life
               Insurance Company and AmerUs Properties, Inc.

EXHIBIT NO.   DESCRIPTION
------------  -----------------------------------------------------------------------------------------------------
     10.49P   Servicing Agreement, dated March 1996, between American Mutual Life Insurance Company and AmerUs
               Properties, Inc.
     10.50    Loan Servicing Agreement, dated September 1, 1994, between Central Life Assurance Company and Midland
               Savings Bank, FSB (now AmerUs Bank)
     10.51    Miscellaneous Services Agreement, dated as of January 1, 1996, among American Mutual Life Insurance
               Company, AmerUs Group Co., AmerUs Bank, AmerUs Mortgage, Inc., Iowa Realty Company, Inc., Midland
               Homes, Inc., Iowa Title Company, AmerUs Insurance, Inc., and AmerUs Finance Inc.
     10.52    Amendment to Service Agreement, dated as of May 1, 1996, between American Mutual Life Insurance
               Company and AmerUs Bank
     10.53    Data Processing Service Agreement, dated November 1, 1989, between Central Life Assurance Company and
               Midland Financial Savings and Loan Association (now AmerUs Bank), filed as Exhibit 10.29 to Central
               Resource Group, Inc.'s Registration Statement on Form S-1, Registration No. 33-48359, filed on June
               4, 1992
     10.54    First Amendment to Data Processing Service Agreement, dated as of September 30, 1990, between Central
               Life Assurance Company and Midland Savings Bank FSB (now AmerUs Bank)
     10.55    Second Amendment to Data Processing Service Agreement, dated as of May 1, 1991, between Central Life
               Assurance Company and Midland Savings Bank FSB (now AmerUs Bank)
     10.56    Third Amendment to Data Processing Service Agreement, dated as of October 1, 1991, between Central
               Life Assurance Company and Midland Savings Bank, FSB (now AmerUs Bank)
     10.57    Fourth Amendment to Data Processing Service Agreement, dated as of January 2, 1992, between Central
               Life Assurance Company and Midland Savings Bank, FSB (now AmerUs Bank)
     10.58    Fifth Amendment to Data Processing Service Agreement, dated as of July 1, 1993, between Central Life
               Assurance Company and Midland Savings Bank FSB (now AmerUs Bank)
     10.59    Sixth Amendment to Data Processing Service Agreement, dated as of September 1, 1995, between American
               Mutual Insurance Company and AmerUs Bank
     10.60    Seventh Amendment to Data Processing Service Agreement, dated as of January 1, 1996, between American
               Mutual Life Insurance Company and AmerUs Bank
     10.61P   Data Processing Support Services Agreement, dated as of July 1, 1993, between Central Life Assurance
               Company and Midland Savings Bank, FSB (now AmerUs Bank)
     10.62    Miscellaneous Services Agreement, dated as of February 5, 1992, between Central Life Assurance
               Company and Midland Savings Bank FSB (now AmerUs Bank)
     10.63    Investment Management Agreement, dated as of August 15, 1992, between Central Life Assurance Company and Midland Savings Bank FSB (now AmerUs Bank)
     10.64    Disbursement Services Agreement, dated as of April 15, 1995, between American Mutual Life Insurance
               Company and Midland Savings Bank FSB (now AmerUs Bank)
     10.65    Purchase Agreement, dated as of June 28, 1996, between AmerUs Life Insurance Company and AmerUs Bank
     10.66    Brokerage Contract dated January 1, 1995, among American Mutual Life Insurance Company and Midland
               Investment Services, Inc. (now AmerUs Investments, Inc.)

EXHIBIT NO.   DESCRIPTION
------------  -----------------------------------------------------------------------------------------------------
     10.67    Servicing Agreement, dated March 1, 1992, between Central Life Assurance Company and Midland
               Investment Services, Inc. (now AmerUs Investments, Inc.)
     10.68    Tax Allocation Agreement dated as of November 4, 1996
     10.69P   Amended and Restated Articles of Limited Partnership of T.L.B. Limited Partnership, undated, among F.
               Barry Tapp, Lartnec Investment Co., Michael H. Taylor, Michael Longley and Michael A. Hammond, along with a Memorandum of Understanding Regarding Assignments of Partnership Interests dated December 21,
               1988 and three corresponding Assignments of Partnership Interest dated December 6, 1988 wherein
               Central Life Assurance Company is Assignee, and an Assignment of Partnership Interest of T.L.B.
               Limited Partnership dated December 29, 1995, between Lartnec Investment Co. and AmerUs Properties,
               Inc.
     10.70    Assignment of Partnership Interest of T.L.B. Limited Partnership, dated December 28, 1994, between
               Lartnec Investment Co. and Central Properties, Inc. (now AmerUs Properties, Inc.) and Assignment of
               Limited Partnership Interest of T.L.B. Limited Partnership, dated December 30, 1995, between
               American Mutual Life Insurance Company and AmerUs Properties, Inc.
     10.71P   Limited Partnership Agreement of South 19th Limited Partnership, dated December 30, 1985, among
               Lartnec Investment Co., F. Barry Tapp and Michael H. Taylor, along with a Memorandum of
               Understanding Regarding Assignments of Partnership Interests dated December 21, 1988 and three corresponding Assignments of Partnership Interest dated December 6, 1988 wherein Central Life
               Assurance Company is Assignee, and an Assignment of Partnership Interest of South 19th Limited
               Partnership dated December 29, 1995, between Lartnec Investment Co. and AmerUs Properties, Inc.
     10.72    Assignment of Partnership Interest of South 19th Limited Partnership, dated December 28, 1994, between Lartnec Investment Co. and Central Properties, Inc. (now AmerUs Properties, Inc.) and
               Assignment of Partnership Interest of South 19th Limited Partnership, dated December 30, 1995, between American Mutual Life Insurance Company and AmerUs Properties, Inc.
     10.73P   Limited Partnership Agreement of Theater Project Limited Partnership dated March 15, 1985, among Tapp
               Management, Inc., Tapp Development Co., Ltd., Michael Longley, Michael A. Hammond and Gary L. Wood
               along with an Amendment to Certificate of Limited Partnership, dated August 22, 1986, and an
               Assignment of Limited Partnership Interest, dated November 15, 1992, between F. Barry Tapp and Tapp
               Development Co., Ltd., and an Amended Certificate of Limited Partnership dated December 24, 1992
     10.74    Assignment of Limited Partnership Interest of Theater Project Limited Partnership, dated December 30,
               1995, between American Mutual Life Insurance Company and AmerUs Properties, Inc.
     10.75P   Certificate of Limited Partnership and Limited Partnership Agreement of Lagos Vista Limited
               Partnership, dated August 10, 1994, between Central Properties, Inc. (now AmerUs Properties, Inc.)
               and Central Life Assurance Company
     10.76P   Joint Venture Agreement, dated July 30, 1980, between F. Barry Tapp and Lartnec Investment Co., along with an Assignment by F. Barry Tapp of Interest in Tapp & LICO Properties, dated December 24, 1981, between F. Barry Tapp and Tapp Development Co., Ltd., an Assignment of Partnership Interest, dated
               December 6, 1988, between Tapp Development Co., Ltd. and Central Life Assurance Company and an
               Assignment of Joint Venture Interest of Tapp and LICO Properties, dated December 29, 1995, between
               Lartnec Investment Co. and AmerUs Properties, Inc.

EXHIBIT NO.   DESCRIPTION
------------  -----------------------------------------------------------------------------------------------------
     10.77    Assignment of Joint Venture Interest of Tapp and LICO Properties, dated December 28, 1994, between
               Lartnec Investment Co. and Central Properties, Inc. (now AmerUs Properties, Inc.) and Assignment of
               Joint Venture Interest of Tapp and LICO Properties, dated December 30, 1995, between American Mutual
               Life Insurance Company and AmerUs Properties, Inc.
     10.78P   Joint Venture Agreement, dated December 30, 1980, between MBT, Ltd. and Lartnec Investment Co., along with an Assignment by F. Barry Tapp of Interest in MBT, Ltd., dated December 24, 1981, between F.
               Barry Tapp and Tapp Development Co., Ltd., an Assignment by Michael H. Taylor of Interest in MBT,
               Ltd., dated December 23, 1981, between Michael H. Taylor and Tapp Development Co., Ltd., an
               Assignment of Limited Partnership Interest, dated December 6, 1988, between Tapp Development Co.,
               Ltd. and Central Life Assurance Company, and an Assignment of Joint Venture Interest of Round Rock
               Outlet, Ltd., dated December 29, 1995, between Lartnec Investment Co. and AmerUs Properties, Inc.
     10.79    Assignment of Joint Venture Interest of Round Rock Outlet, Ltd., dated December 28, 1994, between
               Lartnec Investment Co. and Central Properties, Inc. (now AmerUs Properties, Inc.) and Assignment of
               Joint Venture Interest of Round Rock Outlet, Ltd., dated December 30, 1995, between American Mutual
               Life Insurance Company and AmerUs Properties, Inc.
    *10.80    Revolving Credit and Term Loan Agreement, dated November 1996, between the Company and Chase
               Manhattan Bank, Note issued by the Company and Borrower's Pledge Agreement
     11.1     Computation of Pro Forma Earnings Per Share
     21.1     List of Subsidiaries
     23.1     Consent of KPMG Peat Marwick LLP
     23.2     Consent of James A. Smallenberger (to be included in Exhibit 5.1)
     23.3     Consent of Tillinghast, a Towers Perrin Company
     24.1     Powers of Attorney
     27.1     Financial Data Schedule
     99.1     Form of Subscription Order Form for Subscription Policyowners in the Subscription Offering
     99.2     Form of Question and Answer Supplement to be delivered to Subscription Policyowners in the
               Subscription Offering
     99.3     Opinion of Tillinghast, a Towers Perrin Company, dated October 26, 1995, regarding the establishment and operation of the Closed Block


--------------

*   To be filed by amendment.



    (b)FINANCIAL STATEMENT SCHEDULES:


       Report of Independent Auditors on Schedules
       Schedule I -- Summary of Investments (Other than Investments in Related Parties)
       Schedule III -- Supplementary Insurance Information
       Schedule IV -- Reinsurance
       Schedule V -- Valuation and Qualifying Accounts

    All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    In the event the Public Offering is completed, the undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Des Moines, Iowa on November 7, 1996.


                                          AMERUS LIFE HOLDINGS, INC.

                                          By:         /s/ ROGER K. BROOKS

                                          --------------------------------------
                                              Roger K. Brooks
                                              CHAIRMAN, PRESIDENT AND CHIEF
                                              EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed on November 7, 1996 by the following persons in the capacities indicated.


                      SIGNATURE                                                 TITLE(S)
------------------------------------------------------  ---------------------------------------------------------

                 /s/ ROGER K. BROOKS
     -------------------------------------------        Chairman, President and Chief Executive Officer
                   Roger K. Brooks                       (principal executive officer) and Director

                /s/ MICHAEL E. SPROULE
     -------------------------------------------        Executive Vice President and Chief Financial Officer
                  Michael E. Sproule                     (principal financial officer)

                /s/ MICHAEL G. FRAIZER
     -------------------------------------------        Senior Vice President and Controller/Treasurer (principal
                  Michael G. Fraizer                     accounting officer)

                                     *
     -------------------------------------------        Director
                    John R. Albers

                                     *
     -------------------------------------------        Director
                   Malcolm Candlish

                      SIGNATURE                                                 TITLE(S)
------------------------------------------------------  ---------------------------------------------------------

                                     *
     -------------------------------------------        Director
                       D T Doan

                                     *
     -------------------------------------------        Director
                  Thomas F. Gaffney

                                     *
     -------------------------------------------        Director
                   Sam C. Kalainov

                                     *
     -------------------------------------------        Director
                 John W. Norris, Jr.

     -------------------------------------------        Director
                    Jack C. Pester

                                     *
     -------------------------------------------        Director
                     John A. Wing

        * By:      /s/ JAMES A. SMALLENBERGER
        -------------------------------------------
                  James A. Smallenberger
                    (ATTORNEY IN FACT)

                           AMERUS LIFE HOLDINGS, INC.
              INDEX TO CONSOLIDATED FINANCIAL STATEMENT SCHEDULES


SCHEDULE                                                                                                      PAGE
---------                                                                                                   ---------

Report of Independent Auditors on Schedules

    I      Summary of Investments -- Other than Investments in Related Parties............................      II-13

   III     Supplementary Insurance Information............................................................      II-14

   IV      Reinsurance....................................................................................      II-15

    V      Valuation and Qualifying Accounts..............................................................      II-16


All other schedules are omitted for the reason that they are not required, are not applicable or that the equivalent information has been included in the consolidated financial statements, and notes thereto, or elsewhere herein.

WHEN THE TRANSACTION REFERRED TO IN NOTE 1 OF NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS HAS BEEN CONSUMMATED, WE WILL BE ABLE TO RENDER THE FOLLOWING REPORT.

                                          KPMG PEAT MARWICK LLP

                  REPORT OF INDEPENDENT AUDITORS ON SCHEDULES

The Board of Directors
AmerUs Life Holdings, Inc.:


Under date of July 1, 1996, except as to note 1 which is as of November , 1996 we reported on the consolidated balance sheets of AmerUs Life Holdings, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, policyowners' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which are included in the prospectus.


As reported in note 1 to the consolidated financial statements, the Company implemented the provisions of the Statement of Financial Accounting Standards
(SFAS) No. 120, "Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts," and in 1993 the Company implemented the provisions of SFAS 106, "Employers Accounting for Postretirement Benefits Other Than Pensions," and SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." Also, as discussed in note 1 to the consolidated financial statements, the Company has restated its consolidated financial statements to reflect the spin-off of a wholly owned subsidiary, which resulted in a change in the subsidiaries comprising the consolidated financial statements.

In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related consolidated financial statement schedules in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.


Des Moines, Iowa
July 1, 1996, except as to
note 1, which is as of
November   , 1996

                           AMERUS LIFE HOLDINGS, INC.
                                   SCHEDULE I
                             SUMMARY OF INVESTMENTS


                                                                                                  AMOUNT AT WHICH
                                                                      AMORTIZED                    SHOWN IN THE
TYPE OF INVESTMENT                                                      COST       MARKET VALUE    BALANCE SHEET
------------------------------------------------------------------  -------------  -------------  ---------------
                                                                                   (IN THOUSANDS)
December 31, 1995
Fixed Maturities:
  Bonds
    United States Government and government agencies and
     authorities..................................................  $     719,454  $     753,953   $     753,953
    States, municipalities and political subdivisions.............          1,550          1,686           1,686
    Foreign governments...........................................         20,149         22,416          22,416
    Public utilities..............................................        382,637        417,625         417,625
    Convertibles and bonds with warrants attached.................         53,909         57,504          57,504
    All other corporate bonds.....................................      1,773,550      1,888,913       1,888,913
                                                                    -------------  -------------  ---------------
      Total fixed maturities......................................      2,951,249      3,142,096       3,142,096
                                                                    -------------  -------------  ---------------
Equity securities:
  Common stocks
    Public utilities..............................................          2,216         11,254          11,254
    Banks, trust and insurance companies..........................         18,742         27,845          27,845
    Industrial, miscellaneous and all other.......................          6,029         41,935          41,935
  Nonredeemable preferred stocks..................................         25,882         28,641          28,641
                                                                    -------------  -------------  ---------------
      Total equity securities.....................................         52,869        109,675         109,675
                                                                    -------------  -------------  ---------------
Mortgage loans on real estate.....................................        353,597                        353,597
Real estate.......................................................         52,199                         52,199
Policy loans......................................................        220,044                        220,044
Other long-term investments.......................................         48,064                         48,064
Short-term investments............................................         39,353                         39,353
                                                                    -------------                 ---------------
      Total investments...........................................  $   3,717,376                  $   3,965,028
                                                                    -------------                 ---------------
                                                                    -------------                 ---------------

                           AMERUS LIFE HOLDINGS, INC.
                                  SCHEDULE III
                      SUPPLEMENTARY INSURANCE INFORMATION

                                       FUTURE POLICY
                                         BENEFITS,                                                          BENEFITS,
                           DEFERRED       LOSSES,                  OTHER POLICY                              CLAIMS,
                            POLICY      CLAIMS AND                  CLAIMS AND                    NET      LOSSES AND
                          ACQUISITION      LOSS        UNEARNED      BENEFITS      PREMIUM    INVESTMENT   SETTLEMENT
        SEGMENT              COST      EXPENSES (1)    PREMIUMS    PAYABLE (2)     REVENUE      INCOME      EXPENSES
------------------------  -----------  -------------  -----------  ------------  -----------  -----------  -----------
                                                             (AMOUNTS IN THOUSANDS)
LIFE INSURANCE
    12/31/95               $ 267,711    $ 3,621,537    $       0    $   16,617   $   244,087   $ 285,244   $   424,034
    12/31/94               $ 404,361    $ 3,487,034    $       0    $    9,803   $   237,912   $ 275,691   $   414,935
    12/31/93                                                                     $   226,360   $ 269,854   $   409,792


                          AMORTIZATION
                           OF DEFERRED
                             POLICY         OTHER
                           ACQUISITION    OPERATING      PREMIUMS
        SEGMENT               COSTS       EXPENSES        WRITTEN
------------------------  -------------  -----------  ---------------

LIFE INSURANCE
    12/31/95               $    50,239    $  58,655         n/a
    12/31/94               $    42,756    $  68,604         n/a
    12/31/93               $    47,441    $  58,637         n/a

--------------
(1) Includes policy reserves, policyholder funds, and dividends payable
(2) Policy and contract claims

                           AMERUS LIFE HOLDINGS, INC.
                                  SCHEDULE IV
                                  REINSURANCE

                                                                                                     PERCENTAGE
                                                        CEDED TO     ASSUMED FROM                    OF AMOUNT
                                                          OTHER          OTHER                       ASSUMED TO
                                       GROSS AMOUNT     COMPANIES      COMPANIES      NET AMOUNT        NET
                                      --------------  -------------  -------------  --------------  ------------
                                                                (AMOUNTS IN THOUSANDS)
Year ended December 31, 1995
  Life insurance in force...........  $   29,640,037  $   2,916,812  $      56,226  $   26,779,451        0.21%
  Premiums
    Life insurance premiums and
     charges........................  $      310,543  $      14,186  $       4,862  $      301,219        1.61%
    Accident and health insurance...           2,595          2,361              4             268        1.68%
                                      --------------  -------------  -------------  --------------  ------------
    Total premiums..................  $      313,138  $      16,547  $       4,866  $      301,457        1.61%
                                      --------------  -------------  -------------  --------------  ------------
Year ended December 31, 1994
  Life insurance in force...........  $   31,514,751  $   3,265,105  $   2,590,847  $   30,840,493        8.40%
  Premiums
    Life insurance premiums and
     charges........................  $      299,769  $      13,740  $       7,857  $      293,886        2.67%
    Accident and health insurance...           3,024          2,697             61             388       15.72%
                                      --------------  -------------  -------------  --------------  ------------
    Total premiums..................  $      302,793  $      16,437  $       7,918  $      294,274        2.69%
                                      --------------  -------------  -------------  --------------  ------------
Year ended December 31, 1993
  Life insurance in force...........  $   33,152,140  $   3,370,347  $   4,689,689  $   34,471,482       13.60%
  Premiums
    Life insurance premiums and
     charges........................  $      290,162  $      15,292  $       8,478  $      283,348        2.99%
    Accident and health insurance...           3,183          2,843            145             485       29.90%
                                      --------------  -------------  -------------  --------------  ------------
    Total premiums..................  $      293,345  $      18,135  $       8,623  $      283,833        3.04%
                                      --------------  -------------  -------------  --------------  ------------

                           AMERUS LIFE HOLDINGS, INC.
                                   SCHEDULE V
                       VALUATION AND QUALIFYING ACCOUNTS

                                                       ADDITIONS
                                     ---------------------------------------------    DEDUCTIONS --
                       BALANCE AT         CHARGED TO                                  PROVISION ON
                      BEGINNING OF        COSTS AND              CHARGED TO          MORTGAGES SOLD/    BALANCE AT
DESCRIPTION              PERIOD            EXPENSES            OTHER ACCOUNTS          TRANSFERRED     END OF PERIOD
--------------------  -------------  --------------------  -----------------------  -----------------  -------------
                                                          (AMOUNTS IN THOUSANDS)
Mortgage Loans
  1995..............   $    65,549        $      622              $  --                $   (36,104)     $    30,067
  1994..............   $    80,220        $    1,207              $  --                $   (15,878)     $    65,549
  1993..............   $    81,040        $    2,976              $  --                $    (3,796)     $    80,220

                                 EXHIBIT INDEX


EXHIBIT NO.  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
     1.1     Form of Subscription Agency Agreement
     1.2     Subscription Agency Agreement, dated November, 1996, among the Company, AmerUs Group Co. and the
             Chicago Corporation
     2.1     Plan of Reorganization dated October 27, 1995
     3.1     Articles of Incorporation of the Company
     3.2     Bylaws of the Company
     3.3     Proposed Amended and Restated Articles of Incorporation of the Company
     3.4     Amended and Restated Articles of Incorporation of the Company (as adopted November 1, 1996)
     4.1     Form of Certificate for shares of Class A Common Stock
     5.1     Opinion of James A. Smallenberger, Esq.
    10.1     Form of Intercompany Agreement dated as of November 1, 1996, among American Mutual Holding Company,
             AmerUs Group Co. and the Company
    10.2     Joint Venture Agreement, dated as of March 8, 1996, between American Mutual Insurance Company and
             Ameritas Life Insurance Corp., and First Amendment thereto dated as of April 1, 1996 between American
             Mutual Insurance Company and Ameritas Life Insurance Corp.
    10.3     Management and Administrative Service Agreement, dated as of April 1, 1996, among American Mutual
             Life Insurance Company, Ameritas Variable Life Insurance Company and Ameritas Life Insurance Corp.
    10.4     Agreement and Plan of Merger, dated as of August 24, 1994, among Central Life Assurance Company and
             American Mutual Life Insurance Company
    10.5     Line of Credit Application and Approval, dated February 28, 1996 and April 22, 1996, respectively, between American Mutual Life Insurance Company and Federal Home Loan Bank of Des Moines
    10.6     All*AmerUs Supplemental Executive Retirement Plan, effective January 1, 1996
    10.7     American Mutual Life Insurance Company Supplemental Pension Plan (which was curtailed as of December
             31, 1995)
    10.8 P   Central Life Assurance Company Supplemental Pension Plan (which was curtailed as of December 31,
             1995)
    10.9 P   Management Incentive Plan
    10.10P   AmerUs Life Insurance Company Performance Share Plan
    10.11    AmerUs Life Stock Incentive Plan
    10.12    Employment Agreement, dated February 1, 1995, between American Mutual Life Insurance Company and Sam
             C. Kalainov
    10.13    AmerUs Life Non-Employee Director Stock Plan
    10.14    Modification of Real Estate Contract, dated as of July 1, 1996, between AmerUs Life Insurance Company and AmerUs Properties, Inc.
    10.15    Asset Management and Disposition Agreement, dated January 3, 1995, between American Mutual Life
             Insurance Company and Central Properties, Inc. (now AmerUs Properties, Inc.)
    10.16    Management Contract, dated January 1, 1993, between Central Life Assurance Company and Central
             Properties, Inc. (now AmerUs Properties, Inc.)
    10.17    Management Contract, dated November 1, 1994, between American Mutual Life Insurance Company and CPI
             Resource Group (now AmerUs Group Co.)

EXHIBIT NO.  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
    10.18    Management Contract, dated January 1, 1993, between Central Life Assurance Company and Central
             Properties, Inc. (now AmerUs Properties, Inc. )
    10.19    Management Contract, dated January 1, 1995, between American Mutual Life Insurance Company and
             Central Properties, Inc. (now AmerUs Properties, Inc.)
    10.20    Management Contract, dated July 1, 1994, between Central Life Assurance Company and CPI Resource
             Group (now AmerUs Group Co.)
    10.21P   Management Contract, dated February 1, 1994, between Central Life Assurance Company and Central
             Properties, Inc. (now AmerUs Properties, Inc.)
    10.22    Management Contract, dated May 1, 1994, between Central Life Assurance Company and Central
             Properties, Inc. (now AmerUs Properties, Inc. )
    10.23    Management Contract, dated February 1, 1994, between Central Life Assurance Company and Central
             Properties, Inc. (now AmerUs Properties, Inc. )
    10.24    Management Contract, dated January 4, 1994, between Central Life Assurance Company and CPI Resource
             Group (now AmerUs Group Co.)
    10.25    Management Contract, dated November 1, 1994, between American Mutual Life Insurance Company and CPI
             Resource Group (now AmerUs Group Co.)
    10.26    Lease - Business Property, dated December 1, 1995, between American Mutual Life Insurance Company and
             AmerUs Leasing
    10.27    Lease - Business Property, dated January 1, 1996, between American Mutual Life Insurance Company and
             AmerUs Bank
    10.28    Lease - Business Property, dated January 1, 1996, between American Mutual Life Insurance Company and
             AmerUs Bank
    10.29    Lease - Business Property, dated January 1, 1996, between American Mutual Life Insurance Company and
             AmerUs Bank
    10.30    Lease - Business Property, dated January 1, 1996, between American Mutual Life Insurance Company and
             AmerUs Group
    10.31    Lease - Business Property, dated January 1, 1996, between American Mutual Life Insurance Company and
             AmerUs Group
    10.32P   Assumption and Amendment of Lease Agreement, dated as of November 27, 1993 among Central Life
             Assurance Company, Midland Savings Bank FSB (now AmerUs Bank) and Midland Financial Mortgages, Inc.
             (now AmerUs Mortgage, Inc.)
    10.33    Form of Indemnification Agreement executed with directors and certain officers
    10.34P   Amended and Restated Agreement and Certificate of Limited Partnership of CPI Housing Partners I,
             L.P., dated as of September 1, 1995, among AmerUs Properties, Inc., American Mutual Life Insurance
             Company and American Mutual Affordable Housing Partners, L.P.
    10.35    Amended and Restated Agreement of Limited Partnership of American Mutual Affordable Housing Partners,
             L.P., dated as of September 1, 1995, among GrA Partners Joint Venture, AmerUs Properties, Inc.,
             American Mutual Life Insurance Company, NCC Polar Company and NCC Orion Company
    10.36P   Amended and Restated Agreement and Certificate of Limited Partnership of 65th & Vista, L.P., dated as of September 1, 1995, among AmerUs Properties, Inc., American Mutual Life Insurance Company and
             American Mutual Affordable Housing Partners, L.P.
    10.37P   Amended and Restated Agreement and Certificate of Limited Partnership of 60th & Vista, L.P., dated as of September 1, 1995, among I.R.F.B. Joint Venture, American Mutual Life Insurance Company and
             American Mutual Affordable Housing Partners, L.P.

EXHIBIT NO.  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
    10.38P   Certificate of Limited Partnership and Limited Partnership Agreement of CPI Housing Partners II,
             L.P., dated March 27, 1995, between Central Properties, Inc. (now AmerUs Properties, Inc.) and
             American Mutual Life Insurance Company
    10.39P   Amended and Restated Agreement and Certificate of Limited Partnership of API Housing Partners III,
             L.P., dated as of March 1, 1996, among AmerUs Properties, Inc., American Mutual Life Insurance
             Company, American Mutual Affordable Housing Partners II, L.P. and AmerUs Management, Inc.
    10.40P   Certificate of Limited Partnership and Limited Partnership Agreement of API Housing Partners IV,
             L.P., dated as of June 1995, between AmerUs Properties, Inc. and American Mutual Life Insurance
             Company
    10.41P   Amended and Restated Agreement and Certificate of Limited Partnership of API Housing Partners V,
             L.P., dated as of March 1, 1996, among AmerUs Properties, Inc., American Mutual Life Insurance
             Company, American Mutual Affordable Housing Partners II, L.P. and AmerUs Management, Inc.
    10.42P   Amended and Restated Agreement and Certificate of Limited Partnership of API-Chimney Ridge Partners,
             L.P., dated as of March 1, 1996, among AmerUs Properties, Inc., American Mutual Life Insurance
             Company, American Mutual Affordable Housing Partners II, L.P. and AmerUs Management, Inc.
    10.43    Certificate of Limited Partnership and Limited Partnership Agreement of API Housing Partners VI,
             L.P., dated as of October 10, 1995, between AmerUs Properties, Inc. and American Mutual Life
             Insurance Company
    10.44P   Certificate of Limited Partnership and Limited Partnership Agreement of 86th & Meredith Associates,
             L.P., dated as of February 14, 1995, between Central Properties, Inc. (now AmerUs Properties, Inc.)
             and American Mutual Life Insurance Company
    10.45    Certificate of Limited Partnership and Limited Partnership Agreement of Altoona Meadows Investors,
             L.P., dated as of February 22, 1995, between KPI Investments, Inc. and Dennis Galeazzi
    10.46    First Amendment to the Certificate of Limited Partnership and Limited Partnership Agreement of
             Altoona Meadows Investors, L.P., dated as of September 28, 1995, between KPI Investments, Inc. and
             American Mutual Life Insurance Company
    10.47    Loan Servicing Agreement, dated August 1, 1990, between Central Life Assurance Company and Midland
             Financial Mortgages, Inc. (now AmerUs Mortgage), filed as Exhibit 10.30 to Central Resource Group,
             Inc.'s Registration Statement on Form S-1, Registration No. 33-48359, filed on June 4, 1992
    10.48    Construction Loan Servicing Agreement, dated November 20, 1995, between American Mutual Life
             Insurance Company and AmerUs Properties, Inc.
    10.49P   Servicing Agreement, dated March 1996, between American Mutual Life Insurance Company and AmerUs
             Properties, Inc.
    10.50    Loan Servicing Agreement, dated September 1, 1994, between Central Life Assurance Company and Midland
             Savings Bank, FSB (now AmerUs Bank)
    10.51    Miscellaneous Services Agreement, dated as of January 1, 1996, among American Mutual Life Insurance
             Company, AmerUs Group Co., AmerUs Bank, AmerUs Mortgage, Inc., Iowa Realty Company, Inc., Midland
             Homes, Inc., Iowa Title Company, AmerUs Insurance, Inc., and AmerUs Finance Inc.
    10.52    Amendment to Service Agreement, dated as of May 1, 1996, between American Mutual Life Insurance
             Company and AmerUs Bank
    10.53    Data Processing Service Agreement, dated November 1, 1989, between Central Life Assurance Company and
             Midland Financial Savings and Loan Association (now AmerUs Bank), filed as Exhibit 10.29 to Central
             Resource Group, Inc.'s Registration Statement on Form S-1, Registration No. 33-48359, filed on June
             4, 1992

EXHIBIT NO.  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
    10.54    First Amendment to Data Processing Service Agreement, dated as of September 30, 1990, between Central
             Life Assurance Company and Midland Savings Bank FSB (now AmerUs Bank)
    10.55    Second Amendment to Data Processing Service Agreement, dated as of May 1, 1991, between Central Life
             Assurance Company and Midland Savings Bank FSB (now AmerUs Bank)
    10.56    Third Amendment to Data Processing Service Agreement, dated as of October 1, 1991, between Central
             Life Assurance Company and Midland Savings Bank, FSB (now AmerUs Bank)
    10.57    Fourth Amendment to Data Processing Service Agreement, dated as of January 2, 1992, between Central
             Life Assurance Company and Midland Savings Bank, FSB (now AmerUs Bank)
    10.58    Fifth Amendment to Data Processing Service Agreement, dated as of July 1, 1993, between Central Life
             Assurance Company and Midland Savings Bank FSB (now AmerUs Bank)
    10.59    Sixth Amendment to Data Processing Service Agreement, dated as of September 1, 1995, between American
             Mutual Insurance Company and AmerUs Bank
    10.60    Seventh Amendment to Data Processing Service Agreement, dated as of January 1, 1996, between American
             Mutual Life Insurance Company and AmerUs Bank
    10.61P   Data Processing Support Services Agreement, dated as of July 1, 1993, between Central Life Assurance
             Company and Midland Savings Bank, FSB (now AmerUs Bank)
    10.62    Miscellaneous Services Agreement, dated as of February 5, 1992, between Central Life Assurance
             Company and Midland Savings Bank FSB (now AmerUs Bank)
    10.63    Investment Management Agreement, dated as of August 15, 1992, between Central Life Assurance Company and Midland Savings Bank FSB (now AmerUs Bank)
    10.64    Disbursement Services Agreement, dated as of April 15, 1995, between American Mutual Life Insurance
             Company and Midland Savings Bank FSB (now AmerUs Bank)
    10.65    Purchase Agreement, dated as of June 28, 1996, between AmerUs Life Insurance Company and AmerUs Bank
    10.66    Brokerage Contract dated January 1, 1995, among American Mutual Life Insurance Company and Midland
             Investment Services, Inc. (now AmerUs Investments, Inc.)
    10.67    Servicing Agreement, dated March 1, 1992, between Central Life Assurance Company and Midland
             Investment Services, Inc. (now AmerUs Investments, Inc.)
    10.68    Tax Allocation Agreement dated             , 1996
    10.69P   Amended and Restated Articles of Limited Partnership of T.L.B. Limited Partnership, undated, among F.
             Barry Tapp, Lartnec Investment Co., Michael H. Taylor, Michael Longley and Michael A. Hammond, along with a Memorandum of Understanding Regarding Assignments of Partnership Interests dated December 21,
             1988 and three corresponding Assignments of Partnership Interest dated December 6, 1988 wherein
             Central Life Assurance Company is Assignee, and an Assignment of Partnership Interest of T.L.B.
             Limited Partnership dated December 29, 1995, between Lartnec Investment Co. and AmerUs Properties,
             Inc.
    10.70    Assignment of Partnership Interest of T.L.B. Limited Partnership, dated December 28, 1994, between
             Lartnec Investment Co. and Central Properties, Inc. (now AmerUs Properties, Inc.) and Assignment of
             Limited Partnership Interest of T.L.B. Limited Partnership, dated December 30, 1995, between American
             Mutual Life Insurance Company and AmerUs Properties, Inc.

EXHIBIT NO.  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
    10.71P   Limited Partnership Agreement of South 19th Limited Partnership, dated December 30, 1985, among
             Lartnec Investment Co., F. Barry Tapp and Michael H. Taylor, along with a Memorandum of Understanding
             Regarding Assignments of Partnership Interests dated December 21, 1988 and three corresponding
             Assignments of Partnership Interest dated December 6, 1988 wherein Central Life Assurance Company is
             Assignee, and an Assignment of Partnership Interest of South 19th Limited Partnership dated December
             29, 1995, between Lartnec Investment Co. and AmerUs Properties, Inc.
    10.72    Assignment of Partnership Interest of South 19th Limited Partnership, dated December 28, 1994, between Lartnec Investment Co. and Central Properties, Inc. (now AmerUs Properties, Inc.) and
             Assignment of Partnership Interest of South 19th Limited Partnership, dated December 30, 1995, between American Mutual Life Insurance Company and AmerUs Properties, Inc.
    10.73P   Limited Partnership Agreement of Theater Project Limited Partnership dated March 15, 1985, among Tapp
             Management, Inc., Tapp Development Co., Ltd., Michael Longley, Michael A. Hammond and Gary L. Wood
             along with an Amendment to Certificate of Limited Partnership, dated August 22, 1986, and an
             Assignment of Limited Partnership Interest, dated November 15, 1992, between F. Barry Tapp and Tapp
             Development Co., Ltd., and an Amended Certificate of Limited Partnership dated December 24, 1992
    10.74    Assignment of Limited Partnership Interest of Theater Project Limited Partnership, dated December 30,
             1995, between American Mutual Life Insurance Company and AmerUs Properties, Inc.
    10.75P   Certificate of Limited Partnership and Limited Partnership Agreement of Lagos Vista Limited
             Partnership, dated August 10, 1994, between Central Properties, Inc. (now AmerUs Properties, Inc.)
             and Central Life Assurance Company
    10.76P   Joint Venture Agreement, dated July 30, 1980, between F. Barry Tapp and Lartnec Investment Co., along with an Assignment by F. Barry Tapp of Interest in Tapp & LICO Properties, dated December 24, 1981, between F. Barry Tapp and Tapp Development Co., Ltd., an Assignment of Partnership Interest, dated
             December 6, 1988, between Tapp Development Co., Ltd. and Central Life Assurance Company and an
             Assignment of Joint Venture Interest of Tapp and LICO Properties, dated December 29, 1995, between
             Lartnec Investment Co. and AmerUs Properties, Inc.
    10.77    Assignment of Joint Venture Interest of Tapp and LICO Properties, dated December 28, 1994, between
             Lartnec Investment Co. and Central Properties, Inc. (now AmerUs Properties, Inc.) and Assignment of
             Joint Venture Interest of Tapp and LICO Properties, dated December 30, 1995, between American Mutual
             Life Insurance Company and AmerUs Properties, Inc.
    10.78P   Joint Venture Agreement, dated December 30, 1980, between MBT, Ltd. and Lartnec Investment Co., along with an Assignment by F. Barry Tapp of Interest in MBT, Ltd., dated December 24, 1981, between F.
             Barry Tapp and Tapp Development Co., Ltd., an Assignment by Michael H. Taylor of Interest in MBT,
             Ltd., dated December 23, 1981, between Michael H. Taylor and Tapp Development Co., Ltd., an
             Assignment of Limited Partnership Interest, dated December 6, 1988, between Tapp Development Co.,
             Ltd. and Central Life Assurance Company, and an Assignment of Joint Venture Interest of Round Rock
             Outlet, Ltd., dated December 29, 1995, between Lartnec Investment Co. and AmerUs Properties, Inc.
    10.79    Assignment of Joint Venture Interest of Round Rock Outlet, Ltd., dated December 28, 1994, between
             Lartnec Investment Co. and Central Properties, Inc. (now AmerUs Properties, Inc.) and Assignment of
             Joint Venture Interest of Round Rock Outlet, Ltd., dated December 30, 1995, between American Mutual
             Life Insurance Company and AmerUs Properties, Inc.

EXHIBIT NO.  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
   *10.80    Revolving Credit and Term Loan Agreement, dated November 1996, between the Company and Chase
             Manhattan Bank, Note issued by the Company and Borrower's Pledge Agreement
    11.1     Computation of Pro Forma Earnings Per Share
    21.1     List of Subsidiaries
    23.1     Consent of KPMG Peat Marwick LLP
    23.2     Consent of James A. Smallenberger (to be included in Exhibit 5.1)
    23.3     Consent of Tillinghast, a Towers Perrin Company
    24.1     Powers of Attorney
    27.1     Financial Data Schedule
    99.1     Form of Subscription Order Form for Subscription Policyowners in the Subscription Offering
    99.2     Form of Question and Answer Supplement to be delivered to Subscription Policyowners in the
             Subscription Offering
    99.3     Opinion of Tillinghast, a Towers Perrin Company, dated October 26, 1995, regarding the establishment and operation of the Closed Block


--------------

*   To be filed by amendment.